     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1998



                                                      REGISTRATION NO. 333-57259

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                                    FORM S-1


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                           CNY FINANCIAL CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                     6035               REQUESTED
      (State or Other           (Primary Standard         (I.R.S.
       Jurisdiction                 Industry             Employer
    of Incorporation or        Classification Code    Identification
       Organization)                 Number)               No.)


                 1 NORTH MAIN STREET, CORTLAND, NEW YORK 13045
                            TEL. NO. (607) 756-5643
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, or Registrant's Principal Executive Offices)
                             WESLEY D. STISSER, JR.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             CORTLAND SAVINGS BANK
                 1 NORTH MAIN STREET, CORTLAND, NEW YORK 13045
                                 (607) 756-5643
      (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                           --------------------------

                  PLEASE SEND COPIES OF ALL COMMUNICATIONS TO:
                               JAY L. HACK, ESQ.
                            CLIFFORD S. WEBER, ESQ.
                            Serchuk & Zelermyer, LLP
                  81 Main Street, White Plains, New York 10601
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                           --------------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                                 PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF              AMOUNT TO            PROPOSED           AGGREGATE           AMOUNT OF
     SECURITIES BEING REGISTERED          BE REGISTERED       OFFERING PRICE    OFFERING PRICE(1)    REGISTRATION FEE
Common Stock, $0.01 Par Value.........      8,262,318             $10.00           $82,623,180          $25,035(2)
Interests in Cortland Savings Bank
  401(k) Savings Plan.................        N/A(3)               N/A                 N/A                N/A(3)


(1) Estimated to calculate the registration fee. Includes shares to be donated to a charitable foundation as described herein.


(2) Previously paid with the filing of Form S-1 on June 19, 1998.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(3) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described in the Prospectus Supplement. In accordance with Rule 457(h)(2), no separate fee calculation is made for plan interests.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Cross Reference Sheet Showing Location in the Prospectus Required by Items of Form S-1:


REGISTRATION STATEMENT ITEM AND CAPTION                                            PROSPECTUS HEADINGS
----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
             Front Cover Page of Prospectus.....................  Front Cover Page

       2.  Inside Front and Outside Back Cover Page of
             Prospectus.........................................  Inside Front and Outside Back Cover Pages

       3.  Summary Information, Risk Factors and Ratio of
             Earnings to Fixed Charges..........................  Summary; Risk Factors

       4.  Use of Proceeds......................................  Use of Proceeds

       5.  Determination of Offering Price......................  The Conversion-Stock Pricing and Number of Shares to
                                                                    be Issued

       6.  Dilution.............................................  Not Applicable

       7.  Selling Security Holders.............................  Not Applicable

       8.  Plan of Distribution.................................  Front Cover Page; The Conversion--
                                                                    Subscription Offering; --Community Offering;
                                                                    --Syndicated Community Offering

       9.  Description of Securities to be Registered...........  The Conversion--Restrictions on Transferability of
                                                                    Subscription Rights and Common Stock; Restrictions
                                                                    on Acquisition of the Company and the Bank;
                                                                    Description of Capital Stock of the Company

      10.  Interests of Named Experts and Counsel...............  Not Applicable

      11.  Information with Respect to the Registrant...........  Front Cover Page; The Bank and the Company--CNY
                                                                    Financial Corporation; -- Cortland Savings Bank;
                                                                    Regulatory Capital Compliance; Dividend Policy;
                                                                    Cortland Savings Bank Statements of Income;
                                                                    Management's Discussion and Analysis of Financial
                                                                    Condition and Results of Operations; Business of
                                                                    the Bank; Regulation; Management of the Company;
                                                                    Management of the Bank; The Conversion; Description
                                                                    of Capital Stock of the Company; Financial
                                                                    Statements

      12.  Disclosure of Commission Position on Indemnification
             for Securities Act Liabilities.....................  Not Applicable

PROSPECTUS SUPPLEMENT

                           CNY FINANCIAL CORPORATION
                             CORTLAND SAVINGS BANK
                            PARTICIPATION INTERESTS
                           THE CORTLAND SAVINGS BANK
                              401(K) SAVINGS PLAN

    This Prospectus Supplement relates to the offer and sale to participants (the "Participants") in the Cortland Savings Bank 401(k) Savings Plan (the "Plan") of participation interests and shares of common stock, par value $.01 per share of CNY Financial Corporation (the "Common Stock"), as described below.

    In connection with the proposed conversion of Cortland Savings Bank (the "Bank") from a mutual savings bank to a stock savings bank (the "Conversion"), the Plan has been amended to permit the investment of plan assets in Common Stock of CNY Financial Corporation (the "Company"). The amendment allows each Participant to direct the trustee of the Plan (the "Trustee") to purchase Common Stock with amounts in the Plan attributable to that Participant. Based on the value of the Plan assets ($2,327,263.70) at June 4, 1998, 232,726 shares of Common Stock could be purchased with Plan assets (assuming a purchase price of $10.00 per share). This Prospectus Supplement relates to the initial election of a Participant to direct that all or a portion of his or her account be invested in Common Stock in connection with the Conversion and also to elections by Participants to direct that all or a portion of their accounts be invested in Common Stock after the Conversion.

    IMPORTANT NOTICE TO PARTICIPANTS: IF YOU INVEST A PORTION OF YOUR 401(K) PLAN ASSETS IN COMMON STOCK OF CNY FINANCIAL CORPORATION, YOU WILL NOT BE PERMITTED TO MAKE THE INVESTMENT AND THEN IMMEDIATELY RECEIVE A DISTRIBUTION OF THE STOCK FROM THE 401(K) PLAN. THE TIMING OF DISTRIBUTIONS TO YOU FROM THE PLAN WILL BE THE SAME AS FOR ALL OTHER INVESTMENTS IN THE PLAN.

    The Prospectus dated          , 1998 of the Company (the "Prospectus"),
which is attached to this Prospectus Supplement, includes information about the Conversion, the Common Stock and the financial condition, results of operations and business of the Bank. This Prospectus Supplement, which provides information about the Plan, should be read only together with the Prospectus.

    For a discussion of certain factors that should be considered by each Participant before deciding to direct the Trustee to use Plan assets to purchase any Common Stock, see "Risk Factors."

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, THE SUPERINTENDENT OF BANKS OF THE STATE OF NEW YORK, THE NEW YORK STATE BANKING DEPARTMENT, THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR ANY OTHER STATE OR FEDERAL AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THE COMPANY'S COMMON STOCK IS NOT A SAVINGS ACCOUNT OR DEPOSIT AND IS NOT FEDERALLY INSURED OR GUARANTEED. THE COMMON STOCK IS NOT GUARANTEED BY THE COMPANY OR THE BANK. THE ENTIRE AMOUNT OF A PURCHASER'S INVESTMENT MAY BE LOST.

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS          , 1998.

    No person has been authorized to give any information or to make any representations other than those contained in the Prospectus or this Prospectus Supplement, and, if given or made, such information or representations must not be relied upon as having been authorized by the Bank or the Plan. This Prospectus Supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus Supplement and the Prospectus nor any sale of Common Stock shall under any circumstances create any implication that there has been no change in the affairs of the Bank or the Plan since the date of this Prospectus Supplement, or that the information contained in this Prospectus Supplement is correct after the date of this Prospectus Supplement. This Prospectus Supplement should be read only with the attached Prospectus and should be retained for future reference.

                               TABLE OF CONTENTS


THE OFFERING..........................................................................  S-3
Securities Offered....................................................................  S-3
Election to Purchase Common Stock in the Conversion...................................  S-3
Value of Participation Interests......................................................  S-3
Method of Directing Transfer..........................................................  S-3
Deadline for Directing Transfer.......................................................  S-4
Transfer Direction Cannot be Revoked..................................................  S-4
Directions to Purchase Common Stock After the Conversion..............................  S-4
Purchase Price of Common Stock........................................................  S-4
Nature of a Participant's Interest in the Common Stock................................  S-4
Voting and Tender Rights..............................................................  S-4

DESCRIPTION OF THE PLAN...............................................................  S-5
Introduction..........................................................................  S-5
Employee Retirement Income Security Act...............................................  S-5
Reference to Full Text of Plan........................................................  S-5
Contributions Under the Plan..........................................................  S-5
Eligibility and Participation.........................................................  S-5
Plan Contributions....................................................................  S-6
Bank Contributions....................................................................  S-6
Limitations on Contributions..........................................................  S-6
Investment of Contributions...........................................................  S-8
Benefits Under the Plan...............................................................  S-9
Withdrawals and Distributions.........................................................  S-9
Administration of the Plan............................................................  S-10
Reports to Plan Participants..........................................................  S-10
Amendment and Termination.............................................................  S-11
Merger, Consolidation or Transfer.....................................................  S-11
Federal Income Tax Consequences.......................................................  S-11
Restrictions on Resale................................................................  S-12
SEC Reporting and Short-Swing Profit Liability........................................  S-13

LEGAL OPINION.........................................................................  S-13

INVESTMENT FORM.......................................................................  S-14

                                  THE OFFERING

SECURITIES OFFERED

    The securities offered by this Prospectus Supplement are participation interests in the Plan and up to 232,726 shares (assuming the actual purchase price is $10.00 per share) of Common Stock which may be acquired by the Plan for the accounts of employees participating in the Plan. The Company is the issuer of the Common Stock. Only employees of the Bank may participate in the Plan. The Common Stock will not be issued unless the Conversion occurs. A Participant's ability to purchase Common Stock in the Conversion is limited by the subscription priorities described in the Prospectus.

    This Prospectus Supplement contains information about the Plan. The Prospectus contains information about the Conversion, certain risk factors, the financial condition, results of operations and business of the Bank and the Company. The principal executive office of the Bank and the Company are located at 1 North Main Street, Cortland, New York 13045. Their telephone number is
(607) 756-5643.

ELECTION TO PURCHASE COMMON STOCK IN THE CONVERSION

    The Plan has been amended to allow each Participant to direct that all or part of his or her portion of the assets of the Plan may be transferred to a fund that will invest in Common Stock (the "Employer Stock Fund") and used to purchase Common Stock issued in the Conversion. The Trustee of the Plan will follow the Participants' directions. The ability of a Participant to use his or her share of the assets of the Plan to purchase Common Stock in the Conversion will depend upon the amount of Common Stock available and whether the Participant is entitled to priority subscription rights because the Participant had a deposit with the Bank with a balance of at least $100 on December 31, 1996 (first priority) or June 30, 1998 (third priority). The second priority goes to the Employee Stock Ownership Plan of the Bank and the Company. For example, if a Participant has only third priority subscription rights and all Common Stock available is purchased by persons with higher priorities, none of the Participant's funds will be transferred to the Employer Stock Fund to purchase Common Stock.

    Funds not transferred to the Employer Stock Fund will remain in the other investment funds of the Plan as directed by the Participant. The transfer of funds into the Employer Stock Fund will occur on or about the day the Subscription Offering ends. If any funds transferred into the Employer Stock fund are not used to purchase Common Stock because there is insufficient Common Stock available or for any other reason, including inadvertent error, those funds will be reinvested in the other funds of the Plan based upon the Participant's prior directions.

VALUE OF PARTICIPATION INTERESTS

    The assets of the Plan were valued as of June 4, 1998, at $2,327,263.70. Each participant was last informed of the value of his or her interest in the
Plan as of       , 1998. This value represented the market value of past
contributions to the Plan by the Bank and the Participants, adjusted for any earnings, losses and withdrawals.

METHOD OF DIRECTING TRANSFER

    At the end of this Prospectus Supplement there is a form to direct a transfer to the Employer Stock Fund (the "Investment Form"). If a Participant wants to transfer all or part of his or her interest in the assets of the Plan to subscribe for Common Stock to be sold in the Conversion, he or she should indicate that decision in Section 2 of the Investment Form. If a Participant does not wish to make such an election, he or she does not need to take any action.

DEADLINE FOR DIRECTING TRANSFERS

    Investment Forms must be received by the Human Resources Department of the
Bank no later than       p.m. on       , 1998 in order to be valid. WARNING:
This date is before the end of the subscription period in order to allow the Trustee to submit an order form on behalf of the Plan.

TRANSFER DIRECTIONS CANNOT BE REVOKED.

    A Participant may not revoke a direction to transfer amounts to the Employer Stock Fund to purchase shares of Common Stock in the Conversion. Participants, however, will be able to change their investment decisions from time to time, as they have been able to do in the past, as explained below.

DIRECTIONS TO PURCHASE COMMON STOCK AFTER THE CONVERSION.

    After the Conversion, a Participant may direct that part of his or her interest in the Plan which is invested in other investment alternatives available under the Plan be transferred to the Employer Stock Fund and invested in Common Stock. A Participant may also direct that part of his or her interest in the Employer Stock Fund be invested instead in other investment alternatives available under the Plan. Participants may also direct that future contributions to the Plan by or on their behalf be invested in Common Stock. After the initial election, the allocation of a Participant's interest in the Employer Stock Fund may be changed four times in any plan year by filing a written notice with the plan administrator at least ten days before the effective date of the change. Special restrictions apply to transfers by Participants who are officers, directors and principal shareholders of the Company who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, as discussed below.

PURCHASE PRICE OF COMMON STOCK

    The purchase price for shares of Common Stock purchased by the Trustee will be the same price as is paid by all other persons who purchase Common Stock in the Conversion.


    Common Stock purchased by the Trustee after the Conversion will be acquired in open market transactions. The prices paid by the Trustee for those shares will not exceed "adequate consideration" as defined in Section 3(18) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Transaction fees resulting from the purchase, sale or transfer of Common Stock by the Employer Stock Fund will be paid by the Employer Stock Fund.


NATURE OF A PARTICIPANT'S INTEREST IN THE COMMON STOCK

    The Common Stock will be held in the name of the Trustee for the Plan, as trustee. Each Participant has an interest in the investments of the Plan but not in any particular assets of the Plan. Accordingly, a specific number of shares of Common Stock will not be directly attributable to the account of any Participant. Earnings, E.G., gains and losses, are allocated to the account of a Participant based on the investment designations of that Participant. Therefore, earnings for a Participant's Account should not be affected by the investment decisions of other Participants. However, in the Conversion, the investment decisions of other Participants may affect the amount of Common Stock available to satisfy the directions of each Participant.

VOTING AND TENDER RIGHTS

    The Trustee generally will exercise voting and tender rights as directed by Participants with interests in the Employer Stock Fund. For each matter on which stockholders of the Company have a right to vote, each Participant will have voting instruction rights based on that Participant's share of the Employer Stock Fund. The vote cast by the Trustee on each matter will be proportionate to the voting instructions received from Participants with interests in the Employer Stock Fund. If there is a tender offer for Common Stock, each Participant will have tender instruction rights reflecting that Participant's share in the Employer Stock

Fund. The Trustee will then tender shares of Common Stock in the Employer Stock Fund in the same proportion as the percentage as the tender instructions in favor of tendering. The remaining shares of Common Stock held in the Employer Stock Fund will not be tendered. Participants may exercise their voting and tender instruction rights confidentially.


                            DESCRIPTION OF THE PLAN

INTRODUCTION

    The Plan was effective on June 1, 1986, and was amended and restated effective January 1, 1987. The Plan has since been amended seven times. The amendments have generally addressed changes in ERISA. The Plan is established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986 (referred to in this Prospectus Supplement as the "Code"). The amendment of the Plan permitting the creation of the Employer Stock Fund will be submitted to the IRS in a timely manner for a determination that the Plan, as amended, is qualified under Section 401(a) of the Code, and that its related trust is qualified under Section 501(a) of the Code.

    The Bank intends that the Plan will comply with the requirements under
Section 401(a) and Section 401(k) of the Code. The Bank will adopt any amendments to the Plan that may be necessary to ensure the qualified status of the Plan under the Code and applicable Treasury Regulations.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

    The Plan is an "individual account plan" other than a "money purchase pension plan" within the meaning of ERISA. As such, the Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Internal Revenue Code Relating to Retirement Plans) of ERISA, except the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to this type of individual account plan. The Plan is not subject to Title IV (Plan Termination Insurance) of ERISA.

    THE PLAN IMPOSES SUBSTANTIAL RESTRICTIONS ON THE RIGHT OF A PLAN PARTICIPANT TO WITHDRAW AMOUNTS HELD FOR HIS OR HER BENEFIT UNDER THE PLAN BEFORE THE PARTICIPANT'S TERMINATION OF EMPLOYMENT WITH THE BANK. A SUBSTANTIAL FEDERAL TAX PENALTY MAY ALSO BE IMPOSED ON WITHDRAWALS MADE BEFORE THE PARTICIPANT REACHES AGE 59-1/2, REGARDLESS OF WHETHER THE WITHDRAWAL OCCURS DURING EMPLOYMENT WITH THE BANK OR AFTER TERMINATION.

REFERENCE TO FULL TEXT OF PLAN

    The following statements are summaries of certain provisions of the Plan. They are not complete and are qualified in their entirety by the full text of the Plan. Copies of the Plan are available to all employees by filing a request with the Plan Administrator, Wesley D. Stisser, Jr., at One North Main Street, Cortland, New York 13045. The Plan Administrator's telephone number is (607) 756-5643. Each employee is urged to read carefully the full text of the Plan, the Summary Plan Description for the Plan, and the summaries of all material modifications that have been made to the Plan.

ELIGIBILITY AND PARTICIPATION

    Any salaried employee of the Bank who has reached age 21 is eligible to participate in the Plan on the first day of any calendar month following completion of one year of service with the Bank Employer. Employees compensated on an hourly basis and employees compensated on a daily, fee or retainer basis, leased employees (within the meaning of Section 414(n) of the Code) and employees covered by a collective bargaining agreement which does not expressly provide for their coverage under the Plan, are not eligible to participate in the Plan.

    As of June 11, 1998, there were approximately 75 employees eligible to participate in the Plan, and 70 employees had elected to participate in the Plan. There were an additional 10 former employees who have not yet received full distribution of their Plan accounts and they will also have the right, subject to the priority rules applicable to all subscribers, to elect to purchase Common Stock in the Conversion through the use of their share of Plan assets, as described above.


PLAN CONTRIBUTIONS


    Each Participant in the Plan may elect to have from 2% to 10% of his or her Compensation (as defined below) contributed to the Plan. Those amounts are credited to the Participant's "Basic Contribution Account." For purposes of the Plan, "Compensation" means a Participant's compensation from the Bank for the year, before any reduction for amounts contributed to the Plan. Compensation includes salary, wages and wage continuation to an employee who is absent due to an illness or disability of a short-term nature and commissions paid on loan originations. "Compensation" does not include expense allowances, commissions other than those paid on the origination of loans, severance pay, fees, bonuses, incentive payments, contributions other than Basic Contributions made to the Plan and contributions made by the Bank to any other pension, insurance welfare or other employee benefit plan. The annual compensation of each Participant taken into account under the Plan is limited to $160,000 (adjusted for increases in the cost of living as permitted by the Code). Generally, a Participant may elect to modify the amount contributed to the Plan on his or her behalf not more often than four times in any plan year by providing notice to the Plan Administrator at least 10 days before commencement of the first day of the payroll period for which the modification is to become effective. However, special restrictions apply to persons subject to Section 16(b) of the Securities Exchange Act of 1934. Basic Contributions are transferred by the Bank to the Trustee of the Plan.


    A Participant who receives a hardship distribution from the Plan may not make Basic Contributions for twelve months after receiving the hardship distribution.

BANK CONTRIBUTIONS

    The Bank contributes to the Plan for each Plan Year 75% of the Participant's Basic Contributions, up to 4.5% of the Participant's Compensation for the Plan Year. The Bank's contributions are credited to the Participant's "Matching Contribution Account." After the Conversion, at the discretion of the Bank, the Bank's contributions made with respect to Participants who are Bank employees will be credited to the Participant's Account in The CNY Financial Corporation Employee Stock Ownership Plan. At its discretion, the Bank may make an additional contribution to the Plan as of the end of the Plan Year in an amount determined by the Bank for the purpose of ensuring that the Plan complies with
Section 401(k) of the Code. Such amounts are credited to Participants' "Special Contribution Accounts" based on each Participant's compensation. Special Contributions may be made only to the accounts of non-highly compensated employees.


    The Bank is currently evaluating, and expects to adopt, an amendment of the 401(k) Plan to reduce the maximum amount which an employee may defer to 6% of compensation from 10% and reduce the Bank's matching percentage from 75% to 50% of the first 6% of compensation that the employee defers. The Bank would not be required to recognize any expense in connection with the amendment.


LIMITATIONS ON CONTRIBUTIONS

    LIMITATIONS ON ANNUAL ADDITIONS AND BENEFITS. Contributions and forfeitures allocated to each Participant's Basic Contribution Account and Matching Contribution Account during any Plan Year may not exceed the lesser of 25% of the Participant's Compensation for the Plan Year (as defined under Section 415 of the Code) or $30,000 (adjusted for increases in the cost of living as permitted by the Code). A Participant's Section 415 Compensation is Compensation, excluding any contribution by the Bank to the Plan or to any other plan of deferred compensation or any distributions from a plan of deferred compensation. In addition, annual contributions and forfeitures are limited to the extent necessary to prevent the limitations set forth in the Code for all of the qualified defined benefit plans and defined contribution plans maintained by the Bank from being exceeded. If these limitations would be exceeded by any contributions or forfeitures with respect to a Participant:

    (i) Any excess amount in the Participant's Account will be used to reduce the Bank's contributions for such Participant in future years;

    (ii) If an excess amount still exists, and the Participant is not covered by the Plan, the excess will be held in a suspense account and used to reduce future Bank contributions for all remaining Participants;

    (iii) Suspense accounts will not participate in investment gains and losses.

    LIMITATION ON 401(K) PLAN CONTRIBUTIONS. A Participant may not make a Basic Contribution in excess of $10,000 in 1998, which amount is adjusted annually for inflation. Excess contributions will be included in the Participant's gross income for federal income tax purposes in the year they are made. Excess contributions will again be subject to federal income tax when distributed by the Plan to the Participant, unless the excess (together with any income allocable to the excess) is distributed to the Participant by April 15th after the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than that date shall be treated, for federal income tax purposes, as earned and received by the Participant in the taxable year in which the excess deferral is made.

    LIMITATION ON PLAN CONTRIBUTIONS FOR HIGHLY COMPENSATED EMPLOYEES. Under the Code, the contributions made by or on behalf of Highly Compensated Employees (defined below) are limited when compared to the amounts contributed by or on behalf of all other employees eligible to participate in the Plan. Participation in the Plan is voluntary and no employee is required to defer salary under the Plan. If Highly Compensated Employees participate in greater numbers, or defer a greater percentage of their salary, than other employees, then the Plan might provide benefits to Highly Compensated Employees which are so disproportionate when compared to other employees that limits set in the Code may be violated. In general, a Highly Compensated Employee includes any employee who, during the Plan Year or the preceding Plan Year, (1) at any time directly or indirectly owned 5% of the Bank, or (2) received compensation from the Bank in excess of $80,000. The amounts are adjusted annually to reflect increases in the cost of living. In addition, the compensation of an employee who is a family member of a 5% owner, or one of the ten most highly compensated employees during the relevant period, is aggregated with that of the Highly Compensated Employee. All such family members are treated as a single employee when calculating limits on Highly Compensated Employees.


    If the Code limits are violated, excess contributions by Highly Compensated Employees and related income are distributed to such Highly Compensated Employees. The Bank must pay a 10% excise tax unless the excess contributions, together with any related income, either are recharacterized or are distributed no later than 2 1/2 months after the Plan Year to which the excess contributions relate.


    TOP-HEAVY PLAN REQUIREMENTS. If for any Plan Year the Plan is a Top-Heavy Plan (as defined below), then (i) the Bank may be required to make certain minimum contributions to the Plan on behalf of non-key employees (as defined below), and (ii) certain additional restrictions would apply with respect to the combination of annual additions to the Plan and projected annual benefits under any defined benefit plan maintained by the Bank. In general, the Plan will be regarded as a "Top-Heavy Plan" for any Plan Year if, as of the last day of the preceding Plan Year, the aggregate balance of the Accounts of Participants who are Key Employees exceeds 60% of the aggregate balance of the Accounts of all Participants. Key Employees generally include any employee who, at any time during the Plan Year or any of the four preceding Plan Years, is (1) an officer of the Bank having annual compensation in excess of $45,000 who is in an administrative or policy-making capacity; (2) one of the ten employees having annual compensation in excess of $30,000 and owning, directly or indirectly, the largest interests in the Bank (but excluding any employee with an ownership interest of less than 0.5%); (3) a 5% owner of the Bank; or (4) a 1% owner of the Bank having annual compensation in excess of $150,000.

INVESTMENT OF CONTRIBUTIONS

    All amounts credited to Participants' Accounts under the Plan are held in the Plan Trust (the "Trust") which is administered by the Trustee appointed by the Bank's Board of Trustees. Plan assets may be invested in the following funds:


    a. Core Equity Fund;
    b. Emerging Growth Equity Fund;
    c. Value Equity Fund;
    d. Intermediate--Term Bond Fund;
    e. Actively Managed Bond Fund;
    f. Short-Term Investment Fund; and
    g. International Equity Fund.


    In addition, as a result of the amendment of the Plan, a Participant may also direct that all or a portion of his or her interest in the Trust be invested in the Employer Stock Fund.

    Once in each calendar quarter, a Participant may elect (in increments of 1%), to have both past and future contributions and additions to their Accounts invested either in the Employer Stock Fund or among such other Funds. These elections will be effective on the effective date of the Participant's written notice to the plan administrator, provided such notice is filed with the administrator at least 10 days before it is to become effective. Any amounts credited to a Participant's Accounts for which investment directions are not given will be invested in accordance with the terms of the Plan. Because investment allocations only are required to be made in increments of 1%, lack of diversification with respect to the investment of a Participant's Account should not be a significant risk given the investment options available to Participants and the ability of Participants to make investment designations four times each year.

    A Participant who receives a loan from the Plan has a separate account established under the Plan. The balance of a Participant's loan account represents the unpaid principal and interest (if any) of such participant's loan from the Plan. Repayments of principal and payments of interest on loans are invested by the Trustee as directed by the Participant or, if no investment directions are given, in accordance with the terms of the Plan.

    The net gain (or loss) of the Funds from investments (including interest payments, dividends, realized and unrealized gains and losses on securities, and expenses paid from the Trust) will be determined at least monthly during the Plan Year. For purposes of allocations of investments among the Funds, all assets of the Trust are valued at their fair market value.

    A. Existing Funds.


    The annual percentage return on the funds available for investment prior to the most recent amendment of the Plan for the prior three years was:


                                                                1997       1996       1995
                                                              ---------  ---------  ---------
a. Core Equity Fund.........................................      25.32%     21.53%     40.17%
b. Emerging Growth Equity Fund..............................       8.25%     27.09%     42.83%
c. Value Equity Fund........................................      31.70%     25.90%     33.96%
d. Intermediate-Term Bond Fund..............................       7.07%     27.09%     42.83%
e. Actively Managed Bond Fund...............................       9.70%      3.15%     17.70%
f. Short-Term Investment Fund...............................       4.93%      4.70%      5.39%
g. International Equity Fund................................       0.92%     10.86%     12.46%

    B. The Employer Stock Fund.

    The Employer Stock Fund will consist of investments in Common Stock made on and after the effective date of the Conversion. Cash dividends, if any, paid on Common Stock held in the Employer Stock Fund will be credited to a cash dividend subaccount for each Participant investing in the Employer Stock Fund. The Board of Directors of the Company may consider a policy of paying cash dividends on the Common Stock in the future; however, no decision as to the amount or timing of cash dividends, if any, has been made. The Trustee will, to the extent practicable, use all amounts held by it in the Employer Stock Fund (except the amounts credited to cash dividend subaccounts) to purchase shares of Common Stock of the Company. It is expected that all purchases will be made at prevailing market prices. Under certain circumstances, the Trustee may be required to limit the daily volume of shares purchased. Pending investment in Common Stock, assets held in the Employer Stock Fund will be placed in bank deposits and other short-term investments.


    When Common Stock is purchased or sold, the cost or net proceeds are charged or credited to the accounts of Participants affected by the purchase or sale. Participants' Accounts will also be adjusted for any brokerage commissions, transfer fees and other expenses incurred in the sale and purchase of Common Stock for the Employer Stock Fund. A Participant's Account will be adjusted to reflect changes in the value of shares of Common Stock resulting from stock dividends, stock splits and similar changes.


    As of the date of this Prospectus Supplement, no Common Stock has been issued and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the Employer Stock Fund. Performance will depend on a number of factors, including the financial condition and profitability of the Company and the Bank and market conditions generally.

    INVESTMENTS IN THE EMPLOYER STOCK FUND MAY INVOLVE CERTAIN SPECIAL RISKS. FOR A DISCUSSION OF THESE RISK FACTORS, SEE "RISK FACTORS" IN THE PROSPECTUS.

BENEFITS UNDER THE PLAN

    VESTING. A Participant has a fully vested, nonforfeitable interest in his or her Basic Contribution Account and all related earnings. A Participant vests in his or her Matching Contribution Account under the Plan according to the following schedule:


PERIOD OF SERVICE                                                              VESTED PERCENTAGE
----------------------------------------------------------------------------  -------------------
less than 1 year                                                                           0%
1 year                                                                                    20%
2 years                                                                                   40%
3 years                                                                                   60%
4 years                                                                                   80%
5 or more years                                                                          100%


WITHDRAWALS AND DISTRIBUTIONS


    WITHDRAWALS PRIOR TO TERMINATION OF EMPLOYMENT. A Participant may make a withdrawal from his or her Basic Contribution Account subject to the hardship distribution rules under the Plan. These requirements insure that Participants have a true financial need before a withdrawal may be made. However, such withdrawals may not be made more often than two times during any Plan Year. A Participant may make a withdrawal from his or her Basic Contribution Account or from funds rolled over into the Plan from another plan in which the Participant participated after he or she turns 59 1/2.


    DISTRIBUTION UPON RETIREMENT, DISABILITY OR TERMINATION OF
EMPLOYMENT. Payment of benefits to a Participant who retires, incurs a disability, or otherwise terminates employment generally shall be made in a lump sum cash payment as soon as administratively feasible after such termination of employment if the vested value of the Participant's Account is $5,000 or less. If the vested portion of the Participant's Account balance is greater than $5,000, the Participant may request a distribution (subject to the minimum distribution rules) in a lump sum payment: (a) as soon as administratively possible after termination, (b) as of any Valuation Date up to 13 months after termination or (c) as of the date the Participant attains normal retirement age. At the request of the Participant, the distribution may include an in kind distribution of Common Stock of the Company credited to the Participant's Account. Benefit payments ordinarily shall be paid not later than 60 days following the end of the Plan Year in which occurs the latest of the
Participant's: (i) termination of employment; (ii) the attainment of age 65 or
(iii) 10th anniversary of commencement of participation in the Plan; but in no event later than the April 1 following the calendar year in which the Participant attains age 70 1/2. However, if the vested portion of the Participant's Account balances exceeds $5,000, no distribution shall be made from the Plan prior to the Participant's attaining age 65 unless the Participant elects to receive an earlier distribution.


    DISTRIBUTION UPON DEATH. A Participant who dies before the payment of benefits commences and who has a surviving spouse shall have his or her benefits paid to the surviving spouse in a lump sum as soon as administratively possible after death, unless the Participant elected prior to his or her death or the beneficiary so elects within 90 days of the Participant's death, to receive such distribution in a lump sum payment as of any Valuation Date which occurs within one year of the Participant's death. An unmarried Participant, and a married Participant with spousal consent, may have payments made to a designated beneficiary in a lump-sum payment in cash or in Common Stock in the same manner described in the preceding sentence.

    TRANSFER OF BENEFITS PROHIBITED. Except for federal income tax withholding and as allowed in qualified domestic relations orders (as defined in the Code), benefits payable under the Plan may not be sold, transferred, assigned, pledged, encumbered, garnished, levied on, or otherwise disposed of, either voluntary or involuntary. Any attempt to do so shall be void.

ADMINISTRATION OF THE PLAN

    THE TRUSTEE. The Trustee with respect to the Plan is the named fiduciary of the Plan for purposes of Section 402 of ERISA. The Trustee is appointed by the Board of Directors of the Bank to serve at its pleasure. The current Trustee of the Plan is the RSI Retirement Trust, 317 Madison Avenue, New York, New York 10017. However, an additional Trustee is being appointed to hold funds invested in the Employer Stock Fund. The Trustee receives, holds and invests the contributions to the Plan in trust and distributes them to Participants and beneficiaries in accordance with the terms of the Plan and the directions of the Plan Administrator. The Trustee is responsible for investment of the assets of the Trust.

    THE PLAN ADMINISTRATOR. The Plan is administered by one or more persons who are appointed by and who serve at the pleasure of the Bank (the "Administrator"). Currently, the Administrator is Wesley D. Stisser, Jr., President. The address and telephone number of the Administrator is c/o Cortland Savings Bank, One North Main Street, Cortland, New York 13045, (607) 756-5643. The Administrator administers the Plan, interprets its provisions, sets procedures for filing applications for benefits, prepares and distributes information explaining the Plan, maintains Plan records, books of account and all other data necessary for the proper administration of the Plan, and prepares and files all returns and reports relating to the Plan which are required to be filed with the U.S. Department of Labor and the IRS, and all disclosures required to be made to Participants, Beneficiaries and others under ERISA.

REPORTS TO PARTICIPANTS.

    The Administrator will give each Participant a statement at least quarterly showing (i) the balance in the Participant's Account as of the end of that period, (ii) the amount of contributions allocated to that Participant's Account for that period, and (iii) the adjustments to such that Participant's Account to reflect earnings or losses (if any).

AMENDMENT AND TERMINATION


    The Bank intends to continue the Plan indefinitely, but the Bank may terminate the Plan at any time. If the Bank terminates the Plan in whole or in part, then each Participant will have a fully vested interest in his or her Accounts. The Bank may amend the Plan. The amendments may not cause any part of the Trust to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their beneficiaries; provided, however, that the Bank may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.


MERGER, CONSOLIDATION OR TRANSFER

    If the Plan is merged or consolidated with another plan, or the assets of the Trust are transferred to another plan, each Participant would (if either the Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer (if the Plan had then terminated).

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief summary of some of the federal income tax aspects of the Plan and is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the Plan. Moreover, tax laws and their interpretations may change, and their application may vary in individual circumstances. Finally, the effects of state and local income tax laws may not be the same as under the federal income tax laws.

              PARTICIPANTS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO ANY TRANSACTIONS INVOLVING THE PLAN.


    The Plan, as amended, will be submitted to the IRS in a timely manner for a determination that it is qualified under Section 401(a) and 401(k) of the Code, and that the related Trust is exempt from tax under Section 501(a) of the Code. A plan that is "qualified" has special tax benefits which include: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the Plan each year; (2) Participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-exempt, allowing the tax-free accumulation of income and gains on investments. The Plan will be administered to comply in operation with the requirements of the Code as of the applicable effective date of any change in the law. The Bank expects to timely adopt any amendments to the Plan that may be necessary to maintain the qualified status of the Plan under the Code. Following such an amendment, the Bank will submit the Plan to the IRS for a determination that the Plan, as amended, continues to qualify under Sections 401(a) and 501(a) of the Code and that it continues to satisfy the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code. If the Plan receives an adverse determination letter from the IRS regarding its tax exempt status, all Participants would generally have taxable income equal to their vested interest in the Plan; the Participants would not be permitted to transfer amounts distributed from the Plan to an IRA or to another qualified retirement plan, and the Bank may be denied certain deductions taken with respect to the Plan.


    LUMP SUM DISTRIBUTION. A distribution from the Plan to a Participant or the beneficiary of a Participant will qualify as a Lump Sum Distribution if it is made: (i) within one taxable year of the Participant or beneficiary; (ii) on account of the Participant's death, disability or separation from service, or after the Participant attains age 59 1/2; and (iii) consists of the balance to the credit of the Participant under this Plan and all other profit sharing plans, if any, maintained by the Bank. The portion of any Lump Sum Distribution that is required to be included in the Participant's or beneficiary's taxable income for federal income tax purposes (the "total taxable amount") consists of the entire amount of such Lump Sum Distribution less the amount of after-tax contributions, if any, made by the Participant to any other profit sharing plans maintained by the Bank which is included in such distribution.

    AVERAGING RULES. The portion of the total taxable amount of a Lump Sum Distribution that is attributable to participation after 1973 in the Plan or in any other profit sharing plan maintained by the Bank (the "ordinary income portion") will be taxable generally as ordinary income for federal income tax purposes. However, a Participant who has completed at least five years of participation in the Plan before the taxable year in which the distribution is made, or a beneficiary who receives a Lump Sum Distribution on account of the Participant's death (regardless of the period of the Participant's participation in this Plan or any other profit-sharing plan maintained by the Employer), may elect to have the ordinary income portion of such Lump Sum Distribution taxed according to a special averaging rule ("five-year averaging"). The election of the special averaging rules may apply only to one Lump Sum Distribution received by the Participant or beneficiary, provided such amount is received on or after the Participant turns 59 1/2 and the recipient elects to have any other Lump Sum Distribution from a qualified plan received in the same taxable year taxed under the special averaging rule. Under a special grandfather rule, individuals who turned 50 by 1986 may elect to have their Lump Sum Distribution taxed under either the five-year averaging rule or under the prior law ten-year averaging rule. Such individuals also may elect to have that portion of the Lump Sum Distribution attributable to the participant's pre-1974 participation in the Plan taxed at a flat 20% rate as gain from the sale of a capital asset.


    COMMON STOCK INCLUDED IN LUMP SUM DISTRIBUTION. If a Lump Sum Distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to such Common Stock, i.e., the excess of the value of such Common Stock at the time of the distribution over its cost to the Plan. The tax basis of such Common Stock to the Participant or beneficiary for purposes of computing gain or loss on its subsequent sale will be the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of such Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain regardless of the holding period of such Common Stock. Any gain on a subsequent sale or other taxable disposition of the Common Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term capital gain or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of such distribution to the extent allowed by the regulations to be issued by the IRS.

    ROLLOVERS AND DIRECT TRANSFERS TO ANOTHER QUALIFIED PLAN OR TO AN
IRA. Virtually all distributions from the Plan may be rolled over to another qualified Plan or to an IRA. Participants may elect to have the Trustee transfer all or any portion of an "eligible rollover distribution" directly to another plan qualified under Section 401(a) of the Code or to an IRA. If the Participant does not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an IRA, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. An "eligible rollover distribution" means any amount distributed from the Plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments made (not less frequently than annually) over the Participant's life or the joint life of the Participant and the Participant's designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount that is required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law.

RESTRICTIONS ON RESALES

    Any person receiving shares of Common Stock under the Plan who is an "affiliate" of the Company as the term "affiliate" is used in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") may reoffer or resell such shares only if either there is a registration statement for the securities under the Securities Act of 1933 or, pursuant to Rule 144 or some other exemption of the registration requirements of the Securities Act of 1933. Any person who may be an "affiliate" of the Company should consult with counsel before transferring any Common Stock owned by him. Persons who are not "affiliates" of the

Company may resell any shares of Common Stock distributed to them under the Plan, either publicly or privately, without satisfying the standards applicable to affiliates.

    An affiliate will not be permitted to use this Prospectus in connection with any resale of Common Stock. In general, under Rule 144, an Affiliate may sell, in any three-month period, not more than the greater of one percent of the Company's Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when the Company is current in filing the reports required of it under the Securities Exchange Act of 1934.

SEC REPORTING AND SHORT SWING PROFIT LIABILITY

    Section 16 of the Securities Exchange Act of 1934 imposes reporting and liability requirements on executive officers, directors and persons beneficially owning more than ten percent of public companies such as the Company. Section 16(a) requires that such persons file reports of beneficial ownership. Within ten days after becoming subject to the reporting requirements of Section 16(a), a person must file a statement of initial beneficial ownership with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of the Company's fiscal year. Participation in the Employer Stock Fund of the Plan by executive officers, directors and persons beneficially owning more than ten percent of Common Stock of the Company must be reported to the SEC annually on a Form 5 by such individuals. At March 31, 1998, 14.5% of the Plan assets were allocated to persons who are now executive officers and directors of the Bank.

    Section 16(b) provides for the recovery by the Company of profits realized by any executive officer, director or any person beneficially owning more than ten percent of the Company's Common Stock ("Section 16(b) Persons") resulting from the purchase and sale or sale and purchase of the Company's Common Stock within any six-month period.

    The SEC has adopted rules that provide exemption from the profit recovery provisions of Section 16(b) for participant-directed employer security transactions within an employee benefit plan, such as the Plan, if certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) Persons.

    Except for distributions of Common Stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons subject to Section 16(b) must hold shares of Common Stock distributed from the Plan for six months following such distribution.

LEGAL OPINION

    The validity of the issuance of the Common Stock will be passed upon by Serchuk & Zelermyer, LLP, White Plains, New York, which firm acted as special counsel for the Bank and the Company in connection with the Bank's Conversion from a mutual savings bank to a stock savings bank.

                             CORTLAND SAVINGS BANK
                              401(K) SAVINGS PLAN
                                INVESTMENT FORM
Name of Plan Participant: _______________ Social Security Number: ______________


    1. INSTRUCTIONS. In connection with the proposed Conversion of Cortland Savings Bank from a mutual savings bank to a stock savings bank (the "Conversion"), The Cortland Savings Bank 401(k) Savings Plan ("Plan") has been amended to permit participants to direct their current account balances for their Basic Contribution Account, Company Contribution Account, Rollover Account and Special Contribution Account into a new fund: the Employer Stock Fund. The percentage of a participant's account transferred at the direction of the participant into the Employer Stock Fund will be used to purchase shares of common stock of CNY Financial Corporation (the "Common Stock"). To direct a transfer of all or a part of the funds credited to your accounts to the Employer
Stock Fund, you should complete and file this form with             , no later
than            , 1998. A representative for the Plan Administrator will retain a copy of this form and return a copy to you. If you need any assistance in
completing this form, please contact the Stock Center at (607)    -    . If you
do not complete and return this form to the Plan Administrator by            ,
the funds credited to your accounts under the Plan will continue to be invested in accordance with your prior investment direction, or in accordance with the terms of the Plan if no investment direction has been provided.



    2. INVESTMENT DIRECTIONS. I hereby direct the Plan Administrator to invest the following percentage (in multiples of not less than 1%) of my Basic Contribution Account, Company Contribution Account, Rollover Account and Special Contribution Account in the:



Core Equity Fund....................................................%
Emerging Growth Fund................................................%
Value Equity Fund...................................................%
Intermediate-Term Investment Fund...................................%
Actively Managed Bond Fund..........................................%
Short-Term Investment Fund..........................................%
International Equity Fund...........................................%
Employer Stock Fund.................................................%



    NOTE: The total percentage of directed investments shown above must equal 100%.


    ACKNOWLEDGMENT OF PARTICIPANT. I understand that this Investment Form shall be subject to all of the terms and conditions of the Plan. I acknowledge that I have received a copy of the Prospectus and the Prospectus Supplement.

Signature of Participant                                        Date:

    ACKNOWLEDGMENT OF RECEIPT BY ADMINISTRATOR. This Investment Form was received by the Plan Administrator on the date noted below.
    Wesley D. Stisser, Jr., Plan Administrator, by his duly authorized representative: ________________________________________________________________
                Date ___________________________________________________________

                           CNY FINANCIAL CORPORATION

              (PROPOSED HOLDING COMPANY FOR CORTLAND SAVINGS BANK)
               7,043,750 SHARES OF COMMON STOCK--$10.00 PER SHARE

THERE IS A GLOSSARY ON PAGE   WHICH EXPLAINS SOME OF THE CAPITALIZED TERMS USED
                              IN THIS PROSPECTUS.

    CNY Financial Corporation, also referred to as the Company, is offering up to 7,043,750 shares of its common stock, par value $.01 per share, for $10.00 per share as part of the conversion of Cortland Savings Bank, also referred to as the Bank, into a stock savings bank. The Company may increase the amount of Common Stock offered to 8,100,312 shares. See footnote 4 to the table below. (CONTINUED ON NEXT PAGE)


    FOR INFORMATION ON HOW TO SUBSCRIBE FOR COMMON STOCK, CALL (607) 758-3850.



FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BEFORE PURCHASING COMMON STOCK, SEE "RISK FACTORS" BEGINNING ON PAGE 15.


                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION, THE NEW YORK STATE BANKING DEPARTMENT, THE FEDERAL
     DEPOSIT INSURANCE CORPORATION OR ANY OTHER FEDERAL OR STATE AGENCY OR ANY STATE SECURITIES COMMISSION, NOR HAS SUCH COMMISSION, DEPARTMENT
       OR OTHER AGENCY OR ANY STATE SECURITIES COMMISSION PASSED UPON
               THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                   ESTIMATED UNDERWRITING FEES         ESTIMATED NET
                                           PURCHASE PRICE(1)          AND OTHER EXPENSES(2)       CONVERSION PROCEEDS(3)
Per Share...........................            $10.00                        $0.35                        $9.65
Minimum Total.......................          $52,062,500                  $1,750,000                   $50,312,500
Midpoint Total......................          $61,250,000                  $1,750,000                   $59,500,000
Maximum Total.......................          $70,437,500                  $1,750,000                   $68,687,500
Maximum Total, as adjusted(4).......          $81,003,120                  $1,837,000                   $79,166,120

(1) Based on an independent appraisal by RP Financial, LC., dated as of June 5, 1998. The appraisal is based upon estimates and projections that may change. The appraisal is not a recommendation to purchase Common Stock nor an assurance that a purchaser will be able to sell Common Stock at or above the $10.00 per share initial purchase price. See "The Conversion--Stock Pricing and Number of Shares to be Issued."


(2) Consists of estimated costs of the Conversion, including marketing fees to be paid to CIBC Oppenheimer Corp. and Trident Securities, Inc., which may be deemed to be underwriting fees. See "Pro Forma Data" for a description of the assumptions used in these estimates. Actual fees and expenses may vary from the estimates.


(3) Actual net proceeds may be substantially different from estimated amounts. Net proceeds include the proceeds from the purchase of Common Stock by the CNY Financial Corporation ESOP, which the Company intends to fund with a loan. See "Use of Proceeds" and "Pro Forma Data." This excludes shares of Common Stock to be contributed to the charitable foundation to be created as part of the Conversion. See "The Conversion--Establishment of the Foundation."

(4) This row shows the effect of selling 15% more shares of Common Stock. The additional Common Stock may be sold, without re-solicitation of subscribers or any right of cancellation, due to regulatory or market considerations and general financial and economic conditions. See "Pro Forma Data" and "The Conversion--Stock Pricing and Number of Shares to Be Issued."

THE SHARES OF COMMON STOCK OF THE COMPANY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS
      AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER GOVERNMENT AGENCY. THE COMON STOCK IS SUBJECT
    TO INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF THE PRINCIPAL INVESTED.


CIBC OPPENHEIMER                                        TRIDENT SECURITIES, INC.

                The date of this Prospectus is August   , 1998.

(CONTINUED FROM PREVIOUS PAGE)


    The conversion of the Bank from mutual to stock ownership, and the sale of the Common Stock offered by this Prospectus, known as the "Conversion," will not occur unless, among other things, (i) the depositors of the Bank approve the Bank's Plan of Conversion by a majority of the votes eligible to be cast and by 75% of the dollar amount of deposit liabilities represented in person or by proxy, (ii) all required federal and state approvals are received, and (iii) the Company is able to sell at least $52,062,500 of Common Stock. See "The Conversion--Conditions and Termination."


    The non-transferable right to subscribe for the Common Stock has been granted, in the following order of priority, to:

        FIRST PRIORITY--Depositors of the Bank with balances of at least $100 on December 31, 1996.

        SECOND PRIORITY--Tax-qualified employee benefit plans of the Bank or the Company.

        THIRD PRIORITY--Depositors of the Bank with balances of at least $100 on June 30, 1998.

IT IS ILLEGAL FOR ANY DEPOSITOR TO TRANSFER SUBSCRIPTION RIGHTS. PERSONS VIOLATING THIS PROHIBITION MAY LOSE THEIR RIGHT TO SUBSCRIBE FOR COMMON STOCK AND MAY SUFFER OTHER PENALTIES. The offer of Common Stock by the Company to the three priority groups is referred to as the "Subscription Offering." The Company anticipates that any shares remaining unsold after the Subscription Offering will be sold in a direct community offering by the Company or, if any shares remain unsold after such direct community offering, in a syndicated community offering through a syndicate of broker-dealers organized by CIBC Oppenheimer Corp. and Trident Securities, Inc. See "The Conversion--Community Offering" and "--Syndicated Community Offering."

    The Company anticipates that at the completion of the Conversion it will contribute to a new charitable foundation an amount of Common Stock equal to 2% of the Common Stock sold in the Conversion and may contribute up to $100,000 in cash for start up expenses and initial operations. See "The
Conversion--Establishment of the Foundation."


    The Company's ESOP will subscribe for 8% of the shares of Common Stock issued in the Conversion, including the shares to be contributed to the Foundation. If all the shares are sold to the persons with first priority rights, the ESOP may purchase some or all of its shares in the open market after the Conversion. Shares purchased by the ESOP are anticipated to be funded by a loan from the Company to be repaid over a period of up to twenty years.


    Except for the ESOP, no person, individually or together with associates or other persons acting together, may purchase more than $150,000 of Common Stock in the Conversion. This limit may be increased in the sole discretion of the Bank or the Company. The minimum purchase is 25 shares. See "The
Conversion--Purchase Limitations."

    CIBC Oppenheimer Corp. and Trident Securities, Inc. will consult with and advise the Company and the Bank regarding the sale of Common Stock and they have agreed to use their reasonable best efforts to assist the Company in soliciting subscriptions. However, they are not obligated to take or purchase any Common Stock. The Company and the Bank have agreed to indemnify them against certain liabilities arising under the Securities Act of 1933. See "The Conversion--Marketing Arrangements."


    The Subscription Offering will terminate at 12:00 noon, New York time, on September 16, 1998 unless extended by the Bank and the Company, with the approval of the Superintendent and the FDIC, if necessary. The Company must receive executed original order forms with payment in full at $10.00 per share (or appropriate instructions authorizing withdrawal from a deposit account) by that date for the order forms to be valid in the Subscription Offering. See "The Conversion--Subscription Offering" and "--Purchasing Common Stock." The Conversion must be completed by October 31, 1998, being 45 days after the close of the Subscription Offering, provided that the Superintendent and the FDIC may agree to one or more extensions of up to 60 days each. If an extension is granted, subscribers will be resolicited and will have the right to maintain, increase, reduce or cancel their subscriptions. Refunds of amounts paid, with interest, will be made for reductions and cancellations of subscriptions.


    The Company has received conditional approval from The Nasdaq Stock Market, Inc. to have the Common Stock quoted on the Nasdaq National Market under the symbol "CNYF" upon completion of the Conversion.

                                 [LOGO]

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----

Glossary...................................................................................................           5

Summary....................................................................................................           7

Selected Financial Information.............................................................................          13

Risk Factors...............................................................................................          15

Forward-Looking Statements.................................................................................          22

Summary of Recent Developments.............................................................................          23

The Bank and the Company...................................................................................          26

Regulatory Capital Compliance..............................................................................          27

Use of Proceeds............................................................................................          28

Dividend Policy............................................................................................          29

Market for the Common Stock................................................................................          29

Capitalization.............................................................................................          30

Pro Forma Data.............................................................................................          31

Comparison of Valuation and Pro Forma Information With and Without Foundation..............................          35

Participation by the Board and Senior Management...........................................................          36

The Conversion.............................................................................................          36

Cortland Savings Bank Consolidated Statements of Income....................................................          52

Management's Discussion and Analysis of Financial Condition and Results of Operations......................          53

Business of the Company....................................................................................          68

Business of the Bank.......................................................................................          69

Regulation.................................................................................................          90

Taxation...................................................................................................          97

Management of the Company..................................................................................          99

Management of the Bank.....................................................................................         101

Restrictions on Acquisition of the Company and the Bank....................................................         111

Description of Capital Stock of the Company................................................................         116

Transfer Agent and Registrar...............................................................................         117

Experts....................................................................................................         117

Legal and Tax Opinions.....................................................................................         117

Additional Information.....................................................................................         117

Index to Financial Statements..............................................................................         F-1

                                    GLOSSARY

    This Glossary explains some of the important capitalized terms used in this Prospectus. At the end of the Glossary is a section entitled "Navigating Around This Prospectus" which provides some helpful hints in reading this Prospectus.

    "BANK" means Cortland Savings Bank.

    "BANKING DEPARTMENT" means The New York State Banking Department.

    "BANKING LAW" means the New York State Banking Law.

    "COMMUNITY OFFERING" means the offer and sale of Common Stock to the general public of shares not subscribed for in the Subscription Offering, with preference given to natural persons residing in Cortland County, New York.

    "COMMON STOCK" means the common stock, par value of $.01 per share, of CNY Financial Corporation offered in connection with the Conversion.


    "COMPANY" means CNY Financial Corporation, the proposed holding company for Cortland Savings Bank, and the issuer of the Common Stock being offered by this Prospectus.


    "CONVERSION" means the conversion of the Bank from the mutual to the stock form of organization, the organization of the Company, the issuance of all of the Bank's common stock to the Company, and the sale of the Company's Common Stock as described in this Prospectus.

    "CONVERSION REGULATIONS" means Part 86 of the General Regulations of the New York State Banking Board, which are the principal regulations which govern the Conversion.

    "DIRECTORS" means, as to the Bank, the trustees of the Bank before the Conversion and the directors of the Bank after the Conversion.

    "ELIGIBLE ACCOUNT HOLDERS" means persons with deposit accounts of at least $100 at December 31, 1996. Eligible Account Holders have the first priority to subscribe for Common Stock.

    "ESOP" means the Employee Stock Ownership Plan of the Company.

    "FDIC" means the Federal Deposit Insurance Corporation.

    "FEDERAL RESERVE" means the Board of Governors of the Federal Reserve
System.

    "FHLBNY" means the Federal Home Loan Bank of New York.

    "FOUNDATION" means the Cortland Savings Foundation to be established by the Bank and the Company. The Company will contribute 2% of the Common Stock sold in the Conversion to the Foundation and may contribute up to an additional $100,000.

    "401(K) PLAN" means the Savings and Profit Sharing Plan of the Bank.

    "NASD" means the National Association of Securities Dealers, Inc.

    "PLAN OF CONVERSION" means the plan of conversion adopted by the Board of Directors of the Bank which allows for the Conversion and sets forth the procedures for the Conversion to be accomplished.

    "PERSONNEL RECOGNITION AND RETENTION PROGRAM" or "PRRP" means the plan expected to be submitted to the Company's stockholders for approval no earlier than six months after the Conversion. The PRRP is expected to allow for grants of stock in an aggregate amount equal to 4% of the Common Stock issued in the Conversion, including Common Stock contributed to the Foundation.

    "SEC" means the Securities and Exchange Commission.

    "STOCK OPTION PLAN" means the plan expected to be submitted to the Company's stockholders for approval no earlier than six months after the Conversion. The Company expects that the plan will allow for the grant of options to purchase stock in an aggregate amount equal to 10% of the Common Stock issued in the Conversion, including Common Stock contributed to the Foundation.


    "SUBSCRIPTION EXPIRATION DATE" means 12:00 noon, New York Time, on September 16, 1998.


    "SUBSCRIPTION OFFERING" means the offer and sale of Common Stock to certain depositors of the Bank and the ESOP.

    "SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS" means persons who are not Eligible Account Holders and who had deposit accounts of at least $100 on June 30, 1998. Supplemental Eligible Account Holders have the third priority to subscribe for Common Stock.

    "SUPERINTENDENT" means the Superintendent of Banks of the State of New York.

    "VALUATION RANGE" means the estimate by RP Financial, LC. of what the total pro forma market value of the Common Stock of the Company will be on the day the Conversion is completed, excluding shares contributed to the Foundation. The Valuation Range is from $52,062,500 (known as the minimum) to $70,437,500 (known as the maximum), with a midpoint of $61,250,000.

NAVIGATING AROUND THIS PROSPECTUS

    This Prospectus is divided into sections. Each section has a title, which appears centered in the middle of a line in bold all capital letters at the beginning of the section. The titles of the sections, and the page where each begins, are shown in the table of contents appearing just before this Glossary. Sections are divided with minor headings that appear before groups of related paragraphs, printed in bold letters at the left margin. Within some of the minor headings, there are sub-headings. The sub-headings are typed in italics and appear at the beginning of a paragraph.

    Often in a Prospectus there are cross-references, which means that in one discussion there is a reference to another related discussion elsewhere in the Prospectus. These are accomplished by using the word "See" followed by the title of the section where the related information is found. If the information is included in only a minor heading within a section, or perhaps only within a sub-heading, then the names of the minor headings and sub-headings are also given. However, instead of always repeating the names of the major headings, if there is a cross reference to two minor headings in the same section, then the name of the section is mentioned only once. For example, a reference which reads: See "Management of the Bank--Benefits--Employee Stock Ownership Plan" and "--Personnel Recognition and Retention Program" means that there are two sub-headings with related information, one called "Employee Stock Ownership Plan" and one called "Personnel Recognition and Retention Program." They both appear in the major heading "Management of the Bank" and they both appear in the minor heading "Benefits."

    Sometimes, a cross reference does not include the name of the section, but instead starts with a dash. That means that the related information is included in another minor heading within the same section. For example, in the section "Business of the Bank--General" there might be a reference like this: See "-- Lending Activities." That means that the related information is included in the "Business of the Bank" section under the minor heading "Lending Activities."

                                    SUMMARY

    The following questions and answers summarize some of the important information in this Prospectus. Please read the questions and answers carefully, and also read the rest of the Prospectus before deciding whether to purchase Common Stock.

WHAT IS CNY FINANCIAL CORPORATION?


    CNY Financial Corporation is a new corporation formed under Delaware law. After the Conversion, the Company will be a bank holding company and will own all the stock of the Bank. The stock of the Company, which is the Common Stock that is being offered by this Prospectus, will then be owned by the public, the ESOP, the 401(k) Plan, Directors, officers and employees of the Company and the Bank and the Foundation. See "CNY Financial Corporation."


WHAT IS CORTLAND SAVINGS BANK?


    The Bank is a mutual savings bank, which means that it has no stockholders. It has three banking offices, all in Cortland County in central New York State. On March 31, 1998, the Bank had total assets of $232.4 million, loans of $154.2 million, deposits of $198.2 million and net worth of $31.4 million. For the three months ended March 31, 1998, the Bank had net income of $493,000 compared to net income of $411,000 for the three months ended March 31, 1997.



    The Bank was chartered in 1866. It obtains deposits, mainly from local depositors, and invests those deposits, and other available funds, principally in loans, a majority of which are secured by property located in Cortland County, New York. It also buys securities, such as Treasury bills issued by the United States and securities which are backed by groups of mortgages. The Bank's income primarily comes from the difference between the rate of interest it pays on its deposits and the rate of interest earned on its loans and other investments. In addition to the cost of its deposits, the Bank also has expenses for salaries and employee benefits, maintaining its banking offices and equipment, computer data processing, insurance and other expenses.


WHAT IS THE CONVERSION?

    The Conversion is a change in the Bank's form of organization so the Bank can issue its stock to the Company, and the Company can sell its stock to certain of its depositors, the ESOP and, if available, to other members of the public. After the Conversion, the stockholders of the Company will indirectly own the Bank. See "The Conversion--General."

WHY IS THE BANK CONVERTING?

    The Bank is converting because, among other reasons, the Conversion will:

    - Allow the Bank's customers to obtain an ownership interest in the Bank, fostering customer loyalty and encouraging them to promote the Bank to others in the community.

    - Increase the Bank's capital, which will support the Bank's expansion plans.

    - Provide the Company with the capital and ownership structure to engage in acquisitions and mergers through the use of cash or stock as payment for the institution being acquired.

    - Allow acquired institutions to continue to operate on a semi-autonomous basis as subsidiaries of the Company if necessary or appropriate in order to realize the benefits of an acquisition.

    - Permit the Bank and the Company to offer stock incentives to directors, officers and employees in order to attract and retain high quality personnel.

    - Allow the Bank to create the Cortland Savings Foundation, a charitable foundation, to further foster a close and mutually beneficial relationship between the Bank and the communities it serves.

    See "The Conversion--Reasons for the Conversion."

WHAT IS THE BANK'S AND THE COMPANY'S POST-CONVERSION STRATEGY?

    After the Conversion, the Bank and the Company intend to implement a business strategy to seek increased strength, growth and profitability. The foundations of that strategy include the following:

    - STRENGTHEN THE BANK'S POSITION AS A DOMINANT COMMUNITY-ORIENTED FINANCIAL INSTITUTION. The Bank currently has the largest deposit market share in Cortland County with 42.1% of FDIC-insured deposits. Of the Bank's $198 million in deposits at March 31, 1998, approximately 81.5% were held by persons and companies located in Cortland County. As industry consolidation continues in the Northeast, the Bank believes it can build its depositor base and fortify its position within the surrounding communities by continuing to provide new and existing customers with a higher level of service and convenience than its competitors.

    - PURSUE EXPANSION OPPORTUNITIES IN CENTRAL NEW YORK. Management believes that its operating strategy can be extended profitably into adjoining counties with customers who share the same needs and interests as the Bank's existing home community. To achieve this goal, management intends to seek out opportunities for further expansion through acquisitions, branch purchases or the opening of new offices. As evidence of this, the Bank has recently opened a loan production office in Ithaca, the county seat of adjoining Tompkins County.

    - MAINTAIN PRE-EMINENCE IN RESIDENTIAL MORTGAGE LENDING. The Bank is, and has been for many years, the largest residential mortgage lender in Cortland County, with a market share that substantially exceeds any other local bank in terms of dollar volume or number of loans. The Bank has hired a new senior loan officer and upgraded its loan department staffing. As the Bank expands into other central New York communities, it intends to offer an even broader range of residential loan products. In furtherance of this goal, the Bank plans to implement a secondary mortgage market operation.

    - DIVERSIFICATION AND GROWTH OF LOAN PORTFOLIO. Although residential mortgage loans are expected to remain the primary component of the Bank's loan portfolio, other types of loans have provided the Bank with opportunities for asset growth in the past. To complement its residential mortgage lending operations, the Bank currently offers commercial mortgage loans, commercial loans, and a variety of consumer loans. Automobile loans are an important growth category, increasing by $2.7 million, or 42%, over fifteen months from $6.4 million at December 31, 1996 to $9.1 million at March 31, 1998. The Bank plans to maintain its position as the leading residential mortgage lender in Cortland County while building upon its position as an independent community bank to increase its market share of higher yielding commercial and consumer loans.

    - IMPROVE EFFICIENCY. Recent changes in the Bank's staffing and infrastructure have enabled it to serve more customers with increased deposit and loan volumes, thus allowing its current operating expenses to be spread over a larger asset base. In addition, the Bank anticipates that in the future it will be required to incorporate technological developments into its product delivery system. Future growth and expansion will allow the Bank to spread the cost of these technological innovations over a larger asset base.


WHAT ARE SOME OF THE RISKS I SHOULD CONSIDER WHEN I DECIDE WHETHER TO PURCHASE
  COMMON STOCK?



    The ability of the Bank and the Company to implement successfully the post-Conversion strategy is subject to many uncertainties, and may be hindered by both internal and external factors. There is a section in this Prospectus titled "Risk Factors" beginning on page 15 which describes some of the risks that you should consider before deciding whether to purchase Common Stock. Please read that section carefully.



    Some of the factors which could affect the ability of the Bank and the Company to implement the post-Conversion strategy, and which could also have a material adverse effect on their financial condition or results of operations, include:



    - the risk that fluctuating market interest rates could reduce net interest income as the cost of funds increases more rapidly, or declines more slowly, than the yield on assets;

    - the fact that the proceeds from the sale of the Common Stock will initially be invested in lower-yielding securities investments and that the process of leveraging the new capital will take time, resulting in a decline in return on equity; and



    - the concentration of the Bank's loans, and its business operations, in a community which has not benefited from the economic boom experienced by much of the rest of the country during the past few years.



    Remember that the Common Stock is not a deposit account. It is not insured by the FDIC or any other government agency and may not pay dividends. The market value of the Common Stock may go up or down after the Conversion, and you could lose your investment. The appraisal by RP Financial, LC. is no assurance that the Common Stock will be worth the estimated amount and you should not treat the appraisal as a recommendation that you purchase any Common Stock. See "Risk Factors."


HOW MUCH COMMON STOCK WILL BE SOLD?


    Based on the independent appraisal of RP Financial, LC., the pro forma market value of the Common Stock of the Company after completion of the Conversion, and thus the dollar amount of Common Stock expected to be sold, will be from $52,062,500 to $70,437,500, not including the Common Stock contributed to the Foundation as described below. This is known as the "Valuation Range." The Company is offering from 5,206,250 to 7,043,750 shares of Common Stock, at $10 per share. The actual amount of Common Stock sold will depend on a number of things, including the number of orders received and the appraiser's updated estimate of the market value of the Common Stock. The Company may increase the amount of Common Stock sold by an additional 15%, to $81,003,120 (or 8,100,312 shares), based upon the number of orders received, the updated appraisal, economic conditions when the Conversion is being completed and other factors. See "The Conversion--Stock Pricing and Number of Shares to be Issued."


WHO CAN BUY COMMON STOCK OF THE COMPANY IN THE CONVERSION?

    Persons who had deposits of at least $100 on December 31, 1996 will have the first priority to buy Common Stock. The second priority goes to the ESOP and the third priority goes to persons who had deposits of at least $100 on June 30, 1998. Depositors who have the right to purchase Common Stock may not sell or transfer that right to anyone else. See "The Conversion--Subscription Offering." If all of the Common Stock is not purchased by persons with subscription rights, then other people may be offered the opportunity to purchase Common Stock.


MAY I TRANSFER MY SUBSCRIPTION RIGHTS OR USE THEM TO BUY COMMON STOCK FOR
  SOMEONE ELSE?



    No. If you exercise your subscriptions rights, you may do so only for yourself, and not for anyone else. It is illegal to transfer your subscription rights or the benefits of your subscription rights to anyone else. If you transfer or attempt to transfer your subscription rights, the Bank will have the right to cancel those rights. You may also be subject to other penalties, possibly including criminal penalties.


IF I HAVE SUBSCRIPTION RIGHTS, HOW DO I ORDER COMMON STOCK AND HOW DO I PAY FOR
  IT?


    To order Common Stock, you must submit an original order form to the Bank no later than 12:00 noon, New York time, on September 16, 1998 with payment in full. Copies of order forms will not be accepted. You may pay for Common Stock by check, money order or, if delivered directly to the Bank, cash. You may also pay for your Common Stock by including, in your order form, an authorization to withdraw the purchase price from an account you have at the Bank. If you pay by check, cash or money order, your payment will earn interest at 2.75% until the Conversion is completed or your money is refunded. If you pay by authorizing a withdrawal from a deposit at the Bank, your deposit will continue to earn interest at the regular rate for your deposit until it is used to purchase Common Stock when the Conversion is completed. However, you may not use that part of your deposit for any other purpose from the time you submit your order form until the Conversion is completed. If the Conversion is not completed by October 31, 1998, you will have an opportunity to reduce or cancel your subscription and receive a refund of amounts paid, with interest, and release any applicable hold on your deposit account. See "The Conversion--Purchasing Common Stock."


WHAT IS THE MAXIMUM AND MINIMUM AMOUNT OF COMMON STOCK THAT CAN BE PURCHASED?

    No person, related persons or persons acting together may order or purchase more than $150,000 of Common Stock. If more than one person is named as a depositor on any account or accounts, such as a joint account, all named depositors on those accounts will be considered to be acting together for the purpose of the limit so that they may not purchase, in total including their individual orders and orders by the group, more than $150,000 of Common Stock. The minimum purchase is 25 shares. See "The Conversion--Purchase Limitations."

WHAT HAPPENS IF THERE IS NOT ENOUGH COMMON STOCK TO FILL ALL ORDERS?

    If there is not enough Common Stock to fill all orders, shares will be allocated based on the priorities described above. See "The
Conversion--Subscription Offering."


WHAT IS THE ROLE OF THE FINANCIAL ADVISORS?



    The Bank and the Company have engaged CIBC Oppenheimer Corp. and Trident Securities, Inc. as financial and marketing advisors, and they have agreed to use their reasonable best efforts to assist the Company in soliciting subscriptions and purchase orders for Common Stock. CIBC Oppenheimer Corp. and Trident Securities, Inc. are not required to take or purchase any Common Stock. They have not prepared any report or opinion constituting a recommendation or advice to the Bank or the Company, nor have they prepared an opinion as to the fairness of the purchase price or the terms of the offering. CIBC Oppenheimer Corp. and Trident Securities, Inc. have not verified the accuracy or completeness of the information contained in this Prospectus. See "The Conversion--Marketing Arrangements."



HOW CAN I GET ANSWERS TO ADDITIONAL QUESTIONS ABOUT THE CONVERSION?



    For answers to questions about purchasing stock and other matters related to the Conversion, call or come to the Stock Information Center at One North Main Street, Cortland, New York 13045, telephone number (607) 758-3850.


HOW WILL THE PROCEEDS FROM THE CONVERSION BE USED?

    The Company will use half of the net proceeds from the sale of the Common Stock, after paying expenses, to buy all the common stock to be issued by the Bank. The Company will use a part of the remaining net proceeds to make a loan to the ESOP so the ESOP can buy 8% of the Common Stock issued in the Conversion, including Common Stock issued to the Foundation. The net proceeds will be available to support future expansion of the Bank's business and assist the Bank and the Company in implementing their post-Conversion business plans as outlined above. The Company may also use the proceeds to repurchase its Common Stock in the future.


    Initially, the Company and the Bank both expect that they will use the net proceeds to make short-term and medium-term investments, primarily in securities. At current market rates, such investments are expected to have yields of from 5% to 6% per year, which is less than the 8.00% average yield on the Bank's interest-earning assets for the three months ended March 31, 1998. See "Use of Proceeds" for a discussion of restrictions on repurchases of Common Stock and other information regarding use of the proceeds.


WILL THE COMPANY PAY DIVIDENDS TO STOCKHOLDERS?

    The Board of Directors of the Company will decide whether, when and how much to pay in dividends with respect to the Common Stock. No assurance is given to investors that dividends will be paid or, if they are paid, when they will start and how much they will be. The Board of Directors does not expect that it will pay dividends on the Company's Common Stock immediately after the Conversion. See "Dividend Policy."

WHAT BENEFITS WILL THE BANK'S DIRECTORS, OFFICERS AND EMPLOYEES GET FROM THE
  CONVERSION?

    The Company will form the ESOP as part of the Conversion and the ESOP is expected to purchase up to 8% of the Common Stock issued in the Conversion, including the Common Stock contributed to the Foundation. The ESOP will purchase the Common Stock using a loan from the Company. All officers and other employees of the Bank and the Company will be eligible to be participants in the ESOP after satisfying certain age and length of service requirements, but directors of the Company and the Bank who are not employees will not be eligible to participate. As the ESOP gradually repays its loan, the Common Stock owned by the ESOP will be gradually divided among accounts for officers and other employees. The division of shares is generally based upon salary. See "Management of the Bank--Benefits--Employee Stock Ownership Plan."

    In addition, the Company expects to adopt the Stock Option Plan and the Personnel Recognition and Retention Program, or PRRP, after the Conversion is completed. The Company intends to implement the Stock Option Plan and the PRRP within one year after the Conversion. Therefore, the Conversion Regulations require that they must first be approved by the Company's stockholders no earlier than six months after the Conversion. The Company expects that the Stock Option Plan will permit the award, in the aggregate, of options for up to 10% of the Common Stock issued in the Conversion and the PRRP will permit the award, in the aggregate, of shares of Common Stock equal to 4% of the Common Stock issued in the Conversion, in both cases including Common Stock contributed to the Foundation. Directors, officers and other employees will be eligible to participate in these plans. Directors who are not employees, as a group, may not receive awards of more than 30% of the shares covered by each plan. No individual director who is not an employee may receive an award of more than 5% of the shares covered by each plan. No officer or employee may receive an award of more than 25% of the Common Stock covered by either plan. See "Management of the Bank--Benefits--Stock Option Plan" and "--Personnel Recognition and Retention Program." Furthermore, in the future, the Company may consider the adoption of other stock benefit plans, such as employee discount stock purchase plans and stock-based directors' fee plans, which could result in additional stock benefits for, and an increase in voting control by, employees, officers and directors of the Bank and the Company.


    The Bank has entered into employment contracts with four executive officers:
Mr. Stisser, the Bank's President, Mr. Stapleton, the Bank's Executive Vice President and Chief Operating Officer, Mr. Covert, the Bank's Executive Vice President and Chief Financial Officer, and Mr. Meeker, the Bank's Senior Vice President and Senior Loan Officer, in connection with the Conversion. Mr. Stisser's contract and Mr. Stapleton's contract have three-year terms, while Mr. Covert's contract and Mr. Meeker's contract have two-year terms. If Mr. Stisser's employment ends under certain circumstances, he will be paid benefits so that he is in the same position as if he had continued to be employed until the end of the contract. The contract will provide for other benefits such as an initial salary of $175,000 per year and a guaranty that the salary will not decline. Mr. Stisser did not previously have an employment contract with the Bank. The employment contracts for the other three executive officers provide for salary continuation or severance payments if employment ends under certain circumstances. All contracts provide for severance payments if employment is terminated in connection with a change in control of the Bank or the Company, subject to certain conditions. The Company estimates that if the employment of all four executive officers is terminated under circumstances in which the full severance payments would be made under the contracts, the aggregate amount payable would be $1.4 million.


    In addition, the Bank has amended its 401(k) Plan to allow employees to invest their accounts in a fund consisting of Common Stock of the Company by using subscription rights that they may have as depositors of the Bank. In the Conversion, each employee who has priority subscription rights because of his or her deposits with the Bank may exercise those subscription rights using money in his or her 401(k) Plan account, including matching contributions from the Bank. The Bank has also adopted an Employee Severance Plan which provides for severance payments to an employee of the Bank if his or her employment is terminated under certain circumstances in connection with or after a change in control. See

"Management of the Bank--Employment Contracts" and "--Benefits" and "Restrictions on Acquisitions of the Company and the Bank-Anti-takeover Effects of Management Compensation Arrangements."


WHY IS THE BANK FORMING A CHARITABLE FOUNDATION AND WHAT EFFECT WILL IT HAVE?


    The Bank has a strong commitment to the well-being of its local community. A charitable foundation will be created in connection with the Conversion to further that commitment. The Foundation is expected to provide grants for community development, low cost housing, civic programs, education programs and other charitable purposes in the communities served by the Bank and the Company. The Company will contribute Common Stock to the Foundation equal to 2% of the shares sold in the Conversion and may also contribute up to $100,000 to the Foundation to cover initial start-up expenses and initial grants. The Foundation is being established at this time because the Company has the ability to fund the Foundation with its Common Stock. The Foundation is not expected to be established if the Conversion does not occur.


    The Bank and the Company believe that the Foundation will enhance the bond between the Bank and its community. A majority of the Foundation's directors will be officers or directors of the Bank or the Company. The Foundation must vote all Common Stock owned by it in the same ratio as all other shares of the Company's Common Stock are voted, unless that would cause the Foundation to lose its tax-exempt status and the Superintendent and the FDIC agree to a change in the voting procedure.

    The Company's contribution to the Foundation will dilute the ownership interests of other stockholders by approximately 1.96%. When the Foundation is established, the Company's net income will be reduced by the fair market value of the contribution, net of the related tax benefit. See "The Conversion-- Establishment of the Foundation." RP Financial, LC. has estimated that the establishment of the Foundation has reduced the estimated pro forma market value of the Company's Common Stock upon completion of the Conversion by approximately 2.8%. See "See Comparison of Valuation and Pro Forma Information With and Without Foundation."

WHAT LIMITS ARE THERE ON THE ABILITY OF SOMEONE TO TAKE CONTROL OF THE COMPANY
  OR THE BANK?

    The Restated Organization Certificate of the Bank provides, as permitted under the Conversion Regulations, that no person may acquire control of the Bank, directly or indirectly, for three years after the Conversion. Furthermore, both federal and state law require regulatory approval before any person can acquire control of the Bank or the Company.


    In addition, the Company's Certificate of Incorporation and Bylaws contain provisions which could discourage a person from seeking to acquire control of the Company. For example, in general, a person who beneficially owns more than 10% of the Company's Common Stock cannot vote the shares in excess of the 10% limit. The Board of Directors of the Company is divided into three classes, so only one-third of the directors are up for election each year. Stockholders cannot cumulate their votes, so, for example, if there are three vacancies on the Board which are being filled by stockholder vote, a stockholder who owns 1,000 shares may cast 3,000 total votes, but cannot cast more than 1,000 votes for any one person. Special meetings of stockholders may only be called by the Board of Directors. These and other provisions could discourage someone from trying to take over the Company.



    Furthermore, the four employment contracts with executive officers of the Bank, the voting of Common Stock owned by the ESOP, and the other stock compensation plans described above could make it more difficult, and more costly, for any person to acquire control of the Company. The Bank has also adopted an Employee Severance Plan which pays benefits to an employee, other than an executive officer covered by a separate agreement, if the employee's employment is terminated under certain circumstances in connection with or after a change in control based on their years of service. In addition, the Common Stock contributed to the Foundation may be freed of its voting restrictions, which could put that stock under the effective control of the Company.


    See "Restrictions on Acquisition of the Company and the Bank" for more information on this issue.

                         SELECTED FINANCIAL INFORMATION

    The selected data presented below under the captions "Selected Balance Sheet Data" and "Selected Operations Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1997, are derived from the audited consolidated financial statements of Cortland Savings Bank and subsidiary. The consolidated financial statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997 are included elsewhere in this Prospectus. The selected data presented below as of and for the three-month periods ended March 31, 1998 and 1997 are derived from the unaudited consolidated financial statements of Cortland Savings Bank and subsidiary included elsewhere in this Prospectus. Results for the three month period ended March 31, 1998 do not necessarily indicate the results that may be expected for the year ended December 31, 1998.

SELECTED BALANCE SHEET DATA:

                                                                                    AT DECEMBER 31,
                                                 AT MARCH 31,  ----------------------------------------------------------
                                                     1998         1997        1996        1995        1994        1993
                                                 ------------  ----------  ----------  ----------  ----------  ----------
                                                                              (IN THOUSANDS)
Total assets...................................   $  232,388   $  233,729  $  238,100  $  235,681  $  230,339  $  233,750
Loans receivable, net(1).......................      154,200      155,422     158,611     158,507     152,476     142,600
Allowance for loan losses......................        2,230        2,143       1,952       2,002       1,752       1,620
Loans held-for-sale............................           --        2,541          --          --          --          --
Securities available-for-sale(2)...............       45,475       44,140      45,594      41,777       2,519       6,441
Securities held-to-maturity(2).................       12,479       12,550      11,757      11,188      61,716      63,857
Cash and cash equivalents......................        9,813        8,079      12,536      14,176       4,912      13,183
Real estate owned..............................          760          964         563         374         572          75
Deposits.......................................      198,234      199,770     204,640     203,110     200,310     205,855
Total net worth................................   $   31,394   $   30,740  $   30,345  $   29,030  $   26,876  $   24,780

SELECTED OPERATIONS DATA:

                                                        THREE MONTHS
                                                      ENDED MARCH 31,                    YEAR ENDED DECEMBER 31,
                                                    --------------------  -----------------------------------------------------
                                                      1998       1997       1997       1996       1995       1994       1993
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                                  (IN THOUSANDS)
Interest income...................................  $   4,311  $   4,417  $  17,667  $  17,787  $  17,811  $  16,855  $  17,451
Interest expense..................................      2,010      2,064      8,328      8,758      8,613      7,915      8,580
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income.............................      2,301      2,353      9,339      9,029      9,198      8,940      8,871
Provision for loan losses.........................         75        225      3,300      1,380        600        300        550
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net interest income after provision for loan
    losses........................................      2,226      2,128      6,039      7,649      8,598      8,640      8,321
Non-interest income...............................        245        219        889        770        671        478        573
Non-interest expenses.............................      1,645      1,625      6,872      6,201      5,945      5,586      5,644
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes and cumulative effect
  of changes in accounting principles.............        826        722         56      2,218      3,324      3,532      3,250
Income tax expense (benefit)......................        333        311        (16)       853      1,400      1,361      1,144
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income before cumulative effect of changes in
  accounting principles...........................        493        411         72      1,365      1,924      2,171      2,106
Cumulative effect of changes in accounting
  principles(3)...................................         --         --         --         --         --         --       (103)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income........................................  $     493  $     411  $      72  $   1,365  $   1,924  $   2,171  $   2,003
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                 NOTES APPEAR ON FOLLOWING PAGE.

SELECTED FINANCIAL RATIOS AND OTHER DATA(4):

                                                                   AT OR FOR THE
                                                                    THREE MONTHS
                                                                  ENDED MARCH 31,
                                                                                        AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                                --------------------  ------------------------------------------
                                                                  1998       1997       1997       1996       1995       1994
                                                                ---------  ---------  ---------  ---------  ---------  ---------
PERFORMANCE RATIOS:
Return on average assets (net income to average total
  assets).....................................................       0.86%      0.71%      0.03%      0.58%      0.82%      0.92%
Return on average net worth (net income to average net
  worth)......................................................       6.54%      5.53%      0.23%      4.64%      6.85%      8.41%
Average interest-earning assets to average interest-bearing
  liabilities.................................................     115.34%    114.97%    115.80%    113.90%    112.17%    111.39%
Net interest rate spread(5)...................................       3.70%      3.71%      3.58%      3.48%      3.70%      3.62%
Net interest margin(6)........................................       4.27%      4.27%      4.17%      4.02%      4.18%      4.03%
Net interest income after provision for loan losses to total
  other expenses..............................................       1.35x      1.31x      0.88x      1.23x      1.45x      1.55x

NET WORTH AND ASSET QUALITY RATIOS:
Average net worth to average total assets.....................      13.16%     12.78%     13.04%     12.40%     12.00%     10.96%
Total net worth to assets end of period.......................      13.51%     12.96%     13.15%     12.74%     12.32%     11.67%
Non-performing assets to total assets.........................       0.96%      2.13%      2.04%      1.78%      1.00%      1.32%
Non-performing loans to total loans...........................       0.94%      2.84%      2.37%      2.28%      1.24%      1.60%
Allowance for loan losses to total loans......................       1.43%      1.30%      1.34%      1.22%      1.25%      1.14%
Allowance for loan losses to non-performing loans.............     151.91%     45.73%     56.48%     53.23%    100.40%     71.13%

OTHER DATA:
Number of real estate loans outstanding.......................      2,953      3,033      3,029      3,104      3,169      2,936
Number of deposit accounts....................................     33,548     34,031     34,069     34,213     34,710         NA
Full service offices..........................................          3          3          3          3          3          3


                                                                  1993
                                                                ---------
PERFORMANCE RATIOS:
Return on average assets (net income to average total
  assets).....................................................       1.03%
Return on average net worth (net income to average net
  worth)......................................................      10.16%
Average interest-earning assets to average interest-bearing
  liabilities.................................................     109.31%
Net interest rate spread(5)...................................       4.41%
Net interest margin(6)........................................       4.84%
Net interest income after provision for loan losses to total
  other expenses..............................................       1.47x
NET WORTH AND ASSET QUALITY RATIOS:
Average net worth to average total assets.....................      10.15%
Total net worth to assets end of period.......................      10.60%
Non-performing assets to total assets.........................       1.69%
Non-performing loans to total loans...........................       2.69%
Allowance for loan losses to total loans......................       1.12%
Allowance for loan losses to non-performing loans.............      41.69%
OTHER DATA:
Number of real estate loans outstanding.......................      2,882
Number of deposit accounts....................................         NA
Full service offices..........................................          2

------------------------------

(1) Shown net of deferred fees and the allowance for loan losses.

(2) In December 1995, the Bank transferred securities classified as held-to-maturity with a fair value of $31.2 million to available-for-sale.

(3) Includes the cumulative effect of changes in accounting for post-retirement benefits other than pensions and changes in accounting for income taxes.

(4) Asset quality and net worth ratios are at end of period. All average balances are daily average balances except for 1995 and prior, for which monthly average balances are used because daily average balances are unavailable. Ratios for the three-month periods have been annualized where appropriate.

(5) The net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(6) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.

NA--The information is not available.

                                  RISK FACTORS

PLEASE REVIEW THE FOLLOWING RISK FACTORS BEFORE DECIDING WHETHER TO PURCHASE
  COMMON STOCK.

INTEREST RATE RISK


    The Bank's principal source of income is the difference between the interest income it earns on interest-earning assets, such as loans and securities, and its cost of funds, principally interest paid on deposits. The rate of interest earned on assets or paid on liabilities changes from time to time, depending upon a number of factors, including general market interest rates. However, the speed of the changes varies among different types of assets and liabilities. Interest rates on some assets and liabilities change more quickly than on others. For example, for a thirty year loan with a fixed rate of interest, the Bank cannot adjust the interest rate earned on its investment until principal payments on the loan are received and reinvested at market rates, which could be over a period of as long as thirty years. In contrast, the rate of interest paid on a thirty-day certificate of deposit can be expected to adjust every thirty days, based upon changes in market interest rates. If market interest rates change, then differences in how fast assets and liabilities adjust to market rates can have a direct effect on net interest income.


    At March 31, 1998, $109.5 million, or 69.9%, of the Bank's total loans were fixed-rate loans. The Bank generally accepts savings deposits for much shorter terms than its fixed-rate loans. In addition, although at March 31, 1998, the Bank had $47.1 million of adjustable-rate loans, most of these loans are residential mortgage loans with interest rates that adjust only annually or once every three years and with periodic and lifetime limits on interest rate adjustments. As a result, increases in market interest rates could reduce the Bank's net interest income because the Bank's cost of deposits would be expected to increase faster than the yields on its loan and securities investments. Management uses strategies to limit interest rate risk, such as making loans with short terms to maturity and investing in adjustable-rate securities. However, customer demand may make it difficult to implement these strategies because when interest rates are low, customers tend to prefer fixed-rate mortgage loans to lock in the lower rates and when interest rates are high, customers tend to prefer adjustable-rate loans that they expect to adjust downward as market interest rates decline. Therefore, the Bank's efforts to reduce the risk of interest rate fluctuations are likely to be limited by the difficulty of originating sufficient adjustable-rate loans. Furthermore, during periods of low or declining interest rates, loan prepayment rates tend to increase as customers seek to refinance existing higher rate loans. This increases the volume of funds that the Bank must reinvest at a time when investment alternatives have lower yields resulting in a decline in net interest margin. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management of Interest Rate Risk."

GEOGRAPHIC CONCENTRATION OF LOANS

    Most of the Bank's loans are mortgage loans on property located in the Bank's market area. At March 31, 1998, more than 70% of the Bank's mortgage loans were secured, in whole or in part, by property located in Cortland County. Cortland County has not, in recent years, benefited from the economic recovery and growth which much of the rest of the country has experienced. Some major employers have closed facilities in Cortland County. An economic slow-down or decline in Cortland County could have a substantial adverse effect on the ability of the Bank's borrowers to repay their loans. If housing values decline at the same time, reductions in the value of collateral could make it more difficult to recover the full amount due on loans in default. Furthermore, economic difficulties can also increase deposit outflows as customers must use savings to pay bills. This can increase the Bank's cost of funds because of the need to replace the deposit outflow. All of these factors can combine to reduce significantly the Bank's net income.

LENDING RISKS

    The Bank has historically employed an operating strategy that emphasized the origination of one- to four-family residential mortgage loans. The Bank also originates commercial mortgage, commercial, automobile and other consumer loans, primarily in its market area. These loans are generally considered to involve a higher degree of credit risk than one- to four-family residential mortgage loans. This greater risk is attributable to several factors, including the higher concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on income-producing properties and the increased difficulty of evaluating and monitoring these types of loans. Commercial mortgage and other commercial loans, which comprised 23.7% of the Bank's loan portfolio at March 31, 1998, carry greater credit risks than residential mortgage loans because their repayment is more dependent on (i) the underlying financial condition of the borrower and the value of, or the cash flow from, any property securing the loan or the business being financed and
(ii) general and local economic conditions. Furthermore, the repayment of loans secured by commercial real estate is typically dependent upon sufficient cash flow from the related real estate project to cover operating expenses and debt service. If the cash flow from the project is reduced (for example, if leases are not obtained or renewed), the borrower's ability to repay the loan may be impaired.


    Furthermore, although residential mortgage loans are generally considered to involve less credit risk than commercial and other loans, residential mortgage lending also presents potentially significant default risks. Changes in local, regional or national economic conditions, the relocation or closing of a major local employer, and other factors could cause increases in delinquency and default rates on residential mortgage loans. In at least some cases, the events which cause an increase in default rates may also cause adverse conditions in local real estate markets, resulting in a decline in property values and an increase in potential losses as collateral for loans becomes less valuable.


    See "Business of the Bank--Lending Activities."

COMPETITION

    The Bank faces intense and increasing competition both in making loans and in attracting deposits. The Bank had 42.1% of the total FDIC-insured deposits in Cortland County at June 30, 1997 according to FDIC statistics and had the largest volume of mortgage loan originations in the county in 1996 and 1997. However, the Bank's market area and surrounding communities include branches of many large regional and nationwide banks with the economic ability to compete aggressively. In addition, non-bank alternatives, such as money market funds, other mutual funds and insurance annuities, compete for deposits and mortgage brokers, mortgage bankers, insurance companies and other finance companies compete to originate loans. The consolidation of the banking industry, the expansion of the powers of banks and other major financial companies, and the lifting of interstate banking and branching restrictions may make it more difficult for smaller institutions, such as the Bank, to compete effectively with large national and regional banking institutions, insurance companies and securities brokerage firms.

REDUCTION IN RETURN ON EQUITY; INVESTMENT OF PROCEEDS


    After the Conversion, the Company will have substantially more total equity than the Bank had prior to the Conversion. The Company does not expect that loan demand will increase as quickly as its increase in capital. The Company initially intends to invest the net proceeds from the Conversion primarily in short-term and medium-term investments which generally have lower yields than loans. Furthermore, although the increased capital will support additional expansion in total assets, the Company is not expected to be able to leverage the new capital immediately. The Company may not be able to increase net income in future periods as fast as equity has increased in the Conversion. Therefore, after the Conversion, return on equity (net income divided by average equity) is expected to be lower than the annualized return on equity of 6.54% for the three months ended March 31, 1998 and is expected to be lower than the average return on equity for publicly traded savings institutions and their holding companies.

    In addition, the initial investment of the net proceeds in debt securities will substantially increase the percentage of the Bank's assets invested in securities. Although much of the Bank's investment securities portfolio consists of U.S. government and agency securities with negligible default rates, the Bank also invests in corporate debt securities and mortgage-backed securities with higher risks of default than government securities. To manage these risks, the Bank limits its corporate debt securities to those rated in the three highest grades by a nationally recognized rating organization and substantially all of the mortgage-backed securities which it purchases are either issued, insured or guaranteed by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) or the Government National Mortgage Association (Ginnie Mae). See "Use of Proceeds" and "Pro Forma Data."

INCREASED COMPENSATION AND OTHER EXPENSES AFTER THE CONVERSION


    After the Conversion, the compensation expense recorded by the Company will be substantially greater than the compensation expense of the Bank prior to the Conversion as a result of expenses related to the ESOP and the PRRP which is expected to be implemented by the Company. The ESOP is expected to acquire 8% of the Common Stock issued in the Conversion, including Common Stock contributed to the Foundation. Therefore, the amount of the Common Stock expected to be acquired by the ESOP will have a total purchase price of up to $6,609,850, if the ESOP purchases the Common Stock in the Subscription Offering, which will be funded with a loan from the Company. If the ESOP is unable to obtain sufficient Common Stock in the Subscription Offering, then it will purchase Common Stock after the Conversion in open market or privately negotiated transactions. This could increase the purchase price that the ESOP pays for the Common Stock and correspondingly increase the amount of the loan from the Company. The Common Stock that the ESOP purchases will be pledged as collateral for the loan. It is expected that the loan will be repaid over twenty years using funds that the Bank contributes to the ESOP.



    As the ESOP repays the loan, the shares of Common Stock will be released as collateral and the Company will record compensation expense based upon the released shares. If the price of the Common Stock remains at $10.00 per share, then the amount of additional compensation expense on account of the ESOP is expected to be approximately $330,000 per year. However, under accounting rules applicable to the ESOP, the Company must record compensation expense based on the fair market price of the released stock. Therefore, if the market price of the Common Stock increases, the amount of compensation expense attributable to the ESOP will be higher.



    In addition, if, as is presently intended, the Company implements the PRRP permitting awards of Common Stock to directors, officers and employees, the Company will record additional compensation expense. The PRRP is expected to permit stock awards for up to approximately 330,000 shares, in the aggregate representing 4% of the Common Stock issued in the Conversion, including Common Stock contributed to the Foundation. If these shares are first acquired by the Company or a trustee for the PRRP in open market purchases and then awarded to recipients, to vest over five years, then the Company will record compensation expense equal to one-fifth of the amount paid for the repurchased stock each year for five years. If the stock is purchased at $10.00 per share, the annual additional compensation expense will be approximately $661,000.


    The Company also anticipates that, as a publicly traded stock corporation, it will incur additional expenses not previously incurred by the Bank, such as the expenses of preparing and filing periodic reports with the SEC, the cost of holding annual and special stockholders' meetings, annual fees to maintain the listing of the Company's Common Stock on the Nasdaq Stock Market, and other stock-related expenses.

    See "Pro Forma Data" and "Management of the Bank--Benefits."

DILUTION, ADDITIONAL COSTS AND OTHER CONSEQUENCES OF THE FOUNDATION.


    The Company intends to establish the Foundation simultaneously with the completion of the Conversion. The establishment of the Foundation may be challenged even though the Boards of Directors of the Company and the Bank have carefully considered the factors involved in establishing the Foundation. If challenges to the Foundation are raised, such challenges might delay the Conversion and the Company and the Bank might be unsuccessful in defending against such challenges.

    DILUTION OF STOCKHOLDERS' INTERESTS. The Company proposes to fund the Foundation with authorized but unissued Common Stock equal to 2% of the Common Stock sold in the Conversion. Therefore, the contribution to the Foundation is expected to range from 104,125 to 162,006 shares of Common Stock. The Foundation would own 1.96% of the Common Stock of the Company then outstanding. Therefore, persons purchasing Common Stock in the Conversion would have their ownership and voting interests in the Company diluted by 1.96%. See "Pro Forma Data."


    IMPACT ON EARNINGS. The contribution to the Foundation will reduce the Company's earnings in the quarter and year in which the contribution is made. The Company will recognize an expense for the entire amount of the contribution in the quarter in which it occurs, which is expected to be the fourth quarter of 1998. This expense will be partially reduced by a related tax benefit because the contribution is expected to be tax deductible. Assuming a contribution of $1.62 million of Common Stock, the Company estimates a net after tax expense of $988,000 (based upon a 39% tax rate and without regard to the 10% annual limit on charitable deductions discussed below). If such expense had been recorded during 1997, it would have reduced net income from $72,000 to a net loss of ($916,000) and if recorded during the first quarter of 1998 it would have reduced net income from $493,000 to a net loss of ($495,000).



    TAX CONSIDERATIONS. The Company may not deduct for federal income tax purposes charitable contributions in any year which exceed 10% of the Company's annual taxable income before deducting charitable contributions. The Company may carry forward any unused portion of the deduction for five years, with use in any year subject to the 10% of taxable income limitation. Therefore, whether the Company can obtain the full tax benefit of the contribution will depend upon the level of future income. The Company's aggregate tax deduction from the contribution to the Foundation would be $1.62 million, assuming that the Common Stock donated is valued at $10.00 per share. Assuming the Company makes no other tax-deductible contributions, the Company would have to have pre-tax net income averaging at least $2.7 million per year, before deducting the contribution, for the next six years in order to obtain the full benefit of the tax deduction. For the quarter ended March 31, 1998, the Bank had pre-tax net income of $826,000, or an annualized amount of $3.3 million. If pre-tax net income does not decline, the Company believes it will be able to obtain the tax benefit of the contribution over the allowable six years. However, if the contribution is valued at more than $10.00 per share because the price of the Common Stock increases above $10.00 when trading in the Common Stock commences, or if the Company's pre-tax net income declines, then the Company may not be able to obtain the full tax benefit of the contribution.



    Although the Company and the Bank have received the opinion of Serchuk & Zelermyer, LLP that the Company will be entitled to the deduction for the charitable contribution, the IRS may not recognize the Foundation as a tax exempt organization or may disallow the deduction. If the deduction is not permitted, the Company's tax benefit for the contribution, which will be recognized as a deferred tax asset for financial statement purposes, will be fully expensed, resulting in a further reduction in earnings in the year in which the IRS makes such a determination.


    POTENTIAL ANTI-TAKEOVER EFFECT. After the Conversion, the Foundation will own 1.96% of the Company's outstanding Common Stock. The FDIC and the Superintendent have required that the shares of Common Stock owned by the Foundation must be voted in the same proportion as all other shares of Common Stock on all proposals considered by stockholders of the Company. With this voting restriction, the Company does not believe the Foundation will materially reduce the likelihood of a takeover of the

Company. However, if the voting restriction affects the ability of the Foundation to remain tax exempt, the Company expects to request the FDIC and the Superintendent of Banks to waive the restriction. The restriction may be waived for other reasons, such as a change in the policy of the Superintendent or the FDIC. If the restriction is eliminated, the Foundation's Board of Directors would have the power to vote the shares owned by the Foundation in the Board's discretion. A majority of the Foundation's Board of Directors will be comprised of individuals who are officers or directors of the Bank or the Company. Therefore, if the restriction is waived, the voting control of incumbent directors and officers of the Company and the Bank would be expected to increase.

    See "The Conversion--Establishment of the Foundation."

ANTI-TAKEOVER PROVISIONS

    PROVISIONS IN THE COMPANY'S AND THE BANK'S GOVERNING INSTRUMENTS. The Company's Certificate of Incorporation and Bylaws, and the Bank's Restated Organization Certificate and Bylaws, will assist the Company in remaining an independent publicly owned corporation. For example, the Company's Certificate of Incorporation requires an 80% vote to approve certain actions, such as certain mergers; only one-third of the Board of Directors will be elected each year; special meetings of stockholders generally may be called only by the Board of Directors; and under certain circumstances a merger or other business combination is permitted only if a uniform price is paid for the Company's Common Stock. Furthermore, any person owning more than 10% of the Company's outstanding voting stock may not cast any votes for the shares in excess of the 10% limit. See "Restrictions on Acquisition of the Company and --the Bank-- Restrictions in the Company's Certificate of Incorporation and Bylaws." The Bank's Restated Organization Certificate also prohibits, for three years, any person (other than the Company, the ESOP and certain related entities) from acquiring or offering to acquire, directly or indirectly, beneficial ownership of more than 10% of the Bank's equity securities. These provisions may discourage potential proxy contests and other potential takeover attempts, particularly those which have not been negotiated with the Company's Board of Directors. Therefore, they may preserve the control of current management and have an adverse effect on the market price of the Common Stock.


    VOTING CONTROL OF OFFICERS AND DIRECTORS. Directors and executive officers of the Bank and the Company expect to purchase from approximately 1.92% to 3.0% of the Common Stock issued in the Conversion, including shares contributed to the Foundation, depending on the number of shares issued. In addition, the ESOP intends to purchase 8% of the Common Stock issued in the Conversion, including shares contributed to the Foundation. If the Company adopts and stockholders approve the Stock Option Plan and the PRRP, those two plans could cover 14% of the Company's outstanding Common Stock if the plans are funded with stock acquired in open market purchases. If all options under the Stock Option Plan are awarded and exercised, and if all shares covered by the PRRP are awarded, in both cases using shares purchased on the open market, then directors, executive officers and employees could have, in total, the power to vote from approximately 23.9% to 25.0% of the Company's outstanding Common Stock. This voting power could further increase if the Company repurchases stock from other stockholders. Furthermore, the Company may, in the future, implement other stock based benefit programs, such as employee discount stock purchase plans or plans to pay directors fees with stock rather than cash. Directors, executive officers and employees might thus be able to prevent or hinder corporate actions requiring more than a majority vote of stockholders, such as certain mergers and charter amendments. This voting control may stop takeover attempts that other stockholders believe are in their best interest and may perpetuate existing management.


    PROVISIONS IN MANAGEMENT EMPLOYMENT CONTRACTS AND BENEFIT PLANS. The four employment contracts with executive officers of the Bank, the ESOP, and the employee severance plan providing benefits in the event of a change in control provide actual or potential cash payments or the vesting of benefits upon a change of control of the Company or the Bank. This may make it less likely, or more costly, for a person to seek to acquire the Company and stockholders might receive less for their stock than otherwise might be paid if the Company is acquired. See "Management of the Bank--Employment Contracts," and "Management of the Bank--Benefits--Employee Stock Ownership Plan," "--Employee Severance Plan," "--Stock Option Plan" and "--Personnel Recognition and Retention Program."

ABSENCE OF MARKET FOR COMMON STOCK


    There is no established market for the Common Stock of the Company at this time. The Company has received conditional approval from the Nasdaq Stock Market to have its common stock quoted on the Nasdaq National Market under the symbol "CNYF" upon completion of the Conversion. For the listing to continue, there must be at least three market makers for the Common Stock. Market makers are securities broker/dealers who make a market in a stock by announcing prices at which they are willing to buy and sell the stock and who are willing to regularly purchase and sell the stock. The Company will seek to maintain at least three market makers to satisfy Nasdaq requirements. CIBC Oppenheimer Corp. and Trident Securities, Inc. will assist the Company in that effort and expect to be market makers in the Common Stock. The Company anticipates that there will be other market makers for the Common Stock, but the Company can provide no assurance that sufficient market makers will be available to maintain the Nasdaq Stock Market listing.


    Furthermore, an active and liquid market for the Company's Common Stock depends upon whether there are other willing buyers and sellers. This is not in the control of the Company or any market maker. An active and liquid trading market for the Common Stock may not develop or continue. The absence of an active and liquid market may reduce the price of the Company's Common Stock and, if a market for the Common Stock does not develop, it may be difficult for investors to sell their shares. See "Market for the Common Stock."

POSSIBLE INCREASE IN THE VALUATION RANGE AND NUMBER OF SHARES TO BE ISSUED


    The number of shares to be sold in the Conversion may be increased by an additional 15% based upon the number of orders received, the updated appraisal, and market, financial and economic conditions when the Conversion is being completed. If this occurs, the Company will sell 8,100,312 shares of Common Stock in the Conversion and contribute 162,006 shares to the Foundation. An increase in the number of shares sold can be expected to decrease net income per share and stockholders' equity (book value) per share but can be expected to increase the Company's consolidated stockholders' equity and net income. See "The Conversion--Stock Pricing and Number of Shares to be Issued."


RECENTLY HIRED EXECUTIVE OFFICERS

    The Bank has four executive officers. Although Wesley D. Stisser, Jr., the President and Chief Executive Officer, has 45 years' experience with the Bank, the Chief Operating Officer and the Chief Financial Officer have both been with the Bank only since June of this year, and the Senior Loan Officer first joined the Bank in October of 1996. All three of the new executive officers have substantial prior experience in the banking industry in central New York. The Board of Directors believes that the addition of these three officers helps to position the Bank to implement its plans for the future. However, the successful implementation of these plans ultimately depends, in part, on the ability of the management team to function effectively as a collective unit. See "Management of the Bank--Biographical Information."

POSSIBLE DILUTION FROM STOCK OPTIONS AND THE PERSONNEL RECOGNITION AND RETENTION
  PROGRAM

    If the Stock Option Plan is implemented after the Conversion, which is expected, it will cover 10% of the Common Stock issued in the Conversion, including Common Stock contributed to the Foundation. If options under the plan are exercised and satisfied using Common Stock never previously issued, instead of Common Stock repurchased by the Company, the ownership interests of other stockholders would be diluted (reduced) by approximately 9.1%. Similarly, if the PRRP is implemented for 4% of the Common Stock issued in the Conversion, including Common Stock contributed to the Foundation, and awards under the plan are satisfied with Common Stock never previously issued, the interests of existing stockholders would be diluted by approximately 3.8%. If the plans are funded with Common Stock never previously issued, existing stockholders will not have preemptive (first priority) rights to buy those shares. A dilution of the interests of existing stockholders could be expected to have an adverse effect on the market price of the Common Stock. See "Management of the Bank--Benefits--Stock Option Plan" and "--Personnel Recognition and Retention Program."

POSSIBLE ADVERSE INCOME TAX CONSEQUENCES OF THE DISTRIBUTION OF SUBSCRIPTION
  RIGHTS

    The Internal Revenue Service could take the position that the subscription rights granted to certain depositors of the Bank have an ascertainable value and that the value represents taxable income to those depositors. The Company has received a letter from RP Financial, LC. that the subscription rights have no ascertainable value, but that conclusion is not binding upon the IRS. If the subscription rights are deemed to have value, depositors with subscription rights could be taxed upon the receipt or exercise of the subscription rights in an amount equal to that value. The Bank might then have taxable income on the distribution of the subscription rights. Although the IRS is not known to have taken the position that subscription rights represent taxable income in similar mutual to stock conversions, the IRS may change its position in the future. See "The Conversion--Effects of Conversion on Depositors and Borrowers."


BURDENS AND UNCERTAINTIES OF FINANCIAL INSTITUTION REGULATION



    Federal and state banking laws and regulations exert substantial control on the operations of the Bank and the Company. Federal and state regulatory authorities have extensive discretion in connection with their supervision of the Bank, such as the right to impose restrictions on operations and the insistence that an institution increase its allowance for loan losses. Regulatory authorities can also impose operating restrictions and penalties on financial institutions. Furthermore, federal laws affecting banks are constantly being revised, often imposing new restrictions or increasing competitive pressures through de-regulation. Any change in the regulatory structure or statutes or regulations applicable to banks or their competitors, whether by the Banking Department, the FDIC, the New York State legislature or the Congress, could have a material impact on the Company, the Bank and their operations. See "Regulation."



MEMORANDUM OF UNDERSTANDING WITH THE FDIC



    In 1995, as a result of weaknesses in the administration of part of its loan origination function, the Bank entered into a memorandum of understanding with the FDIC requiring the Bank to upgrade its compliance procedures regarding consumer loans and to rectify certain past problems. The primary causes of the memorandum of understanding were failures to satisfy certain disclosure requirements for consumer loans, such as the requirement that redisclosure is required when changes in market interest rates cause initially correct disclosures to become inaccurate before a loan closes. The memorandum of understanding, which remains in effect, requires the Bank to take remedial action, increase employee training, upgrade future compliance, and provide periodic reports to the FDIC. The Bank believes that it has improved its compliance procedures and complied with the memorandum of understanding and expects that it will be terminated in connection with the next FDIC consumer compliance examination of the Bank, but there is no assurance that the FDIC will agree to the termination.


DEFALCATION BY FORMER SENIOR LOAN OFFICER

    During the fourth quarter of 1996, the Bank discovered that its then senior loan officer had been involved in various schemes to defraud the Bank, which schemes resulted in substantial losses which are the subject of a pending insurance bond claim by the Bank. Since that time, the Bank has upgraded its internal audit programs and adopted procedures designed to prevent any recurrence of such problems. However, no assurance can be provided to investors that the Bank will not suffer future losses from other fraud or embezzlement schemes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Special Matters Affecting Results of Operations."

YEAR 2000 COMPLIANCE UNCERTAINTIES AND POTENTIAL COMPUTER PROBLEMS



    Accurate computer record keeping and data processing is essential for the efficient operation of the Bank. In many cases, computer software and hardware, as well as computer chips in other equipment, have been designed so that they will not accurately reflect dates beyond December 31, 1999. The Bank is actively involved in reviewing all of its computer-related functions to assure that the Bank will be able to continue to operate successfully at the beginning of the next millennium without significant interruption. The Bank initially retained an independent consultant to review its computer systems and develop a plan for testing and evaluation, which has been approved by the Board. Implementation of the plan is being overseen by a committee of officers of the Bank which meets at least monthly and reports to the Board's Executive Committee quarterly. Testing of core systems is expected to be complete by year end 1998, with testing of minor systems to continue through the third quarter of 1999.



    The Bank may be required to replace existing software and hardware in order to do so. The Bank does not believe that the cost of such replacement will have a material adverse effect on the Bank's financial condition or results of operations because most of the costs will be encompassed by normal updates to existing systems which are periodically updated on a regular basis. The evaluation of the costs will not be complete until testing is completed during 1999. The Bank expects that its Year 2000 upgrading will be completed on a timely basis. However, there can be no assurance that the systems of other companies on which the Bank relies will also be Year 2000 compliant in a timely fashion or that any such failure by another company would not have an adverse affect on the Bank.



    Furthermore, computer problems experienced by the Bank's commercial borrowers could have an adverse effect on their business operations and their ability to repay their loans when due. The Bank has recently begun evaluating Year 2000 readiness of its commercial loan applicants as part of the loan underwriting process and is calling upon major existing borrowers to assess their readiness and identify potential problems.



    In addition, technological advances in general may require the Bank to make substantial capital investments in the future so it can continue to compete with its many competitors.


                           FORWARD-LOOKING STATEMENTS

    In this Prospectus, the Company, when discussing the future, may use words like "will probably result," "are expected to," "may cause," "is anticipated," "estimate," "project," or similar words. These words represent forward-looking statements. In addition, certain disclosures and information in this Prospectus, such as an analysis of the adequacy of the allowance for loan losses or an analysis of the interest rate sensitivity of the Company's assets and liabilities, are based upon attempts to predict future events and circumstances and also represent forward-looking statements.

    Many factors could cause the Company's actual future results and future experience to be different from what is described in the Company's forward-looking statements. Future profitability, interest rate sensitivity, and the adequacy of the allowance for loan losses can be affected by, for example,
(i) deterioration in local, regional, national or global economic conditions which could cause an increase in loan delinquencies, a decrease in property values, or a change in the housing turnover rate; (ii) changes in market interest rates or changes in the speed at which market interest rates change;
(iii) changes in laws and regulations affecting the financial service industry;
(iv) changes in competition; and (v) changes in consumer preferences.

    Please do not place unjustified or excessive reliance on any forward-looking statements. They speak only as of the date made and should not be considered to be guarantees, promises or assurances of what will happen in the future. Remember that various factors, including those described above, could affect the Company's financial performance and could cause the Company's actual results or circumstances for future periods to be materially different from what has been anticipated or projected.

                         SUMMARY OF RECENT DEVELOPMENTS



    The following tables summarize certain financial and operational information and other data for the Bank as of or for the periods ended June 30, 1998 and 1997 and December 31, 1997. Information at June 30, 1998 and for the three and six months ended June 30, 1998 and 1997 is unaudited, but and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results for such unaudited periods have been made. This information is derived in part from and should be read in conjunction with the consolidated financial statements of the Bank included elsewhere in this Prospectus. The results of operations for the three and six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year or any other period.



                                                                                           AT JUNE 30,  AT DEC. 31,
SELECTED BALANCE SHEET DATA:                                                                  1998         1997
                                                                                           -----------  -----------
                                                                                                (IN THOUSANDS)
Total assets.............................................................................   $ 237,642    $ 233,729
Loans receivable, net....................................................................     156,643      155,422
Loans held-for-sale......................................................................          --        2,541
Securities available-for-sale............................................................      46,409       44,140
Securities held-to-maturity..............................................................      12,779       12,550
Deposits.................................................................................     201,951      199,770
Total net worth..........................................................................   $  32,046    $  30,740



                                                                              THREE MONTHS ENDED
                                                                                                     SIX MONTHS ENDED
                                                                                   JUNE 30,              JUNE 30,
                                                                             --------------------  --------------------
SELECTED OPERATIONS DATA:                                                      1998       1997       1998       1997
                                                                             ---------  ---------  ---------  ---------
                                                                                           (IN THOUSANDS)
Interest income............................................................  $   4,337  $   4,468  $   8,648  $   8,885
Interest expense...........................................................      2,003      2,086      4,013      4,150
                                                                             ---------  ---------  ---------  ---------
  Net interest income......................................................      2,334      2,382      4,635      4,735
Provision for loan losses..................................................         75        225        150        450
                                                                             ---------  ---------  ---------  ---------
  Net interest income after provision for loan losses......................      2,259      2,157      4,485      4,285
Non-interest income........................................................        278        189        523        408
Non-interest expenses......................................................      1,693      1,555      3,338      3,180
                                                                             ---------  ---------  ---------  ---------
Income before income taxes.................................................        844        791      1,670      1,513
Income tax expense.........................................................        283        355        616        666
                                                                             ---------  ---------  ---------  ---------
Net income.................................................................  $     561  $     436  $   1,054  $     847
                                                                             ---------  ---------  ---------  ---------
                                                                             ---------  ---------  ---------  ---------



                                                                              AT OR FOR THE     AT OR FOR THE
                                                                            THREE MONTHS ENDED
                                                                                 JUNE 30,      SIX MONTHS ENDED
                                                                                                   JUNE 30,
                                                                    ----------------------------------------------
                                                                                            ----------------------
SELECTED FINANCIAL RATIOS AND OTHER DATA:                              1998        1997        1998        1997
                                                                    ----------  ----------  ----------  ----------
PERFORMANCE RATIOS:
Return on average assets..........................................       0.96%       0.74%       0.91%       0.72%
Return on average net worth.......................................       7.20%       5.77%       6.88%       5.65%
Average interest-earning assets to average interest-bearing
 liabilities......................................................     116.11%     115.58%     115.36%     115.28%
Net interest rate spread..........................................       3.64%       3.66%       3.70%       3.69%
Net interest margin...............................................       4.22%       4.25%       4.27%       4.26%
Net interest income after provision for loan losses to total non-
 interest expenses................................................      1.33 x      1.39 x      1.34 x      1.35 x

NET WORTH AND ASSET QUALITY RATIOS:
Average net worth to average total assets.........................      13.31%      12.84%      13.23%      12.82%
Total net worth to assets end of period...........................      13.48%      13.10%      13.48%      13.10%
Non-performing assets to total assets.............................       0.68%       2.76%       0.68%       2.76%
Non-performing loans to total loans...............................       0.78%       3.89%       0.78%       3.89%
Allowance for loan losses to total loans..........................       1.46%       1.36%       1.46%       1.36%
Allowance for loan losses to non-performing loans.................     186.90%      34.99%     186.90%      34.99%

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND DECEMBER 31, 1997.



    Total assets at June 30, 1998 were $237.6 million, an increase of $3.9 million, or 1.7% from total assets of $233.7 million at December 31, 1997. The primary cause of the increase was the investment of funds received through deposit growth.



    Net loans increased $1.2 million as the Bank's residential loan originations exceeded loan paydowns, reflecting the seasonal nature of home purchasing. There were no loans held-for-sale at June 30, 1998, compared with $2.5 million at December 31, 1997. The reduction is attributed to the completion of the loan sale in the first quarter of 1998 as more fully discussed elsewhere in this prospectus.



    Securities available-for-sale increased $2.3 million, or 5.1%, from $44.1 million at December 31, 1997 reflecting the investment of the loan sale proceeds and funds received through deposit growth.



    Total deposits were $202.0 million at June 30, 1998, representing a $2.2 million increase, or 1.1%, from total deposits of $199.8 million at December 31, 1997. The increase in deposits is believed to be attributable to normal fluctuations in customer deposits.



    The Bank's equity increased $1.3 million from $30.7 million at December 31, 1997 to $32.0 million at June 30, 1998. The increase resulted from net income of $1.1 million and a $252,000 increase in the unrealized gain on securities available-for-sale. The Bank's capital ratios continue to exceed regulatory requirements to be considered "well capitalized" under FDIC regulations.



COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED JUNE 30, 1998 AND
  JUNE 30, 1997.



    GENERAL. Net income for the three months ended June 30, 1998 was $561,000, an increase of $125,000 from net income of $436,000 for the three months ended June 30, 1997. The increase was primarily attributed to a $150,000 decline in the provision for loan losses, an $89,000 increase in non-interest income and a $72,000 reduction in income tax expense, partially offset by a $138,000 increase in non-interest expenses and a $48,000 decline in net interest income.



    NET INTEREST INCOME. Net interest income for the three months ended June 30, 1998 was $2.3 million, representing a $48,000 decline from the $2.4 million recorded for the three months ended June 30, 1997. The reduction is primarily attributed to a slight decline in the Bank's net interest margin as existing borrowers refinanced their loans into lower rate products and new borrowers obtained loans at lower rates, in both cases due to market interest rate conditions. The Bank's net interest margin was 4.22% for the three months ended June 30, 1998 compared to 4.25% for the three months ended June 30, 1997, reflecting the decline in yields, slightly offset by an increase in capital as a no-cost funding source.



    PROVISION FOR LOAN LOSSES. The provision for loan losses was $75,000 for the three months ended June 30, 1998, a decline of $150,000 from the $225,000 for the three months ended June 30, 1997. The decrease in the provision resulted from a lower level of non-performing loans caused by the resolution of problem loans through substantial charge-offs during 1997 and the loan sale during the first quarter of 1998.



    NON-INTEREST INCOME. Non-interest income for the three months ended June 30, 1998 was $278,000, an increase of $89,000 from the $189,000 for the three months ended June 30, 1997. The Bank's primary source of non-interest income is service charges on deposit accounts and fees related to loans. Increases in both of these areas were due to higher transaction volumes contributed to the increase in non-interest income.



    NON-INTEREST EXPENSE. Non-interest expense increased by $138,000 for the three months ended June 30, 1998 from the three months ended June 30, 1997. Other than normal fluctuations in expenses, the only categories of non-interest expenses which experienced significant percentage changes were salaries and employee benefits, trustees fees and other real estate owned expenses. Salaries and employee benefits increased by $210,000 for the three months ended June 30, 1998, compared with the same period in 1997. This increase is attributed to normal merit increases, a $48,000 increase in health care claims caused by the nature and timing of employee claims, the $83,000 accrued as severance pay to the former Comptroller who terminated employment during the quarter, and the addition of two executive officers. Directors fees increased $170,000 for the three months ended June 30, 1998 compared with the same period in 1997. The primary cause of the increase was the recognition of the entire cost of the $150,000 retirement benefit to be paid to three retiring directors (see "Management of the Bank--Directors") and an increase in the number of Board and committee meetings related to the Bank's conversion. The costs associated with other real estate owned declined by $207,000 reflecting a $209,000 gain recorded on the sale of one property.



COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND JUNE
  30, 1997.



    GENERAL. Net income for the six months ended June 30, 1998 was $1.1 million, an increase of $207,000 from net income of $847,000 for the six months ended June 30, 1997. The increase was primarily attributed to a $300,000 decline in the provision for loan losses, a $115,000 increase in non-interest income and a $50,000 reduction in income tax expense, partially offset by a $158,000 increase in non-interest expenses and a $100,000 decline in net interest income.



    NET INTEREST INCOME. Net interest income for the six months ended June 30, 1998 was $4.6 million, representing a $100,000 decline from the $4.7 million recorded for the six months ended June 30, 1997. The reduction is primarily attributed to a modest reduction in the Bank's average net interest earning assets for the six months ended June 30, 1998 compared with the same period in 1997. The Bank's net interest margin was 4.27% for the six months ended June 30, 1998 compared to 4.26% for the six months ended June 30, 1997.



    PROVISION FOR LOAN LOSSES. The provision for loan losses was $150,000 for the six months ended June 30, 1998, a decline of $300,000 from the $450,000 for the six months ended June 30, 1997. The decrease in the provision resulted from a lower level of non-performing loans caused by the resolution of problem loans through substantial charge-offs during 1997 and the loan sale during the first quarter of 1998.



    NON-INTEREST INCOME. Non-interest income for the six months ended June 30, 1998 was $523,000, an increase of $115,000 from the $408,000 for the six months ended June 30, 1997. The Bank's primary source of non-interest income is service charges on deposit accounts and fees related to loans. Increases in both of these areas due to higher transaction volumes contributed to the increase in non-interest income.



    NON-INTEREST EXPENSE. Non-interest expense increased by $158,000 for the six months ended June 30, 1998 from the six months ended June 30, 1997. The increase was the net result of the combined effect of the factors previously discussed with respect to the second quarter of the year, with $138,000 out of the $158,000 increase having occurred during the second quarter.

                            THE BANK AND THE COMPANY

CNY FINANCIAL CORPORATION

    CNY Financial Corporation was recently organized by the Bank to acquire all of the capital stock of the Bank to be issued in the Conversion. The Federal Reserve has approved the Company as a bank holding company and, when the Conversion is completed, it will be subject to Federal Reserve regulation. See "Regulation--Holding Company Regulation." When the Conversion is complete, the Company's significant assets will include the capital stock of the Bank acquired in the Conversion, the loan that it makes to the ESOP so the ESOP can purchase 8% of the Common Stock issued in the Conversion, and 50% of the net proceeds of the Conversion minus the amount of those proceeds used to fund the ESOP loan. See "Use of Proceeds." The Company will initially have no significant liabilities. The initial directors and executive officers of the Company are all currently directors or executive officers of the Bank. See "Management of the Company." At the present time, the Company does not intend to employ any other persons, but will use the support staff of the Bank from time to time. Additional employees will be hired as needed in the future.

    The Company's executive office is located at the administrative offices of the Bank, 1 North Main Street, Cortland, New York 13045. Its telephone number is
(607) 756-5643.

CORTLAND SAVINGS BANK

    The Bank is a New York State chartered mutual savings bank. Its deposits are insured to the maximum allowable amount by the FDIC. The Bank's market area consists of the County of Cortland, New York. The Bank services its customers from its main office in the city of Cortland, a nearby drive-up facility, branches in the adjoining communities of Homer and Cortlandville, and a representative office in Ithaca for loan originations. At March 31, 1998, the Bank had total assets of $232.4 million, total deposits of $198.2 million and total net worth of $31.4 million.

    The Bank is a community-oriented savings bank whose business primarily consists of accepting deposits from local customers and investing those funds in residential mortgage loans in Cortland County.
The Bank had $103.3 million of residential one- to four-family mortgage loans at March 31, 1998, representing 66.0% of total loans and 44.5% of total assets. Based upon data as of June 30, 1997 published by the FDIC, the Bank's share of total FDIC-insured deposits within Cortland County was approximately 42.1%, the largest share of any bank in Cortland County. The Bank is the highest volume residential mortgage lender in Cortland County, measured by number and dollar amount of mortgage loans. The Bank also makes residential multi-family loans, commercial mortgage loans, credit card loans, commercial business loans and consumer loans. At March 31, 1998, the Bank's loan portfolio, net, totaled $154.2 million, or 66.4% of total assets. The Bank's loan origination and related loan servicing activities are conducted primarily by Bank personnel, but from time to time the Bank obtains commercial mortgage loan opportunities and, to a lesser extent, residential mortgage loan applications, through loan brokers or other referral sources. The Bank also obtains automobile loan referrals from automobile dealers.

    In addition to loans, the Bank's largest investment categories are investment and mortgage-backed securities. The Bank's investment activities primarily consist of investing in debt securities issued by the United States government and its agencies, corporate debt securities, mortgage-backed securities and certain equity securities. At March 31, 1998, the Bank had $35.8 million in carrying value of U.S. Government, agency, municipal and corporate debt securities, representing 15.4% of total assets. At March 31, 1998, the Bank had $2.4 million in fair value of corporate equity securities, which are included as part of securities available-for-sale at fair value.

    The Bank's executive office is located at 1 North Main Street, Cortland, New York 13045. Its telephone number is (607) 756-5643.

                         REGULATORY CAPITAL COMPLIANCE

    The table below shows the Bank's capital ratios at March 31, 1998 and the related FDIC minimum capital requirements. The table also shows approximately what the capital ratios of the Bank would have been if the Conversion had taken place on March 31, 1998 (referred to as pro forma ratios), assuming that the indicated number of shares of Common Stock were sold and assuming that 50% of the net proceeds were paid to the Bank. The expected loan to the ESOP and the cost of shares expected to be acquired by the PRRP are deducted from pro forma regulatory capital. See "Pro Forma Data". Risk-based capital ratios are shown as a percentage of risk weighted assets and the leverage ratio is shown as a percentage of adjusted total assets.

                                                                   PRO FORMA BASED UPON NET PROCEEDS AT MARCH 31, 1998 (1)
                                                             -------------------------------------------------------------------
                                                                                                                      7,043,750
                                                                                                                       SHARES
                                                                                                                        SOLD
                                                                                                                     (MAXIMUM OF
                                                                                                                      VALUATION
                                                                  5,206,250 SHARES            6,125,000 SHARES
                                       HISTORICAL AT              SOLD (MINIMUM OF           SOLD (MIDPOINT OF
                                       MARCH 31, 1998             VALUATION RANGE)            VALUATION RANGE)         RANGE)
                                 --------------------------  --------------------------  --------------------------  -----------
                                                 PERCENT                     PERCENT                     PERCENT
                                                   OF                          OF                          OF
                                               APPLICABLE                  APPLICABLE                  APPLICABLE
                                   AMOUNT        ASSETS        AMOUNT        ASSETS        AMOUNT        ASSETS        AMOUNT
                                 -----------  -------------  -----------  -------------  -----------  -------------  -----------
                                                                     (DOLLARS IN THOUSANDS)
GAAP Capital (2)...............   $  31,394         13.51%    $  50,584         19.77%    $  54,125         20.81%    $  57,666
                                 -----------        -----    -----------        -----    -----------        -----    -----------
                                 -----------        -----    -----------        -----    -----------        -----    -----------
Tier I Leverage:
Capital level..................   $  30,662         13.26%    $  49,853         19.58%    $  53,393         20.62%    $  56,934
Requirement (3)................       9,246          4.00%       10,184          4.00%       10,355          4.00%       10,527
                                 -----------        -----    -----------        -----    -----------        -----    -----------
Excess.........................   $  21,416          9.26%    $  39,669         15.58%    $  43,038         16.62%    $  46,407
                                 -----------        -----    -----------        -----    -----------        -----    -----------
                                 -----------        -----    -----------        -----    -----------        -----    -----------
Tier I Risk-based:
Capital Level (4)..............   $  30,662         21.94%    $  49,853         34.51%    $  53,393         36.74%    $  56,934
Requirement (3)................       5,590          4.00%        5,778          4.00%        5,812          4.00%        5,847
                                 -----------        -----    -----------        -----    -----------        -----    -----------
Excess.........................   $  25,072         17.94%    $  44,075         30.51%    $  47,581         32.74%    $  51,087
                                 -----------        -----    -----------        -----    -----------        -----    -----------
                                 -----------        -----    -----------        -----    -----------        -----    -----------
Total Risk-based:
Capital Level (4)..............   $  32,408         23.19%    $  51,659         35.76%    $  55,209         37.99%    $  58,761
Requirement (3)................      11,181          8.00%       11,556          8.00%       11,625          8.00%       11,693
                                 -----------        -----    -----------        -----    -----------        -----    -----------
Excess.........................   $  21,227         15.19%    $  40,103         27.76%    $  43,584         29.99%    $  47,068
                                 -----------        -----    -----------        -----    -----------        -----    -----------
                                 -----------        -----    -----------        -----    -----------        -----    -----------


                                                  8,100,312 SHARES SOLD

                                                    (15% ABOVE MAXIMUM

                                                   OF VALUATION RANGE)
                                                --------------------------
                                    PERCENT                     PERCENT
                                      OF                          OF
                                  APPLICABLE                  APPLICABLE
                                    ASSETS        AMOUNT        ASSETS
                                 -------------  -----------  -------------

GAAP Capital (2)...............        21.81%    $  61,694         22.91%
                                       -----    -----------        -----
                                       -----    -----------        -----
Tier I Leverage:
Capital level..................        21.63%    $  60,962         22.74%
Requirement (3)................         4.00%       10,722          4.00%
                                       -----    -----------        -----
Excess.........................        17.63%    $  50,240         18.74%
                                       -----    -----------        -----
                                       -----    -----------        -----
Tier I Risk-based:
Capital Level (4)..............        38.95%    $  60,962         41.43%
Requirement (3)................         4.00%        5,886          4.00%
                                       -----    -----------        -----
Excess.........................        34.95%    $  55,076         37.43%
                                       -----    -----------        -----
                                       -----    -----------        -----
Total Risk-based:
Capital Level (4)..............        40.20%    $  62,801         42.68%
Requirement (3)................         8.00%       11,772          8.00%
                                       -----    -----------        -----
Excess.........................        32.20%    $  51,029         34.68%
                                       -----    -----------        -----
                                       -----    -----------        -----


------------------------

(1) Pro forma capital levels assume that one-half of the net proceeds from the sale of the Common Stock is contributed by the Company to the Bank in exchange for the capital stock of the Bank, but only after deducting from the amount contributed to the Bank (i) the full amount of Common Stock expected to be purchased by the ESOP and (ii) an additional amount representing 4% of the Common Stock to be issued in the Conversion, including Common Stock contributed to the Foundation, on account of the anticipated PRRP.

(2) Capital under generally accepted accounting principles (GAAP) includes the net unrealized gain/loss, if any, on available-for-sale securities, which is not recognized as capital under the FDIC capital ratio rules. See "Regulation--Banking Regulation--Capital Requirements."

(3) In order to be classified as "well-capitalized," the Bank must, in addition to other requirements, have a Tier I risk-based capital ratio of at least 6.00%, a total risk-based capital ratio of at least 10.00% and a Tier I leverage ratio of at least 5.00%. See "Regulation--Banking
    Regulation--Capital Requirements" and "--Enforcement."

(4) Total risk-based capital includes the allowance for loan losses. Pro forma risk-based capital data assumes the net proceeds are invested in assets that carry a risk-weighting equal to 20%, based on the assumption that the net proceeds will initially be invested in government and corporate debt securities.

                                USE OF PROCEEDS

    Although the actual net proceeds from the sale of the Common Stock cannot be determined until the Conversion is completed, the net proceeds are expected to range from $50,312,500 to $79,166,120. See "Pro Forma Data" and "The Conversion--Stock Pricing and Number of Shares to be Issued" for a discussion of the assumptions used to estimate those amounts. The proceeds will not be available unless and until the Conversion is completed.


    The Company will use 50% of the net proceeds from the sale of the Common Stock to purchase the capital stock of the Bank. Therefore, it is estimated that the amount paid by the Company to the Bank, before non-cash accounting adjustments, will range from $25,156,250 to $39,583,060. The Bank intends to invest its share of the net proceeds in short-term and medium-term, investment-grade debt securities. The amount received will become part of the Bank's general funds, which the Bank currently intends to gradually deploy to increase its levels of one- to four-family real estate lending and, to a lesser extent, other lending, depending on market conditions as suitable opportunities arise. The Company expects that initially it will use the net proceeds remaining in its hands, after funding the loan to the ESOP, to make investments in short and intermediate term investment-grade debt securities. The Company may also use the proceeds it retains to purchase stock to fund the PRRP or to satisfy the exercise of options issued under the Stock Option Plan. Those purchases would generally not occur for at least six months after the Conversion and generally not until after stockholders approve the two plans. The Company may also contribute all or a portion of the net proceeds retained by it to the Bank as additional capital. See "Management of the Bank--Benefits--Stock Option Plan" and "--Benefits--Personnel Recognition and Retention Program."



    If depositors with first priority subscription rights purchase all the Common Stock available in the Conversion, the ESOP will purchase its Common Stock of the Company in the open market after the Conversion is completed. If the ESOP purchases 8% of the Common Stock issued in the Conversion, including Common Stock contributed to the Foundation, at a price of $10.00 per share, the ESOP loan will be from $4,248,300 to $6,609,850, depending upon the number of shares sold in the Conversion. If the ESOP must purchase its Common Stock on the open market when the price of the Company's Common Stock is more than $10.00 per share, the amount of the ESOP loan will be more than if the ESOP is able to purchase its Common Stock in the Subscription Offering. The Company estimates that the term of the ESOP loan will be twenty years. The Company and Bank may choose to fund the ESOP's stock purchases with a loan by a third party financial institution. See "Management of the Bank--Benefits--Employee Stock Ownership Plan."


    The Bank and the Company may also use the net proceeds from the Conversion to support future expansion through, for example, purchasing branches, establishing new branches, acquiring other financial institutions, or expanding into other businesses. The Company and the Bank have no current arrangements, understandings or agreements for any such expansion. The Company, after the Conversion, will be a bank holding company which, under existing law, may engage in only limited types of businesses which are closely related to and a proper incident to banking. See "Regulation--Holding Company Regulation."


    After the Conversion, the Board of Directors of the Company may approve stock repurchase plans, subject to statutory and regulatory requirements, and use a portion of the net proceeds to implement the repurchase plans. The Company may not repurchase any Common Stock in the first year after the Conversion and, unless approved by the Superintendent, during the next two years may only repurchase up to 5% of its outstanding capital stock each year. Further, the Company may not repurchase any of its Common Stock if the repurchase would cause the Bank to become "undercapitalized." See "Regulation-- Banking Regulation--Enforcement." The Board of Directors may authorize the use of a portion of the net proceeds to repurchase stock depending upon facts and circumstances in the future. Such facts and circumstances may include, for example: (i) market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and the opportunity to improve the Company's return on equity; (ii) avoiding dilution by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and (iii) capital needs of the Company and the Bank in light of the level of non-performing loans, current and projected results of operations, the economic environment and other considerations. If the Company repurchases stock for more than book value per share, the book value per share for remaining shares would be reduced. The Company will not repurchase any stock if the repurchase would cause the Company or the Bank not to satisfy any minimum regulatory capital ratio requirements.

                                DIVIDEND POLICY

    After the Conversion, the Board of Directors of the Company may declare cash or stock dividends, subject to statutory and regulatory requirements. However, the Board has not decided the amount or timing of dividends, if any. Dividends will depend upon a number of factors, such as profitability, available investment opportunities, capital needs in connection with potential expansion or acquisitions, regulatory limits, financial condition, tax considerations, general economic conditions, industry standards and other factors. The Company cannot assure any potential purchaser that dividends will be paid, when they might be paid or, if paid, whether the payment of dividends will continue.


    The Company is not generally subject to regulatory restrictions on the payment of dividends to its stockholders, although the ability of the Company to pay dividends may, depending upon its use of the portion of the net proceeds it retains, depend, in part, on dividends from the Bank. Delaware law generally limits the dividends which the Company may pay to the excess of its net assets (the amount by which total assets exceed total liabilities) over its statutory capital (number of shares outstanding multiplied by par value per share), or if there is no excess, to its net profits for the current and/or immediately preceding fiscal year. It is the policy of the Federal Reserve that, when making dividend decisions, the Company, as a bank holding company, must give due consideration to its capital position, its ability to meet its financial obligations as they come due, and its capacity to act as a source of financial strength to the Bank. See "Regulation--Holding Company Regulation--Federal Holding Company Regulation." The Company has also agreed with the FDIC that it will not pay an extraordinary dividend to its stockholders which constitutes a tax-free return of capital for one year after the Conversion without the FDIC's consent.


    One source of funds for the Company to pay dividends is dividends from the Bank to the Company. The Bank may not pay dividends or repurchase its common stock if that would cause its stockholders' equity to be less than the liquidation account required to be created for the benefit of certain depositors. See "The Conversion--Effects of Conversion on Depositors and Borrowers--Liquidation Rights." Under New York law, the Bank may pay dividends to the Company, without regulatory approval, equal to its net profits for the year in which the payment is made, plus retained net profits for the two previous years, subject to certain limits not generally relevant. Restrictions on the ability of the Bank to pay dividends to the Company are not expected to have a material effect on the operations of the Company or its ability to pay dividends in the foreseeable future.

                          MARKET FOR THE COMMON STOCK


    The Company was recently formed and has never issued stock. Therefore, there is currently no market for the Company's Common Stock. The Company has received preliminary approval for listing the Common Stock on the Nasdaq National Market under the symbol "CNYF" subject to the completion of the Conversion and compliance with certain conditions. There must be at least three market makers to have and maintain the listing. The Company will seek to have at least three market makers for its Common Stock. Making a market involves maintaining bid and ask quotations and being able, as principal, to purchase and sell stock in reasonable quantities at those quoted prices. The Company can provide no assurance that arrangements can be made for there to be three market makers for the Company's Common Stock. Furthermore, the Company cannot control whether there will be enough willing buyers and sellers for an active and liquid trading market. Without an active and liquid trading market, it may be difficult for stockholders to obtain full value for their shares. See "Risk Factors--Absence of Market for Common Stock."

                                 CAPITALIZATION

    The following table presents the historical capitalization (capital accounts, deposits and borrowings) of the Bank at March 31, 1998 and the estimated capitalization of the Company (consolidated with the Bank) as though the Conversion had been completed on that date. The table is based on the same assumptions described above under "Pro Forma Data." The number of shares shown includes shares to be sold in the Conversion and shares intended to be contributed to the Foundation.


                                                                                                       15% ABOVE
                                                           MINIMUM       MIDPOINT        MAXIMUM        MAXIMUM
                                            CORTLAND      5,310,375      6,247,500      7,184,625      8,262,318
                                             SAVINGS      SHARES AT      SHARES AT      SHARES AT      SHARES AT
                                           HISTORICAL   $10 PER SHARE  $10 PER SHARE  $10 PER SHARE  $10 PER SHARE
                                           -----------  -------------  -------------  -------------  -------------
                                                                   (DOLLARS IN THOUSANDS)
Deposits (1).............................   $ 198,234     $ 198,234      $ 198,234      $ 198,234      $ 198,234
Borrowings...............................          --            --             --             --             --
                                           -----------  -------------  -------------  -------------  -------------
Total deposits and borrowings............     198,234       198,234        198,234        198,234        198,234
                                           -----------  -------------  -------------  -------------  -------------
                                           -----------  -------------  -------------  -------------  -------------
Stockholders' equity:
Preferred Stock:, $0.01 par value
2,000,000 shares authorized (none
outstanding).............................          --            --             --             --             --
Common Stock, $0.01 par value(2)
18,000,000 shares authorized; shares
outstanding as shown.....................          --            53             62             72             83
Additional paid-in capital...............          --        51,301         60,663         70,025         80,703
Retained earnings--substantially
restricted (3)...........................      30,662        30,662         30,662         30,662         30,662
Plus:
Accumulated other comprehensive income...         732           732            732            732            732
Less:
Expense of Foundation contribution,
net......................................          --          (635)          (747)          (860)          (988)
Common Stock acquired by ESOP(4).........          --        (4,248)        (4,998)        (5,748)        (6,610)
Common Stock acquired by PRRP(5).........          --        (2,124)        (2,499)        (2,874)        (3,305)
                                           -----------  -------------  -------------  -------------  -------------
Total stockholders' equity...............      31,394        75,741         83,875         92,009        101,277
                                           -----------  -------------  -------------  -------------  -------------
Total capitalization.....................   $ 229,628     $ 273,975      $ 282,109      $ 290,243      $ 299,511
                                           -----------  -------------  -------------  -------------  -------------
                                           -----------  -------------  -------------  -------------  -------------


------------------------

(1) Does not reflect withdrawals from deposit accounts to purchase Common Stock.

(2) The effect of issuing additional Common Stock to satisfy the exercise of options under the intended Stock Option Plan is not shown. See "Management of the Bank--Benefits--Stock Option Plan."

(3) The retained earnings of the Bank will be restricted after the Conversion. See "The Conversion--Effects of Conversion on Depositors and
    Borrowers--Liquidation Rights."

(4) The Common Stock acquired by the ESOP (8% of the Common Stock to be issued including the contribution to the Foundation) is shown as a reduction of stockholders' equity because it is assumed to be purchased with the proceeds of a loan from the Bank. See "Management of the Bank--Benefits--Employee Stock Ownership Plan."

(5) Assumes that the Company repurchases 4% of the shares issued in the Conversion to fund the PRRP at $10.00 per share. The purchase price is shown as a reduction of stockholders' equity. See "Risk Factors--Possible Dilution from Stock Options and the Personnel Recognition and Retention Program," "Pro Forma Data" and "Management of the Bank--Benefits--Personnel Recognition and Retention Program."

                                 PRO FORMA DATA


    The tables in this section show estimated information for the Company as though the Conversion had occurred in the past. Each table shows estimated stockholders' equity at the end of the period as though the Conversion had occurred at the end of the period and estimated net income for the entire period as though the Conversion had occurred at the beginning of the period. The amounts shown in the tables, except for historical data, are based upon assumptions and estimates, the most significant of which are described below.



    It is assumed that the ESOP will purchase 8% of the Common Stock issued in the Conversion (including Common Stock contributed to the Foundation). The remaining shares are assumed to be sold for $10.00 per share with CIBC Oppenheimer Corp. and Trident Securities, Inc. receiving a fee of 1.15% of the purchase price of those shares, except that no fee will be paid on Common Stock purchased by the ESOP and purchases estimated at $1.6 million by officers, employees, and directors of the Bank and Company and members of their immediate families. CIBC Oppenheimer Corp. and Trident Securities, Inc. will receive a minimum fee of $750,000. It is also assumed that the Company contributes Common Stock to the Foundation equal to 2% of the Common Stock sold in the Conversion. Other Conversion expenses are estimated to be approximately $1.0 million. Actual expenses may vary from these estimates. Stockholders' equity has not been reduced by the liquidation account that must be created in connection with the Conversion for the benefit of certain depositors.


    The tables assume that the net proceeds were invested at 5.39% (the one-year U.S. Treasury constant maturity index for the week which included March 31,
1998). This rate has been used because it is believed to be a reasonable estimate of the rate that would be obtained on an investment of net proceeds. The after-tax yield is assumed to be 3.29% (based on an estimated tax rate of 39%). The tables do not take into account possible withdrawals of deposits to pay for Common Stock purchases. Per share amounts have been calculated by dividing applicable amounts by the number of shares shown, as adjusted for estimated ESOP allocations. The calculation of pro forma stockholders' equity does not include assumed earnings on the net proceeds during the period shown.


    For the purpose of calculating the pro forma data, the Company assumes that it will implement the PRRP and repurchase 4% of the Common Stock sold in the Conversion at $10.00 per share to fund the program. The Company also assumes that all the repurchased stock is awarded under the program in awards that vest gradually over five years. See "Management of the Bank--Benefits--Personnel Recognition and Retention Program." No adjustments have been made to estimate the effect of the Stock Option Plan which the Company expects to implement. The ESOP is assumed to be funded with a loan from the Company that is repaid in substantially equal principal payments over a period of twenty years. See "Management of the Bank--Benefits--Employee Stock Ownership Plan."


    The following information is not intended to predict the future and does not show or predict the financial effects of the Conversion when it occurs in the future. The information should not be taken as an indication of future profitability. The pro forma stockholders' equity does not represent the fair market value of the Common Stock and may be more than would be distributed to stockholders in the unlikely event of a liquidation. The pro forma data should not be used to project the future market price of the Common Stock.

                                                          AT OR FOR THE THREE MONTHS ENDED MARCH 31, 1998
                                             --------------------------------------------------------------------------
                                                                                                          8,262,318
                                                 5,310,375          6,247,500          7,184,625         SHARES (15%
                                             SHARES (MINIMUM)   SHARES (MIDPOINT)   SHARES (MAXIMUM)    ABOVE MAXIMUM)
                                               AT $10.00 PER      AT $10.00 PER      AT $10.00 PER      AT $10.00 PER
                                                   SHARE              SHARE              SHARE              SHARE
                                             -----------------  -----------------  ------------------  ----------------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds.............................     $    52,063        $    61,250         $   70,438         $   81,003
  Plus shares issued to the Foundation.....           1,041              1,225              1,409              1,620
                                             -----------------  -----------------  ------------------  ----------------
Pro forma market capitalization............     $    53,104        $    62,475         $   71,847         $   82,623
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
Gross proceeds.............................     $    52,063        $    61,250         $   70,438         $   81,003
Less offering expenses and commissions.....          (1,750)            (1,750)            (1,750)            (1,837)
                                             -----------------  -----------------  ------------------  ----------------
  Estimated net conversion proceeds........          50,313             59,500             68,688             79,166
  ESOP funding.............................          (4,248)            (4,998)            (5,748)            (6,610)
  PRRP funding.............................          (2,124)            (2,499)            (2,874)            (3,305)
                                             -----------------  -----------------  ------------------  ----------------
  Estimated proceeds available for
    investment(1)..........................     $    43,941        $    52,003         $   60,066         $   69,251
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
NET INCOME:
  Historical...............................     $       493        $       493         $      493         $      493
Pro forma adjustments:
  Net earnings from proceeds...............             361                427                494                569
  ESOP expense(2)..........................             (32)               (38)               (44)               (50)
  PRRP expense(3)..........................             (65)               (76)               (88)              (101)
                                             -----------------  -----------------  ------------------  ----------------
    Pro forma net income...................     $       757        $       806         $      855         $      911
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
NET INCOME PER SHARE:
  Historical...............................     $      0.10        $      0.09         $     0.07         $     0.06
Pro forma adjustments:
  Net earnings from proceeds...............            0.07               0.07               0.08               0.08
  ESOP expense(2)..........................           (0.01)             (0.01)             (0.01)             (0.01)
  PRRP expense(3)..........................           (0.01)             (0.01)             (0.01)             (0.01)
                                             -----------------  -----------------  ------------------  ----------------
    Pro forma net income per share.........     $      0.15        $      0.14         $     0.13         $     0.12
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
  Weighted average shares used in
    calculation............................       4,890,855          5,753,948          6,617,040          7,609,595
STOCKHOLDERS' EQUITY (BOOK VALUE)(4)(5):
  Historical...............................     $    31,394        $    31,394         $   31,394         $   31,394
  Pro forma adjustments:
    Estimated net conversion proceeds......          50,313             59,500             68,688             79,166
    Net effect of contribution to
      Foundation(6)........................             406                478                549                632
    Less Common Stock acquired by:
      ESOP(2)..............................          (4,248)            (4,998)            (5,748)            (6,610)
      PRRP(3)..............................          (2,124)            (2,499)            (2,874)            (3,305)
                                             -----------------  -----------------  ------------------  ----------------
        Pro forma book value...............     $    75,741        $    83,875         $   92,009         $  101,277
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
STOCKHOLDERS' EQUITY (BOOK VALUE) PER
  SHARE:
  Historical...............................     $      5.91        $      5.03         $     4.37         $     3.80
  Pro forma per share adjustments:
    Estimated net conversion proceeds......            9.47               9.52               9.56               9.58
    Net effect of contribution to
      Foundation(6)........................            0.08               0.08               0.08               0.08
    Less Common Stock acquired by:
      ESOP(2)..............................           (0.80)             (0.80)             (0.80)             (0.80)
      PRRP(3)..............................           (0.40)             (0.40)             (0.40)             (0.40)
                                             -----------------  -----------------  ------------------  ----------------
        Pro forma book value per share.....     $     14.26        $     13.43         $    12.81         $    12.26
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
        Shares used in calculation.........       5,310,375          6,247,500          7,184,625          8,262,318
  RATIO OF OFFERING PRICE TO PRO FORMA NET
    INCOME PER SHARE.......................          16.67x             17.86x             19.23x             20.83x
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
OFFERING PRICE PER SHARE AS A PERCENTAGE OF
  PRO FORMA BOOK VALUE PER SHARE...........          70.13%             74.46%             78.06%             81.57%
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------


                                              NOTES APPEAR AFTER FOLLOWING PAGE.

                                                             AT OR FOR THE YEAR ENDED DECEMBER 31, 1997
                                             --------------------------------------------------------------------------
                                                                                                          8,262,318
                                                 5,310,375          6,247,500          7,184,625         SHARES (15%
                                             SHARES (MINIMUM)   SHARES (MIDPOINT)   SHARES (MAXIMUM)    ABOVE MAXIMUM)
                                               AT $10.00 PER      AT $10.00 PER      AT $10.00 PER      AT $10.00 PER
                                                   SHARE              SHARE              SHARE              SHARE
                                             -----------------  -----------------  ------------------  ----------------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Gross proceeds.............................     $    52,063        $    61,250         $   70,438         $   81,003
  Plus shares issued to the Foundation.....           1,041              1,225              1,409              1,620
                                             -----------------  -----------------  ------------------  ----------------
Pro forma market capitalization............     $    53,104        $    62,475         $   71,847         $   82,623
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
Gross Proceeds.............................     $    52,063        $    61,250         $   70,438         $   81,003
Less offering expenses and commissions.....          (1,750)            (1,750)            (1,750)            (1,837)
                                             -----------------  -----------------  ------------------  ----------------
  Estimated net conversion proceeds........          50,313             59,500             68,688             79,166
  ESOP funding.............................          (4,248)            (4,998)            (5,748)            (6,610)
  PRRP funding.............................          (2,124)            (2,499)            (2,874)            (3,305)
                                             -----------------  -----------------  ------------------  ----------------
  Estimated proceeds available for
    investment(1)..........................     $    43,941        $    52,003         $   60,066         $   69,251
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
NET INCOME:
  Historical...............................     $        72        $        72         $       72         $       72
Pro forma adjustments:
  Net earnings from proceeds...............           1,445              1,710              1,975              2,277
  ESOP expense(2)..........................            (130)              (152)              (175)              (202)
  PRRP expense(3)..........................            (259)              (305)              (351)              (403)
                                             -----------------  -----------------  ------------------  ----------------
    Pro forma net income...................     $     1,128        $     1,325         $    1,521         $    1,744
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
NET INCOME PER SHARE:
  Historical...............................     $      0.01        $      0.01         $     0.01         $     0.01
Pro forma adjustments:
  Net earnings from proceeds...............            0.30               0.30               0.30               0.30
  ESOP expense(2)..........................           (0.03)             (0.03)             (0.03)             (0.03)
  PRRP expense(3)..........................           (0.05)             (0.05)             (0.05)             (0.05)
                                             -----------------  -----------------  ------------------  ----------------
    Pro forma net income per share.........     $      0.23        $      0.23         $     0.23         $     0.23
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
  Weighted average shares used in
    calculation............................       4,906,787          5,772,690          6,638,594          7,634,381
STOCKHOLDERS' EQUITY (BOOK VALUE)(4)(5):
  Historical...............................     $    30,740        $    30,740         $   30,740         $   30,740
  Pro forma adjustments:
    Estimated net conversion proceeds......          50,313             59,500             68,688             79,166
    Net effect of contribution to
      Foundation(6)........................             406                478                549                632
    Less Common Stock acquired by:
      ESOP(2)..............................          (4,248)            (4,998)            (5,748)            (6,610)
      PRRP(3)..............................          (2,124)            (2,499)            (2,874)            (3,305)
                                             -----------------  -----------------  ------------------  ----------------
        Pro forma book value...............     $    75,087        $    83,221         $   91,355         $  100,623
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
STOCKHOLDERS' EQUITY (BOOK VALUE) PER
  SHARE:
  Historical...............................     $      5.79        $      4.92         $     4.28         $     3.72
  Pro forma per share adjustments:
    Estimated net conversion proceeds......            9.47               9.52               9.56               9.58
    Net effect of contribution to
      Foundation(6)........................            0.08               0.08               0.08               0.08
    Less Common Stock acquired by:
      ESOP(2)..............................           (0.80)             (0.80)             (0.80)             (0.80)
      PRRP(3)..............................           (0.40)             (0.40)             (0.40)             (0.40)
                                             -----------------  -----------------  ------------------  ----------------
        Pro forma book value per share.....     $     14.14        $     13.32         $    12.72         $    12.18
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
        Shares used in calculation.........       5,310,375          6,247,500          7,184,625          8,262,318
  RATIO OF OFFERING PRICE TO PRO FORMA NET
    INCOME PER SHARE.......................          43.48x             43.48x             43.48x             43.48x
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------
OFFERING PRICE PER SHARE AS A PERCENTAGE OF
  PRO FORMA BOOK VALUE PER SHARE...........          70.72%             75.07%             78.62%             82.10%
                                             -----------------  -----------------  ------------------  ----------------
                                             -----------------  -----------------  ------------------  ----------------


                                                 NOTES APPEAR ON FOLLOWING PAGE.

------------------------------
(1) Estimated net proceeds available for investment consist of estimated net Conversion proceeds minus (i) the proceeds attributable to the purchase of Common Stock by the ESOP; and (ii) the cost of the shares covered by the PRRP, which, subject to receipt of stockholder approval, are assumed to be purchased at a price of $10.00 per share.


(2) The amount estimated to be borrowed by the ESOP from the Company is shown as a reduction of stockholders' equity. ESOP expense is based upon generally accepted accounting principles as described in accounting Statement of Position 93-6. Generally accepted accounting principles require that as and when shares pledged as security for an ESOP loan are committed to be released from the loan (i.e., as the loan is repaid), ESOP expense is recorded based upon the fair value of the shares at that time. The ESOP loan is assumed to have a term of twenty years. It is therefore assumed that one-twentieth of the Common Stock acquired by the ESOP is committed to be released from the lien of the ESOP loan each year, and one-eightieth each calendar quarter. ESOP expense shown is equal to the number of shares so committed to be released for the period, multiplied by the per share fair value at that time, which is assumed to be $10.00 per share. All shares released during the period are assumed to be outstanding for the entire period for the purpose of calculating earnings per share and book value per share. Shares not yet committed to be released are not deemed to be outstanding for either purpose. See "Management of the Bank--Benefits-- Employee Stock Ownership Plan."



(3) The shares purchased by the Company to fund the anticipated PRRP are assumed to be purchased at the beginning of the periods shown at $10.00 per share and immediately awarded to directors, officers and employees. Because the shares are assumed to vest gradually over five years, 20% of the purchase price is treated as an expense for the year ended December 31, 1997 and 5% for the quarter ended March 31, 1998. If the Company uses authorized but unissued shares to fund the plan, the interests of existing stockholders would be diluted by approximately 3.85%. In such event, pro forma net earnings per share would be $0.23, $0.23, $0.23 and $0.23, and pro forma stockholders' equity per share would be $13.98, $13.19, $12.61 and $12.09 at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Range, respectively, for the year ended December 31, 1997. Pro forma net earnings per share would be $0.15, $0.14, $0.13 and $0.12, and pro forma stockholders' equity per share would be $14.10, $13.29, $12.70 and $12.17 at the minimum, midpoint, maximum and 15% above the maximum of the Valuation Range, respectively, for the three months ended March 31, 1998. If the per share price paid to repurchase stock to fund the plan is greater than $10.00 per share, then net income per share and stockholders equity per share would be lower. See "Management of the Bank--Benefits--Personnel Recognition and Retention Program."


(4) If the Stock Option Plan covering up to 10% of the Common Stock issued in the Conversion is implemented as planned and funded with newly issued Common Stock, the estimated net income and book value per share for all of the alternatives shown on the preceding tables would be reduced because of the additional shares that would be outstanding. The effect of the implementation of the Stock Option Plan can not be reasonably estimated because the number of options that may be awarded cannot be determined; the exercise price of the options will depend upon the market price on the date the options are awarded; the options will vest gradually over five years; and the exercise of options is at the discretion of the director, officer or employee holding the option. See "Management of the Bank--Benefits--Stock Option Plan."

(5) The retained earnings of the Bank will be restricted after the Conversion. See "Dividend Policy," and "The Conversion--Effects of Conversion on Depositors and Borrowers--Liquidation Rights."


(6) The net effect of the contribution to the Foundation as shown is the estimated tax benefit to the Company of the contribution, equal to the amount of the contribution multiplied by the estimated tax rate of 39%. It is assumed that the contribution is valued at $10.00 per share of Common Stock and that the Company will realize the full tax benefit of the contribution over the period permitted under the Internal Revenue Code.

               COMPARISON OF VALUATION AND PRO FORMA INFORMATION
                          WITH AND WITHOUT FOUNDATION

    RP Financial, LC. has estimated that, if the Foundation was not being established, the aggregate market value of the Common Stock of the Company would be approximately $1.8 million higher at the midpoint of the Valuation Range, which would result in a $3.0 million increase in the amount of Common Stock offered in the Conversion at the midpoint. For comparative purposes only, set forth below are certain estimated pricing ratios and financial information, assuming that the Foundation was not established and assuming the Conversion was completed at March 31, 1998. However, these are just estimates and there is no assurance that if the Foundation were not funded by the Company, an appraiser at that time would conclude that the market value of the Company's Common Stock would be the same as estimated by RP Financial, LC.


                                                                         MINIMUM                   MIDPOINT
                                                                 ------------------------  ------------------------
                                                                    WITH        WITH NO       WITH        WITH NO
                                                                 FOUNDATION   FOUNDATION   FOUNDATION   FOUNDATION
                                                                 -----------  -----------  -----------  -----------
                                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Estimated offering amount......................................   $  52,063    $  54,613    $  61,250    $  64,250
Pro forma market capitalization................................      53,104       54,613       62,475       64,250
    Total assets...............................................     276,735      278,697      284,869      287,178
    Total liabilities..........................................     200,994      200,994      200,994      200,994
Pro forma stockholders' equity.................................      75,741       77,703       83,875       86,184
Pro forma net income(1)........................................         757          774          806          826
Pro forma stockholders' equity per share.......................       14.26        14.23        13.43        13.42
Pro forma net income per share(1)..............................   $    0.15    $    0.16    $    0.14    $    0.14
Pro forma pricing ratios (annualized)
Price/stockholders' equity.....................................       70.13%       70.27%       74.46%       74.52%
Price/net income...............................................       16.67x       16.67x       17.86x       17.86x
Price/assets...................................................       19.19%       19.60%       21.93%       22.37%
Pro forma financial ratios (annualized)
Return on assets...............................................        1.09%        1.11%        1.13%        1.15%
Return on stockholders' equity.................................        4.00%        3.98%        3.84%        3.83%
Stockholders' equity/assets....................................       27.37%       27.88%       29.44%       30.01%



                                                                         MAXIMUM              15% ABOVE MAXIMUM
                                                                 ------------------------  ------------------------
                                                                    WITH        WITH NO       WITH        WITH NO
                                                                 FOUNDATION   FOUNDATION   FOUNDATION   FOUNDATION
                                                                 -----------  -----------  -----------  -----------
                                                                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Estimated offering amount......................................   $  70,438    $  73,888    $  81,003    $  84,971
Pro forma market capitalization................................      71,847       73,888       82,623       84,971
    Total assets...............................................     293,003      295,659      302,271      305,325
    Total liabilities..........................................     200,994      200,994      200,994      200,994
Pro forma stockholders' equity.................................      92,009       94,665      101,277      104,331
Pro forma net income(1)........................................         855          878          911          937
Pro forma stockholders' equity per share.......................       12.81        12.81        12.26        12.27
Pro forma net income per share(1)..............................   $    0.13    $    0.13    $    0.12    $    0.12
Pro forma pricing ratios (annualized)
Price/stockholders' equity.....................................       78.06%       78.06%       81.57%       81.50%
Price/net income...............................................       19.23x       19.23x       20.83x       20.83x
Price/assets...................................................       24.52%       24.99%       27.33%       27.83%
Pro forma financial ratios (annualized)
Return on assets...............................................        1.17%        1.19%        1.21%        1.23%
Return on stockholders' equity.................................        3.72%        3.67%        3.60%        3.59%
Stockholders' equity/assets....................................       31.40%       32.02%       33.51%       34.17%


------------------------

(1) If effect is given to the estimated net expense of the contribution to the Foundation assuming a value of $10.00 per share donated and an effective tax rate of 39% with full recognition of the tax benefit of the contribution, estimated pro forma net income for the three months ended March 31, 1998 would have been $122,000, or $.02 per share, at the minimum; $59,000, or $.01 per share, at the midpoint; ($4,000), or $0.00 per share, at the maximum; and ($77,000), or ($0.01) per share, at 15% above the maximum of the Valuation Range.

                PARTICIPATION BY THE BOARD AND SENIOR MANAGEMENT

    The following table sets forth certain information as to the intended purchases of Common Stock by each director and executive officer of the Bank and their associates and by all directors and executive officers as a group. This table excludes shares to be purchased by the ESOP which may be allocated to executive officers and excludes options or shares which may be granted pursuant to the Stock Option Plan or the PRRP. For purposes of the following table, it has been assumed that 6,125,000 shares (the midpoint of the Valuation Range) of Common Stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions in all categories. The percentages assume a contribution of 122,500 shares of Common Stock to the Foundation.


                                                                                             AGGREGATE
                                                                                 NUMBER       PURCHASE      PERCENT
NAME                                             POSITION                       OF SHARES      PRICE       OF SHARES
---------------------------  ------------------------------------------------  -----------  ------------  -----------
Wesley D. Stisser, Jr.       President & Chief Executive
                             Officer, Director                                     15,000   $    150,000        0.24%
Joseph H. Compagni           Director                                              15,000        150,000        0.24%
Roland Fragnoli              Director                                              15,000        150,000        0.24%
Edward E. Hatter, Jr.        Director                                              15,000        150,000        0.24%
Patrick J. Hayes, M.D.       Director                                              15,000        150,000        0.24%
Robert S. Kashdin, CPA       Director                                              15,000        150,000        0.24%
Harvey Kaufman               Director                                              15,000        150,000        0.24%
Donald P. Reed               Director                                              15,000        150,000        0.24%
Judith F. Riehlman           Director                                               1,000         10,000        0.02%
Terrance D. Stalder          Director                                              10,000        100,000        0.16%
F. Michael Stapleton         Executive Vice President
                             & Chief Operating Officer                             15,000        150,000        0.24%
Steven A. Covert             Executive Vice President                               5,000         50,000        0.08%
                             & Chief Financial Officer
Kerry D. Meeker              Senior Vice President
                             & Senior Loan Officer                                  8,000         80,000        0.13%
                                                                               -----------  ------------         ---
All Directors and Executive
Officers as a group                                                               159,000   $  1,590,000        2.55%
                                                                               -----------  ------------         ---
                                                                               -----------  ------------         ---


    In addition to the above purchases, three recently retired directors (Harwood Spaulding, Edward G. Burgess and Peter A. Potter) have indicated an intention to subscribe for 25,000 shares of Common Stock, representing 0.40% of the stock to be issued in the Conversion at the midpoint of the Valuation Range, including the shares contributed to the Foundation. See "Management of the Bank--Directors."

                                 THE CONVERSION


    THE BOARD OF DIRECTORS OF THE BANK AND THE SUPERINTENDENT HAVE APPROVED THE PLAN OF CONVERSION. THE SUPERINTENDENT'S APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF CONVERSION. CERTAIN TERMS USED IN THE FOLLOWING SUMMARY OF THE MATERIAL ASPECTS OF THE CONVERSION ARE DEFINED IN THE PLAN OF CONVERSION, A COPY OF WHICH MAY BE OBTAINED FROM THE BANK.


GENERAL


    On March 23, 1998, the Board of Directors of the Bank adopted a Plan of Conversion which provides that the Bank will convert from a mutual savings bank to a stock savings bank. All of the capital stock of the Bank will be owned by the Company. The Company plans to keep 50% of the net proceeds from the sale of the Common Stock and to use the remaining 50% to purchase all of the stock of the Bank to be issued as part of the Conversion. The Superintendent has approved the Plan subject to its approval by the depositors of the Bank entitled to vote at the
Special Meeting to be held on September      , 1998 and subject to the
satisfaction of certain other conditions imposed by the Superintendent in such approval.


    To accomplish the Conversion, the Bank will restate its Organization Certificate to authorize it to issue stock. The Conversion will be accounted for as a pooling of interests, which generally means that the financial statement entries of the Bank that existed before the Conversion will continue without change after the Conversion. As part of the Conversion, the Company is conducting a Subscription Offering to sell its Common Stock. Many depositors and the Company's ESOP will have priority rights to subscribe for the Common Stock being sold in the Conversion. Shares not subscribed for in the Subscription Offering may be offered in a Community Offering to certain members of the general public, with preference given to natural persons residing in Cortland County, New York. The Company and the Bank anticipate that all shares not subscribed for in the Subscription or Community Offering will be offered for sale by the Company to the general public in a Syndicated Community Offering. See "--Community Offering" and "--Syndicated Community Offering." The Conversion must be completed within 24 months after the date of the approval of the Plan of Conversion by the Superintendent. See "Effect of Delay in Consummating the Conversion."


REASONS FOR THE CONVERSION


    The Bank has several business purposes for the Conversion. The sale of the Company's Common Stock will provide the Bank with additional equity capital to support its existing operations and to provide capital for expansion opportunities. At March 31, 1998, the Bank had Tier I capital equal to 13.26% of applicable assets and total risk-based capital equal to 23.19% of risk-weighted assets. See "Regulatory Capital Compliance" for discussion of the effects of the Conversion on the Bank's capital ratios. In addition, investment of the net proceeds from the Conversion is expected to provide additional operating income to further increase the Bank's capital on a continuing basis.


    The Conversion will structure the Bank in the stock form used in the United States by all commercial banks, most major business corporations and many savings institutions. The Conversion will give many of the Bank's depositors the opportunity to become stockholders of the Company, allowing them to own stock in the financial organization in which they maintain deposit accounts. Such ownership may encourage depositors who become stockholders to promote the Bank to others, thereby further contributing to the Bank's earnings potential. The Bank also expects that the ESOP, the Stock Option Plan and the PRRP will assist it in attracting and retaining qualified personnel and successfully competing with other financial institutions in its principal market area.

    The Board of Directors of the Bank believes that the holding company structure will facilitate the diversification of the Bank's business activities and the acquisition of other banks as well as other companies. The holding company structure could enable an acquired bank to operate on a more autonomous basis as a wholly-owned subsidiary of the Company, rather than as a division of the Bank. For example, the acquired bank could retain its own directors, officers and corporate name as well as have representation on the Board of Directors of the Company. As of the date of this Prospectus, the Company has no understandings or agreements to acquire any other institution or engage in any activities other than holding the Bank's stock.

ESTABLISHMENT OF THE FOUNDATION


    GENERAL. As part of the Bank's commitment to its local community, the Plan of Conversion provides that a charitable foundation will be established in connection with the Conversion. The Bank and the Company will incorporate the Foundation under New York law as a non-stock corporation, and will fund the Foundation with a contribution of Common Stock of the Company equal to 2% of the Common Stock sold in the Conversion. The Company may also contribute or lend up to $100,000 to the Foundation for initial start up expenses and to cover initial grants by the Foundation.

    The Company and the Bank believe that the Foundation will help maintain a bond between the Bank and its community. The community will share in the potential growth and success of the Company over the long term. By enhancing the Bank's visibility and reputation, the Bank believes that the Foundation will improve goodwill and enhance the long-term value of the Bank. The Foundation will be dedicated to charitable purposes within the Bank's local community, including community development activities.


    PURPOSE OF THE FOUNDATION. The purpose of the Foundation is to provide funds to support charitable causes and community development activities. It is expected that the Foundation will provide grants for community development, low cost housing, civic and education programs, and for other charitable programs. In recent years, the Bank has emphasized community lending and community development activities within the Bank's local community. The Foundation is being formed to add to the Bank's existing community activities. However, the Foundation is expected to replace some of the Bank's existing charitable giving. The Bank intends to continue to emphasize lending and development activities within its market area, but the Foundation may have even greater flexibility to foster community activities and the promotion of charitable causes because it will not be subject to limits placed on the Bank by most banking laws and regulations. In this regard, the Board of Directors believes that establishing a charitable foundation is consistent with the Bank's commitment to community service.


    Although the Bank and the Company have considered the above factors, the establishment of a charitable foundation in connection with a conversion is a relatively new concept that has only been implemented by several other converting banks. Accordingly, certain persons may raise challenges as to the validity of the establishment of the Foundation that, if not resolved promptly, could delay the consummation of the Conversion or result in the elimination of the Foundation.


    STRUCTURE OF THE FOUNDATION. The Foundation will be incorporated under New York law as a not-for-profit corporation. The Foundation's Certificate of Incorporation will provide that it is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. No part of the net earnings of the Foundation will benefit, or be distributed to, its directors, officers or members. A majority of the directors of the Foundation will be officers or directors of the Bank, and the remaining directors will consist of civic and community leaders within the Bank's local community. Once the initial Board of Directors of the Foundation is appointed by the Bank and the Company, future directors will be elected by the existing board of the Foundation. Only persons serving as directors of the Foundation will have the authority to vote to elect new directors of the Foundation.



    The Board of Directors of the Foundation will control the Foundation's affairs. That Board will establish the Foundation's policies in making grants or contributions, consistent with the Foundation's purpose. As directors of a non-profit corporation, directors of the Foundation will have a fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose of the Foundation. The directors of the Foundation will also direct the activities of the Foundation, including the management of the Common Stock of the Company held by the Foundation. However, the FDIC and the Superintendent have required that the Foundation agree that all shares of Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Company's Stock on all proposals considered by stockholders of the Company. The FDIC and the Superintendent may waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of New York; (ii) cause the Foundation to lose its tax-exempt status, or cause the IRS to deny the Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Foundation; or (iii) cause the Foundation to be subject to an excise tax under Section 4941 of the Internal Revenue Code. However, there can be no assurance that a waiver will be granted if requested, and the failure to grant a waiver could adversely affect the tax-exempt status of the Foundation and the deductibility of the

Company's contribution. If the FDIC and the Superintendent waive such voting requirement, the directors of the Foundation would control the voting of the Common Stock owned by the Foundation. However, if a waiver is granted, the FDIC or the Superintendent may impose additional conditions regarding the composition of the Board of Directors of the Foundation.



    The Foundation's place of business will be located at the Bank's administrative offices and initially the Foundation is expected to have no employees but will utilize the staff of the Company and the Bank. The Board of Directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. The Bank has agreed with the Federal Reserve and the FDIC that the Bank will comply with all applicable affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between the Bank and the Foundation.


    The Company intends to capitalize the Foundation with Common Stock of the Company in an amount equal to 2% of the Common Stock to be sold in connection with the Conversion and may donate or lend up to an additional $100,000 to the Foundation. Therefore, without resoliciting subscribers, the contribution to the Foundation could vary from 104,125 shares to 162,006 shares. The Company and the Bank decided to fund the Foundation primarily with Common Stock rather than cash to create a link between the future success of the Company and the benefits to the community, and so the community can share in the potential growth and success of the Company and the Bank over the long term. The use of Common Stock provides a potentially larger endowment than if cash is used because the Foundation will share in future stock price appreciation. As such, the contribution of Common Stock may provide a self-sustaining funding, so the Company can reduce, if not eliminate, future cash contributions to the Foundation.

    The Foundation will receive working capital from any dividends that may be paid on the Common Stock, from loans secured by the Common Stock, or from the proceeds of the sale of any of the Common Stock. The Foundation must distribute annually in grants or contributions, at least 5% of the average fair market value of its net investment assets. As a condition of its gift, the Company has required that the Foundation not sell stock of the Company in any one year in excess of 5% of the average market value of the assets held by the Foundation unless the Board of Directors determines that the failure to sell more stock would result in a long-term reduction of the value of the Foundation's assets and thus jeopardize the Foundation's ability to carry out its purposes.

    The contribution of the Common Stock to the Foundation will reduce (dilute) the interests of the other stockholders of the Company because the contribution will increase the number of shares outstanding. The voting and ownership interests of the other stockholders will be diluted by 1.96%, compared to their interests in the Company if the Foundation were not established. For additional discussion of dilution, see "Pro Forma Data."


    TAX CONSIDERATIONS. The Company and the Bank have been advised by Serchuk & Zelermyer, LLP that an organization created for the purposes described above would qualify as a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code, and would likely be classified as a private foundation. The Foundation will submit an application to the IRS to be recognized as a tax-exempt organization. If the Foundation files the application within 15 months after it is organized, and if the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be retroactive to the date of its organization. Serchuk & Zelermyer, LLP, however has not rendered any advice on whether the restriction on voting of the Common Stock held by the Foundation will affect the ability of the Foundation to qualify as a tax-exempt organization. However, as discussed above, the FDIC and the Superintendent may waive the voting restriction under certain circumstances.

    The Company is entitled to a federal income tax deduction for charitable contributions up to 10% of its taxable income (computed before deducting the contributions) for the year of the contribution. Any contributions in excess of the deductible amount may be carried forward and deducted in the Company's next five taxable years, subject, in each such year, to the 10% of taxable income limitation. The Company's contribution to the Foundation is likely to exceed the 10% limit for the year in which it is made. Based on the policy considerations discussed above, the Company and Bank believe that a contribution in excess of the 10% annual limitation is justified because of the Bank's capital position and its earnings, the additional capital being raised in the Conversion and the potential benefits of the Foundation to the Bank's community. See "Regulatory Capital Compliance," "Capitalization," and "Comparison of Valuation and Pro Forma Information With and Without Foundation." Taking into account the amount of the contribution and its effect on the capital ratios of the Bank, the Bank will still exceed the capital levels necessary to be classified as "well capitalized" under federal regulations, which is the best capital category. Thus, the amount of the contribution will not adversely impact the financial condition of the Company and the Bank. The Company and the Bank therefore believe that the contribution is reasonable.


    The Company and the Bank have received the opinion of Serchuk and Zelermyer, LLP that the Company's contribution of its own Common Stock would not constitute self-dealing, and that the Company will be entitled to a deduction in the amount of the fair market value of the Common Stock at the time of contribution, less the $0.01 per share par value which the Foundation is required to pay to the Company for the Common Stock contributed, subject to the annual limit based upon 10% of taxable income. As discussed above, the Company may deduct any portion of the contribution in excess of the 10% limit for the following five years. For the purpose of calculating the amount of the tax deduction, the fair market value of the Common Stock will be equal to the average of the high and low prices on the day the Company makes the contribution, which is expected to be the first day the Common Stock opens for trading. If the contribution is made in 1998 as expected, the amount that the Company may deduct in the current year for tax purposes will depend upon net income in 1998. The maximum permitted deduction in future years will likewise depend upon net income in those years, and there is no assurance that the Company will have sufficient income in future years to reap the entire tax benefit from the contribution. Neither the Company nor the Bank expect to make any further contributions to the Foundation during the first five tax years after the initial contribution. After that time, the Company and the Bank may consider future contributions to the Foundation.



    The opinion of Serchuk and Zelermyer, LLP is not binding on the IRS. The IRS may refuse to recognize the Foundation as a tax-exempt organization under
Section 501(c)(3) of the Internal Revenue Code or may refuse to permit the deduction. If the IRS so refuses and is successful, the anticipated tax benefit from the contribution would be charged as an expense, reducing the Company's net income in the year in which the IRS does so. See "Risk Factors--Dilution, Additional Costs and Other Consequences of the Foundation." Furthermore, the statute pursuant to which the Foundation will be permitted to deduct the fair market value of a contribution of its own Common Stock has, in the past, been written so that it periodically expires, and is then renewed. If the statute were to expire and not be renewed, the Company might lose the right to deduct any remaining unused portion of its contribution.


    In general, a private foundation is exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, will be subject to a federal excise tax of 2.0%. The Foundation will be required to make various filings with the IRS to maintain its tax-exempt status and publish related notices regarding the availability of certain information to the public. The Foundation will also be required to file an annual report with the Charities Bureau of the Office of the Attorney General of the State of New York.

    REGULATORY CONDITIONS IMPOSED ON THE FOUNDATION. The FDIC and the Superintendent have required that the Foundation agree to the following conditions: (i) the Foundation will be subject to examination by the FDIC and the Superintendent; (ii) the Foundation must comply with supervisory directives imposed by the FDIC and the Superintendent; (iii) the Foundation will operate in accordance with written policies adopted by its Board of Directors, including a conflict of interest policy; and
(iv) any shares of Common Stock of the Company held by the Foundation must be voted in the same ratio as all other outstanding shares of Common Stock of the Company on all proposals considered by stockholders of the Company. The voting restriction may be waived by the FDIC and the Superintendent under certain conditions, as described above. The voting restriction will terminate for any shares sold by the Foundation.


EFFECTS OF CONVERSION ON DEPOSITORS AND BORROWERS


    VOTING RIGHTS. Except for the right to vote on the Conversion, the Bank's depositors currently have no voting rights in the Bank. After the Conversion, the Bank's depositors will have no voting rights in the Bank and will not be able to elect directors or to otherwise participate in the conduct of the affairs of the Bank or the Company unless they own Common Stock. The Bank will be a wholly-owned subsidiary of the Company, which will hold all voting rights in the Bank. The Company's stockholders will have exclusive voting rights in the Company. Stockholders may vote on any matter to be considered by the stockholders of the Company and will generally have one vote for each share of Common Stock owned. See "Restrictions on Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws--Limitations on Voting Rights" for a discussion of limits on the voting rights of the Company's stockholders.


    DEPOSIT ACCOUNTS AND LOANS. The terms and conditions of each depositor's accounts with the Bank, the account balance and the existing FDIC insurance coverage of deposit accounts will not change due to the Conversion, except to the extent the depositor withdraws funds to purchase Common Stock. The Conversion will not change the terms and conditions of outstanding loans, the balances owed, or the obligations of the borrowers under their loans from the Bank.


    TAX EFFECTS. The Bank has received an opinion from its counsel, Serchuk & Zelermyer, LLP, stating that the Conversion will constitute a nontaxable reorganization under Section 368(a)(1)(F) of the Internal Revenue Code. Among other things, the opinion, which is an exhibit to the registration statement that the Company filed with the SEC, describes the material tax consequences of the Conversion as follows: (i) the Conversion will qualify as a reorganization under Section 368(a)(1)(F), and the Bank will not recognize any gain or loss in either its mutual form or its stock form, nor will the Company, due to Conversion; (ii) the Bank will not recognize any gain or loss upon the receipt of money from the Company for stock of the Bank, and the Company will not recognize any gain or loss upon the receipt of money for the Common Stock; (iii) the assets of the Bank in either its mutual or its stock form will have the same tax basis before and after the Conversion; (iv) the holding period of the assets of the Bank will include the pre-Conversion holding period; (v) the Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss when they receive deposit accounts after the Conversion equal to their existing accounts in the Bank, plus an interest in the liquidation account of the Bank after the Conversion; (vi) the non-transferable subscription rights given to certain depositors in the Subscription Offering are taxable to the recipient to the extent the subscription rights have value; (vii) the tax basis of each account holder's accounts in the Bank after the Conversion will be the same as the tax basis before Conversion minus the fair market value of the non-transferable subscription rights received and increased by the amount, if any, of gain recognized on the exchange; (viii) the tax basis of each depositor's interest in the liquidation account will be zero; (ix) the holding period of the Common Stock acquired through the exercise of subscription rights shall begin when the subscription rights are exercised; (x) the Bank in its stock form will succeed to and take into account the earnings and profits or deficit in earnings and profits of the Bank, in its mutual form, as of the date of Conversion; (xi) the Bank, immediately after Conversion, will succeed to the bad debt reserve accounts of the Bank, in its mutual form, and the bad debt reserves will have the same character in the hands of the Bank after Conversion as if no distribution or transfer had occurred; and (xii) the creation of the liquidation account will have no effect on the Bank's taxable income, deductions, or addition to reserve for bad debts either in its mutual or stock form.

    The opinion of Serchuk & Zelermyer, LLP is based in part on the assumption that the exercise price of the subscription rights to purchase Common Stock will be approximately equal to the fair market value of that Common Stock at the time of the completion of the Conversion. With respect to the subscription rights, the Bank has received a letter from RP Financial, LC., which, based on certain assumptions, concludes that the subscription rights have no economic value when distributed or exercised, whether or not a Community Offering or other purchase arrangement takes place. That conclusion is based on the fact that such rights are: (i) acquired by the recipients without payment, (ii) non-transferable,
(iii) of short duration, and (iv) afford the recipients the right only to purchase Common Stock at a price equal to its estimated fair market value, which will be the same price at which shares of Common Stock for which no subscription right is received in the Subscription Offering may be offered in the Community Offering or Syndicated Community Offering. If the subscription rights are deemed to have an ascertainable value, receipt of such rights would likely be taxable only to those persons who exercise the subscription rights in an amount equal to such value (either as a capital gain or ordinary income), and the Bank could recognize gain on the distribution of subscription rights.

    The Bank is subject to New York taxation and has received the opinion of Serchuk & Zelermyer, LLP that the Conversion will be treated for New York state tax purposes similar to the Conversion's treatment for federal tax purposes.

    Unlike a private letter ruling, the opinion of Serchuk & Zelermyer, LLP and the conclusion of RP Financial, LC. have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the New York tax authorities. DEPOSITORS WITH SUBSCRIPTION RIGHTS ARE ENCOURAGED TO CONSULT WITH THEIR OWN TAX ADVISERS AS TO THE TAX CONSEQUENCES IF THE SUBSCRIPTION RIGHTS ARE DEEMED TO HAVE AN ASCERTAINABLE VALUE.

    LIQUIDATION RIGHTS. The Bank has no plans to liquidate. However, if there is ever a complete liquidation of the Bank, either before or after the Conversion, deposit account holders will receive the protection of FDIC insurance up to applicable limits. Additional liquidation rights before and after the Conversion are described below.

    No savings bank chartered under New York law has ever, to the Bank's knowledge, liquidated and, after paying all its deposits and other debts, distributed any remaining assets to depositors. However, it can be argued that depositors of a mutual form savings bank would receive a share of any assets of that Bank remaining after payment of claims of all creditors, including the claims of all depositors for the withdrawal value of their accounts.

    After the Conversion, each depositor, in the event of a complete liquidation, would have a claim of the same general priority as the claims of all other general creditors of the Bank. Therefore, except for the liquidation account described below, the depositor's claim would be solely for the balance in his or her deposit account plus accrued interest. The depositor would have no interest in the value of the Bank above that amount.

    The Plan provides that the Bank shall establish, upon the completion of the Conversion, a "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the net worth of the Bank as of the latest practicable date prior to the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder will have an initial interest in such liquidation account for each deposit account held in the Bank on the applicable record date. An Eligible Account Holder's and Supplemental Eligible Account Holder's interest as to each deposit account will be in the same proportion to the total liquidation account as the balance in his or her account on the Eligibility Record Date (December 31, 1996) and the Supplemental Eligibility Record Date (June 30, 1998), respectively, was to the aggregate balance in all deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such date. However, if the amount in any Eligible Account Holder's or Supplemental Eligible Account Holder's deposit account at the close of business on any annual closing date of the Bank is less than the lowest amount in such account on the Eligibility Record Date and/or the Supplemental Eligibility Record Date, as the case may be or at the close of business on any previous annual closing date after the Eligibility Record Date and/or the Supplemental Eligibility Record Date, then the account holder's interest in the liquidation account will be reduced by an amount proportionate to any such reduction. The interest of an account holder in the liquidation account will never increase despite any increase in the balance of the account holder's related accounts after the Conversion. The account holder's interest will cease to exist if such deposit account is closed. Savings certificates will be deemed closed when they mature.

    Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be distributed to the Company as the sole stockholder of the Bank.

    No merger, consolidation, purchase of bulk assets with assumption of deposit accounts and other liabilities, or similar transaction, whether the Bank, as converted, or another insured savings institution is the surviving institution, is deemed to be a complete liquidation for purposes of distribution of the liquidation account and, in any such transaction, the liquidation account would be assumed to the full extent required by regulations of the Banking Department as then in effect.

SUBSCRIPTION OFFERING.


    In accordance with the Conversion Regulations and FDIC policy, non-transferable subscription rights have been granted under the Plan of Conversion to the following persons and entities in the following order of priority:


    FIRST PRIORITY: ELIGIBLE ACCOUNT HOLDERS. Each Eligible Account Holder (depositors of the Bank on December 31, 1996 with balances of at least $100) will receive non-transferable subscription rights on a priority basis to purchase up to 15,000 shares ($150,000) of Common Stock. If Eligible Account Holders exercise subscription rights for more shares than the total number available, shares shall be allocated first to permit each subscriber, to the extent possible, to purchase 100 shares or the total amount of his or her subscription, whichever is less. Remaining shares shall be allocated to each Eligible Account Holder based on the proportion that his or her qualifying deposits bear to the total qualifying deposits of all subscribing Eligible Account Holders. Excess shares shall be reallocated (one or more times as necessary) among those Eligible Account Holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on their increased deposits in the Bank in the year preceding December 31, 1996, are subordinated to the subscription rights of other Eligible Account Holders.

    SECOND PRIORITY: EMPLOYEE PLANS. Tax-qualified employee benefit plans of the Bank or the Company have been granted subscription rights to purchase up to 10% of the total shares issued in the Conversion. The ESOP, as such a plan, intends to purchase up to 8% of the Common Stock issued in the Conversion, including Common Stock contributed to the Foundation. No other employee plan will purchase any Common Stock in the Conversion, except that employees of the Bank may exercise their subscription rights, if they were depositors of the Bank at the applicable dates, through the Bank's 401(k) Plan, which will then subscribe for stock using funds allocated to those employees under the 401(k) Plan.

    The right of the ESOP to purchase the Common Stock is subordinate to the subscription rights of the Eligible Account Holders. If all the Common Stock sold in the Conversion is purchased by subscribing Eligible Account Holders, then the ESOP expects to purchase 8% of the Common Stock issued in the Conversion on the open market or through privately negotiated transactions after the Conversion.

    THIRD PRIORITY: SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS. Each Supplemental Eligible Account Holder (depositors of the Bank on June 30, 1998 with balances of at least $100 who are not Eligible Account Holders) will receive non-transferable subscription rights to purchase 15,000 shares ($150,000) of Common Stock. If Supplemental Eligible Account Holders exercise subscription rights for more shares than the total number of shares remaining after satisfying higher priority subscription rights, shares shall be allocated in the same manner as described above regarding Eligible Account Holders.

    The subscription rights of Supplemental Eligible Account Holders are subordinate to the rights of the Eligible Account Holders and the ESOP to subscribe for Common Stock.


    SUBSCRIPTION OFFERING EXPIRATION DATE. THE SUBSCRIPTION OFFERING WILL EXPIRE AT 12:00 NOON, NEW YORK TIME, ON SEPTEMBER 16, 1998, UNLESS THE SUBSCRIPTION OFFERING IS EXTENDED, AT THE DISCRETION OF THE BOARD OF DIRECTORS, UP TO AN ADDITIONAL 45 DAYS WITH THE APPROVAL OF THE SUPERINTENDENT AND THE FDIC, IF NECESSARY, BUT WITHOUT ADDITIONAL NOTICE TO SUBSCRIBERS (THE "SUBSCRIPTION OFFERING EXPIRATION DATE"). SUBSCRIPTION RIGHTS WILL BECOME VOID IF NOT EXERCISED ON OR PRIOR TO THE SUBSCRIPTION OFFERING EXPIRATION DATE.
SEE "--PURCHASING COMMON STOCK" FOR A DESCRIPTION OF HOW TO SUBSCRIBE FOR COMMON STOCK. IF THE CONVERSION IS NOT COMPLETED BY OCTOBER 31, 1998 (45 DAYS AFTER SEPTEMBER 16, 1998), THEN SUBSCRIBERS WILL BE RESOLICITED AND WILL HAVE AN OPPORTUNITY TO RECEIVE A REFUND OF AMOUNTS PAID, WITH INTEREST.


COMMUNITY OFFERING


    Any shares of Common Stock not subscribed for in the Subscription Offering will be offered for sale in a Community Offering to the general public with a preference to natural persons residing in Cortland County. The Community Offering, if any, shall be for a period of not more than 45 days unless extended by the Company and the Bank, with the approval of the Superintendent and the FDIC, if necessary, and shall commence at the same time as, during or promptly after the Subscription Offering. The Community Offering, if any, can be terminated at any time without notice. The Common Stock will be offered and sold in the Community Offering to achieve a wide distribution of the Common Stock. No person, by himself or herself, or with an associate or group of persons acting in concert, may subscribe for or purchase more than $150,000 of Common Stock offered in the Community Offering. Further, the Company may limit total subscriptions so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of Common Stock. Finally, the Company may reserve shares offered in the Community Offering for sales to institutional investors.


    The term "residing in Cortland County" shall mean occupying a dwelling as a primary residence within Cortland County, having an intent to remain within the Cortland County for a period of time, and manifesting the genuineness of that intent by establishing an ongoing physical presence together with an indication that such presence is not transitory. The Bank may use deposit or loan records or other evidence provided to it to make a determination as to whether a person is residing in Cortland County. In all cases, the determination shall be in the sole discretion of the Bank.

    The Bank and the Company, in their sole discretion, may reject subscriptions, in whole or in part, received from any person.

SYNDICATED COMMUNITY OFFERING.


    Any shares of Common Stock not sold in the Subscription Offering or directly by the Bank in the Community Offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a Syndicated Community Offering, subject to terms, conditions and procedures as may be determined by the Bank and the Company in a manner that is intended to achieve a wide distribution of the Common Stock subject to the rights of the Company to accept or reject in whole or in part all orders in the Syndicated Community Offering. If held, it is expected that the Syndicated Community Offering will commence as soon as practicable after termination of the Subscription Offering and the direct Community Offering, if any. The Syndicated Community Offering shall be completed within 45 days after the termination of the Subscription Offering, unless such period is extended by the Company and the Bank with the approval of the Superintendent and the FDIC, if necessary.

    If for any reason a Syndicated Community Offering of unsubscribed shares of Common Stock cannot be effected and any shares remain unsold after the Subscription Offering and the direct Community Offering, if any, the Boards of Directors of the Company and the Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the Banking Department and the FDIC and to compliance with applicable state and federal securities laws.

PURCHASE LIMITATIONS


    Each purchaser must purchase at least 25 shares. No person, together with any associate or group of persons acting together, may subscribe for or purchase more than 15,000 shares ($150,000) of Common Stock, except that the ESOP may purchase 8% including shares contributed to the Foundation. If more than one person is named as a depositor on any account or accounts, such as a joint account, all named depositors on those accounts will be considered to be acting together for the purpose of the limit so that they may not purchase, in total including their individual orders and orders by the group, more than $150,000 of Common Stock. The Board of Directors, in its sole discretion, may increase or decrease the purchase limitation without the approval of the depositors of the Bank and without resoliciting subscribers except as described below, provided that the maximum purchase limitation may not be increased to a percentage in excess of 5%. The maximum purchase limitation can be further increased to 9.99% if the amount by which individual subscriptions exceed 5% does not, in the aggregate, exceed 10%. If the maximum purchase limit is increased, subscribers who submit orders for $150,000 of Common Stock will be resolicited by mail and given an opportunity to increase their orders and other subscribers may also be resolicited. The principal factor that would be considered in determining to increase the limit is the dollar amount of subscriptions received.


    The officers and directors of the Bank or their associates may not purchase more than 25% of the shares of the Common Stock sold in the Conversion. The directors and officers of the Bank and the Company are not deemed to be acting in concert solely by reason of their being directors and officers of the Bank or the Company.

    The term "associate" of a person means (i) any corporation or organization (other than the Bank, the Company or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity (except that the ESOP and, in some cases, other benefit plans of the Bank or the Company are generally not associates), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of the Bank or the Company, or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and therefore, all shares purchased by such corporation would be included with the number of shares which such person individually could purchase under the above limitations.


    Persons and entities will be considered to be acting together, or acting in concert, if they are knowingly participating in a joint activity or independent conscious parallel action towards a common goal, even if there is no express agreement to do so, and also if there is any combination or pooling of their voting or other interests in the Common Stock for a common purpose under any contract, agreement or understanding, even if not in writing. Examples of two people or entities who will be considered to be acting together in their purchases of Common Stock include (i) one person providing another person with money or credit, or arranging for that person to obtain money or credit, so that the second person can purchase Common Stock; (ii) two people agreeing to share in the profits from the sale of Common Stock owned by one of them; (iii) an officer, director, partner or principal owner of any business entity purchasing stock while that business entity is itself purchasing stock; and (iv) a trustee of a trust and the beneficiary of the trust both purchasing Common Stock. Any indirect purchase through a nominee, agent or representative will be considered to be a purchase by the person appointing the nominee, agent or representative.


    Each person purchasing Common Stock in the Conversion will be deemed to confirm that such purchase does not conflict with the maximum purchase limit. If the purchase limit is violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), the Company will have the right to repurchase at $10.00 per share all shares acquired in excess of the purchase limit or, if such excess shares have been sold, to receive the difference between the $10.00 per share and the price at which such excess shares were sold. This right will be assignable by the Company.

    Common Stock purchased in the Conversion will be freely transferable, except for shares purchased by directors and officers of the Bank. For certain restrictions on the Common Stock purchased by directors and officers, see "--Restrictions on Transferability of Subscription Rights and Stock." In addition, members of the National Association of Securities Dealers and their associates are subject to certain restrictions on the transfer of securities purchased by using subscription rights and to certain reporting requirements upon purchase of such securities.

RESTRICTIONS ON TRANSFERABILITY OF SUBSCRIPTION RIGHTS AND COMMON STOCK

    DEPOSITORS WITH SUBSCRIPTION RIGHTS MAY NOT TRANSFER OR ENTER INTO ANY AGREEMENT OR UNDERSTANDING TO TRANSFER THE LEGAL OR BENEFICIAL OWNERSHIP OF THE SUBSCRIPTION RIGHTS THAT THEY RECEIVE IN THE SUBSCRIPTION OFFERING OR THE SHARES OF COMMON STOCK TO BE ISSUED UPON THE EXERCISE OF THOSE RIGHTS. SUBSCRIPTION RIGHTS MAY BE EXERCISED ONLY BY THE PERSON TO WHOM THEY ARE GRANTED AND ONLY FOR HIS OR HER ACCOUNT. EACH PERSON SUBSCRIBING FOR SHARES WILL BE REQUIRED TO CERTIFY THAT HE OR SHE IS PURCHASING SHARES SOLELY FOR HIS OR HER OWN ACCOUNT AND THAT HE OR SHE HAS NO AGREEMENT OR UNDERSTANDING REGARDING THE SALE OR TRANSFER OF SUCH SHARES. THE CONVERSION REGULATIONS ALSO PROHIBIT ANY PERSON FROM OFFERING OR MAKING AN ANNOUNCEMENT OF AN OFFER OR INTENT TO MAKE AN OFFER TO PURCHASE SUCH SUBSCRIPTION RIGHTS OR SHARES OF COMMON STOCK PRIOR TO THE COMPLETION OF THE CONVERSION.

    THE BANK AND THE COMPANY WILL PURSUE ANY AND ALL LEGAL AND EQUITABLE REMEDIES IF THEY BECOME AWARE OF THE TRANSFER OF SUBSCRIPTION RIGHTS AND WILL NOT HONOR ORDERS KNOWN BY THEM TO INVOLVE THE TRANSFER OF SUCH RIGHTS.

    Shares of Common Stock purchased in the Subscription Offering by directors and officers of the Company and the Bank may not be sold for one year after the Conversion, except for a disposition of shares in the event of the death of the stockholder. Common Stock issued by the Company to directors and officers in the Conversion will bear a legend giving appropriate notice of the restriction, and, in addition, the Company will give appropriate instructions to the transfer agent for the Common Stock with respect to the restriction. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

    For three years after the Conversion, no director or officer of the Bank, the Company or their associates may, without the prior approval of the Superintendent, purchase any shares of Common Stock other than from or through a registered broker or dealer. This restriction does not apply however to the purchase of Common Stock pursuant to the Stock Option Plan or the PRRP to be established after the Conversion.

PURCHASING COMMON STOCK

    Subscribers in the Subscription Offering must deliver to the Bank, on or before the Subscription Offering Expiration Date, (i) an original Subscription Offering stock order form (a "Subscription Order Form") fully completed and signed, (ii) a certification form properly signed, and (iii) payment in full. PHOTOCOPIES OR OTHER NON-ORIGINAL SUBSCRIPTION ORDER FORMS AND FAXED SUBSCRIPTION ORDER FORMS WILL NOT BE ACCEPTED. The ESOP will not be required to pay for its shares until the Conversion is completed. All subscription rights will expire at 12:00 noon, New York time, on September 16, 1998, whether or not the Bank has been able to locate each person entitled to such subscription rights. ONCE SUBMITTED, SUBSCRIPTION ORDERS CANNOT BE REVOKED WITHOUT THE CONSENT OF THE BANK AND THE COMPANY UNLESS THE CONVERSION IS NOT COMPLETED WITHIN 45 DAYS AFTER THE SUBSCRIPTION OFFERING EXPIRATION DATE.


    If an Order Form (i) is not delivered to the addressee by the United States Postal Service or the Bank is otherwise unable to locate the addressee; (ii) is not received by the Bank or is received after the Subscription Offering Expiration Date; (iii) is defectively completed or executed; (iv) is not accompanied by the full required payment (including balances in deposit accounts covered by withdrawal authorizations which are insufficient to pay the required payment); or (v) is not mailed pursuant to a "no mail" order placed in effect by the account holder, then in any such event the related subscription rights will lapse as though the person holding such rights failed to return the completed Subscription Order Form within the time period specified. The Company may, but will not be required to, waive any irregularity on any Order Form or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares by such date as the Company may otherwise specify. The waiver of an irregularity on an Order Form in no way obligates the Company to waive any other irregularity on any other Order Form. Waivers will be considered on a case by case basis. The interpretation by the Bank or Company of the terms and conditions of the Plan and of the acceptability of the Order Forms will be final, subject to the authority of the Banking Department and the FDIC.

    To ensure that each purchaser receives a Prospectus at least 48 hours before the applicable offering expires as required by Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no Prospectus will be mailed any later than five days prior to expiration or hand delivered any later than two days prior to expiration. Execution of an Order Form will confirm receipt or delivery satisfying Rule 15c2-8. Order Forms will only be distributed with a Prospectus.


    Payment for shares of Common Stock at $10.00 per share may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) for shares of Common Stock subscribed for in the Subscription Offering, by authorization of withdrawal from savings accounts (including savings certificates) maintained with the Bank. Payment by wire transfer or payment from private third parties will not be accepted. Payments made in cash or by check or money order will be placed in a segregated account and interest will be paid by the Bank at 2.75% per annum from the date payment is received until the Conversion is completed or terminated. If the Conversion is not consummated for any reason, all funds submitted to purchase Common Stock will be refunded promptly with interest as described above.


    The Order Form provides the method for subscribers to authorize withdrawals from deposit accounts. Once a subscriber authorizes a withdrawal to purchase Common Stock, the withdrawal amount may not be used for any other purpose until the Conversion has been completed or terminated. However, all sums authorized for withdrawal will continue to earn interest at the regular rate for the account until the Conversion has been completed or terminated. Interest penalties for early withdrawal applicable to savings certificates will not apply to withdrawals authorized for the purchase of shares. If a partial withdrawal results in a certificate of deposit with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook savings account rate after the withdrawal.

    Owners of self-directed IRAs may use the assets of their IRAs to purchase Common Stock, but only if the IRAs are not maintained at the Bank. Persons with IRAs at the Bank must transfer their accounts to an unaffiliated institution or broker to purchase Common Stock. Instructions on how to transfer IRAs at the Bank can be obtained from the Stock Center located at the Bank's main office. Depositors who want to use their IRAs at Cortland Savings Bank to purchase
Common Stock should contact the Stock Center no later than       .

    IT IS UNLAWFUL FOR THE BANK TO LEND FUNDS OR EXTEND CREDIT TO ANY PERSON TO PURCHASE COMMON STOCK IN THE CONVERSION.

    DELIVERY OF STOCK CERTIFICATES. Certificates representing Common Stock issued in the Conversion will be mailed to the persons entitled to them at the address noted on the Order Form as soon as practicable after the Conversion. Any certificates returned as undeliverable will be held until claimed by persons legally entitled to them or otherwise disposed of in accordance with applicable law. Until certificates for the Common Stock are available and delivered to subscribers, subscribers may not be able to sell their shares of Common Stock.

MARKETING ARRANGEMENTS


    To assist in the marketing of the Common Stock, the Bank has retained CIBC Oppenheimer Corp. and Trident Securities, Inc., both of which are broker-dealers registered with the NASD. They have agreed to use their reasonable best efforts to assist the Company in soliciting subscriptions and purchase orders for Common Stock. CIBC Oppenheimer Corp. and Trident Securities, Inc. will assist the Bank as follows: (i) in training and educating the Bank's employees regarding the mechanics and regulatory requirements of the sale of Common Stock; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in the Bank's local communities; and (iv) in soliciting orders for Common Stock. For these services, CIBC Oppenheimer Corp. and Trident Securities, Inc. will receive a fee of 1.15% of the dollar amount of the Common Stock sold in the Subscription Offering and the Community Offering, excluding shares sold to (i) the Bank's and the Company's directors and officers, and members of their immediate families and any Individual Retirement Account or employee benefit plan for the benefit of such persons and (ii) any employee benefit plan of the Bank or the Company; provided, however, that the minimum fee payable to CIBC Oppenheimer Corp. and Trident Securities, Inc. is $750,000. If there is a Syndicated Community Offering through a syndicate of broker-dealers, the aggregate fee shall not exceed 4.5% of the Common Stock sold by CIBC Oppenheimer Corp. and Trident Securities, Inc. and other broker-dealers under selected broker-dealer agreements.


    The Bank also will reimburse CIBC Oppenheimer Corp. and Trident Securities, Inc. for their reasonable out-of-pocket expenses associated with their marketing effort not to exceed $25,000, excluding agreed upon disbursements, and the Bank will pay the fees of their attorneys not to exceed $75,000 plus out-of-pocket expenses and disbursements. The Bank has made an advance payment of $10,000 to each of CIBC Oppenheimer Corp. and Trident Securities, Inc. The Bank will indemnify CIBC Oppenheimer Corp. and Trident Securities, Inc. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of the services to be provided by CIBC Oppenheimer Corp. and Trident Securities, Inc. pursuant to their engagement by the Bank and the Company as their financial advisor in connection with the Conversion, including liabilities under the Securities Act of 1933. See "Pro Forma Data" for further information regarding amounts payable to CIBC Oppenheimer Corp. and Trident Securities, Inc.

    The Common Stock will be offered principally by the distribution of this Prospectus and through activities conducted at a Stock Center located at the Bank's main office, in an area that is not publicly accessible. The Stock Center is expected to operate during normal business hours. It is expected that a registered representative employed by CIBC Oppenheimer Corp. or Trident Securities, Inc. will be working at, and supervising the operation of, the Stock Center. CIBC Oppenheimer Corp. and Trident Securities, Inc. will be responsible for overseeing the mailing of materials relating to the sale of Common Stock, responding to questions regarding the Conversion and processing Order Forms. It is expected that Bank and Company personnel will be present in the Stock Center to assist with clerical matters and to answer questions related solely to the business of the Bank.

    Directors and executive officers of the Company may participate in the solicitation of offers to purchase Common Stock in jurisdictions where such participation is not prohibited. Other employees of the Company and the Bank may participate in the sale of Common Stock in ministerial capacities or providing clerical work in effecting a sales transaction. Such other employees have been instructed not to solicit offers to purchase Common Stock or provide advice regarding the purchase of Common Stock.

Questions of prospective purchasers will be directed to executive officers of the Company or registered representatives of CIBC Oppenheimer Corp. or Trident Securities, Inc. The Company will rely on Rule 3a4-1 of the Securities Exchange Act of 1934, as amended, and sales of Stock will be conducted in accordance with Rule 3a4-1, so as to permit officers, directors, and employees to participate in the sale of Common Stock. No officer, director, or employee of the Company or the Bank will be compensated in connection with such person's solicitations or other participation in the sale of Common Stock by the payment of commissions or other remuneration based either directly or indirectly on transactions in the Stock.


    The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the Common Stock pursuant to the Plan reside. However, no person will be offered or allowed to purchase any Common Stock under the Plan if he or she resides in a foreign country. No payments will be made in lieu of the granting of subscription rights to any such person.


EFFECT OF DELAY IN CONSUMMATING THE CONVERSION

    The completion of the Conversion will depend, in part, upon the Bank's operating results, stock market conditions and general economic conditions. The Bank and the Company anticipate completing the Conversion within 45 days after the special meeting of depositors held to approve the Conversion. However, if the Boards of Directors of the Bank and the Company are of the opinion that economic conditions generally or the market for publicly traded thrift institution stocks make it undesirable to sell the Common Stock necessary to complete the Conversion, then the sale may be delayed until conditions improve.

    A material delay in the completion of the sale of Common Stock may result in a significant increase in the costs of completing the Conversion. Significant changes in the Bank's operations and financial condition, the aggregate market value of the Common Stock to be issued in the Conversion and general market conditions may occur during such material delay. If the Conversion is not completed within 24 months after the approval of the Plan of Conversion by the Superintendent, the Bank would charge Conversion costs as operating expenses at that time.

STOCK PRICING AND NUMBER OF SHARES TO BE ISSUED

    RP Financial, LC., a financial consulting and appraisal firm that is experienced in the evaluation and appraisal of business entities, including converting thrift institutions, was retained by the Bank to prepare an appraisal of the estimated pro forma market value, as of the completion of the Conversion, of the Common Stock to be sold in the Conversion. RP Financial, LC. will receive a fee of $20,000 for its appraisal and to assist in the preparation of related material. In addition, RP Financial, LC. will receive a fee of $7,500 for its assistance with the preparation of a business plan for the Bank and will receive reimbursement for out-of-pocket expenses up to $5,000. The Bank has agreed to indemnify RP Financial, LC. under certain circumstances against liabilities and expenses (including certain legal fees) arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by the Bank to RP Financial, LC., except where RP Financial, LC. is determined to have been negligent or failed to exercise due diligence in the preparation of its appraisal. RP Financial, LC. is independent of the Company and the Bank.

    The appraisal contains an analysis of a number of factors including, but not limited to, the Bank's financial condition and operating trends, the competitive environment within which the Bank operates, operating trends of certain thrift institutions and their holding companies, relevant economic conditions, both nationally and in the State of New York which affect the operations of thrift institutions, and stock market values of certain institutions. In addition, RP Financial, LC. has advised the Bank that it has considered and will consider both the effect of the additional capital raised by the sale of the Common

Stock and the effect of the contribution of Common Stock to the Foundation on the estimated market value of the Common Stock. The Board of Directors has reviewed the appraisal, including the stated methodology of RP Financial, LC. and the assumptions used in the preparation of the appraisal. The Board of Directors is relying upon the expertise, experience and independence of RP Financial, LC. and is not qualified to determine the appropriateness of the assumptions or the methodology. The appraisal has been filed as an exhibit to the registration statement filed with the SEC in connection with the Conversion. See "Additional Information."


    On the basis of the above, RP Financial, LC. has determined, in its opinion, that as of June 5, 1998, the estimated aggregate pro forma market value of the Common Stock to be issued in the Conversion was within a range of from $52,062,500 to $70,437,500 with a midpoint of $61,250,000. The Company has determined to offer the shares in the Conversion at a price of $10.00 per share. Therefore, the Company expects to issue, and is offering, from 5,206,250 to 7,043,750 shares of Common Stock, subject to increase to up to 8,100,312 shares of Common Stock as described below.


    RP Financial, LC. will update its appraisal prior to consummation of the Conversion. If the final estimated aggregate pro forma market value of the Common Stock to be issued in the Conversion is between $70,437,500 (the maximum of the Valuation Range) and $81,003,120 (15% above the maximum of the Valuation Range), the total number of shares to be sold may be increased without resolicitation of subscribers and without a new vote of Bank's depositors, unless required by the Banking Department and the FDIC. Any such increase would be subject to review. If the final estimated value is less than $52,062,500 or more than $81,003,120, then subscribers will be resolicited and, unless the Banking Department and the FDIC permit otherwise, a new vote of the Bank's depositors to approve the Conversion will be required. No sale of the shares will take place unless RP Financial, LC. first confirms to the Banking Department and the FDIC that, to the best of RP Financial, LC.'s knowledge and judgment, nothing of a material nature has occurred which would cause it to conclude that the aggregate purchase price of all shares to be sold in the Conversion is incompatible with its estimate of the aggregate pro forma market value of the Common Stock at the time of the sale.

    THE APPRAISAL BY RP FINANCIAL, LC. IS NOT INTENDED, AND MUST NOT BE CONSTRUED, AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF PURCHASING THE COMMON STOCK. IN PREPARING THE APPRAISAL, RP FINANCIAL, LC. HAS RELIED UPON AND ASSUMED THE ACCURACY AND COMPLETENESS OF FINANCIAL AND STATISTICAL INFORMATION PROVIDED BY THE BANK. RP FINANCIAL, LC. DID NOT INDEPENDENTLY VERIFY THE FINANCIAL STATEMENTS AND OTHER INFORMATION PROVIDED BY THE BANK, NOR DID RP FINANCIAL, LC. VALUE INDEPENDENTLY THE ASSETS AND LIABILITIES OF THE BANK. THE APPRAISAL CONSIDERS THE BANK ONLY AS A GOING CONCERN AND SHOULD NOT BE CONSIDERED AS AN INDICATION OF THE LIQUIDATION VALUE OF THE BANK. MOREOVER, BECAUSE THE APPRAISAL IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS, ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING THE COMMON STOCK WILL BE ABLE TO SELL SUCH SHARES AT PRICES AT OR ABOVE THE $10.00 PURCHASE PRICE.

    An increase in the total number of shares to be issued in the Conversion would decrease both a subscriber's ownership interest and the estimated pro forma equity and net income on a per share basis while increasing the estimated pro forma equity and net income on an aggregate basis. In the event of a material reduction in the valuation, the Bank may decrease the number of shares to reflect the reduced valuation. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the estimated pro forma equity and net income on a per share basis while decreasing estimated equity and net income on an aggregate basis.

RESTRICTIONS ON REPURCHASE OF COMMON STOCK

    Generally, unless the Superintendent consents, within one year after the Conversion, the Company may not repurchase Common Stock, and in the second and third year following the Conversion, the Company may only repurchase Common Stock as part of an open-market stock repurchase program in an amount up to 5% of the outstanding stock during each of those two years, provided the repurchase does not cause the Bank to become undercapitalized. Similarly, the FDIC does not permit repurchases during the first year after the Conversion, except that not more than 5% of the outstanding Common Stock may be repurchased during the first year upon a showing of a compelling and valid business reason. In addition, SEC rules also restrict the method, time, price, and number of shares of Common Stock that may be repurchased by the Company and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of Common Stock are liberalized, the Company may utilize the rules and regulations then in effect.

INTERPRETATION AND AMENDMENT OF THE PLAN

    To the extent permitted by law, all interpretations of the Plan of Conversion by the Board of Directors of the Bank will be final; however, such interpretations shall have no binding effect on the Superintendent and the FDIC. If deemed necessary or desirable by the Board of Directors, the Plan of Conversion may be substantively amended by the Board of Directors with the concurrence of the Superintendent and the FDIC, except that if Regulations are liberalized after the approval of the Plan of Conversion by the Banking Department, the FDIC and the Bank's depositors, the Board of Directors may amend the Plan to conform to the Conversion Regulations without further depositor approval to the extent permitted by law. An amendment to the Plan of Conversion that would result in a material adverse change in the terms of the Conversion would require a resolicitation of subscribers.

CONDITIONS AND TERMINATION

    Completion of the Conversion requires the approval of the Plan of Conversion by the affirmative vote of not less than a majority of the total number of votes of the depositors of the Bank eligible to be cast and by the affirmative vote of at least 75% in amount of deposit liabilities of the depositors represented in person or by proxy and the sale of all shares of Common Stock within 24 months after the Superintendent approves the Plan of Conversion. If these conditions are not satisfied, the Conversion will not occur and the Bank will continue its business in the mutual form of organization. The Plan of Conversion may be terminated by the Board of Directors at any time prior to the meeting of depositors to approve the Conversion and after such meeting with the approval of the Superintendent.

OTHER

    ALL STATEMENTS MADE IN THIS PROSPECTUS ARE QUALIFIED BY THE CONTENTS OF THE PLAN OF CONVERSION, THE MATERIAL TERMS OF WHICH ARE SET FORTH IN THIS PROSPECTUS. THE PLAN OF CONVERSION (WITHOUT EXHIBITS) IS ATTACHED TO THE PROXY STATEMENT DISTRIBUTED IN CONNECTION WITH THE MEETING OF DEPOSITORS TO APPROVE THE CONVERSION. COPIES OF THE PLAN OF CONVERSION ARE ALSO AVAILABLE FROM THE BANK AND IT SHOULD BE CONSULTED FOR FURTHER INFORMATION.

    APPROVAL OF THE PLAN OF CONVERSION BY THE BANK'S DEPOSITORS AUTHORIZES THE BOARD OF DIRECTORS TO AMEND OR TERMINATE IT.

            CORTLAND SAVINGS BANK--CONSOLIDATED STATEMENTS OF INCOME

    The following Consolidated Statements of Income of the Bank for each of the years in the three-year period ended December 31, 1997 are a part of the audited consolidated financial statements which appear beginning on page F-1 of this Prospectus. All information contained in this Prospectus for the three months ended March 31, 1997 and 1998 is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of those interim periods have been included and are of a normal recurring nature. Results for the three month period ended March 31, 1998 do not necessarily indicate the results that may be expected for the year ended December 31, 1998. These Statements of Income should be read with the Consolidated Financial Statements and Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Prospectus.

                                                                 THREE MONTHS ENDED
                                                                     MARCH 31,           YEARS ENDED DECEMBER 31,
                                                                --------------------  -------------------------------
                                                                  1998       1997       1997       1996       1995
                                                                ---------  ---------  ---------  ---------  ---------
                                                                    (UNAUDITED)    (IN THOUSANDS)
Interest income:
  Loans.......................................................  $   3,377  $   3,433  $  13,582  $  13,805  $  14,012
  Securities..................................................        848        898      3,769      3,620      3,404
  Other short-term investments................................         86         86        316        362        395
                                                                ---------  ---------  ---------  ---------  ---------
    Total interest income.....................................      4,311      4,417     17,667     17,787     17,811

Interest expense:
  Deposits....................................................      2,010      2,064      8,328      8,758      8,562
  Other.......................................................         --         --         --         --         51
                                                                ---------  ---------  ---------  ---------  ---------
    Total interest expense....................................      2,010      2,064      8,328      8,758      8,613
                                                                ---------  ---------  ---------  ---------  ---------
    Net interest income.......................................      2,301      2,353      9,339      9,029      9,198

Provision for loan losses.....................................         75        225      3,300      1,380        600
                                                                ---------  ---------  ---------  ---------  ---------
  Net interest income after provision for loan losses.........      2,226      2,128      6,039      7,649      8,598

Non-interest income:
  Service charges.............................................        184        152        636        662        651
  Net gain on sale of securities..............................          6          7         46         15         16
  Nationar recovery (provision)...............................         --         --         45         --       (100)
  Other.......................................................         55         60        162         93        104
                                                                ---------  ---------  ---------  ---------  ---------
    Total non-interest income.................................        245        219        889        770        671

Non-interest expenses:
  Salaries and employee benefits..............................        812        804      2,928      2,862      2,789
  Building, occupancy and equipment...........................        214        277        981        990        939
  Postage and supplies........................................         96         91        323        306        333
  Professional fees...........................................         64         32        268        251         83
  Advertising.................................................         33         22        116        103        118
  Deposit insurance premium...................................          6          7         26          2        239
  Real estate owned...........................................         92         21        500        260        207
  Other.......................................................        328        371      1,730      1,427      1,237
                                                                ---------  ---------  ---------  ---------  ---------
    Total non-interest expenses...............................      1,645      1,625      6,872      6,201      5,945
                                                                ---------  ---------  ---------  ---------  ---------
    Income before income tax expense (benefit)................        826        722         56      2,218      3,324

Income tax expense (benefit)..................................        333        311        (16)       853      1,400
                                                                ---------  ---------  ---------  ---------  ---------
  Net Income..................................................  $     493  $     411  $      72  $   1,365  $   1,924
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

    The Company has only recently been formed and, therefore, has no results of operations. The Bank's results of operations depend principally on its net interest income, which is the difference between the income earned on its loans and securities and its cost of funds, principally interest paid on deposits. Results of operations are also affected by the provision for loan losses, the level of non-interest income, and non-interest expenses.

    Sources of non-interest income include categories such as deposit account fees and other service charges, gains on the sale of securities and fees for banking services such as safe deposit boxes. The largest category of non-interest expense is compensation and benefits expense. Other principal categories of non-interest expense are occupancy expense and real estate owned expense, which represents expenses in connection with real estate acquired in foreclosure or in satisfaction of a debt owed to the Bank. Through the year ended December 31, 1995, FDIC deposit insurance premiums represented a significant category of non-interest expense, but have not been significant since the insurance premiums were reduced in the quarter ended September 30, 1995. See "Regulation--Banking Regulation--Insurance of Accounts."

SPECIAL MATTERS AFFECTING RESULTS OF OPERATIONS

    Since late 1996, two interrelated problems have had a substantial direct effect on the Bank's results of operations. Management has worked aggressively to identify the scope of these problems, resolve them and recognize their financial consequences, so that management could focus its attention on future operations and the implementation of its strategy for the future. The two problems are as follows.


    OFFICER DEFALCATION. During the fourth quarter of 1996, the Bank discovered that its then senior loan officer had been involved in various schemes to defraud the Bank. These schemes included, among other things, the making of false entries in the Bank's books, the creation of loans to borrowers who either did not exist or were unaware of the loans and the diversion of Bank funds for personal purposes. Upon the discovery of these matters, the officer was dismissed and he was subsequently convicted of criminal charges as a result of his actions. Immediately after the discovery of this matter, the Bank undertook an investigation of transactions in which the officer was involved in order to identify uncollectable assets resulting from his activities. As a result of this investigation, the Bank charged off $607,000 of loans during the fourth quarter of 1996 which the Bank believed either did not exist or were otherwise uncollectable. In addition, the Bank identified approximately $349,000 of improper expenses and other losses attributable to the actions of the officer which, because they had already been recognized for financial statement purposes, did not require any additional expense. Of this $349,000, approximately $110,000 was incurred in various years prior to 1995, approximately $105,000 in 1995 and approximately $134,000 in 1996.


    The Bank has made a claim against its fidelity bond carrier in the amount of approximately $1.0 million as a result of this matter. The claim is currently under discussion with the carrier and the amount recoverable on the claim is in dispute. No asset is recorded on the books of the Bank reflecting the value of the claim, and if the claim is denied and subsequently determined to be unrecoverable, no additional charge-off will result.

    In addition to the direct losses caused by the officer defalcation, the Bank has incurred expenses in connection with the investigation and resolution of the matter. These include, in addition to time expended by directors, officers and employees of the Bank, professional fees which would not otherwise have been incurred totaling approximately $128,000 during the eighteen months ended March 31, 1998. Furthermore, as discussed below, poor supervision while the officer in question was in charge of lending operations is believed to have contributed to the large volume of non-performing loans which were designated for sale during the fourth quarter of 1997 as described in the following discussion.

    SALE OF PROBLEM LOANS. During the fourth quarter of 1997, the Bank decided that its non-performing loans were creating too great a strain on management resources and the work necessary to collect those assets was diverting management from its core goal of running the Bank in a profitable manner. Therefore, in order to improve overall asset quality and free management from less productive tasks associated with the resolution of problem loans, the Bank decided to seek to sell a substantial portion of its non-performing loans to a single purchaser. During December of 1997, the Bank identified $4.3 million of loans as candidates for such a sale. These loans were all either non-performing or were performing but had been identified by management as potential problem loans. Approximately half of the loans were commercial mortgage loans and approximately half were residential mortgage loans.

    When these loans were designated for prompt disposition, the Bank charged off $1.7 million against its allowance for loan losses to reflect the fair value of the loans. This charge-off represented the difference between the carrying value of the loans and the amount which the Bank believed, after consultation with loan brokers, could be realized upon a bulk sale of the loans. The Bank had already charged off $331,000 of such loans during 1997 as a result of its regular evaluation of loans in its portfolio.


    During the first quarter of 1998, while identifying a purchaser for the loan package and negotiating the terms of the sale, the Bank designated $661,000 of additional loans to include in the package being sold. The Bank consummated the sale during the first quarter of 1998 with the proceeds of $3.1 million approximating the carrying value of the loans sold. Four of the loans originally designated as held for sale were not sold; three because the Bank believed that it could obtain full recovery without undue effort and one because the purchaser refused to accept it but which was subsequently paid in full.


ANALYSIS OF NET INTEREST INCOME

    Net interest income, the Bank's primary income source, depends principally upon (i) the amount of interest-earning assets that the Bank can maintain based upon its funding sources; (ii) the relative amounts of interest-earning assets versus interest-bearing liabilities; and (iii) the difference between the yields earned on those assets and the rates paid on those liabilities. Non-performing loans adversely affect net interest income because they must still be funded by interest-bearing liabilities, but they do not provide interest income. Furthermore, when the Bank designates an asset as non-performing, all interest which has been accrued but not actually received is deducted from current period income, further reducing net interest income.

MANAGEMENT OF INTEREST RATE RISK

    The principal objective of the Bank's interest rate risk policy is to avoid taking undue interest rate risk while continuing to satisfy customer demand for loans and deposits. In order to manage interest rate risk, management seeks to
(i) evaluate the exposure of the Bank's principal asset and liability categories to interest rate changes, (ii) determine the level of interest rate risk appropriate based on the Bank's business focus, operating environment, capital level and performance objectives, and (iii) pursue strategies to invest in assets or generate liabilities which have interest rate risk profiles that fit the Bank's requirements. The Bank seeks to reduce the vulnerability of its operating results to changes in interest rates by managing the ratio of assets to liabilities which mature or have interest rate adjustments during specified time periods. However, future changes in market interest rates remain an uncertainty that could have a negative impact on the earnings of the Bank.

    Management seeks to limit, but not eliminate, interest rate risk by offering adjustable-rate loans and short term commercial and consumer loans. During periods of low interest rates as in recent years, residential mortgage loan customers prefer fixed-rate loans. The Bank will make such loans, which can often be made at interest rates higher than those which must then be offered to attract borrowers willing to accept adjustable-rate loans. Although the Bank has not sold such loans in the past, the Bank intends to begin selling a portion of its fixed-rate loans in the latter part of 1998 to reduce the interest rate risk which accompanies the making of such loans, while retaining the servicing of those loans to provide a source of non-interest income.

    The Board's Asset and Liability Committee meets quarterly for a detailed review of interest rate risk matters based upon periodic reports prepared by Fleet Investment Advisors, an independent consulting firm. The consultant has been retained by the Bank to prepare a quarterly report including an estimate of the interest rate sensitivity of the Bank's assets and liabilities and to recommend strategies to implement the Bank's asset and liability management goals. Interest rate pricing and interest rate risk strategy objectives are implemented by a committee of four executive officers of the Bank. The committee meets weekly to review the pricing of the Bank's loan and deposit products. The Board of Directors of the Bank receives and reviews a report on the Bank's estimated interest rate sensitivity every month. The Bank seeks to cushion its results of operations against the effect of interest rate fluctuations by preserving a loyal customer base with core deposits that are less prone to gravitate to high rate deposit products as interest rates rise.

    GAP ANALYSIS. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest sensitive" and by monitoring the Bank's estimated interest sensitivity "gap." An asset or liability is said to be interest sensitive within a specific time period if it will mature or its interest rate will adjust (reprice) within that time period. The interest sensitivity gap for any period of time is defined as the difference between the amount of interest-earning assets estimated to mature or reprice within that period and the amount of interest-bearing liabilities estimated to mature or reprice within that same period. On a quarterly basis, an independent, nationally-recognized consulting firm provides the Bank with an analysis of the Bank's estimated interest rate sensitivity gap, based upon assumptions developed by that firm. At March 31, 1998, the firm estimated that the Bank's one-year gap, the difference between the estimated amount of interest-earning assets versus interest-bearing liabilities maturing or repricing within one year, as a percentage of total assets, was negative 10.51%, as shown on the table below.


    A gap is considered positive for any period when the amount of interest-sensitive assets exceeds the amount of interest sensitive liabilities estimated to reprice within such period. A gap is considered negative when the amount of interest sensitive liabilities exceeds the amount of interest sensitive assets estimated to reprice within a given period. Accordingly, during a period of rising interest rates, an institution with a positive gap for that period would expect its net interest income to increase as the cost of its interest-bearing liabilities rises more slowly than the yield on its interest-earning assets. The institution would expect net interest income to decline during such period if interest rates fall. An institution with a negative gap, such as the Bank, would expect its net interest income to be affected in the opposite way, decreasing during periods of rising interest rates and increasing during periods of declining interest rates. However, the repricing of most assets and liabilities is discretionary and subject to customer preference. Thus, for example, during periods of rising interest rates, loan customers may delay the sales of their homes, resulting in reduced loan turnover. At the same time, deposit customers with low-rate savings, demand and NOW accounts may accelerate the migration of deposits into higher rate savings certificates as the rates on savings certificates become more attractive.


    The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at March 31, 1998, which are estimated by the Bank, based upon the assumptions developed by its independent consultant, to reprice or mature in each of the future time periods shown. The Bank believes that the assumptions used by the consultant, discussed in detail below, are reasonable. However, ultimately they may not be borne out.

    The assumptions used in the preparation of the table and the calculation of the Bank's estimated gap are as follows. Loans and mortgage-backed securities with adjustable rates are included during the earlier of scheduled payment or repricing. The aggregate principal outstanding on fixed-rate loans is assumed, based upon an analysis of the difference between the Bank's average loan yield and the federal funds interest rate, to be repaid evenly over 83 months. Fixed-rate mortgage-backed securities are included in the table based on commonly used independent market models for estimating mortgage-backed security repayments. Federal funds sold and other short term investments are assumed to be immediately interest sensitive. Of the Bank's savings accounts and NOW accounts, 62% are assumed to be core deposits and therefore are assumed to reprice beyond three years. The remainder of such deposits are assumed to reprice 6% in three months, 8% in six months, 10% in one year, 8% in two years and 6% in three years. Money Market accounts are assumed to reprice approximately 50% within six months and the remainder within one year. Savings certificates are included based upon their contractual maturities.

    Estimates of loan prepayment rates and deposit turnover rates can have a significant impact on the Bank's estimated gap. While the Bank believes the assumptions used to prepare the following table are reasonable, there can be no assurance that such estimates will approximate actual future loan repayment and deposit withdrawal activity. See "Business of the Bank--Lending Activities," "--Investment Activities" and "--Sources of Funds."

                                                 AMOUNTS ESTIMATED TO MATURE OR REPRICE WITHIN:
                                      --------------------------------------------------------------------
                                       LESS THAN
                                         THREE        3-6     6 MONTHS TO     1-2        2-3      OVER 3
                                        MONTHS      MONTHS      1 YEAR       YEARS      YEARS      YEARS      TOTAL
                                      -----------  ---------  -----------  ---------  ---------  ---------  ---------
                                                                  (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Securities........................   $   7,687   $   4,068   $  11,280   $  17,393  $   9,267  $   8,341  $  58,036
  Loans.............................      14,556       7,072      14,143      31,418     31,417     55,594    154,200
  Other short-term investments......       6,791      --          --          --         --         --          6,791
                                      -----------  ---------  -----------  ---------  ---------  ---------  ---------
    Total interest-earning assets...      29,034      11,140      25,423      48,811     40,684     63,935    219,027
                                      -----------  ---------  -----------  ---------  ---------  ---------  ---------
Interest-bearing liabilities:
  Passbook, statement savings and
    club accounts...................       3,870       5,160       6,450       5,160      3,870     39,853     64,363
  Money market accounts.............       2,744       2,744       2,826      --         --         --          8,314
  NOW accounts......................         556         742         928         742        557      5,755      9,280
  Savings certificates..............      15,969      20,337      27,704      17,843     14,481     11,520    107,854
                                      -----------  ---------  -----------  ---------  ---------  ---------  ---------
    Total interest-bearing
      liabilities...................      23,139      28,983      37,908      23,745     18,908     57,128    189,811
                                      -----------  ---------  -----------  ---------  ---------  ---------  ---------
Interest sensitivity gap............   $   5,895   $ (17,843)  $ (12,485)  $  25,066  $  21,776  $   6,807  $  29,216
                                      -----------  ---------  -----------  ---------  ---------  ---------  ---------
                                      -----------  ---------  -----------  ---------  ---------  ---------  ---------
Cumulative interest sensitivity
  gap...............................   $   5,895   $ (11,948)  $ (24,433)  $     633  $  22,409  $  29,216
                                      -----------  ---------  -----------  ---------  ---------  ---------
                                      -----------  ---------  -----------  ---------  ---------  ---------
Ratio of cumulative gap to total
  interest-earning assets...........        2.69%      (5.45)%     (11.16)%      0.29%     10.23%     13.34%
                                      -----------  ---------  -----------  ---------  ---------  ---------
                                      -----------  ---------  -----------  ---------  ---------  ---------
Ratio of cumulative gap to total
  assets............................        2.54%      (5.14)%     (10.51)%      0.27%      9.64%     12.57%
                                      -----------  ---------  -----------  ---------  ---------  ---------
                                      -----------  ---------  -----------  ---------  ---------  ---------
Ratio of interest-earning assets to
  interest-bearing liabilities......      125.48%      38.44%      67.06%     205.56%    215.17%    111.92%    115.39%
                                      -----------  ---------  -----------  ---------  ---------  ---------  ---------
                                      -----------  ---------  -----------  ---------  ---------  ---------  ---------

    When the Conversion is completed, the Company will initially experience an increase in investable assets approximately equal to the net proceeds from the sale of Common Stock in the Conversion minus the loan to the ESOP. The investment of these net proceeds can be expected initially to increase positive gaps and reduce negative gaps because such investment will add assets estimated to mature or reprice within each period shown while there will be no immediate corresponding increase in liabilities estimated to mature or reprice during the same period.

AVERAGE BALANCES, INTEREST RATES AND YIELDS

    The following tables present, for the periods indicated, the average interest-earning assets and average interest-bearing liabilities by principal categories, the interest income or expense for each category, and the resultant average yields earned or rates paid. No tax equivalent adjustments were made. All average balances are daily average balances, except for 1995, in which monthly average balances are used because daily average balances are unavailable. Non-interest-bearing checking accounts are included in the tables as a component of non-interest-bearing liabilities.


                                                                           THREE MONTHS ENDED MARCH 31,
                                                      ----------------------------------------------------------------------
                                                                   1998(6)                             1997(6)
                                                      ---------------------------------  -----------------------------------
                                                                               AVERAGE                             AVERAGE
                                                       AVERAGE                 YIELD/     AVERAGE                  YIELD/
                                                       BALANCE    INTEREST      COST      BALANCE    INTEREST       COST
                                                      ---------  -----------  ---------  ---------  -----------  -----------
                                                                              (DOLLARS IN THOUSANDS)
ASSETS:
  Loans(1)..........................................  $ 157,134   $   3,377        8.72% $ 158,434   $   3,433         8.79%
  Securities(2).....................................     54,852         848        6.27     58,393         898         6.24
  Other short-term investments......................      6,645          86        5.25      6,769          86         5.15
                                                      ---------  -----------             ---------  -----------
    Total interest-earning assets...................    218,631       4,311        8.00    223,596       4,417         8.01
  Non-interest-earning assets.......................     13,553                             11,740
                                                      ---------                          ---------
    Total assets....................................  $ 232,184                          $ 235,336
                                                      ---------                          ---------
                                                      ---------                          ---------
LIABILITIES:
  Passbook, statement savings and club accounts(3)..  $  63,748         474        3.02  $  63,621         467         2.98
  Savings certificates..............................    108,067       1,439        5.40    112,578       1,494         5.38
  Money market accounts.............................      8,385          57        2.76      8,985          63         2.84
  NOW accounts......................................      9,357          40        1.73      9,298          40         1.74
                                                      ---------  -----------             ---------  -----------
    Total interest-bearing liabilities..............    189,557       2,010        4.30    194,482       2,064         4.30
  Non-interest-bearing liabilities..................     12,076                             10,772
                                                      ---------                          ---------
    Total liabilities...............................    201,633                            205,254
  Net worth.........................................     30,551                             30,082
                                                      ---------                          ---------
    Total liabilities and net worth.................  $ 232,184                          $ 235,336
                                                      ---------                          ---------
                                                      ---------                          ---------
  Net interest income/spread(4).....................              $   2,301        3.70%             $   2,353         3.71%
                                                                 -----------  ---------             -----------         ---
                                                                 -----------  ---------             -----------         ---
  Net earning assets/net interest margin(5).........  $  29,074                    4.27% $  29,114                     4.27%
                                                      ---------               ---------  ---------                      ---
                                                      ---------               ---------  ---------                      ---
  Ratio of average interest-earning assets to
    average interest-bearing liabilities............                  1.15x                              1.15x
                                                                 -----------                        -----------
                                                                 -----------                        -----------


                                                 NOTES APPEAR ON FOLLOWING PAGE.

                                                                   YEAR ENDED DECEMBER 31,
                                ----------------------------------------------------------------------------------------------
                                              1997                                1996                           1995
                                ---------------------------------  -----------------------------------  ----------------------
                                                         AVERAGE                             AVERAGE
                                 AVERAGE                 YIELD/     AVERAGE                  YIELD/      AVERAGE
                                 BALANCE    INTEREST      COST      BALANCE    INTEREST       COST       BALANCE    INTEREST
                                ---------  -----------  ---------  ---------  -----------  -----------  ---------  -----------
                                                                    (DOLLARS IN THOUSANDS)
ASSETS:
Loans(1)......................  $ 157,713   $  13,582        8.61% $ 158,779   $  13,805         8.69%  $ 157,317   $  14,012
Securities(2).................     60,226       3,769        6.26     58,557       3,620         6.18      56,235       3,404
Other short-term
  investments.................      6,019         316        5.25      7,300         362         4.96       6,580         395
                                ---------  -----------             ---------  -----------               ---------  -----------
  Total interest-earning
    assets....................    223,958      17,667        7.89    224,636      17,787         7.92     220,132      17,811
                                           -----------                        -----------                          -----------
Non-interest-earning assets...     12,254                             12,442                               14,077
                                ---------                          ---------                            ---------
  Total assets................  $ 236,212                          $ 237,078                            $ 234,209
                                ---------                          ---------                            ---------
                                ---------                          ---------                            ---------
LIABILITIES:
Passbook, statement savings
  and club accounts(3)........  $  64,576       1,936        3.00  $  64,405       1,922         2.98   $  66,384       1,991
Savings certificates..........    110,728       5,983        5.40    113,890       6,354         5.58     108,614       6,005
Money market accounts.........      8,643         243        2.81      9,635         288         2.99      11,242         339
NOW accounts..................      9,457         166        1.76      9,295         194         2.09       9,134         227
Other borrowings..............     --          --          --         --          --           --             875          51
                                ---------  -----------             ---------  -----------               ---------  -----------
  Total interest-bearing
    liabilities...............    193,404       8,328        4.31    197,225       8,758         4.44     196,249       8,613
Non-interest-bearing
  liabilities.................     12,003                             10,464                                9,864
                                ---------                          ---------                            ---------
  Total liabilities...........    205,407                            207,689                              206,113
Net worth.....................     30,806                             29,389                               28,095
                                ---------                          ---------                            ---------
  Total liabilities and net
    worth.....................  $ 236,213                          $ 237,078                            $ 234,208
                                ---------                          ---------                            ---------
                                ---------                          ---------                            ---------
Net interest
  income/spread(4)............              $   9,339        3.58%             $   9,029         3.48%              $   9,198
                                           -----------  ---------             -----------         ---              -----------
                                           -----------  ---------             -----------         ---              -----------
Net earning assets/net
  interest margin(5)..........  $  30,554                    4.17% $  27,411                     4.02%  $  23,883
                                ---------               ---------  ---------                      ---   ---------
                                ---------               ---------  ---------                      ---   ---------
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities.................                  1.16x                              1.14x                                1.12x
                                           -----------                        -----------                          -----------
                                           -----------                        -----------                          -----------

                                  AVERAGE
                                  YIELD/
                                   COST
                                -----------
ASSETS:
Loans(1)......................        8.91%
Securities(2).................        6.05
Other short-term
  investments.................        6.00
  Total interest-earning
    assets....................        8.09
Non-interest-earning assets...
  Total assets................
LIABILITIES:
Passbook, statement savings
  and club accounts(3)........        3.00
Savings certificates..........        5.53
Money market accounts.........        3.02
NOW accounts..................        2.49
Other borrowings..............        5.83
  Total interest-bearing
    liabilities...............        4.39
Non-interest-bearing
  liabilities.................
  Total liabilities...........
Net worth.....................
  Total liabilities and net
    worth.....................
Net interest
  income/spread(4)............        3.70%
                                       ---
                                       ---
Net earning assets/net
  interest margin(5)..........        4.18%
                                       ---
                                       ---
Ratio of average
  interest-earning assets to
  average interest-bearing
  liabilities.................


------------------------

(1) Average balances include loans held for sale and non-accrual loans, net of the allowance for loan losses. Interest is recognized on non-accrual loans only as and when received.

(2) Securities are included at amortized cost, with net unrealized gains or losses on securities available-for-sale included as a component of non-earning assets. Securities include FHLBNY stock.

(3) Includes advance payments by borrowers for taxes and insurance (mortgage escrow deposits).

(4) The spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5) The net interest margin, also known as the net yield on average interest-earning assets, represents net interest income as a percentage of average interest-earning assets.

(6) Yields and related ratios for the three-month periods have been annualized when appropriate.

RATE/VOLUME ANALYSIS OF NET INTEREST INCOME


    One method of analyzing net interest income is to consider how changes in average balances and average rates from one period to the next affect net interest income. The following table shows changes in the dollar amount of interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. It shows the amount of the change in interest income or expense caused by either changes in outstanding balances (volume) or changes in interest rates. The effect of a change in volume is measured by applying the average rate during the first period to the volume change between the two periods. The effect of changes in rate is measured by applying the change in rate between the two periods to the average volume during the first period. Changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.


                                                                                             YEAR ENDED DECEMBER 31,
                                                 THREE MONTHS ENDED             --------------------------------------------------
                                                      MARCH 31,                                                         1996 VS.
                                       ---------------------------------------                                            1995
                                                                                                                       -----------
                                                    1998 VS. 1997                           1997 VS. 1996
                                       ---------------------------------------  -------------------------------------   INCREASE
                                                                                                                       (DECREASE)
                                             INCREASE (DECREASE) DUE TO:             INCREASE (DECREASE) DUE TO:         DUE TO:
                                         VOLUME         RATE          TOTAL       VOLUME        RATE         TOTAL       VOLUME
                                       -----------  -------------  -----------  -----------  -----------  -----------  -----------
                                                                             (IN THOUSANDS)
INTEREST-EARNING ASSETS:
Loans................................   $     (29)    $     (27)    $     (56)   $     (94)   $    (129)   $    (223)   $     132
Securities...........................         (54)            4           (50)         102           47          149          142
Other short-term investments.........          (2)            2            --          (66)          20          (46)          40
                                              ---           ---           ---          ---        -----        -----        -----
Total interest-earning assets........         (85)          (21)         (106)         (58)         (62)        (120)         314
                                              ---           ---           ---          ---        -----        -----        -----
                                              ---           ---           ---          ---        -----        -----        -----
INTEREST-BEARING LIABILITIES:
Passbook, statement savings and club
  accounts...........................           1             6             7            4           10           14          (57)
Savings certificates.................         (61)            6           (55)        (171)        (200)        (371)         295
Money market accounts................          (4)           (2)           (6)         (29)         (16)         (45)         (48)
NOW accounts.........................          --            --            --            3          (31)         (28)           4
Other borrowing......................          --            --            --           --           --           --          (51)
                                              ---           ---           ---          ---        -----        -----        -----
Total interest-bearing liabilities...         (64)           10           (54)        (193)        (237)        (430)         143
                                              ---           ---           ---          ---        -----        -----        -----
                                              ---           ---           ---          ---        -----        -----        -----
Net change in net interest income....   $     (21)    $     (31)    $     (52)   $     135    $     175    $     310    $     171
                                              ---           ---           ---          ---        -----        -----        -----
                                              ---           ---           ---          ---        -----        -----        -----


                                          RATE         TOTAL
                                       -----------  -----------

INTEREST-EARNING ASSETS:
Loans................................   $    (339)   $    (207)
Securities...........................          74          216
Other short-term investments.........         (73)         (33)
                                            -----        -----
Total interest-earning assets........        (338)         (24)
                                            -----        -----
                                            -----        -----
INTEREST-BEARING LIABILITIES:
Passbook, statement savings and club
  accounts...........................         (12)         (69)
Savings certificates.................          54          349
Money market accounts................          (3)         (51)
NOW accounts.........................         (37)         (33)
Other borrowing......................          --          (51)
                                            -----        -----
Total interest-bearing liabilities...           2          145
                                            -----        -----
                                            -----        -----
Net change in net interest income....   $    (340)   $    (169)
                                            -----        -----
                                            -----        -----

COMPARISON OF FINANCIAL CONDITION AT MARCH 31, 1998 AND DECEMBER 31, 1997.

    Total assets at March 31, 1998 were $232.4 million, a decrease of $1.3 million, or 0.6%, from total assets of $233.7 million at December 31, 1997. The primary cause of the decline was a $1.5 million decline in deposits as the Bank continued to experience competitive pressures from other investment alternatives.

    Net loans declined by $1.2 million during the quarter. Principal payments on loans exceeded new loans originated by $527,000 because normal principal amortization, which occurs evenly throughout the year, exceeded loan originations, which tend to be at low levels during winter months. Furthermore, the Bank believes it did not recapture all loans refinanced by its customers during the period due to increased competition from out-of-area secondary mortgage market lenders. The Bank also designated an additional $661,000 of loans for sale during the quarter. When the Bank completed its loan sale, $101,000 of the loans designated for sale were not sold and were transferred back to loans held-to-maturity.

    Real estate owned declined by $204,000 during the quarter as the Bank sold more real estate than it acquired through foreclosure. Real estate owned consists of properties acquired through foreclosure or otherwise in full or partial satisfaction of a debt, but does not include real estate used by the Bank for its operations, such as its main office and branches. During the three months ended March 31, 1998, the Bank decreased the level of real estate owned by sales of properties with a carrying value of $199,000 and by $50,000 of write-downs of property owned. Partially offsetting these declines were $45,000 of real estate acquired during the quarter upon the foreclosure of loans.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31, 1996

    Total assets at December 31, 1997 were $233.7 million compared to $238.1 million at December 31, 1996. The primary cause of the $4.4 million decline in total assets was a decline of $4.4 million in savings certificates. Management believes the decline in savings certificates resulted from competitive pressures as customers sought higher returns through alternative investments during a period when the equity markets were at all time highs. The decline in deposits as a funding source caused the Bank to reduce cash and due from banks by $5.1 million.

    Contributing to the changes in the Bank's financial condition was the designation of the group of loans for sale at year end 1997, as discussed above. The designation did not directly affect the Bank's total assets, because the charge-off which accompanied the designation was charged against the existing allowance for loan losses. However, the Bank increased its provision for loan losses to bring the allowance back to a level considered adequate by management, which had the effect of substantially eliminating net income for the year. Therefore, retained earnings as a funding source did not increase materially from year end 1996 to year end 1997.

    Deferred tax assets increased by $663,000 from year end 1996 to year end 1997 because for financial statement purposes the Bank recorded the charge-off associated with the designation of loans as held for sale in 1997 but could not deduct the charge-off for income tax purposes until the loans were sold in 1998. Real estate owned also increased by $401,000 during 1997. This increase represented the net effect of the acquisition of properties with a carrying value of $1.1 million as a result of foreclosures, partially offset by the sale of properties with a carrying value of $329,000 and write-downs in the book value of properties owned by $365,000 to reflect the fair value of the properties.

    Net unrealized gains in securities available-for-sale, as a component of net worth, increased by $323,000 during 1997, corresponding to a pre-tax increase of $529,000 in the excess of fair value over amortized cost for securities available-for-sale. The increase was caused by the improvement in market values for equity securities coupled with lower interest rates which increased the value of debt securities available-for-sale.

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
COMPARISON OF OPERATING RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND
  MARCH 31, 1997.

    GENERAL. Net income for the three months ended March 31, 1998 was $493,000, an increase of $82,000, or 20.0%, from net income of $411,000 during the three months ended March 31, 1997. The primary reason for the improvement was a decrease in the provision for loan losses of $150,000 as the Bank realized upon its efforts in 1997 and the first quarter of 1998 to reduce the carrying value and then sell a substantial portion of its non-accrual and potential problem loans. A $63,000 decline in building, occupancy and equipment expense also positively affected net income. These two factors offset a $52,000 decline in net interest income.

    NET INTEREST INCOME. Net interest income declined by $52,000, or 2.2%, when comparing the first quarter of 1998 to the first quarter of 1997. This decline reflects the combined effect of a decline in interest income and a smaller decline in interest expense. The Bank's reported spread declined by one basis point from 3.71% to 3.70% and the Bank's net interest margin remained constant at 4.27%. However, average non-accruing loans during the quarter ended March 31, 1997 were significantly higher than during the quarter ended March 31, 1998. Non-accruing loans have the effect of reducing reported spread because they are a component of interest-earning assets but do not provide interest income. The Bank estimates that if the level of non-accruing loans had remained constant, reported spread would have declined by approximately 14 basis points and reported net interest margin would have declined by approximately 12 basis points from the 1997 quarter to the 1998 quarter because the average yields on accruing loans declined due to lower market interest rates and the downward adjustment of yields on adjustable-rate loans.

    INTEREST INCOME. Interest income declined by $106,000 from the first quarter of 1997 to the first quarter of 1998. The principal reasons for the decline were a $3.5 million decline in the average balance of securities and a decline in the average yield earned on performing loans. The decline in the average balance of securities resulted from the need to fund a $4.9 million decline in the average balance of interest-bearing deposits.

    The Bank estimates that the average yield earned on accruing loans declined by approximately 25 basis points from the first quarter of 1997 to the first quarter of 1998, compared to the 7 basis point reported decline shown on the Average Balances, Interest Rates and Yields table. The decline in average yield on accruing loans resulted principally from lower market interest rates on new residential mortgage loans and downward adjustments of rates on adjustable mortgage loans as market interest rates declined. Due to increased competition and generally lower market interest rates, the Bank's new residential mortgage loans had average yields lower than either loans in the portfolio or loans being refinanced. The 25 basis point estimated decline in yield the first quarter of 1997 to the first quarter of 1998 is greater than the 7 basis point reported decline because of a reduction in the average level of non-accruing loans, principally due to charge-offs. As loans were charged off, they ceased to be outstanding for the purpose of calculating the average loan yield, without a corresponding reduction in interest income. Therefore, the loans charged off ceased to exert downward pressure on reported yields.

    INTEREST EXPENSE. Interest expense declined by $54,000 from the first quarter of 1997 to the first quarter of 1998. Substantially all of the decline resulted from a $4.5 million decline in the average balance of savings certificates from $112.6 million to $108.1 million. The decline was caused by a conscious decision of the Bank not to pursue aggressively additional savings certificate accounts, the Bank's highest cost funding source. The Bank offered competitive, but not necessarily the highest, savings certificate rates in its market area. Savings certificates, which represented 57.9% of the average balance of interest-bearing liabilities during the quarter ended March 31, 1997, declined to 57.0% of average interest-bearing liabilities during the quarter ending March 31, 1998. The Bank's pricing decisions were based upon a desire not to increase its cost of funds at a time when the cost of savings certificates was only slightly below the yield earned on investment securities, and in some cases was higher than the yield earned on other short term investments. The decline in savings certificates was funded by a decline in the Bank's securities

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portfolio and a $1.3 million increase in the average balance of non-interest-bearing liabilities, principally represented by an increase in the average balance of non-interest bearing demand deposits as the Bank marketed its demand deposit programs more aggressively to commercial customers.

    PROVISION FOR LOAN LOSSES. The provision for loan losses results from management's analysis of the adequacy of the Bank's allowance for loan losses. If management determines that an increase in the allowance is warranted, then the increase is accomplished through a provision for loan losses which is charged as an expense on the Bank's income statement. The provision for loan losses was $75,000 for the three months ended March 31, 1998, compared to $225,000 for the three months ended March 31, 1997. The decrease in the provision resulted from a lower level of non-performing loans caused by the resolution of problem loans through substantial charge-offs during 1997 and the loan sale during the first quarter of 1998. During the three months ended March 31, 1998, the Bank had charge-offs of $39,000 and recoveries of $51,000, for a net recovery of $12,000. Therefore, the allowance increased by $87,000 during the quarter, as the combined effect of the $75,000 provision and the $12,000 net recovery. This compares with charge-offs of $202,000 and recoveries of $105,000 during the quarter ended March 31, 1997, generating net charge-offs of $97,000 and a $128,000 increase in the allowance after the $225,000 provision for loan losses during that quarter. See "Business of the Bank--Asset Quality--Allowance for Loan Losses."

    NON-INTEREST INCOME. The Bank's primary source of non-interest income is service charges, principally on deposit accounts. The $26,000 increase in non-interest income between the periods was caused principally by a $32,000 increase in service charges. Service charge income increased because of an increase in loan-related fees.

    NON-INTEREST EXPENSE. Non-interest expense increased by $20,000 from the first quarter of 1997 to the first quarter of 1998. Other than normal fluctuations in expenses, the only categories of non-interest expenses which experienced significant percentage changes were building, occupancy and equipment expense, which decreased by $63,000, or 22.7%, expenses of real estate owned, which increased from $21,000 to $92,000 and professional fees, which doubled from $32,000 to $64,000. Building, occupancy and equipment expense declined because of a reduction in depreciation expense and a high level of building repairs and maintenance during the 1997 quarter. The expense of real estate owned increased because during 1997 the Bank's level of real estate owned increased as a number of foreclosures were completed and the Bank acquired title to the mortgaged property. At the beginning of the quarter ended March 31, 1998, the Bank had $964,000 of real estate owned, compared to $563,000 at the beginning of the March 31, 1997 quarter. During the first quarter of 1998, the $92,000 expense was comprised of $50,000 in write-downs in the value of real estate owned and $42,000 of expenses of holding the properties, such as insurance and real estate taxes. During the 1997 quarter, expenses of $21,000 were represented entirely by the expenses of holding the properties in the portfolio. Professional fees increased because of additional costs incurred in connection with the loan sale and the resolution of other problem loans.

    INCOME TAXES. Income tax expense increased by $22,000 from $311,000 for the three months ended March 31, 1997 to $333,000 for the three months ended March 31, 1998. The increase corresponded to the increase in net income between the periods.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND
  DECEMBER 31, 1996.

    GENERAL. Net income for 1997 was $72,000 compared to net income of $1.4 million in 1996. The primary reason for the decline was a substantial increase in expenses related to the resolution of the Bank's problem assets, including a $1.9 million increase in the provision for loan losses and a $240,000 increase in the expense of real estate owned. These factors more than offset an increase in net interest income of $310,000.

    NET INTEREST INCOME. Net interest income increased by $310,000, or 3.4%, from 1996 to 1997. The increase reflects a decline in interest expense which was only partially offset by a smaller decline in interest income. Due principally to the decline in the average cost of savings certificates, the Bank's spread increased by 10 basis points from 3.48% to 3.58% and the Bank's net interest margin increased by 15 basis points from 4.02% to 4.17%. Changes in the level of non-accruing loans between 1996 and 1997 had a less significant effect on spread than when comparing the quarters ended March 31, 1998 and 1997. Interest income not recognized during the years on non-accruing loans was $402,000 during 1997 and $307,000 during 1996.

    INTEREST INCOME. Interest income declined by $120,000 from 1996 to 1997. The decline resulted from a decline in the average balance of loans, the Bank's highest yielding asset category, and a decline in the average yield on loans. During the early part of 1997, the Bank's loan department focused on resolving problem loans, solving problems arising from the defalcation by the former senior loan officer, and restructuring and strengthening loan department operations. In addition, during early 1997, one loan officer retired and another resigned. Therefore, efforts to originate new loans were temporarily reduced. During the latter part of 1997, the Bank increased its loan originations, particularly residential mortgage loans, by hiring additional loan officers and aggressively seeking new loans in Cortland County and nearby communities. By year end, the Bank had originated more loans in 1997 than had been paid off, but the increased originations during the latter part of the year had only a limited effect on average balances.

    The average yield on loans declined by eight basis points due to lower residential mortgage loan rates which affected refinances and new loan originations. Borrowers were motivated by low market interest rates to refinance their higher fixed-rate mortgages while borrowers with adjustable-rate loans also refinanced to lock in lower rates.

    The decline in the average balance of loans was offset by an increase in the average balance of securities. Management invested available funds which might otherwise have been used to make loans in securities investments. Other short term investments declined in order to fund a reduction in the level of interest-bearing liabilities. In addition, the Bank experienced an eight basis point increase in the average yield on its securities investments because maturing securities were replaced with securities having slightly higher yields as the Bank continued to lengthen the maturities of its debt securities, a process which began in 1996.

    INTEREST EXPENSE. Interest expense declined by $430,000 from 1996 to 1997. The decline resulted from the combined effect of a $3.8 million decline in the average balance of interest-bearing liabilities and a 13 basis point decline in the average cost of funds. Most of the activity was in the savings certificate category, with the average balance declining by $3.2 million and the average cost declining by 18 basis points. These declines were due to the combined effect of competitive pressures from non-deposit investment sources which offered customers the potential for high yields, coupled with a decision by management to offer rates on deposits which, although competitive, were not the highest in the local market.


    PROVISION FOR LOAN LOSSES. The provision for loan losses was $3.3 million during 1997, compared to $1.4 million in 1996. During 1997, the Bank charged off $3.3 million of loans, compared to recoveries of $170,000. Approximately $2.0 million of the charge-offs were taken on the loan package which was ultimately sold during the first quarter of 1998 while the remainder of the charge-offs resulted from an aggressive review of the Bank's entire loan portfolio in light of the credit administration problems discovered in connection with the officer defalcation discussed above. Based on local economic conditions and the status of the Bank's loan portfolio, during 1997 management revised the Bank's method of calculating its allowance to increase the percentages used to determine appropriate allowance for certain performing loans for which no problems had been identified. The adjustment was made to reflect management's estimate of probable losses inherent in loans in the Bank's portfolio. Taking these factors into account, the Bank determined to provide $3.3 million for loan losses during 1997 to bring the allowance to its year-end level of $2.1 million.

    NON-INTEREST INCOME. Non-interest income increased by $119,000 from 1996 to 1997. The principal component of the increase was a $45,000 recovery of an investment in Nationar, a former correspondent bank which was closed by the New York Superintendent of Banks in 1995. The Bank had created a $100,000 reserve when Nationar was closed because of the uncertainties associated with its investment in a Nationar debenture. During 1997, the Superintendent of Banks made a liquidating distribution to the Bank of $45,000 more than the carrying value of the investment in Nationar, net of the reserve. Other non-interest income increased by $69,000 because during 1997 the Bank recovered certain expenses which had been incurred in 1996 in connection with the collection of past due loans.


    NON-INTEREST EXPENSE. Non-interest expense increased by $671,000 from 1996 to 1997. The principal causes of the increase were a $240,000 increase in the expense of real estate owned and a $303,000 increase in other operating expenses. Real estate owned is required to be carried on the Bank's books at the lower of cost or fair value, representing market value less estimated costs of sale. During 1997, the Bank decided that general economic conditions, difficulties in disposing of real estate owned and expected costs of holding and selling properties, based upon the nature of the specific properties owned by the Bank during 1997, justified carrying those properties at 65% of appraised value which resulted in a $365,000 charge to the expense of real estate owned. Approximately $270,000 of this charge related to properties acquired in 1997. Other operating expenses increased principally because of increases in the cost of collecting past due loans and increases in other loan-related expenses.


    INCOME TAXES. Income tax expense declined by $869,000 from an expense of $853,000 in 1996 to a tax benefit of $16,000 in 1997. The decline was caused by the decline in pre-tax income.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND
  DECEMBER 31, 1995.

    GENERAL. Net income for 1996 was $1.4 million compared to net income of $1.9 million in 1995. The primary reason for the decline was an increase in the provision for loan losses to replenish the Bank's allowance for loan losses after charge-offs of $607,000 caused by the officer defalcation. Also contributing to the decline in net income was an increase in professional fees incurred in the investigation of the defalcation and a decline in net interest income principally caused by a decline in the yield on the Bank's loan portfolio. Partially offsetting these factors was a virtual elimination of deposit insurance premiums.

    NET INTEREST INCOME. Net interest income declined 169,000, or 1.8%, from 1996 to 1997. The decline reflects the combined effect of an increase in non-accruing loans, a decline in the average yield on loans and other short term investments, an increase in the average cost of savings certificates and a shift in the mix of the Bank's liabilities towards higher-cost savings deposits. As a result of these factors, the Bank's spread decreased by 22 basis points from 3.70% to 3.48% and the Bank's net interest margin decreased by 16 basis points from 4.18% to 4.02%. The net interest margin declined less rapidly than the spread because the retention of earnings increased capital as a no-cost funding source. The increase in the level of non-accruing loans between 1995 and 1996 is estimated to have caused approximately 14 basis points out of the 22 basis point decline in the reported yield on loans.

    INTEREST INCOME. Interest income declined by $24,000 from 1995 to 1996 despite an increase in the average balance of interest-earning assets by $4.5 million from $220.1 million to $224.6 million. Market interest rates began to decline in early 1995, and the decline continued through most of 1996. As a result, new loans originated by the Bank during that period generally had lower interest rates than the loans in the Bank's portfolio which were being repaid. The decline in market rates also accelerated the rate of repayment of existing loans as borrowers refinanced those loans at lower rates. Furthermore, the Bank's non-accruing loans increased dramatically from 1995 to 1996, with $2.0 million of non-accruing loans at December 31, 1995 increasing to $3.6 million by December 31, 1996. Interest income not recognized on non-accruing loans increased substantially to $307,000 in 1996 from $107,000 in 1995. The combined effect of these factors was to reduce the average yield on loans by 22 basis points, from 8.91% in 1995 to 8.69% in 1996.

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
    At the same time, the yield on the Bank's short-term investments, principally federal funds sold, which are generally immediately sensitive to interest rate fluctuations, declined rapidly from an average yield of 6.00% in 1995 to an average yield of 4.96% in 1996. In contrast, the average yield on securities investments increased from 6.05% to 6.18% despite declining market interest rates because the Bank began to increase the average maturities of its investment debt securities to improve yields. This increase in average maturities was partially offset by a shift in mix away from corporate debt securities and towards U.S. government and agency securities. The Bank shifted the mix of securities because the decline in market interest rates reduced the yield spread between traditionally lower yielding treasury securities and higher yielding corporate bonds.

    The decline in the rate earned on loans was partially offset by an increase in the average balance of both loans and securities. As interest rates declined and homeowners refinanced their mortgages, the Bank sought to satisfy the desires of its existing customers to refinance their loans and to capture refinance business away from other lenders because low loan yields remained higher than the yields on securities investments. As a result, residential mortgage loans increased by $2.9 million during 1995 and by $243,000 during 1996, representing a significant component of the $1.5 million increase in the average balance of loans from 1995 to 1996. The Bank was also able to increase the average balance of investment securities by $2.3 million from 1995 to 1996 and the average balance of other short term investments increased by $720,000 between the periods. These increases were funded by a combination of an increase of $1.0 million in the average balance of interest-bearing deposits, an increase of $1.3 million in average net worth due to net income retained, and an increase of $328,000 in the average level of non-interest-bearing demand deposits.

    INTEREST EXPENSE. Interest expense increased by $145,000 from 1995 to 1996. A shift in the mix of the Bank's liabilities away from lower cost traditional savings accounts and money market accounts in favor of savings certificate accounts with higher yields was the primary cause of the increase in interest expense. The average balance of savings certificates, the Bank's highest cost deposits with an average cost of 5.58% during 1996, increased by $5.3 million from $108.6 million during 1995 to $113.9 million during 1996. In contrast, lower cost traditional savings accounts, with an average cost of 2.98% during 1996, declined by $2.0 million and money market accounts, with an average cost of 2.99% during 1996, declined by $1.6 million. Management believes that a shift in depositor preference, resulting in the shift in mix, occurred from early 1995 through 1996 as depositors sought higher yields to compete with the yields available in the stock market and from other investment alternatives. Publicity regarding available investment alternatives made customers more cognizant of the rates on their accounts and more sophisticated regarding maximizing the yields on their bank deposits. The average rate paid on savings certificates also increased slightly, from 5.53% in 1995 to 5.58% in 1996, principally due to increased competition from other investment alternatives.

    PROVISION FOR LOAN LOSSES. The provision for loan losses was $1.4 million during 1996, compared to $600,000 in 1995. During 1996, the Bank charged off $1.7 million of loans, compared to $605,000 in 1995. The 1996 charge-offs included $607,000 of non-existent loans, delinquent loans whose delinquencies had been concealed, and other uncollectable loans arising out of the defalcation by the former senior loan officer discussed above. In order to replenish the allowance for loan losses after these unexpected charge-offs, the Bank was required to increase its provision for loan losses.

    NON-INTEREST INCOME. Non-interest income increased by $99,000 from 1995 to 1996. The increase occurred because in 1995 the Bank had provided $100,000, recorded as a reduction of non-interest income, to create a reserve against the Bank's investment in a Nationar debenture. Due to uncertainties regarding the recoverability of the Nationar investment, management made the provision to address the possibility that the final liquidation of Nationar would not generate sufficient funds to repay the Bank. In 1997, $45,000 of the provision was recovered.

    NON-INTEREST EXPENSE. Non-interest expense increased by $256,000 from 1995 to 1996. The principal causes of the increase were a $168,000 increase in professional fees for compliance matters, temporary outsourcing of the internal audit function and the investigation of the officer defalcation. In addition, miscellaneous other operating expenses increased by $190,000 principally because of a $94,000 increase in costs associated with collecting past due loans as the level of non-accrual loans increased from $2.0 million at year end 1995 to $3.6 million at year end 1996. In addition, the Bank had $53,000 of investment advisory expense in 1996 as the Bank retained an outside investment advisor.

    INCOME TAXES. Income tax expense declined by $547,000 from $1.4 million in 1995 to $853,000 in 1996. The decline was caused by the decline in pre-tax income.

LIQUIDITY AND CAPITAL

    The Bank's primary sources of funds are deposits, proceeds from the principal and interest payments on loans, mortgage-backed and debt securities, and, during the quarter ended March 31, 1998, proceeds from the sale of loans. While maturities and scheduled principal payments on loans and securities are predictable sources of funds, deposit outflows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition.

    The primary investing activity of the Bank is the origination of residential one- to four-family mortgage loans and the purchase of mortgage-backed and debt securities. During the three months ended March 31, 1998 and the years ended December 31, 1997, 1996 and 1995, the Bank's loan originations totaled $7.8 million, $32.9 million, $31.7 million and $33.6 million, respectively. However, loans, net, after payments and charge-offs, decreased by $1.2 million during the three months ended March 31, 1998 and decreased by $3.1 million during 1997. Loans increased by only $8,000 during 1996 and by $6.3 million during 1995. Investment and mortgage-backed securities, excluding the effect of unrealized gains and losses, increased by $4.5 million during 1996, declined by $1.2 million during 1997 and increased by $987,000 during the first quarter of 1998. The sale of problem loans provided $3.1 million of additional liquidity during the quarter ended March 31, 1998. Loan sales did not provide material funds during other periods.

    Deposits increased by $2.9 million in 1995 and $1.5 million in 1996. In 1997, deposits declined by $4.9 million and the Bank experienced an additional $1.5 million decline in deposits during the first quarter of 1998. Deposit flows are affected by the level of interest rates, the availability of alternate investment opportunities, general economic conditions, and other factors.


    The Company's cash flows are divided into three categories: cash flows from operating activities, cash flows from investing activities, and cash flows from financing activities. Net cash provided by operating activities, consisting primarily of earnings and proceeds from loan sales, was $4.2 million for the three months ended March 31, 1998 and $767,000 for the three months ended March 31, 1997. The most significant component of the difference between the periods was the sale of loans during the three months ended March 31, 1998, which increased cash provided by operating activities by $3.1 million. Management does not anticipate similar transactions in the future. Net cash used in investing activities, consisting primarily of the use of funds to make loans and purchase securities, was $326,000 for the three months ended March 31, 1998 and $1.1 million for the three months ended March 31, 1997. Net cash used by financing activities, consisting principally of deposit outflows, was $2.2 million for the three months ended March 31, 1998 and $2.3 million for the three months ended March 31, 1997, reflecting declines in deposits during the periods and decreases in amounts held during the periods for mortgage tax escrows due to seasonal fluctuations in real estate tax due dates.


    The Bank monitors its liquidity position on a regular basis. Excess short-term liquidity is invested in overnight federal funds sold. If the Bank requires funds beyond its ability to generate them internally, the Bank can borrow needed funds. At March 31, 1998, the Bank had available lines of credit with the Federal Home Loan Bank of New York of $26.1 million. The Bank has not needed to use borrowings as a source of

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liquidity to fund either deposit outflows or new loan opportunities. In 1995, the Bank temporarily borrowed funds for a short time when the Bank's deposits at Nationar, one of its correspondent banks, were temporarily frozen.


    At March 31, 1998, the Bank had $3.8 million of outstanding commitments to make first lien mortgage loans, $3.7 million of unused home equity lines of credit, $2.8 million of unused credit card lines of credit, $2.0 million of unused commercial lines of credit, $1.1 million of consumer overdraft checking lines of credit and an insignificant amount of outstanding commitments to make automobile and other small consumer loans. Management anticipates that the Bank will have sufficient funds to meet its current loan commitments and to fund any draw downs on outstanding lines of credit. Savings certificates which are scheduled to mature in one year or less from March 31, 1998 totaled $64.0 million. The Bank may elect to allow some of those deposits to leave the Bank if it can reduce its cost of funds by doing so without adversely affecting liquidity. However, management anticipates that the Bank will be able to retain substantially all of such deposits if the Bank needs to do so to fund loans and other investments.


    At March 31, 1998, the Bank exceeded all regulatory capital requirements of the FDIC applicable to it, with Tier I capital of $30.7 million, or 13.26% of average assets and 21.94% of risk-weighted assets and with total risk-based capital of $32.4 million, or 23.19% of risk-weighted assets. The Bank was classified as "well capitalized" at March 31, 1998 under FDIC regulations. See "Regulatory Capital Compliance" and "Regulation--Banking Regulation-Capital Requirements" for further information regarding FDIC capital requirements.

    The Bank is not subject to any mandatory liquidity ratio requirements under the regulations of the FDIC or the Banking Department. At March 31, 1998, the Bank's liquid assets totaled 28.24% of deposits.

IMPACT OF INFLATION AND CHANGING PRICES

    The financial information in this Prospectus has been prepared according to Generally Accepted Accounting Principles, which require the measurement of financial condition and operating results in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. Inflation can increase operating costs and affect the value of collateral for loans in general, and real estate collateral in particular. Unlike industrial companies, nearly all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a greater impact on the Bank's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services. However, interest rates generally increase during periods when the rate of inflation is increasing and decrease during periods of decreasing inflation. Periods of high inflation are ordinarily accompanied by high interest rates, which could have a negative effect on the Bank's net income. Inflation can also increase the cost of the Bank's operations. See "--Management of Interest Rate Risk" for a discussion of the effect of changing interest rates on the Bank.

IMPACT OF NEW ACCOUNTING STANDARDS

    In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128 "Earnings Per Share". SFAS 128 requires the disclosure of basic and diluted earnings per share. It establishes rules for calculating diluted earnings per share based upon the effect of agreements by publicly traded companies to issue additional stock. SFAS 128 is now effective and will require the Company, after the Conversion, to report in addition to basic earnings per share, fully diluted earnings per share which would show, for example, the effect on earnings per share of the exercise of outstanding stock options, if any.

    In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income," which requires that comprehensive income and its effect on equity must be disclosed prominently in the notes to the financial statements. Comprehensive income includes net income as adjusted for items that are recorded as direct entries to equity. Only the impact of unrealized gains or losses on securities available-for-sale is disclosed as an additional component of the Bank's income under the requirements of SFAS 130. SFAS 130 imposes disclosure requirements only and does not affect the Company's financial condition or results of operations. Comprehensive income for the three months ended March 31, 1998 was $654,000 and was $395,000 for 1997, $1.3 million for 1996 and $2.2 million for
1995.

    In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," which changes the way public companies report information about segments of their business on their annual financial statements and requires them to report selected segment information in their quarterly reports issued to stockholders. The Company anticipates that, in the near future, the Company's business will comprise only one segment and hence SFAS 131 will not have a material effect on its financial disclosures. However, if the Company engages in material non-banking business in the future, separate segment disclosure may be required.

    In February 1998, the FASB issued SFAS 132, which amends existing disclosure rules regarding pension and other post-retirement benefits to standardize the disclosure formats effective for fiscal years beginning after September 15, 1997. Disclosures regarding pensions and other non-pension post-retirement benefits have been combined. SFAS 132 addresses disclosure issues only and does not require any substantive change in accounting treatment for the benefits covered by it. Hence, the implementation of SFAS 132 will have no effect on the Company's financial condition or results of operations.


    In June 1998, the FASB issued SFAS 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which establishes comprehensive accounting and reporting requirements for derivative instruments and hedging activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. The accounting for gains and losses resulting from changes in fair value depends on the intended use of the derivative and the type of risk being hedged. SFAS 133 is effective for the Company and the Bank for all fiscal quarters beginning January 1, 2000. Earlier adoption is permitted. At the present time, the Company and the Bank have not fully analyzed the effect or timing of the adoption of SFAS 133 on the Company's consolidated financial statements.


                            BUSINESS OF THE COMPANY

GENERAL

    The Company was organized as a Delaware corporation in June, 1998 in order to acquire all the stock of the Bank to be issued in the Conversion. Upon completion of the Conversion, the Company will become a bank holding company subject to regulation by the Federal Reserve. See "Regulation--Holding Company Regulation."

BUSINESS


    The Company is not an operating company. After the Conversion, the Company expects that initially it will invest 50% of the net proceeds from the sale of the Common Stock, after contributing one-half to the Bank, primarily in short-term and medium-term debt securities. The Company also intends to lend the ESOP the funds needed to purchase 8% of the Common Stock issued in the Conversion, including Common Stock contributed to the Foundation. In the future, the Company may purchase or organize other operating subsidiaries, including other financial institutions, or it may merge with other financial institutions and financial services related companies. There are no current arrangements, understandings or agreements for any such expansion. See "Use of Proceeds." Initially, the Company will not own or lease any property but will instead use the premises, equipment and furniture of the Bank. The Company does not presently intend to have any employees except for certain officers of the Bank who will not be separately paid by the Company. The Company may use the support staff of the Bank from time to time, if needed. Additional employees may be hired if appropriate.

                              BUSINESS OF THE BANK

GENERAL

    The Bank's principal business consists of gathering deposits from the general public within its market area and investing those deposits primarily in loans, debt obligations issued by the U.S. Government, its agencies, and business corporations, and mortgage-backed securities. The Bank's principal loan types are residential and commercial mortgage loans, automobile loans, commercial loans and other consumer loans. The Bank's revenues come principally from interest on loans and securities. The Bank's primary sources of funds are deposits and proceeds from principal and interest payments on loans and investment securities.

STRATEGY FOR THE FUTURE

    Management recognizes that to succeed in the next millennium, the Bank and the Company must build upon the existing strengths of the Bank while expanding geographically and diversifying product offerings. Management has therefore developed a strategy for success based upon the following principles:

    - STRENGTHEN THE BANK'S POSITION AS A DOMINANT COMMUNITY-ORIENTED FINANCIAL INSTITUTION. Cortland Savings Bank has been a community-oriented savings bank for more than 125 years. Of the Bank's $198.2 million of deposits at March 31, 1998, approximately 81.5% were held by persons and companies located in Cortland County. Many of the remaining deposits come from surrounding counties, and approximately 96% come from within New York State. Deposits from out-of-state residents are concentrated in common retirement destinations, such as Florida, and are believed to have originated from customers who maintain their loyalty to the Bank even after they move, for all or part of the year, to distant locations.

      Likewise, the Bank's loans also come predominantly from its local community. More than 70% of the Bank's mortgage loans are secured by properties located in Cortland County, with most of the remainder being located elsewhere in central New York. The largest component of the Bank's loans are residential mortgage loans in Cortland County, which foster long-term customer relationships and provide funds to support local community needs. The Bank's strength comes from its ability to deliver services within its community. As industry consolidation continues, the Bank believes it can build its depositor base and fortify its position within the surrounding communities by continuing to provide new and existing customers with a higher level of service and convenience than its competitors. The Bank's commitment to its neighbors, as evidenced by its local focus and furthered by its establishment of the Foundation, will continue into the future.

    - PURSUE EXPANSION OPPORTUNITIES IN CENTRAL NEW YORK. Until the 1970's, the New York State banking landscape, especially in the center of the state, was populated by many small, locally-oriented banking institutions. When state law was amended to broaden the geographic scope of permitted branches, larger institutions began to spread. Throughout the state, areas which had once been served only by local banks whose directors and officers were members of the local communities were penetrated by larger institutions which processed loan applications, established deposit pricing, and made employment decisions in distant major cities. This was followed by a period, which still continues, of consolidation in the banking industry.

      As a result, the local focus of the banking industry faded. In the name of efficiency, branches were closed, personal service was abandoned and small loans were removed from the product line. Cortland Savings Bank believes there is a need for community financial institutions and seeks to maintain good relations with its customers by providing the services they need. The Bank's customers know their officers and directors as well as their tellers and loan processors. The Bank believes that this approach to banking can be extended profitably into adjoining counties that share the same needs and interests as the Bank's existing home community. In furtherance of this approach, the Bank has recently opened a loan production office in Ithaca, the county seat of adjoining Tompkins County. In the future, the Bank and the Company intend to seek out opportunities for further expansion through acquisitions, branch purchases or the opening of new offices, in order to develop additional business throughout central New York. Although the Bank and the Company cannot assure its future stockholders that it will be able to consummate any such transactions, the Board of Directors intends to aggressively pursue them.

    - MAINTAIN PRE-EMINENCE IN RESIDENTIAL MORTGAGE LENDING IN THE COMMUNITIES IT SERVES. Cortland Savings Bank is, and has been for many years, the largest residential mortgage lender in Cortland County, with a market share that substantially exceeds any other institution when measured by dollar volume or number of loans originated. As the Bank expands into other communities in central New York, it intends to offer residential mortgage loan products in those communities with the same vigor that has allowed it to reach its current leadership position. In furtherance of this goal, and in order to be able to offer an even broader range of residential mortgage loan products to satisfy the diversity of customer demand, the Bank is developing the systems and structures for a mortgage secondary market operation, which the Bank hopes to launch before year end. A secondary market operation will allow the Bank to offer loan products which might not otherwise satisfy the Bank's portfolio needs or its underwriting standards. Local customers will still be able to deal with a local bank and in many cases the loan servicing will remain on the local level. The Bank can thus work to build a loan servicing portfolio which provides non-interest income while maintaining customer loyalty and the opportunity to cross-sell other products to those same patrons.

    - OFFER OTHER LOAN PRODUCTS TO CREATE LOAN PORTFOLIO GROWTH. Residential mortgage loans are, and in the foreseeable future are expected to remain, the primary component of the Bank's loan portfolio. However, other types of loans have provided the Bank with opportunities for asset growth in the past, and it is expected that they will continue to provide growth in the future. The Bank offers commercial mortgage loans, commercial loans and a variety of different types of consumer loans. Automobile loans are an important growth category, increasing by $2.7 million, or 42.1%, over fifteen months from $6.4 million at December 31, 1996 to $9.1 million at March 31, 1998. Within the past eighteen months, the Bank has taken steps to strengthen its loan origination staff to build up its non-residential loan portfolios. The Bank's loan department staff has recently spent substantial time resolving problems loans and dealing with the aftermath of a defalcation by its former senior loan officer. However, the sale of a package of problem loans during the first quarter of 1998 has allowed the staff to concentrate on new loan originations. As the Bank expands its market area in central New York, the Bank will offer a full range of loans to its new customer base to complement its offering of those loans to its current customers. Non-residential loans provide product diversification, opportunities to improve interest rate sensitivity because of the normally shorter term to maturity of such loans, and higher yields than residential mortgage loans. The Bank plans to maintain its position as a leading residential mortgage lender while building upon its position as an independent community bank to increase its market share of these higher yield loans.

    - IMPROVE EFFICIENCY BY SPREADING COSTS OVER A LARGER ASSET BASE. The Bank's staffing and infrastructure are currently able to serve more customers and handle increased deposit and loan volumes. The Bank has recently hired a new chief operating officer and a new chief financial officer in addition to upgrading its loan department staffing. As a result, deposit growth and loan growth can be accomplished without comparable increases in staff, allowing the Bank to spread its operating expenses over a larger asset base. In addition, technological advances are constantly changing the face of the banking industry. In order to remain competitive and continue to provide the services its customers need and expect, the Bank anticipates that in the future it will be required to incorporate technological developments into its product delivery system. Those technological developments, some of which are not yet conceived, can be expected to require potentially significant start-up costs. Asset growth will allow the Bank to spread the cost of these technological innovations over a larger base of interest income.

OPERATING PLAN

    The Bank's operating plan concentrates on investing available funds in mortgage loans on properties located in Cortland County. The largest component of the Bank's mortgage loans, and the Bank's primary focus, are loans secured by one- to four-family homes, which totaled $103.3 million, or 66.0% of total loans, at March 31, 1998. These loans consisted of approximately $94.8 million of loans secured by first mortgages and approximately $8.5 million of loans secured by junior mortgages. In order to increase yields, improve the interest rate sensitivity of its assets and diversify its portfolio, management has invested a portion of the Bank's assets in commercial mortgage loans and other types of loans, such as commercial loans, automobile loans, home equity loans and other consumer loans. In recent years, the Bank has sought to increase its portfolio of automobile loans as a source of higher yielding investments during periods of low mortgage loan rates. The Bank also provides certain loan products, such as credit cards, in order to satisfy customer demand and maintain customer relationships, but which do not materially contribute to net income.

    In addition, to provide liquidity and improve interest rate sensitivity, management has invested a portion of the Bank's assets in securities and short term liquid investments such as overnight federal funds sales. More than 97% of the Bank's securities portfolio, other than mortgage-backed securities, had a maturity of five years or less at March 31, 1998.

    The Bank has maintained a ratio of loans to total assets of approximately 66% since year end 1994. It is management's goal to increase this ratio in the future because loans represent the highest yielding asset category for the Bank. However, after the Conversion, this ratio will decrease, at least in the short term, because the increase in capital can not be immediately invested in loans. Furthermore, the availability of acceptable lending opportunities is substantially outside the control of the Bank, being driven primarily by economic conditions and competitive pressures. Therefore, the Bank may be unable to achieve its goal of increasing its loans to total assets ratio.


    Paralleling the Bank's strategy of concentrating on mortgage loans in its local community, the Bank's primary source of funds for investment is deposits from its local community and the Bank's capital. The Bank estimates that at December 31, 1997, approximately 81.5% of its deposits were held by persons who resided in Cortland County and approximately 96% by persons residing in New York State. The Bank does not seek deposits from outside its market area, does not utilize brokered deposits, and has not utilized borrowings as a material funding source in recent years. However, after the Conversion, the Bank may use borrowings as a tool to provide additional funding to assist in the leveraging of the additional capital obtained in the Conversion. The Bank may also implement a borrowing program before the completion of the Conversion in order to establish borrowing relationships and develop systems to assist in potential post-Conversion borrowing programs.


MARKET AREA

    The Bank's primary market area is Cortland County, New York. The Bank's main office has been located in the City of Cortland since it was chartered in 1866. The Bank has nearby full service branches in Homer, opened in 1988 and Cortlandville, opened in 1994. The Bank is, and has been for many years, the largest mortgage lender by dollar volume and number of loans originated in Cortland County based upon reported data from the Cortland County Clerk and has the largest share of bank deposits within the County. In addition to Cortland County, the Bank also considers adjoining townships in the counties surrounding Cortland (Tompkins, Cayuga and Onondaga) to represent a secondary market area, especially for mortgage loans. This year, the Bank opened a representative office in Ithaca, the home of Cornell

University and Ithaca College and the county seat of nearby Tompkins County, to originate mortgage loans.

    Cortland County, with a population of 48,963 according to the 1990 census, is predominantly rural with many small towns. Approximately 80% of the County's workforce works within the county, while others work in nearby areas such as Syracuse to the north and Ithaca to the southwest, commuting by automobile. Principal sources of employment for county residents include retail trades, educational services, manufacturing, health care and other professional services, and construction. The largest employers in Cortland County are Buckbee-Mears Company, a manufacturer of television screen components, the State University of New York at Cortland, and Cortland Memorial Hospital. The parent corporation of Buckbee-Mears Company has recently announced layoffs due to a decline in business, at least partially related to adverse economic and financial conditions in Asia. At this time, the scope and duration of the layoffs has not been announced and the Bank is unable to assess the effect of the situation on the Bank's business. However, the Bank notes that although Buckbee-Mears Company is the largest employer in the County with slightly in excess of 1,000 employees, there are four additional employers with more than 600 employees each, and a broad diversity of smaller mid-range companies which the Bank believes may soften the impact of the layoffs.

COMPETITION

    The Bank's principal competitors for deposits are other savings banks, savings and loan associations, commercial banks and credit unions in the Bank's market area, as well as money market mutual funds, insurance companies and securities brokerage firms, many of which are substantially larger in size than the Bank. The Bank's competition for loans comes principally from savings banks, savings and loan associations, commercial banks, mortgage bankers, finance companies and other institutional lenders. Some of the institutions which compete with the Bank have much greater financial and marketing resources than the Bank. The Bank's principal methods of competition include loan and deposit pricing, maintaining close ties with its local community, advertising and marketing programs and the types of services provided.

LENDING ACTIVITIES

    LOAN PORTFOLIO COMPOSITION. The Bank's loans consist primarily of mortgage loans secured by one- to four-family residences. At March 31, 1998, the Bank had total loans of $156.6 million, of which $94.8 million, or 60.5%, were one- to four-family first lien residential mortgage loans. The Bank had an additional $8.5 million of home equity loans and home equity lines of credit outstanding, or 5.4% of total loans, secured by subordinate liens on one- to four-family residences. The Bank also had $30.6 million of commercial mortgage loans, or 19.5% of total loans; $9.1 million of automobile loans, or 5.8% of total loans; $6.5 million of commercial loans, or 4.2% of total loans. The remainder include different types of consumer loans offered to satisfy customer demand. The Bank's ratio of loans to total assets has been approximately 66% for more than three years, fluctuating by less than one percentage point since year end 1994.

    Interest rates on loans are affected by the demand for loans, the supply of money available for lending, credit risks, the rates offered by competitors and other conditions. These factors are in turn affected by, among other things, economic conditions, monetary policies of the federal government, and legislative tax policies.

LOAN PORTFOLIO COMPOSITION

    The following table sets forth the composition of the Bank's mortgage and other loan portfolios in dollar amounts and in percentages at the dates indicated.

                                                                                      AT DECEMBER 31,
                                                       -----------------------------------------------------------------------------
                                     AT MARCH 31,
                                         1998                  1997                  1996                   1995             1994
                                 --------------------  --------------------  --------------------  ----------------------  ---------
                                             PERCENT               PERCENT               PERCENT                PERCENT
                                  AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT     OF TOTAL     AMOUNT
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                                                       (DOLLARS IN THOUSANDS)
Real estate loans:
  Residential..................  $  97,167      62.03% $  97,303      61.66% $  96,097      59.73% $  95,854       59.57%  $  92,942
  Construction.................        264       0.17        316       0.20        528       0.33        155        0.10       1,065
  Home equity..................      6,139       3.92      5,924       3.75      5,882       3.66      6,344        3.94       7,085
  Commercial mortgages.........     30,560      19.51     30,867      19.56     35,119      21.83     35,165       21.86      32,756
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------
    Total real estate loans....    134,130      85.63    134,410      85.17    137,626      85.55    137,518       85.47     133,848
Other loans:
  Guaranteed student loans.....      1,708       1.09      1,507       0.96      1,552       0.96      1,747        1.09       1,960
  Property improvement loans...        828       0.53        907       0.57      1,031       0.64        916        0.57         822
  Automobile loans.............      9,050       5.78      8,902       5.64      6,378       3.96      5,510        3.42       4,617
  Other consumer loans.........      4,391       2.80      5,031       3.19      6,289       3.91      6,174        3.84       5,993
  Commercial loans.............      6,528       4.17      7,049       4.47      8,020       4.98      9,023        5.61       7,366
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------
    Total other loans..........     22,505      14.37     23,396      14.83     23,270      14.45     23,370       14.53      20,758
      Total loans..............    156,635     100.00%   157,806     100.00%   160,896     100.00%   160,888      100.00%    154,606
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                            ---------             ---------             ---------             -----------
Less:
  Deferred loan fees, net......        205                   241                   333                   379                     378
  Allowance for loan losses....      2,230                 2,143                 1,952                 2,002                   1,752
                                 ---------             ---------             ---------             ---------               ---------
    Total loans, net...........  $ 154,200             $ 155,422             $ 158,611             $ 158,507               $ 152,476
                                 ---------             ---------             ---------             ---------               ---------
                                 ---------             ---------             ---------             ---------               ---------


                                                       1993
                                              ----------------------
                                   PERCENT                 PERCENT
                                  OF TOTAL     AMOUNT     OF TOTAL
                                 -----------  ---------  -----------

Real estate loans:
  Residential..................       60.12%  $  88,042       60.89%
  Construction.................        0.69         534        0.37
  Home equity..................        4.58       7,141        4.94
  Commercial mortgages.........       21.19      29,995       20.75
                                 -----------  ---------  -----------
    Total real estate loans....       86.58     125,712       86.95
Other loans:
  Guaranteed student loans.....        1.27       1,621        1.12
  Property improvement loans...        0.53         824        0.57
  Automobile loans.............        2.99       3,775        2.61
  Other consumer loans.........        3.88       5,784        4.00
  Commercial loans.............        4.75       6,867        4.75
                                 -----------  ---------  -----------
    Total other loans..........       13.42      18,871       13.05
      Total loans..............      100.00%    144,583      100.00%
                                 -----------  ---------  -----------
                                 -----------             -----------
Less:
  Deferred loan fees, net......                     363
  Allowance for loan losses....                   1,620
                                              ---------
    Total loans, net...........               $ 142,600
                                              ---------
                                              ---------

    The following table presents the Bank's loan portfolio by fixed and adjustable rates at the dates indicated.

                                                                                      AT DECEMBER 31,
                                                       -----------------------------------------------------------------------------
                                     AT MARCH 31,
                                         1998                  1997                  1996                   1995             1994
                                 --------------------  --------------------  --------------------  ----------------------  ---------
                                             PERCENT               PERCENT               PERCENT                PERCENT
                                  AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT    OF TOTAL    AMOUNT     OF TOTAL     AMOUNT
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                                                       (DOLLARS IN THOUSANDS)
FIXED-RATE LOANS:
  Real estate loans:
    Residential................  $  62,475      39.89% $  59,048      37.42% $  49,879      31.00% $  48,292       30.01%  $  47,433
    Construction...............        264       0.17        316       0.20        528       0.33        155        0.10       1,065
    Commercial mortgages.......     27,681      17.67     28,077      17.79     31,281      19.44     31,177       19.38      28,370
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------
      Total real estate
        loans..................     90,420      57.73     87,441      55.41     81,688      50.77     79,624       49.49      76,868
  Other loans..................     19,107      12.20     19,167      12.15     17,716      11.01     16,627       10.33      14,719
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------
      Total fixed-rate loans...    109,527      69.92    106,608      67.56     99,404      61.78     96,251       59.82      91,587
ADJUSTABLE-RATE LOANS:
  Real estate loans:
    Residential................     34,692      22.15     38,255      24.24     46,218      28.73     47,562       29.56      45,509
    Home equity................      6,139       3.92      5,924       3.75      5,882       3.65      6,344        3.94       7,085
    Commercial mortgages.......      2,879       1.83      2,790       1.77      3,838       2.39      3,988        2.48       4,386
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------
      Total real estate
        loans..................     43,710      27.91     46,969      29.76     55,938      34.77     57,894       35.98      56,980
  Other loans..................      3,398       2.17      4,229       2.68      5,554       3.45      6,743        4.20       6,039
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------
    Total adjustable-rate
      loans....................     47,108      30.08     51,198      32.44     61,492      38.22     64,637       40.18      63,019
      Total loans..............    156,635     100.00%   157,806     100.00%   160,896     100.00%   160,888      100.00%    154,606
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                            ---------             ---------             ---------             -----------
Less:
  Deferred loan fees, net......        205                   241                   333                   379                     378
  Allowance for loan losses....      2,230                 2,143                 1,952                 2,002                   1,752
                                 ---------             ---------             ---------             ---------               ---------
        Total loans, net.......  $ 154,200             $ 155,422             $ 158,611             $ 158,507               $ 152,476
                                 ---------             ---------             ---------             ---------               ---------
                                 ---------             ---------             ---------             ---------               ---------


                                                       1993
                                              ----------------------

                                   PERCENT                 PERCENT
                                  OF TOTAL     AMOUNT     OF TOTAL
                                 -----------  ---------  -----------

FIXED-RATE LOANS:
  Real estate loans:
    Residential................       30.68%  $  43,281       29.93%
    Construction...............        0.69         534        0.37
    Commercial mortgages.......       18.35      25,403       17.57
                                 -----------  ---------  -----------
      Total real estate
        loans..................       49.72      69,218       47.87
  Other loans..................        9.52      12,749        8.82
                                 -----------  ---------  -----------
      Total fixed-rate loans...       59.24      81,967       56.69
ADJUSTABLE-RATE LOANS:
  Real estate loans:
    Residential................       29.44      44,761       30.96
    Home equity................        4.57       7,141        4.94
    Commercial mortgages.......        2.84       4,592        3.18
                                 -----------  ---------  -----------
      Total real estate
        loans..................       36.85      56,494       39.08
  Other loans..................        3.91       6,122        4.23
                                 -----------  ---------  -----------
    Total adjustable-rate
      loans....................       40.76      62,616       43.31
      Total loans..............      100.00%    144,583      100.00%
                                 -----------  ---------  -----------
                                 -----------             -----------
Less:
  Deferred loan fees, net......                     363
  Allowance for loan losses....                   1,620
                                              ---------
        Total loans, net.......               $ 142,600
                                              ---------
                                              ---------

    RESIDENTIAL MORTGAGE LOANS. The Bank offers both adjustable-rate and fixed-rate mortgage loans. The relative proportions of fixed versus adjustable mortgage loans originated by the Bank depends principally upon customer preferences, which are generally driven by general economic and interest rate conditions and the pricing offered by the Bank's competitors. In recent years, with relatively low mortgage interest rates, customer preference has favored fixed-rate mortgage loans. As a result, from December 31, 1993 to March 31, 1998, fixed-rate residential mortgage loans increased from 29.9% to 39.9% of the loan portfolio while adjustable-rate residential mortgage loans declined from 31.0% to 22.2% of the loan portfolio. The adjustable-rate loans generally carry annual or triennial caps and life-of-the-loan ceilings which limit interest rate adjustments.

    Generally, credit risks on adjustable-rate loans are somewhat greater than on fixed-rate loans primarily because, as interest rates rise, so do borrowers' payments, increasing the potential for default. The Bank offers teaser rate loans with low initial interest rates that are not based upon the index plus the margin for determining future rate adjustments; however, the Bank judges the borrower's ability to repay based on the payment due at an interest rate 2% higher than the initial rate.

    In addition to verifying income and assets of borrowers, the Bank obtains independent appraisals on all residential first mortgage loans and attorneys' opinions of title are required at closing. The Bank generally uses title opinions rather than title insurance on residential mortgage loans, but has not experienced losses due to its reliance on title opinions instead of title insurance. As the Bank seeks to position itself to be able to sell mortgage loans on the secondary market towards the end of 1998, it will begin to require title insurance on first lien residential mortgage loans. Private mortgage insurance is required on most loans with a loan to value ratio in excess of 80%. The Bank has $7.5 million of residential mortgage loans with loan to value ratios of from 80% to 90% without private mortgage insurance. The Bank originated these loans as part of a special first time home buyer program begun in 1990. The Bank has not experienced delinquencies on those loans greater than on other residential mortgage loans. Real estate tax escrows are generally required on residential mortgage loans with loan to value ratios in excess of 80%.

    In the past, the Bank's residential mortgage loans have not been originated using standards, procedures and documentation customary on the secondary market. Hence, the loans are generally not salable to regular secondary market purchasers. The Bank anticipates that by the end of 1998, most of its new residential mortgage loan originations will meet secondary market standards.

    Adjustable-rate mortgage loans originated in recent years have interest rates that adjust annually or every three years based on the one or three year treasury bill index, plus 3%. Interest rate adjustments are generally limited to 2% per year for one year adjustable loans and 3% per adjustment for three year adjustable loans. There is normally a lifetime maximum interest rate adjustment, measured from the initial interest rate, of 6%.

    Fixed-rate residential mortgage loans generally have terms of 10 to 30 years. Although fixed-rate mortgage loans may adversely affect the Bank's net interest income in periods of rising interest rates, the Bank originates such loans to satisfy customer demand. Such loans are generally originated at initial interest rates which exceed the fully indexed rate on adjustable-rate mortgage loans offered at the same time. Therefore, during periods of level interest rates, they tend to provide higher yields than adjustable loans. Fixed-rate residential mortgage loans originated by the Bank generally include due-on-sale clauses which permit the Bank to demand payment in full if the borrower sells the property without the Bank's consent. Due-on-sale clauses are an important means of adjusting the rates of the Bank's fixed-rate mortgage loan portfolio, and the Bank has generally exercised its rights under these clauses.

    After the Conversion, management intends to continue to emphasize the origination of mortgage loans secured by one- to four-family residences.

    HOME EQUITY LOANS. The Bank offers a home equity line of credit secured by a residential one- to four-family mortgage, usually a second lien. These loans have adjustable rates of interest and provide for an initial advance period of ten years, during which the borrower pays interest only and can borrow, repay, and reborrow the principal balance. Some of the Bank's older line of credit mortgage loans provide for minimum monthly payments which may include principal reductions. This is followed by a repayment period, generally fifteen years, during which the balance of the loan is repaid in principal and interest installments. The Bank also offers home equity loans which are fully advanced at closing and repayable in monthly principal and interest installments over a period not to exceed 10 years. The maximum loan to value ratio, including prior liens, is 80% for lines of credit and 85% for regular amortizing home equity loans. At March 31, 1998, the Bank had $6.1 million in outstanding advances on home equity lines of credit, $3.7 million of unused home equity lines of credit and $2.4 million in regular amortizing home equity loans.

    COMMERCIAL MORTGAGE LOANS. The Bank originates commercial mortgage loans secured by office buildings, retail establishments, multi-family residential real estate and other types of commercial property. Substantially all of the properties are located in the Bank's market area or in nearby areas of central New York State. At March 31, 1998, the Bank's commercial mortgage loan portfolio was $30.6 million, or 19.5% of total loans. At March 31, 1998, the Bank's largest such loan was a $962,000, or 50%, participation in a $1.9 million loan to a non-profit organization secured by a light manufacturing facility in Cortland County for developmentally disabled workers. The other participant is another local bank. A number of directors of the Bank now serve, or have served, as volunteer directors of the non-profit borrower. The loan is current and has never been designated as non-accrual or otherwise classified.

    The Bank makes commercial mortgage loans with loan to value ratios up to 75%, terms up to five years, and amortization periods up to 20 years. At March 31, 1998, $2.9 million of the Bank's commercial mortgage loans had adjustable rates and $27.7 million had fixed rates. However, most of the Bank's recent fixed-rate commercial mortgage loans mature after five years, which allows the Bank to adjust the interest rate after five years if appropriate.

    For commercial mortgage loans, the Bank generally requires a debt service coverage ratio of at least 110% and the personal guarantee of the principals of the borrower. The Bank also requires an appraisal by an independent appraiser. Title insurance is required for loans in excess of $500,000, a threshold which was recently increased from $200,000. Attorneys' opinions of title are used instead of title insurance for smaller commercial loans, but the Bank has not experienced losses as a result of not having title insurance.

    Loans secured by commercial properties generally involve a greater degree of risk than one- to four-family residential mortgage loans. Because payments on such loans are often dependent on successful operation or management of the properties, repayment may be subject, to a greater extent, to adverse conditions in the real estate market or the economy. The Bank seeks to minimize these risks through its underwriting policies. The Bank evaluates the qualifications and financial condition of the borrower, including credit history, profitability and expertise, as well as the value and condition of the underlying property. The factors considered by the Bank include net operating income; the debt coverage ratio (the ratio of cash net income to debt service); and the loan to value ratio. When evaluating the borrower, the Bank considers the financial resources and income level of the borrower, the borrower's experience in owning or managing similar property and the Bank's lending experience with the borrower. The Bank's policy requires borrowers to present evidence of the ability to repay the loan without having to resort to the sale of the mortgaged property.

    CONSTRUCTION LOANS. The Bank offers residential single family construction loans to persons who intend to occupy the property upon completion of construction and who are pre-qualified by the Bank for a permanent mortgage loan on the property once construction is complete. Construction loans are generally not made until construction is already 40% complete. Upon completion of construction, these loans are automatically converted into permanent residential mortgage loans and classified as such. The proceeds of the construction loan are advanced in stages on a percentage of completion basis as construction progresses. The loans generally provide for a construction period of not more than three months during which the borrower pays interest only. In recognition of the risks involved in such loans, the Bank carefully monitors construction through regular inspections and the borrower must qualify for the permanent mortgage loan before the construction loan is made. At March 31, 1998, the Bank had four such construction loans with an aggregate outstanding principal balance of $264,000. Construction loan levels tend to increase during the summer because of the seasonal nature of residential construction, but even during the summer these loans generally do not represent more than 1% of the Bank's loan portfolio. The Bank's delinquency experience with its construction loans has been favorable. At March 31, 1998, the Bank had no non-performing construction loans.

    AUTOMOBILE LOANS. In recent years, the Bank has exerted efforts to increase its level of automobile loans in order to provide improved yields, increase the interest rate sensitivity of its assets and expand its customer base. Automobile loans are originated both through direct contact between the Bank and the borrower and through automobile dealers who refer the borrowers to the Bank. The Bank conducts its own analysis of the creditworthiness of borrowers referred to it by dealers before approving any automobile loan. The dealer loans are represented by installment sales contracts between the dealer and the purchaser which are immediately assigned to the Bank. Dealers receive fees from the Bank for the referrals.


    The Bank offers automobile loans for both new and used cars. The loans have fixed rates with maturities not more than five years. At March 31, 1998, the Bank had $9.1 million of automobile loans. Loan amounts generally equal 85% of the purchase price of the car. These loans tend to present greater risks of loss than mortgage loans because the collateral is rapidly depreciable and easier to conceal. Therefore, the Bank evaluates the credit and repayment ability of the borrower as well as the value of the collateral in determining whether to approve a loan.


    OTHER CONSUMER LOANS. The Bank also makes short-term fixed-rate consumer loans either unsecured or secured by savings accounts or other consumer assets, as well as adjustable-rate revolving credit card loans and overdraft checking loans. These loans totaled $4.4 million, or 2.8% of total loans, at March 31, 1998. The fixed-rate loans generally have a term of not more than five years and have interest rates higher than mortgage loans. The shorter terms to maturity or adjustable rates are helpful in managing the Bank's interest rate risk. Applications for these loans are evaluated based upon the borrower's ability to repay and, if applicable, the value of the collateral. Collateral value, except for loans secured by bank deposits or marketable securities, is a secondary consideration because personal property collateral generally rapidly depreciates in value, is difficult to repossess, and rarely generates close to full value at a forced sale.

    COMMERCIAL LOANS. The Bank makes commercial loans to businesses for automobile dealer floor plan financing, working capital, machinery and equipment purchases, expansion, and other business purposes. These loans generally have higher yields than mortgages loans, with maturities that generally are not more than seven years. Working capital lines of credit tend to provide for one year terms with annual reviews. The Bank had $6.5 million of such loans at March 31, 1998, of which 51.6% had fixed rates and 48.4% had adjustable rates.

    Commercial loans tend to present greater risks than mortgage loans because the collateral, if any, tends to be rapidly depreciable, difficult to sell at full value and easier to conceal. In order to limit these risks, the Bank evaluates these loans based upon the borrower's ability to repay the loan from ongoing operations. The Bank considers the business history of the borrower and perceived stability of the business as important factors when considering applications for such loans. Occasionally, the borrower provides commercial or residential real estate collateral for such loans, in which case the value of the collateral may be a significant factor in the loan approval process.

    ORIGINATION OF LOANS. Loan originations come from a number of sources. Residential loan originations can be attributed to depositors, retail customers, telephone inquiries, advertising, the efforts of the

Bank's loan officers, and referrals from other borrowers, real estate brokers and builders. The Bank originates loans primarily through its own efforts. The Bank has worked with independent commercial brokers and residential loan servicers to obtain loan applications for consideration, but the Bank's present policy requires that it conduct its own independent credit evaluation before approving any loan. The Bank also uses referrals from automobile dealers in the origination of automobile loans but evaluates each loan application itself in advance of committing to any loan.

    All of the Bank's lending is subject to its written, nondiscriminatory underwriting standards and to loan origination procedures prescribed by the Bank's Board of Directors. Officers of the Bank have the authority to approve loans at differing levels established by the Board of Directors based upon the position and expertise of the officer. All loans in excess of $200,000 and any loan which, when added to existing loans to a borrower causes that loan relationship to exceed $200,000 must be approved by the Board's Loan Committee.


    The Bank is not subject to general state or federal regulations limiting the aggregate amount of loans it is permitted to make to one borrower or an affiliated group of borrowers, notably including mortgage loans, but is subject to maximum loan to one borrower limits on certain types of loans, such as commercial loans. The Bank's largest single loan is the $962,000 mortgage loan to a non-profit organization previously described. The Bank has six different loan relationships in which the aggregate amount outstanding to all related borrowers exceeds $1.0 million. The largest such relationship had an aggregate outstanding balance owed of $1.2 million at March 31, 1998, represented by five loans secured by mortgages on commercial properties in central New York. None of the loans in any of the six relationships are designated as non-accrual or otherwise identified as problem loans.


    The following table sets forth the Bank's loan originations, loan sales and principal repayments for the periods indicated. All loans sold were whole loans.

                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                          THREE MONTHS ENDED
                                                            MARCH 31, 1998        1997        1996        1995
                                                          -------------------  ----------  ----------  ----------
                                                                                   (IN THOUSANDS)

Total loans, beginning of period........................      $   157,806      $  160,896  $  160,888  $  154,606
                                                                 --------      ----------  ----------  ----------
Loans originated:
  Residential mortgages.................................            3,600          14,732      12,382      10,789
  Commercial mortgages..................................              496           1,260       2,987       5,436
  Commercial loans......................................            1,335           3,940       5,072       5,987
  Other loans...........................................            2,358          12,982      11,227      11,430
                                                                 --------      ----------  ----------  ----------
    Total loans originated..............................            7,789          32,914      31,668      33,642
Principal repayments....................................           (8,316)        (29,089)    (29,236)    (26,110)
Loans transferred to held-for-sale......................             (661)         (2,541)         --          --
Loans transferred from held-for-sale....................              101              --          --          --
Loans transferred to real estate owned..................              (45)         (1,095)       (711)       (645)
Total charge-offs.......................................              (39)         (3,279)     (1,713)       (605)
                                                                 --------      ----------  ----------  ----------
Net loan activity.......................................           (1,171)         (3,090)          8       6,282
                                                                 --------      ----------  ----------  ----------
    Total loans, end of period..........................      $   156,635      $  157,806  $  160,896  $  160,888
                                                                 --------      ----------  ----------  ----------
                                                                 --------      ----------  ----------  ----------


    The Bank generally does not sell loans except for the sale of problem loans during the first quarter of 1998 and the sale of student loans when the student leaves school and the repayment of the loan begins. The Bank does not service loans for other investors and the Bank has never purchased loan servicing rights. However, the Bank intends to begin selling a portion of its new fixed-rate residential mortgage loans on the secondary market by the end of 1998, with the Bank retaining the servicing of those loans.

    From time to time, the Bank accepts loan applications through loan servicers and other sources of loan applications. The Bank has had a relationship for more than 10 years with a loan servicer who has referred loan applications, principally for commercial mortgage loans, to the Bank for consideration. In most cases, the Bank pays no fee for a loan referral from that company but when and if the loan is closed, the company services the loan for the Bank. At March 31, 1998, the Bank had $9.6 million of loans serviced by that company, of which 28 loans, or $7.0 million, were commercial mortgage loans and 43 loans, or $2.6 million, were residential mortgage loans. The Bank had an additional $7.4 million of its loans serviced by other loan servicers, some of which are participation loans in which the servicer is the lead participant.

    LOAN MATURITY. The following table shows the contractual maturity of the Bank's loan portfolio at March 31, 1998. Loans are shown as due based on their contractual terms to maturity. Loans which have adjustable interest rates are shown as maturing when the final loan payment is due without regard to rate adjustments. The table does not show the effects of loan amortization, possible prepayments or enforcement of due-on-sale clauses. Non-performing loans are shown as being due based upon their contractual maturity without regard to acceleration due to default.

                                                RESIDENTIAL    HOME     COMMERCIAL
                                                MORTGAGE(1)   EQUITY     MORTGAGE    COMMERCIAL   OTHER LOANS     TOTAL
                                                -----------  ---------  -----------  -----------  ------------  ----------
                                                                              (IN THOUSANDS)
Amounts due:
  Within 3 months.............................   $      18   $      --   $     923    $   1,490    $      167   $    2,598
  3 months to one year........................         194          --       3,050        1,678         1,339        6,261
  1 to 3 years................................         762          --       9,720        1,007         5,143       16,632
  3 to 5 years................................       3,402          --       4,998          640         6,706       15,746
  5 to 10 years...............................      14,868          --       5,071        1,665           367       21,971
  10 to 20 years..............................      43,366       2,285       5,828           --         1,674       53,153
  Over 20 years...............................      34,821       3,854         970           48           581       40,274
                                                -----------  ---------  -----------  -----------  ------------  ----------
  Total loans.................................   $  97,431   $   6,139   $  30,560    $   6,528    $   15,977   $  156,635
                                                -----------  ---------  -----------  -----------  ------------  ----------
                                                -----------  ---------  -----------  -----------  ------------  ----------

------------------------

(1) Includes construction loans on residential property.

    The following table shows, as of March 31, 1998, the amount of loans due after March 31, 1999, and whether they have fixed interest rates or adjustable interest rates.

                                                                                           FLOATING OR
                                                                                 FIXED     ADJUSTABLE
                                                                                 RATES        RATES       TOTAL
                                                                               ----------  -----------  ----------
                                                                                         (IN THOUSANDS)
Residential mortgage.........................................................  $   62,527   $  34,692   $   97,219
Home equity..................................................................          --       6,139        6,139
Commercial mortgage..........................................................      23,784       2,803       26,587
Commercial...................................................................       3,284          76        3,360
Other loans..................................................................       4,430          41       14,471
                                                                               ----------  -----------  ----------
Total........................................................................  $  104,025   $  43,751   $  147,776
                                                                               ----------  -----------  ----------
                                                                               ----------  -----------  ----------

ASSET QUALITY

    DELINQUENCY PROCEDURES. When a borrower fails to make a required payment on a loan, the Bank attempts to cause the deficiency to be cured by contacting the borrower. Late notices are sent when a payment is more than 15 days past due and a late charge is generally assessed at that time. The Bank attempts to contact personally any borrower who is more than 20 days past due. All loans past due 90 days or more are added to a watch list and an employee of the Bank contacts the borrower on a regular basis to seek to cure the delinquency. If a mortgage loan becomes past due from 90 to 120 days, the Bank refers the matter to an attorney, who first seeks to obtain payment without litigation and, if unsuccessful, generally commences a foreclosure action or other appropriate legal action to collect the loan. A foreclosure action, if the default is not cured, generally leads to a judicial sale of the mortgaged real estate. The judicial sale is delayed if the borrower files a bankruptcy petition because the foreclosure action cannot be continued unless the Bank first obtains relief from the automatic stay provided by the Bankruptcy Code.

    If the Bank acquires the mortgaged property at foreclosure sale or accepts a voluntary deed in lieu of foreclosure, the acquired property is then classified as real estate owned. At March 31, 1998, the Bank had $760,000 of real estate owned, represented by six single family residences, one car dealership, one bowling alley, one ice cream parlor, one commercial retail facility and one parcel of vacant land. At March 31, 1998, the Bank had contracts to sell three of those properties with an aggregate carrying value of $337,000. When real estate is acquired in full or partial satisfaction of a loan, it is recorded at the lower of the principal balance of the loan or fair value less costs of sale. Any shortfall between that amount and the carrying value of the loan is then charged to the allowance for loan losses. Subsequent changes in the value of the property are charged to the expense of real estate operations. The Bank is permitted to finance sales of real estate owned by "loans to facilitate," which may involve a lower down payment or a longer repayment term or other more favorable features than generally would be granted under the Bank's underwriting guidelines. At March 31, 1998, the Bank had no "loans to facilitate."

    If an automobile loan becomes 60 days past due, the Bank seeks to repossess the collateral. If the default is not cured, then upon repossession the Bank sells the automobile as soon as practicable through a local automobile auction. When other types of non-mortgage loans become past due, the Bank takes measures to cure defaults through contacts with the borrower and takes appropriate action, depending upon the nature of the borrower and the collateral, to obtain repayment of the loan.

    The following table sets forth the Bank's loan delinquencies by type, by amount and by percentage of type at March 31, 1998.

                                                                     LOANS DELINQUENT FOR:
                                      ------------------------------------------------------------------------------------
                                                     60-89 DAYS                             90 DAYS OR MORE(1)
                                      -----------------------------------------  -----------------------------------------
                                                                     PERCENT                                    PERCENT
                                                                     OF LOAN                                    OF LOAN
                                         NUMBER        AMOUNT       CATEGORY        NUMBER        AMOUNT       CATEGORY
                                      -------------  -----------  -------------  -------------  -----------  -------------
                                                                     (DOLLARS IN THOUSANDS)
Residential mortgage loans..........           12     $     623          0.60%            27     $     893          0.86%
Commercial mortgage loans...........           --            --          0.00              5           363          1.19
Commercial loans....................           --            --          0.00              5           115          1.76
Other loans.........................           13            34          0.21             30            97          0.54
                                               --                                         --
                                                          -----                                 -----------
Total...............................           25     $     657          0.42%            67     $   1,468          0.93%
                                               --                                         --
                                               --                                         --
                                                          -----           ---                   -----------          ---
                                                          -----           ---                   -----------          ---


                                               TOTAL DELINQUENT LOANS
                                      -----------------------------------------
                                                                     PERCENT
                                                                     OF LOAN
                                         NUMBER        AMOUNT       CATEGORY
                                      -------------  -----------  -------------

Residential mortgage loans..........           39     $   1,516          1.46%
Commercial mortgage loans...........            5           363          1.19
Commercial loans....................            5           115          1.76
Other loans.........................           43           131          0.82
                                               --
                                                     -----------
Total...............................           92     $   2,125          1.35%
                                               --
                                               --
                                                     -----------          ---
                                                     -----------          ---

------------------------

(1) Includes seven "Other" loans with a balance of $10,000 at March 31, 1998 for which the Bank was still accruing interest, representing 0.06% of total other loans and 0.01% of total loans.

    The following table sets forth information with respect to the Bank's non-performing assets (which generally includes loans that are delinquent for 90 days or more and real estate owned) at the dates indicated. At March 31, 1998, there were no loans other than those included in the table below with regard to which management had information about possible credit problems of the borrower that caused management to seriously doubt the ability of the borrower to comply with present loan repayment terms.

                                                                                                AT DECEMBER 31,
                                                              AT MARCH 31,   -----------------------------------------------------
                                                                  1998         1997       1996       1995       1994       1993
                                                              -------------  ---------  ---------  ---------  ---------  ---------
                                                                                     (DOLLARS IN THOUSANDS)
Non-accrual loans:(1)
  Residential mortgages.....................................    $     893    $   2,010  $   1,069  $     772  $      --  $     299
  Commercial mortgages......................................          363        1,235      1,416        421      1,295        896
                                                                   ------    ---------  ---------  ---------  ---------  ---------
    Total real estate loans.................................        1,256        3,245      2,485      1,193      1,295      1,195
  Commercial loans..........................................          115          331        790        739         51        243
  Other loans...............................................           87          209        358         62         --         --
                                                                   ------    ---------  ---------  ---------  ---------  ---------
    Total non-accrual loans.................................        1,458        3,785      3,633      1,994      1,346      1,438
Accruing loans past due 90 days or more:
  Residential mortgages.....................................           --            2          1         --        747      1,141
  Commercial mortgages......................................           --           --         --         --        310      1,132
                                                                   ------    ---------  ---------  ---------  ---------  ---------
    Total real estate loans.................................           --            2          1         --      1,057      2,273
  Commercial loans..........................................           --           --         --         --         13         67
  Other loans...............................................           10            7         33         --         47        108
                                                                   ------    ---------  ---------  ---------  ---------  ---------
    Total loans past due 90 days or more and still
      accruing..............................................           10            9         34         --      1,117      2,448
                                                                   ------    ---------  ---------  ---------  ---------  ---------
Total non-performing loans..................................        1,468        3,794      3,667      1,994      2,463      3,886
Real estate owned...........................................          760          964        563        374        572         75
                                                                   ------    ---------  ---------  ---------  ---------  ---------
Total non-performing assets.................................    $   2,228    $   4,758  $   4,230  $   2,368  $   3,035  $   3,961
                                                                   ------    ---------  ---------  ---------  ---------  ---------
                                                                   ------    ---------  ---------  ---------  ---------  ---------
Non-performing loans as a percent of total loans............         0.94%        2.37%      2.28%      1.24%      1.60%      2.69%
Non-performing assets as a percent of total assets..........         0.96%        2.04%      1.78%      1.00%      1.32%      1.69%

------------------------

(1) Non-accrual loans at December 31, 1997 include $2.3 million of non-accrual loans held for sale.

    It is the Bank's policy to discontinue accruing interest on a loan when its fourth monthly payment is due and unpaid, unless the Bank determines that the nature of the delinquency and the collateral are such that collection of the principal and interest on the loan in full is reasonably assured. When the accrual of interest is discontinued, all accrued but unpaid interest is charged against current period income. For mortgage loans, once the accrual of interest is discontinued, the Bank records interest as and when received until the loan is restored to accruing status. For non-mortgage loans designated as non-accrual, amounts received are recorded as a reduction of principal until the loan is returned to accruing status. Commercial mortgage and commercial loans are not restored to accruing status until timely payments are made for at least six months while residential mortgage or consumer loans are returned to accruing status when sufficient payments are made so that they no longer meet the standard for being initially designated as non-accrual.

    The amount of additional interest income that would have been recorded on non-accrual loans had those loans been performing in accordance with their terms was $37,000 for the three months ended March 31, 1998, $402,000 for 1997, $307,000 for 1996 and $107,000 for 1995.

    CLASSIFIED ASSETS. FDIC regulations require that the Bank classify its assets on a regular basis and establish prudent valuation allowances based on such classifications. In addition, in connection with examinations, FDIC and Banking Department examiners have the authority to identify problem assets and, if appropriate, require that they be classified. There are three adverse classifications for problem assets: Substandard, Doubtful and Loss. Substandard assets have one or more defined weaknesses and are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected. Doubtful assets have the weaknesses of Substandard assets, with the additional characteristics that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high probability of loss. An asset classified Loss is considered uncollectable and of such little value that its continuance as an asset of the Bank is not warranted.

    Assets classified as Substandard or Doubtful require the Bank to establish prudent valuation allowances. If an asset or portion thereof is classified as Loss, the Bank must either establish a specific allowance for loss equal to 100% of the portion of the asset classified as Loss or charge off such amount. If the Bank does not agree with an examiner's classification of an asset, it may appeal this determination. On the basis of management's review of its loans at March 31, 1998, the Bank had $2.1 million of assets classified as Substandard, $49,000 classified as Doubtful, and none classified as Loss. All classified loans are non-performing and shown in the above table of non-performing loans.

    ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is established through a provision for loan losses based on management's evaluation of the risks inherent in the Bank's loan portfolio and the general economy. The allowance for loan losses is maintained at an amount management considers adequate to cover loan losses which are deemed probable and can be estimated. The allowance is based upon a number of factors, including asset classifications, economic trends, industry experience and trends, industry and geographic concentrations, estimated collateral values, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience and the Bank's underwriting policies. The Bank evaluates, on a monthly basis, all loans identified as problem loans, including all non-accrual loans and other loans where management has reason to doubt collection in full in accordance with original payment terms. The Bank considers whether the allowance should be adjusted to protect against risks associated with such loans. In addition, the Bank applies fixed percentages for each category of performing loans not designated as problem loans to determine an additional component of the allowance to protect against unascertainable risks inherent in any portfolio of performing loans. Finally, the Bank includes an unallocated component in its allowance to address general factors and general uncertainties such as changes in economic conditions and the inherent inaccuracy of any attempt to predict future default rates and property values based upon past experience.

    The analysis of the adequacy of the allowance is reported to and reviewed by the Loan Committee of the Board of Directors monthly. Management believes it uses a reasonable and prudent methodology to project potential future losses in the loan portfolio, and hence assess the adequacy of the allowance for loan losses. However, any such assessment is speculative and future adjustments may be necessary if economic conditions or the Bank's actual experience differ substantially from the assumptions upon which the evaluation of the allowance was based. Furthermore, state and federal regulators, in reviewing the Bank's loan portfolio as part of a future regulatory examination, may request the Bank to increase its allowance for loan losses, thereby negatively affecting the Bank's financial condition and earnings at that time. Moreover, future additions to the allowance may be necessary based on changes in economic and real estate market conditions, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of management's control.

    The following table summarizes the activity in the Bank's allowance for loan losses during the periods indicated.


                                                    THREE MONTHS
                                                        ENDED                     YEAR ENDED DECEMBER 31,
                                                      MARCH 31,    -----------------------------------------------------
                                                        1998         1997       1996       1995       1994       1993
                                                    -------------  ---------  ---------  ---------  ---------  ---------
                                                                           (DOLLARS IN THOUSANDS)
Allowance for loan losses, beginning
  of period.......................................    $   2,143    $   1,952  $   2,002  $   1,752  $   1,620  $   1,223
Provision for loan losses.........................           75        3,300      1,380        600        300        550
                                                         ------    ---------  ---------  ---------  ---------  ---------

Charge-offs:
  Real estate.....................................       --            2,484        264        478        110         25
  Commercial......................................           23          395        898         31         21         48
  Other...........................................           16          400        551         96        137        205
                                                         ------    ---------  ---------  ---------  ---------  ---------
    Total charge-offs.............................           39        3,279      1,713        605        268        278

Recoveries:
  Real estate.....................................           23            9         24        161     --         --
  Commercial......................................            9           61        190     --         --         --
  Other...........................................           19          100         69         94        100        125
                                                         ------    ---------  ---------  ---------  ---------  ---------
    Total recoveries..............................           51          170        283        255        100        125

Net charge-offs (recoveries)......................          (12)       3,109      1,430        350        168        153
                                                         ------    ---------  ---------  ---------  ---------  ---------
Allowance for loan losses, end
  of period.......................................    $   2,230    $   2,143  $   1,952  $   2,002  $   1,752  $   1,620
                                                         ------    ---------  ---------  ---------  ---------  ---------
                                                         ------    ---------  ---------  ---------  ---------  ---------
Allowance for loan losses as a
  percent of total loans..........................         1.43%        1.34%      1.22%      1.25%      1.14%      1.12%
Allowance for loan losses as a
  percent of non-performing loans.................       151.91%       56.48%     53.23%    100.40%     71.13%     41.69%
Ratio of net charge-offs(recoveries)
  to average loans outstanding....................        (0.01%)       1.97%      0.90%      0.22%      0.12%      0.13%

    The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future losses and does not restrict the use of the allowance to absorb losses in any category.

                                                                                              AT DECEMBER 31,
                                                                               ----------------------------------------------
                                                         AT MARCH 31, 1998              1997                    1996
                                                       ----------------------  ----------------------  ----------------------
                                                                    PERCENT                 PERCENT                 PERCENT
                                                                   OF LOANS                OF LOANS                OF LOANS
                                                                   TO TOTAL                TO TOTAL                TO TOTAL
                                                        AMOUNT       LOANS      AMOUNT       LOANS      AMOUNT       LOANS
                                                       ---------  -----------  ---------  -----------  ---------  -----------
                                                                               (DOLLARS IN THOUSANDS)
ALLOWANCE FOR LOAN LOSSES ALLOCATED TO:
  Residential mortgages..............................  $     844       66.12%  $     661       65.61%  $     389       63.72%
  Commercial mortgages...............................        650       19.51         638       19.56         818       21.83
  Commercial loans...................................        137        4.17         183        4.47         478        4.98
  Other loans........................................        218       10.20         192       10.36         267        9.47
  Unallocated........................................        381         N/A         469         N/A      --          --
                                                       ---------  -----------  ---------  -----------  ---------  -----------
    Total allowance..................................  $   2,230      100.00%  $   2,143      100.00%  $   1,952      100.00%
                                                       ---------  -----------  ---------  -----------  ---------  -----------
                                                       ---------  -----------  ---------  -----------  ---------  -----------

                                                                                  AT DECEMBER 31,
                                                       ----------------------------------------------------------------------
                                                                1995                    1994                    1993
                                                       ----------------------  ----------------------  ----------------------
                                                                    PERCENT                 PERCENT                 PERCENT
                                                                   OF LOANS                OF LOANS                OF LOANS
                                                                   TO TOTAL                TO TOTAL                TO TOTAL
                                                        AMOUNT       LOANS      AMOUNT       LOANS      AMOUNT       LOANS
                                                       ---------  -----------  ---------  -----------  ---------  -----------
                                                                               (DOLLARS IN THOUSANDS)
ALLOWANCE FOR LOAN LOSSES ALLOCATED TO:
  Residential mortgages..............................  $     112       63.61%  $     746       65.39%  $     324       66.20%
  Commercial mortgages...............................        753       21.86         341       21.19         205       20.75
  Commercial loans...................................        961        5.61         331        4.75         329        4.75
  Other loans........................................        176        8.92         334        8.67         762        8.30
  Unallocated........................................     --             N/A      --          --          --          --
                                                       ---------  -----------  ---------  -----------  ---------  -----------
    Total allowance..................................  $   2,230      100.00%  $   1,752      100.00%  $   1,620      100.00%
                                                       ---------  -----------  ---------  -----------  ---------  -----------
                                                       ---------  -----------  ---------  -----------  ---------  -----------

ENVIRONMENTAL ISSUES

    The Bank encounters certain environmental risks in its lending activities. Under federal and state environmental laws, lenders may become liable for costs of cleaning up hazardous materials found on property securing their loans. In addition, the presence of hazardous materials may have a substantial adverse effect on the value of such property as collateral and may cause economic difficulties for the borrower, causing the loan to go into default. Although environmental risks are usually associated with loans secured by commercial real estate, risks also may exist for loans secured by residential real estate if, for example, there is nearby commercial contamination or if the residence was constructed on property formerly used for commercial purposes. The Bank attempts to control its risk by requiring a phase one environmental assessment by a Bank-approved engineer as part of its underwriting review for all mortgage loans other than those secured by one- to four-family residences. Prior to completing a foreclosure or acquiring title to property instead of foreclosure, the Bank undertakes an environmental review, the nature of which depends on the nature of the mortgaged property.

    The Bank believes its procedures regarding the assessment of environmental risk are adequate and, as of March 31, 1998, the Bank was unaware of any environmental issues with respect to any of its mortgage loans which would subject it to any material liability at this time. Hidden or future environmental contamination could adversely affect the values of properties securing loans in the Bank's portfolio.

INVESTMENT ACTIVITIES

    GENERAL. The investment policy of the Bank, which is approved by the Board of Directors, is based upon its asset/liability management goals and is designed primarily to provide satisfactory yields while maintaining adequate liquidity, a balance of high quality, diversified investments, and minimal risk. The investment policy is implemented by the President and the Chief Financial Officer. The Bank is assisted in its investment decisions by an independent nationally-recognized investment advisory firm. All securities purchases and sales must be approved by at least two executive officers and the purchases are reported to the Board of Directors each month.

    As required by SFAS 115, securities are classified into three categories: trading, held-to-maturity and available-for-sale. Securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value with unrealized gains and losses included in trading account activities in the statement of income. Securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. All other securities are classified as available-for-sale. Available-for-sale securities are reported at fair value with unrealized gains and losses included, on an after-tax basis, as a separate component of net worth. The Bank does not have a trading securities portfolio and has no current plans to maintain such a portfolio in the future. At March 31, 1998, the Bank's securities portfolio included securities with a fair value of $45.5 million which were classified as available-for-sale and securities with amortized cost of $12.5 million which were classified as held-to-maturity. The Bank classifies each security between the available-for-sale and held-to-maturity categories when the security is purchased. The Bank seeks to maintain a target ratio of approximately 80% of its portfolio as available-for-sale and approximately 20% as held-to-maturity.

    Accounting rules allowed institutions to transfer securities from held-to-maturity to available-for-sale at the end of 1995 without any adverse consequences. In December 1995, the Bank transferred securities held-to-maturity with a fair value of approximately $31.2 million to the available-for-sale classification.

    INVESTMENT DEBT SECURITIES. The Bank's investment debt securities totaled $35.8 million at March 31, 1998. It is the policy of the Bank to invest in debt securities issued by the United States Government, its agencies, municipalities and corporations. The Bank purchases only investment grade debt securities for its investment portfolio and at March 31, 1998, none of its investment debt securities were in default or otherwise classified. The Bank seeks to balance its investment debt securities purchases between higher yielding U.S. government and related securities which are virtually risk-free but which have lower yields and corporate debt securities which offer higher yields. Corporate debt securities present greater risks than U.S. Government securities because of the increased possibility that the corporate obligor, compared to the U.S. Government, will default. To control risks, the Bank limits its investment in corporate debt securities to those rated in the three highest grades by a nationally recognized rating organization.

    Debt securities are generally purchased with a remaining term to maturity of two to three years. However, recently, the Bank has begun to purchase certain callable debt securities with terms up to five to seven years in order to increase yields. At March 31, 1998, more than 97% of the carrying value of the Bank's investment debt securities had remaining terms to maturity of five years or less.

    EQUITY SECURITIES. The Bank invests a limited amount of its assets in corporate equity securities. Under New York law, a savings bank is permitted to invest in corporate equity securities provided certain conditions are met, including requirements that the security must be listed on a national securities exchange and must have paid dividends at least quarterly for ten consecutive years. These investments are made to diversify the Bank's investments and provide opportunities for capital appreciation as well as dividend income. All equity securities are classified as available-for-sale. The Bank does not regularly trade such securities and does not purchase them for the purpose of near term sale. Equity securities had a fair value of $2.4 million at March 31, 1998. The Bank intends to invest approximately an additional $50,000 per month in equity securities.

    FEDERAL HOME LOAN BANK STOCK. At March 31, 1998, the Bank held $1.3 million in stock of the FHLBNY, which was necessary to be a member of the FHLBNY. Membership requires the purchase of stock equal to 1% of the Bank's residential mortgage loans. If the Bank borrows from the FHLBNY, the Bank must own stock at least equal to 5% of its borrowings. The yield on this stock was 7.4% (annualized) for the three months ended March 31, 1998.

    MORTGAGE-BACKED SECURITIES. The Bank invests in mortgage-backed securities to supplement the yields on its loan portfolio. At March 31, 1998, the Bank's mortgage-backed securities portfolio included $12.0 million in fair value classified as available-for-sale and $7.8 million in amortized cost classified as held-to-maturity. At March 31, 1998, more than 95% of the Bank's mortgage-backed securities were issued or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The Bank's mortgage-backed securities portfolio had a weighted average yield of 6.49% at March 31, 1998.

    Mortgage-backed securities generally have higher yields than other debt securities because of the longer terms and the uncertainties associated with the timing of mortgage repayments. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be used to collateralize borrowings of the Bank. However, these securities generally yield less than the loans that underlie them because of the cost of payment guarantees or credit enhancements that reduce credit risk. Mortgage-backed securities of the type held by the Bank are generally weighted at 20%, rather than the 50% weighting for performing residential one- to four-family mortgage loans, in determining risk-based capital ratios.

    While investment and mortgage-backed securities carry a reduced credit risk as compared to loans, such securities remain subject to the risk that a fluctuating interest rate environment, along with other factors such as the geographic distribution of the underlying mortgage loans, may alter the prepayment rate of such mortgage loans and so affect both the prepayment speed, and value, of such securities. See "Risk Factors--Interest Rate Risk."

    The following table sets forth certain information regarding the amortized cost and fair value of the Bank's available-for-sale and held-to-maturity securities portfolios at the dates indicated.

                                                                                         AT DECEMBER 31,
                                                                   -----------------------------------------------------------
                                                AT MARCH 31,
                                                    1998                    1997                    1996              1995
                                           ----------------------  ----------------------  ----------------------  -----------
                                            AMORTIZED     FAIR      AMORTIZED     FAIR      AMORTIZED     FAIR      AMORTIZED
                                              COST        VALUE       COST        VALUE       COST        VALUE       COST
                                           -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                                                             (IN THOUSANDS)
SECURITIES AVAILABLE-FOR-SALE:
U.S. Treasury securities.................   $  12,048   $  12,137   $  15,045   $  15,141   $  14,497   $  14,550   $   3,053
U.S. Government agencies.................       4,495       4,485         996       1,005       4,988       4,993       5,502
Corporate debt obligations...............      14,485      14,512      13,819      13,861      13,233      13,252      24,545
Mortgage-backed securities...............      11,886      11,981      12,144      12,211      11,833      11,722       7,764
                                           -----------  ---------  -----------  ---------  -----------  ---------  -----------
  Total debt securities..................      42,914      43,115      42,004      42,218      44,551      44,517      40,864
Equity securities........................       1,340       2,360       1,192       1,922         628       1,077         418
                                           -----------  ---------  -----------  ---------  -----------  ---------  -----------
  Total Available-for-sale...............      44,254      45,475      43,196      44,140      45,179      45,594      41,282
                                           -----------  ---------  -----------  ---------  -----------  ---------  -----------

SECURITIES HELD-TO-MATURITY:
U.S. Government agencies.................       2,001       1,997       1,992       1,995      --          --          --
Corporate debt obligations...............       2,359       2,376       1,854       1,870      --          --          --
State and municipal sub-divisions........         284         288         425         430         858         867       1,472
Mortgage-backed securities...............       7,835       7,828       8,279       8,274      10,899      10,766       9,716
                                           -----------  ---------  -----------  ---------  -----------  ---------  -----------
  Total held-to-maturity.................      12,479      12,489      12,550      12,569      11,757      11,633      11,188
                                           -----------  ---------  -----------  ---------  -----------  ---------  -----------
  TOTAL SECURITIES.......................   $  56,733   $  57,964   $  55,746   $  56,709   $  56,936   $  57,227   $  52,470
                                           -----------  ---------  -----------  ---------  -----------  ---------  -----------
                                           -----------  ---------  -----------  ---------  -----------  ---------  -----------


                                             FAIR
                                             VALUE
                                           ---------

SECURITIES AVAILABLE-FOR-SALE:
U.S. Treasury securities.................  $   3,068
U.S. Government agencies.................      5,542
Corporate debt obligations...............     24,679
Mortgage-backed securities...............      7,752
                                           ---------
  Total debt securities..................     41,041
Equity securities........................        736
                                           ---------
  Total Available-for-sale...............     41,777
                                           ---------
SECURITIES HELD-TO-MATURITY:
U.S. Government agencies.................     --
Corporate debt obligations...............     --
State and municipal sub-divisions........      1,501
Mortgage-backed securities...............      9,794
                                           ---------
  Total held-to-maturity.................     11,295
                                           ---------
  TOTAL SECURITIES.......................  $  53,072
                                           ---------
                                           ---------

    The table below sets forth certain information regarding the carrying value, weighted average yields and stated maturity of the Bank's securities at March 31, 1998. There were no securities (exclusive of obligations of the U.S. Government and any federal agencies) issued by any one entity with a total carrying value in excess of 10% of the Bank's equity at that date.

                                                       ONE TO FIVE YEARS                                  MORE THAN TEN YEARS
                              ONE YEAR OR LESS                                   FIVE TO TEN YEARS
                          ------------------------  ------------------------  ------------------------  ------------------------
                           CARRYING      AVERAGE     CARRYING      AVERAGE     CARRYING      AVERAGE     CARRYING      AVERAGE
                             VALUE        YIELD        VALUE        YIELD        VALUE        YIELD        VALUE        YIELD
                          -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                                                  (DOLLARS IN THOUSANDS)
U.S. Treasury
  securities............   $   5,501         6.10%   $   6,636         6.31%   $  --           --    %   $  --           --    %
U.S. Government
  agencies..............         500         6.53        4,996         6.21          990         6.06       --           --
Corporate debt
  obligations...........       1,751         6.33       15,120         6.20       --           --           --           --
State and municipal.....      --           --              284         4.65       --           --           --           --
Mortgage-backed
  securities............      --           --            4,948         6.46        1,194         7.50       13,674         6.41%
                          -----------         ---   -----------         ---   -----------         ---   -----------         ---
  Total.................   $   7,752         6.18%   $  31,984         6.25%   $   2,184         6.85%   $  13,674         6.41%
                          -----------         ---   -----------         ---   -----------         ---   -----------         ---
                          -----------         ---   -----------         ---   -----------         ---   -----------         ---


                                 TOTAL DEBT SECURITIES
                          -----------------------------------
                           CARRYING      AVERAGE     MARKET
                             VALUE        YIELD       VALUE
                          -----------  -----------  ---------

U.S. Treasury
  securities............   $  12,137         6.21%  $  12,137
U.S. Government
  agencies..............       6,486         6.21       6,482
Corporate debt
  obligations...........      16,871         6.21      16,888
State and municipal.....         284         4.65         288
Mortgage-backed
  securities............      19,816         6.49      19,809
                          -----------       -----   ---------
  Total.................   $  55,594         6.30%  $  55,604
                          -----------       -----   ---------
                          -----------       -----   ---------

SOURCES OF FUNDS

    GENERAL. The Bank's primary source of funds is deposits. In addition, the Bank derives funds for loans and investments from loan and security repayments and prepayments and revenues from operations. Scheduled payments on loans and mortgage-backed and investment securities are a relatively stable source of funds, while savings inflows and outflows and loan and mortgage-backed and investment securities prepayments are significantly influenced by general interest rates and money market conditions.

    DEPOSITS. The Bank offers several types of deposit programs to its customers, including passbook and statement savings accounts, NOW accounts, money market deposit accounts, checking accounts and savings certificates. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. The Bank's deposits are obtained predominantly from its Cortland County market area. The Bank relies primarily on customer service and long-standing relationships with customers to attract and retain these savings deposits; however, market interest rates and rates offered by competing financial institutions significantly affect the Bank's ability to attract and retain savings deposits. The Bank does not use brokers to obtain deposits and has no brokered deposits. At March 31, 1998, the Bank had $198.2 million of deposits.

    The Bank prices its deposit offerings based upon market and competitive conditions in its market area. Pricing determinations are made weekly by a committee of senior officers. The Bank seeks to price its deposit offerings to be competitive with other institutions in its market area. Due to declining market interest rates, savings certificates with rates of 6.00% or more totaled $7.6 million, or 3.8%, of total deposits at March 31, 1998 compared to $44.6 million, or 22.0%, at December 31, 1995.

    The following table sets forth the distribution of the Bank's deposit accounts at the dates indicated. Interest rates shown for non-time accounts are the rates in effect at March 31, 1998.

                                                                                             AT DECEMBER 31,
                                                                        ---------------------------------------------------------
                                                  AT MARCH 31, 1998
                                                                                 1997                    1996             1995
                                                ----------------------  ----------------------  ----------------------  ---------
                                                             PERCENT                 PERCENT                 PERCENT
                                                 AMOUNT     OF TOTAL     AMOUNT     OF TOTAL     AMOUNT     OF TOTAL     AMOUNT
                                                ---------  -----------  ---------  -----------  ---------  -----------  ---------
                                                                                 (IN THOUSANDS)
NON-TIME ACCOUNTS:
Passbook, statement savings and club accounts
  (2.75-3.0%).................................  $  63,658       32.11%  $  62,769       31.42%  $  63,003       30.79%  $  62,138
NOW accounts (1.76%)..........................      9,280        4.69       9,704        4.86      10,089        4.93       9,638
Demand accounts...............................      9,128        4.60      10,604        5.31       9,563        4.67       8,158
Money market accounts (2.76%).................      8,314        4.19       8,435        4.22       9,343        4.57      10,054
                                                ---------       -----   ---------       -----   ---------       -----   ---------
  Total non-time accounts.....................  $  90,380       45.59%  $  91,512       45.81%  $  91,998       44.96%  $  89,988
                                                ---------       -----   ---------       -----   ---------       -----   ---------
                                                ---------       -----   ---------       -----   ---------       -----   ---------

TIME ACCOUNTS:
3.00--3.99%...................................  $     370        0.19%  $     164        0.08%  $     381        0.19%  $     923
4.00--4.99%...................................      7,004        3.53       8,066        4.04      20,750       10.14       8,518
5.00--5.99%...................................     92,917       46.87      90,507       45.30      70,609       34.50      59,073
6.00--6.99%...................................      7,155        3.62       9,120        4.57      20,375        9.96      37,399
7.00--7.99%...................................        406        0.20         399        0.20         525        0.25       7,207
8.00--8.99%...................................          2          --           2          --           2          --           2
                                                ---------       -----   ---------       -----   ---------       -----   ---------
  Total time accounts.........................  $ 107,854       54.41%  $ 108,258       54.19%  $ 112,642       55.04%  $ 113,122
                                                ---------       -----   ---------       -----   ---------       -----   ---------
                                                ---------       -----   ---------       -----   ---------       -----   ---------


                                                  PERCENT
                                                 OF TOTAL
                                                -----------

NON-TIME ACCOUNTS:
Passbook, statement savings and club accounts
  (2.75-3.0%).................................       30.59%
NOW accounts (1.76%)..........................        4.75
Demand accounts...............................        4.02
Money market accounts (2.76%).................        4.95
                                                     -----
  Total non-time accounts.....................       44.31%
                                                     -----
                                                     -----
TIME ACCOUNTS:
3.00--3.99%...................................        0.45%
4.00--4.99%...................................        4.20
5.00--5.99%...................................       29.08
6.00--6.99%...................................       18.41
7.00--7.99%...................................        3.55
8.00--8.99%...................................          --
                                                     -----
  Total time accounts.........................       55.69%
                                                     -----
                                                     -----


    The following table sets forth the deposit flows at the Bank during the periods indicated.


                                                                                      YEAR ENDED DECEMBER 31,
                                                             THREE MONTHS ENDED   --------------------------------
                                                               MARCH 31, 1998        1997       1996       1995
                                                             -------------------  ----------  ---------  ---------
                                                                                (IN THOUSANDS)
Net withdrawals............................................       $  (3,557)      $  (13,191) $  (7,231) $  (5,737)
Interest credited..........................................           2,021            8,321      8,761      8,588
                                                                    -------       ----------  ---------  ---------
Net increase (decrease) in deposits........................       $  (1,536)      $   (4,870) $   1,530  $   2,851
                                                                    -------       ----------  ---------  ---------
                                                                    -------       ----------  ---------  ---------


    The following table sets forth the amount of savings certificates outstanding and the remaining period to maturity of such deposits at March 31, 1998.

                                                                AMOUNT DUE DURING THE
                                                            TWELVE MONTHS ENDED MARCH 31,    DUE AFTER
                                                           -------------------------------   MARCH 31,
INTEREST RATE                                                1999       2000       2001        2001        TOTAL
---------------------------------------------------------  ---------  ---------  ---------  -----------  ----------
                                                                                (IN THOUSANDS)
3.00 - 3.99%.............................................  $     370  $      --  $      --   $      --   $      370
4.00 - 4.99%.............................................      7,004         --         --          --        7,004
5.00 - 5.99%.............................................     54,754     13,827     13,200      11,136       92,917
6.00 - 6.99%.............................................      1,882      3,608      1,281         384        7,155
7.00 - 7.99%.............................................         --        406         --          --          406
8.00 - 8.99%.............................................         --          2         --          --            2
                                                           ---------  ---------  ---------  -----------  ----------
Total....................................................  $  64,010  $  17,843  $  14,481   $  11,520   $  107,854
                                                           ---------  ---------  ---------  -----------  ----------
                                                           ---------  ---------  ---------  -----------  ----------

    At March 31, 1998, the Bank had $13.7 million in savings certificates with balances of $100,000 or more ("jumbo deposits"), representing 6.93% of all deposits. The following table sets forth information regarding those deposits, all of which had $100,000 minimum balance requirements. The interest rates shown are rates offered on March 31, 1998 for deposits of the stated maturity with balances of at least $100,000 and do not represent the rates payable on the deposits outstanding. Rates offered for jumbo deposits in Individual Retirement Accounts at certain maturities were slightly higher


                                                       INTEREST                PERCENTAGE OF        PERCENTAGE OF
ORIGINAL TERM                                            RATE      BALANCE    TOTAL DEPOSITS    TOTAL JUMBO DEPOSITS
----------------------------------------------------  ----------  ---------  -----------------  ---------------------
                                                                              (IN THOUSANDS)
1-3 Months..........................................  3.94%       $   2,434            1.23   %             17.71    %
4-6 Months..........................................  4.74%           2,492            1.26                 18.14
7-12 Months.........................................  5.12%           2,900            1.46                 21.10
Over Twelve Months..................................  5.16-5.83 %     5,917            2.98                 43.05
                                                                  ---------             ---                ------
Totals..............................................              $  13,743            6.93   %            100.00    %
                                                                  ---------             ---                ------
                                                                  ---------             ---                ------


    BORROWINGS. The Bank maintains an available line of credit with the Federal Home Loan Bank of New York for use in the event of unanticipated funding needs which cannot be satisfied from other sources. The Bank has not borrowed funds in recent years except for a brief period after the closure of Nationar, the Bank's correspondent bank, when demand deposits that the Bank maintained at Nationar were temporarily frozen. After the Conversion, the Company or the Bank may used borrowed funds to assist in the process of leveraging the capital raised in the Conversion. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital."

SUBSIDIARY ACTIVITIES

    The Bank is permitted under New York and federal law to own subsidiaries for certain limited purposes, generally to engage in activities which are permissible for a subsidiary of a national bank. The Bank has one subsidiary, which was incorporated in New York in 1986 but which has been inactive for many years and does not engage in any business at this time.

PROPERTIES

    The Bank conducts its business through its headquarters in the City of Cortland, a nearby drive-up facility, and two branches in adjacent communities in Cortland County. The Bank also has a representative office in Ithaca for the origination of mortgage loans. The Bank believes that these properties are adequate for current needs. The following table sets forth certain information regarding the Bank's deposit-taking offices at March 31, 1998.

                                                                                 DATE      OWNED/       NET BOOK
LOCATION                                                                       ACQUIRED    LEASED         VALUE
-----------------------------------------------------------------------------  ---------  ---------  ---------------
                                                                                                     (IN THOUSANDS)
One North Main Street, Cortland, NY 13045
  and nearby drive through facility at 29-31 North Main Street...............   Various     Owned       $     887
12 South Main Street, Homer, NY 13077........................................   Various     Owned             983
860 Route 13, Cortlandville, NY 13045........................................   Various     Owned             497
200 East Buffalo Street, Ithaca, NY 14850....................................    1998      Leased            None

PERSONNEL

    At March 31, 1998, the Bank employed 95 full-time equivalent employees. The employees are not represented by a collective bargaining unit, and the Bank considers its relationship with its employees to be good. See "Management of the Bank--Benefits" for a description of certain compensation and benefit programs offered to the Bank's employees.

LEGAL PROCEEDINGS

    In the ordinary course of its operations, the Bank is a party to routine litigation involving claims incidental to the savings bank business. Management believes that no current litigation, threatened or pending, to which the Bank or its assets is or may become a party, poses a substantial likelihood of potential loss or exposure which would have a material adverse effect on the financial condition or results of operations of the Bank or the Company.

                                   REGULATION

    Set forth below is a brief summary of certain laws which relate to the regulation and supervision of the Bank.

GENERAL


    The Bank is subject to extensive regulation, examination, and supervision by the Banking Department and the FDIC. The Bank's deposit accounts are insured up to applicable limits by the Bank Insurance Fund of the FDIC. The Bank must file reports with the Banking Department and the FDIC concerning its activities and financial condition, and it must get regulatory approvals before entering into certain transactions, such as mergers with other banks. The Banking Department and the FDIC conduct periodic examinations of the Bank to determine the safety and soundness of the Bank and whether the Bank is complying with regulatory requirements. The Company, as a bank holding company, will be regulated by the Federal Reserve. The Company will be required to file reports with the Federal Reserve and the SEC under the federal securities laws.


    The laws and regulations which govern the Bank and the Company are under regular review and revision. It is not possible to predict what changes may occur in the future, nor is it possible to predict what effects any changes may have on the Bank or the Company. A change by the Banking Department, the FDIC, the Federal Reserve, Congress or the New York State legislature could have a material adverse impact on the Company, the Bank and the operations of both.

    The following discussion is intended to be a summary of the material statutes and regulations applicable to savings banks and their holding companies, and is not a comprehensive description of all statutes and regulations which govern the Bank and the Company.

BANKING REGULATION

    BUSINESS ACTIVITIES. The Bank derives its lending, investment and other authority primarily from the Banking Law and the regulations of the Superintendent and the New York State Banking Board, as limited by FDIC regulations and other federal laws and regulations. The Bank may make investments and engage in activities only as permitted under specific laws and regulations which grant powers to the Bank. The Bank may invest in real estate mortgages, consumer and commercial loans, certain types of debt securities, including certain corporate debt securities and obligations of federal, state and local government agencies, certain types of corporate equity securities and certain other assets. The Bank may invest up to 7.5% of its assets in certain corporate stock and may also invest up to 7.5% of its assets in certain mutual fund securities. Investment in stock of a single corporation is limited to the lesser of 2% of the outstanding stock of such corporation or 1% of the Bank's assets, except as set forth below. In order to qualify for investment by the Bank, the equity securities must meet certain tests of financial performance. The Bank may also make investments not otherwise permitted under the Banking Law. This authority permits investments in otherwise impermissible investments of up to 1% of the Bank's assets in any single investment, subject to certain restrictions, and to an aggregate limit for all such investments of up to 5% of assets. Additionally, instead of investing in securities as specifically permitted in the Banking Law, the Bank may elect to invest under a prudent person standard in a wider range of debt and equity securities. The Bank has not exercised the right to invest under this prudent person standard. If the Bank elects to utilize the "prudent person" standard, it will be unable to use the other provisions of the Banking Law and regulations which permit specific investments. New York State chartered savings banks may also exercise trust powers upon approval of the Banking Board. The Bank has not sought such approval.



    The Bank may invest in service corporation subsidiaries that engage in activities in which savings banks may engage directly, plus any additional activities which may be authorized by the Banking Board. Investment in the stock, capital notes and debentures of all service corporations is limited to 3% of the Bank's assets, and such investments, together with the Bank's loans to its service corporations, may not exceed 10% of the Bank's assets. The Bank does not have any operating service corporation subsidiaries.


    The exercise of these state-authorized powers is limited by FDIC regulations and other federal laws and regulations. In particular, FDIC regulations limit the investment activities of state-chartered FDIC-insured savings banks such as the Bank.

    Under FDIC regulations, the Bank generally may not directly or indirectly acquire or retain any equity investment that is not permissible for a national bank. In addition, the Bank may not directly or indirectly through a subsidiary, engage as "principal" in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the applicable FDIC insurance fund and the Bank is in compliance with applicable regulatory capital requirements.


    Savings bank life insurance activities are permitted if (i) the FDIC does not decide that such activities pose a significant risk to the applicable deposit insurance fund, (ii) the insurance underwriting is conducted through a division of the Bank that meets the definition of a separate department under FDIC regulations and (iii) the Bank discloses to purchasers of life insurance policies and other products that they are not insured by the FDIC, among other things.


    Also excluded from the prohibition on making investments not permitted for national banks are certain investments in common and preferred stock listed on a national securities exchange and in shares of an investment company registered under the Investment Company Act of 1940, as amended. The Bank's total investment in such securities may not exceed 100% of the Tier I capital as calculated under FDIC regulations. The Bank qualifies for this exclusion and has used its authority to invest in corporate equity securities, which had a fair value of $2.4 million at March 31, 1998, or 7.8% of Tier I capital and 1.0% of total assets. The authority to continue these investments may terminate if the FDIC determines that the investments pose a safety and soundness risk to the Bank or if the Bank converts its charter (other than a mutual to stock conversion) or undergoes a change in control.

    LOANS TO ONE BORROWER. The Bank, as a New York State chartered savings bank, may make mortgage loans to any borrower or group of borrowers without regard to mandatory maximum loan amount limits based upon capital or any other measure imposed by law, except for general concepts of prudence and safety and soundness. However, with certain exceptions, the Bank may not make non-mortgage loans for commercial, corporate or business purposes (including lease financing) to a single borrower, in an aggregate amount in excess of 15% of the Bank's net worth, plus an additional 10% of the Bank's net worth if such amount is secured by certain types of readily marketable collateral. Similar limits apply to most other types of non-mortgage loans. The Bank currently complies with these limits.

    CAPITAL REQUIREMENTS. The FDIC regulates the capital adequacy of the Bank. The FDIC's regulations divide capital into two tiers. The first tier ("Tier I") includes common equity, retained earnings, certain non-cumulative perpetual preferred stock (excluding auction rate issues) and minority interests in equity accounts of consolidated subsidiaries, minus goodwill and other intangible assets (except mortgage servicing rights and purchased credit card relationships subject to certain limitations). Supplementary ("Tier II") capital includes, among other items, cumulative perpetual and long-term limited-life preferred stock, mandatory convertible securities, certain hybrid capital instruments, term subordinated debt and the allowance for loan and lease losses, subject to certain limitations, less required deductions.


    The FDIC requires that the highest rated banks maintain a Tier I leverage ratio (Tier I capital to adjusted total assets) of at least 3.0%. All other banks subject to FDIC capital requirements must maintain a Tier I leverage ratio of 4.0% to 5.0% or more. As of March 31, 1998, the Bank's Tier I leverage capital ratio was 13.26%.


    The Bank must also meet a risk-based capital standard. The risk-based standard requires the Bank to maintain total capital (defined as Tier I and Tier II capital) to risk-weighted assets of at least 8% of which at least 4% must be Tier I capital. In determining the amount of risk-weighted assets, all assets, plus certain off-balance sheet assets, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset. As of March 31, 1998, the Bank maintained a 21.94% Tier I risk-based capital ratio and a 23.19% total risk-based capital ratio.


    LIMITATIONS ON CAPITAL DISTRIBUTIONS. Under the Banking Law, a stock form savings bank may pay dividends out of its net profits, unless there is an impairment of capital. A savings bank may not declare dividends in any year which exceed the total net profits of that year combined with the bank's retained net profits of the preceding two years, subject to certain adjustments, without the Superintendent's approval. Furthermore, after the Conversion, the Bank may not declare a dividend which would cause it to fail to meet its capital requirements and may not declare a dividend that would cause its capital to decline below the liquidation account created in the Conversion.



    The FDIC and the Superintendent may prohibit a savings bank from paying dividends if, in either of their opinions, the payment of dividends would constitute an unsafe or unsound practice.


    BRANCHING. The Bank may establish branches within or outside New York State upon written approval of the Superintendent. In general, the Bank must comply with the laws and regulations of a host state before being permitted to establish a branch in another state. As of June 1, 1997, the Interstate Banking Act permits federal banking agencies to approve merger transactions between banks located in different states, regardless of whether the merger would be prohibited under state law. The Bank has no present plans to open branches outside the state, but the ease of interstate branching has the effect of increasing the number of potential competitors of the Bank.

    COMMUNITY REINVESTMENT. Under the Community Reinvestment Act, the Bank must, consistent with its safe and sound operation, help meet the credit needs of its entire community, including low and moderate income neighborhoods. There are no specific lending requirements or programs nor does the law limit the Bank's discretion to develop products and services that it believes are best suited to its particular community. The FDIC periodically assesses the Bank's record of meeting the credit needs of its community and must take such record into account in its evaluation of certain applications made by the Bank.

    FDIC regulations provide that the Bank's performance under the Community Reinvestment Act is evaluated based on its actual performance in meeting community needs. In particular, the rating system focuses on three tests: (a) a lending test, to evaluate the Bank's record of making loans in its assessment areas; (b) an investment test, to evaluate the Bank's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and (c) a service test, to evaluate the Bank's delivery of banking services. The Bank received a satisfactory rating from the FDIC at its last examination under the Community Reinvestment Act.

    The Banking Law imposes similar community reinvestment obligations on the Bank. The Banking Department makes an annual written assessment of the Bank's compliance. The Banking Department considers the Bank's state community reinvestment rating when reviewing an application to engage in certain transactions, including mergers, asset purchases and the establishment of branch offices or automated teller machines. The Bank received a satisfactory rating from the Banking Department at its last state community reinvestment examination.

    TRANSACTIONS WITH RELATED PARTIES. The Bank's authority to engage in transactions with its "affiliates" is limited by Sections 23A and 23B of the Federal Reserve Act. In general, an affiliate of the Bank is any company that controls the Bank or any other company that is controlled by a company that controls the Bank, excluding the Bank's subsidiaries other than any that are insured depository institutions. Section 23A limits the aggregate amount of transactions with any individual affiliate to 10% of the capital and surplus of the Bank and also limits the aggregate amount of transactions with all affiliates to 20% of the Bank's capital and surplus. Extensions of credit to affiliates must be secured by certain specified collateral, and the purchase of low quality assets from affiliates is generally prohibited. Section 23B provides that certain transactions with affiliates, including loans and asset purchases, must be on terms and under circumstances, including credit standards, that are at least as favorable to the Bank as those prevailing at the time for comparable transactions with non-affiliated companies. In the absence of comparable transactions, such transactions may only occur under terms and circumstances, including credit standards, that in good faith would be offered to or would apply to non-affiliated companies.

    The Bank's authority to extend credit to its directors, executive officers, and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve. Among other things, these provisions require that extensions of credit to insiders (a) be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features and (b) not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of the Bank's capital. In addition, extensions of credit in excess of certain limits must be approved by the Bank's Board of Directors. However, recent legislation permits the Bank to make loans to executive officers, directors and principal stockholders on preferential terms, provided the extension of credit is made pursuant to a benefit or compensation program of the Bank that is widely available to employees of the Bank or its affiliates and does not give preference to any insider over other employees of the Bank or affiliate. The Bank has no such benefit or compensation programs.


    ENFORCEMENT. The FDIC and the Banking Department have enforcement authority over the Bank. The Superintendent may order the Bank to appear and explain an apparent violation of law, to discontinue unauthorized or unsafe practices and to keep prescribed books and accounts. If any director or officer of the Bank has violated any law, or has continued unauthorized or unsafe practices in conducting the business of the Bank after having been notified by the Superintendent to discontinue such practices, the New York Banking Board may remove the individual from office after notice and an opportunity to be heard. The Superintendent may impose civil monetary penalties and also may take possession of the Bank under specified statutory criteria.



    The FDIC's enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. Under federal law, the FDIC is required to take prompt action to correct deficiencies in undercapitalized banks. A bank is categorized as "well capitalized" or "adequately capitalized" if its ratio of total capital to risk-weighted assets is at least 10.0% or 8.0%, respectively, its ratio of Tier I capital to risk-weighted assets is at least 6.0% or 4.0%, respectively, its ratio of Tier I capital to total assets is at least 5.0% or 4.0% (3.0% if the institution has the best supervisory rating), respectively, and it is not subject to any order or directive by the FDIC to meet a specific capital level. Banks that do not meet these standards are classified as "undercapitalized." A bank with a total risk-based capital ratio of less than 6.0% or a ratio of Tier I capital to risk-weighted assets or total assets of less than 3.0% is considered to be "significantly undercapitalized." A bank with a tangible capital to assets ratio of 2% or less is deemed to be "critically undercapitalized."

    Dividends, other capital distributions or the payment of management fees to any controlling person are prohibited if, following such distribution or payment, a bank would be undercapitalized. An undercapitalized bank must file a plan to restore its capital within 45 days after being notified that it is undercapitalized. Undercapitalized, significantly undercapitalized and critically undercapitalized institutions are subject to increasing prohibitions on permitted activities, and increasing levels of regulatory supervision, based upon the severity of their capital problems. The FDIC is required to monitor closely the condition of an undercapitalized bank. Enforcement action taken by the FDIC can escalate to the appointment of a conservator or receiver of a critically undercapitalized bank.

    Based upon its existing capital ratios and regulatory classification, the Bank qualifies as "well capitalized" and the FDIC prompt corrective action regulations are not expected to have a material effect on the Bank or the Company.

    STANDARDS FOR SAFETY AND SOUNDNESS. The FDIC, together with the other federal bank regulatory agencies, has prescribed guidelines which establish minimum general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines also cover asset quality and earnings evaluation and monitoring as well. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director or principal stockholder. In addition, the FDIC may order an institution that has been given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan. If an institution then fails to submit an acceptable plan or fails in any material respect to implement an accepted compliance plan, the FDIC must issue an order directing action to correct the deficiency and may issue an order directing other actions of the types to which an undercapitalized bank is subject under the "prompt corrective action" requirements described below. If an institution fails to comply with such an order, the FDIC may seek enforcement in judicial proceedings and civil money penalties.

    INSURANCE OF ACCOUNTS. Deposit insurance premiums payable to the FDIC are based upon a system which categorizes insured institutions based upon their perceived risks to the FDIC insurance fund. The FDIC assigns an institution to one of three capital categories: (a) well capitalized, (b) adequately capitalized or (c) undercapitalized. The FDIC also assigns an institution to one of three supervisory categories based on an evaluation by the institution's primary federal regulator and information that the FDIC considers relevant to the institution's financial condition and the risk posed to the deposit insurance funds. Deposit insurance premiums depend on an institution's capital and supervisory categories. At present, the Bank pays no deposit insurance premium based upon its risk-based categorization.

    However, as of January 1, 1997, the Bank is required to pay a share of the cost of the bonds issued in the late 1980s to recapitalize the now defunct Federal Savings and Loan Insurance Corporation. The Bank must pay an annual assessment for this purpose, which was at an annual rate of 0.0126% of its insured deposits for the three months ended March 31, 1998. This assessment is recorded as a deposit insurance premium expense for financial statement purposes.

    FEDERAL HOME LOAN BANK SYSTEM. The Bank is a member of the FHLBNY, which is one of the regional Federal Home Loan Banks composing the Federal Home Loan Bank System. Each Federal Home Loan Bank provides facilities which allow its members to borrow funds. The Bank has not used the borrowing facilities of the FHLBNY. The Bank must own stock in the FHLBNY at least equal to the greater of 1% of the principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year or 5% of its advances from the FHLBNY. At March 31, 1998, the Bank held $1.3 in fair value of capital stock of the FHLBNY, which satisfied this requirement. The annualized yield on FHLBNY stock for the quarter ended March 31, 1998 was 7.4% If the Bank materially increases its residential mortgage loans, or obtains significant advances from the FHLBNY, the Bank would be required to increase its investment in FHLBNY capital stock. Advances from the FHLBNY must be secured by specified types of collateral, and long-term advances may be obtained only for the purpose of providing funds for residential housing finance.

    The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts and to contribute funds for affordable housing programs. These requirements could reduce the amount of earnings that the FHLBNY can pay as dividends to its members and could also result in the FHLBNY imposing a higher rate of interest on advances. Further, there can be no assurance that the impact of current or future federal laws on the FHLBNY will not also cause a decrease in the value of FHLBNY capital stock.

    THE FEDERAL RESERVE SYSTEM. The Bank is required, under the regulations of the Federal Reserve, to maintain non-interest-earning reserves against its transaction accounts (primarily NOW and regular checking accounts). The Bank is generally able to satisfy the reserve requirements with cash on hand and other non-interest bearing deposits which it maintains for other purposes, so the reserve requirements do not impose a material financial burden on the Bank.

HOLDING COMPANY REGULATION

    FEDERAL HOLDING COMPANY REGULATIONS. Upon consummation of the Conversion, the Company will become a bank holding company. Bank holding companies are subject to regulation and examination by the Federal Reserve under the Bank Holding Company Act. The Federal Reserve has enforcement authority over bank holding companies, including, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to require a bank holding company to divest subsidiaries (including bank subsidiaries). A bank holding company must serve as a source of strength for its subsidiary bank. The Federal Reserve may require a bank holding company to contribute additional capital to an undercapitalized subsidiary bank. The status of the Company as a registered bank holding company does not exempt it from federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

    The Company will be subject to capital adequacy guidelines for bank holding companies (on a consolidated basis) which are substantially similar to the FDIC mandated capital adequacy guidelines applicable to the Bank. On a pro forma consolidated basis after the Conversion, the Company's capital will exceed these requirements.

    As a bank holding company, the Company must obtain Federal Reserve approval before: (i) acquiring, directly or indirectly, ownership or control of any voting shares of another bank or bank holding company if, after the acquisition, it would own or control more than 5% of such shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company.

    Federal law generally prohibits a bank holding company from engaging in, or acquiring control of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is activities found by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident to banking activities. Some of the activities that have been found to be closely related to banking are: operating a savings association, mortgage company, finance company, credit card company or factoring company; performing certain data processing services; providing investment and financial advice; underwriting and acting as an insurance agent for certain types of credit-related insurance; leasing property on a full-payout, non-operating basis; selling money orders, travelers' checks and United States Savings Bonds; real estate and personal property appraising; providing tax planning and preparation services; and, subject to certain limitations, providing brokerage services.

    The Federal Reserve has issued a policy statement stating that a bank holding company should pay cash dividends only to the extent that the holding company's net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company's capital needs and overall financial condition. The Federal Reserve has indicated that it would be inappropriate for a company experiencing financial problems to borrow funds to pay dividends. The Federal Reserve may prohibit a bank holding company from paying any dividends if the holding company's bank subsidiary is classified as "undercapitalized."

    Bank holding companies are required to give the Federal Reserve prior notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, equals 10% or more of their consolidated net worth. This notification requirement does not apply to any company that meets the well-capitalized standard for commercial banks, has a safety and soundness examination rating of at least a "2" and is not subject to any unresolved supervisory issues. It is currently anticipated that the Company will qualify for this exemption from the notice requirement.

    A notice must be submitted to the Federal Reserve if any person, company, or group acting in concert, seeks to acquire 10% or more of the Company's outstanding Common Stock, unless the Federal Reserve has found that the acquisition will not result in a change in control of the Company. The Federal Reserve has 60 days within which to act on the notice, taking into account such factors as the financial and managerial resources of the acquiror, the convenience and needs of the communities served by the Company and the Bank, and the anti-trust effects of the acquisition. Furthermore, any company that seeks to obtain control of the Company must obtain the approval of the Federal Reserve. For this purpose, control is generally defined as the ownership or power to vote 25% or more of any class of the Company's voting stock or the ability to control in any manner the election of a majority of the directors of the Company.

    NEW YORK STATE BANK HOLDING COMPANY REGULATION. In general, under New York law, a company owning only one banking institution will not be deemed to be a bank holding company. However, the Banking Law requires the prior approval of the New York Banking Board before any action is taken that causes any company (broadly defined) to acquire direct or indirect control of a banking institution organized in the State of New York, such as the Bank. Control, for this purpose, is generally defined to mean the power to direct or cause the direction of the management and policies of the banking institution and is presumed to exist if the company owns, controls or holds with the power to vote 10% or more of the voting stock of the banking institution.

    Furthermore, if the Company were to acquire ownership, control or the power to vote 10% or more of the voting stock of another bank or bank holding company it would become a bank holding company under state law. Under the Banking Law, the prior approval of the Banking Department is required before; (1) any action is taken that causes any company to become a bank holding company; (2) any action is taken that causes any banking institution to become or be merged or consolidated with a subsidiary of a bank holding company; (3) any bank holding company acquires direct or indirect ownership or control of more than 5% of the voting stock of a banking institution; (4) any bank holding company or any of its subsidiaries acquires all or substantially all of the assets of a banking institution; or (5) any action is taken that causes any bank holding company to merge with another bank holding company.

FEDERAL SECURITIES LAWS

    Upon completion of the Conversion, the Company's Common Stock will be registered with the SEC. The Company will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934. Therefore, the Company will be required, among other things, to prepare and file quarterly and annual reports of its financial condition and results of operations.

    Shares of Common Stock purchased by an affiliate of the Company will be subject to the resale restrictions of SEC Rule 144. If the Company satisfies its obligation to file certain information with the SEC, each affiliate of the Company who complies with the other conditions of Rule 144 would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (a) 1% of the outstanding shares of the Company or (b) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Company to permit affiliates to have their shares registered for sale under the Securities Act of 1933 under certain circumstances.

                                    TAXATION

GENERAL

    The following is a discussion of material tax matters and does not purport to be a comprehensive description of the Federal, New York State and Delaware income tax rules applicable to the Bank or the Company. For a discussion of the tax consequences of the Conversion, see "The Conversion--Effects of Conversion on Depositors and Borrowers--Tax Effects."

FEDERAL TAXATION

    GENERAL. The Bank is taxed for Federal income tax purposes in accordance with the Internal Revenue Code of 1986, as amended, in substantially the same manner as all other business corporations, subject to certain special provisions applicable to financial institutions. The Bank files its Federal income tax returns on a calendar year basis. The Bank has not been audited by the Internal Revenue Service during the last five years. For Federal income tax purposes, after the Conversion, the Company and the Bank will file consolidated income tax returns and report their income on a calendar year basis using the accrual method of accounting and will be subject to Federal income taxation in the same manner as other corporations, but generally subject, as to the Bank, to the same special provisions applicable to financial institutions filing tax returns on an unconsolidated basis.

    BAD DEBT DEDUCTION. In 1996, the Internal Revenue Code was amended, effective for tax years beginning in 1996, to change the method by which the Bank may take tax deductions for bad debts. The Bank is now required, for Federal income tax purposes, to use the experience method in determining its tax bad debt deduction, which generally permits tax deductions for bad debts based upon a six year moving average of actual loan loss experience. Furthermore, institutions which had previously used a more advantageous method must recapture (i.e., treat as taxable income) a part of the institution's existing tax bad debt reserve. For the Bank, the amount required to be recaptured was $378,000, representing the excess of its tax bad debt reserve at December 31, 1995 over the level of the reserve at December 31, 1987, referred to as the "excess reserve." This amount is being recaptured over a period of six years beginning in 1996. In accordance with generally accepted accounting principles, the Bank had already established a deferred tax liability representing the tax effect of the recapture of its excess reserve. The Bank will continue to repay the Federal income taxes related to this recapture through tax year 2001.

    DISTRIBUTIONS. If the Bank makes certain types of distributions ("non-dividend distributions") to the Company which are not in the nature of dividends, such distributions will be considered to have been made first from the Bank's unrecaptured tax bad debt reserves (including the balance of its reserves as of December 31, 1987 which are not part of excess reserves). An amount based on the non-dividend distribution will be included in the Bank's income for tax purposes. Non-dividend distributions subject to this rule include distributions in excess of the Bank's current and accumulated earnings and profits, as calculated for Federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of the Bank's current or accumulated earnings and profits are not subject to this rule.

    The amount of additional taxable income caused by a non-dividend distribution is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Thus, if after the Conversion, the Bank makes a non-dividend distribution to the Company, approximately one and one-half times the amount of such non-dividend distribution would be includable in income for Federal income tax purposes, assuming a 34% Federal corporate income tax rate. The Company and the Bank do not anticipate that the Bank will pay any non-dividend distributions to the Company after the Conversion. See "Regulation" and "Dividend Policy" for limits on the payment of dividends by the Bank. The Bank does not intend to pay dividends that would result in a recapture of any portion of its tax bad debt reserves.

    CORPORATE ALTERNATIVE MINIMUM TAX. The Internal Revenue Code imposes a tax on alternative minimum taxable income at a rate of 20%. In general, the alternative minimum tax is imposed if, because of high levels of certain deductions and tax-exempt income, there is a substantial difference between a corporation's gross income and its taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover to future years.

    DIVIDENDS RECEIVED DEDUCTION. The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from domestic corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if the Company and the Bank own more than 20% of the stock of a corporation paying a dividend. Under pending legislative proposals, the 70% dividends received deduction would be reduced to 50% with respect to dividends paid after enactment of such legislation.

NEW YORK STATE TAXATION

    GENERAL. The Bank and the Company will report income on a combined calendar year basis to New York State. New York State franchise tax on banking corporations is imposed in an amount equal to the greater of (i) 9% of the Bank's "entire net income" allocable to New York State during the taxable year or (ii) the applicable alternative minimum tax. The alternative minimum tax is generally the greatest of (a) .01% of the value of the Bank's assets allocable to New York State with certain modifications, (b) 3% of the Bank's "alternative entire net income" allocable to New York State or (c) $250. Entire net income is based on Federal taxable income, subject to certain modifications and alternative entire net income is equal to entire net income without certain deductions.

    BAD DEBT DEDUCTION. The Bank is currently using a six year moving average experience method, similar to the Federal method, to calculate the New York bad debt deduction.

    The Bank's New York State income tax returns have been audited by the New York State Department of Finance through tax year 1996.

DELAWARE STATE TAXATION

    As a Delaware holding company not earning income in Delaware, the Company is exempt from Delaware corporate income tax but is required to file an annual report with and pay an annual franchise tax to the State of Delaware. The minimum tax is generally equal to $5,000 for each 1,000,000 shares of authorized capital stock, regardless of whether such stock has been issued.

                           MANAGEMENT OF THE COMPANY

DIRECTORS AND EXECUTIVE OFFICERS


    The Board of Directors of the Company currently consists of seven members, each of whom is also a director of the Bank. The seven directors are Joseph H. Compagni, Patrick J. Hayes, M.D., Robert S. Kashdin, CPA, Harvey Kaufman, Donald
P. Reed, Terrance D. Stalder and Wesley D. Stisser, Jr. Each of them has served as a director since the Company's incorporation in June 1998. The Board of Directors of the Company is divided into three classes, each of which contains approximately one-third of the Board. The initial terms of office of the directors of the Company have been staggered so that the terms of office of directors Hayes and Kashdin expire at the first annual meeting of stockholders of the Company after the Conversion, the terms of directors Compagni and Reed expire at the second annual meeting after the Conversion and the terms of directors Kaufman, Stalder and Stisser expire at the third annual meeting after the Conversion. Thereafter, directors will be elected by the stockholders of the Company for staggered three-year terms, or until their successors are elected and qualified.


    The executive officers of the Company are Wesley D. Stisser, Jr., President and Chief Executive Officer and Steven A. Covert, Executive Vice President and Chief Financial Officer. See "Management of the Bank--Executive Officers." The executive officers of the Company are elected annually and hold office until their respective successors have been elected and qualified or until death, resignation or removal by the Board of Directors.

    Information concerning the directors and officers of the Company, principal occupations, employment and compensation of the directors and officers of the Company during the past five years is set forth under "Management of the Bank--Biographical Information."

COMMITTEES OF THE COMPANY

    The Company has established or plans to establish the following committees of its Board of Directors.

    THE HUMAN RESOURCES COMMITTEE. The Human Resources Committee, not yet appointed, will function on compensation matters for the Company. The committee will also be responsible for administering and making grants or awards under the Stock Option Plan and the PRRP when and if approved by the stockholders, and will oversee the Company's activities related to the ESOP.

    THE AUDIT COMMITTEE. The Audit Committee, consisting of directors Compagni, Kashdin and Stalder will function on matters related to the accounting, bookkeeping and auditing functions of the Company and will meet periodically with the Company's independent certified public accountants to arrange for the Company's annual financial statement audit and to review and evaluate recommendations made during the annual audit. The Audit Committee will also review and approve the internal auditing procedures of the Company.


    THE INVESTMENT COMMITTEE. The Investment Committee, consisting of directors Hayes, Kashdin, Stalder and Stisser, will make decisions regarding the securities investments of the Company and recommend related policies and procedures to the Board.


    The Bylaws of the Company provide that the Company may establish a nominating committee to nominate persons for election to the Board of Directors. The Board has not yet decided whether to establish a nominating committee and no procedures have been established for submitting stockholder suggestions for nominations to the committee or the Board of Directors. The Bylaws of the Company provide that a stockholder may nominate a person for election as a director only if advance notice of intent to nominate the person is provided to the Company and certain procedural and notice provisions are followed. For the first annual meeting of stockholders, advance notice must be given to the Secretary of the Company not later than ten days after notice of the meeting is sent to stockholders or the date of the meeting is publicly announced, whichever is earlier. See "Restrictions on Acquisition of the Company and the Bank--Restrictions in the Company's Certificate of Incorporation and Bylaws--Certain Bylaw Provisions."

DIRECTORS' COMPENSATION

    It is anticipated that directors of the Company who are not employees of the Company or the Bank or any of their subsidiaries shall receive an attendance fee of $500 for each Board of Directors meeting and $400 for each committee meeting. The chair of each committee will be entitled to an additional fee of $100 per meeting. The Chairman of the Board, currently Mr. Kaufman, will receive an annual retainer of $3,000 in addition to per meeting fees. Directors will also be eligible for participation in the Stock Option Plan and the PRRP expected to be implemented by the Company. See "Management of the Bank--Benefits-- Stock Option Plan" and "--Personnel Recognition and Retention Program."

EXECUTIVE COMPENSATION

    Since the formation of the Company, none of the officers of the Company have received remuneration from the Company. It is currently expected that, unless and until the Company becomes actively involved in business activities separate from those conducted by the Bank, no separate compensation will be paid to the officers of the Company. However, the Bank has entered into employment contracts with four of its executive officers, including the two executive officers of the Company. See "Management of the Bank--Employment Contracts." Decisions regarding the Company's executive compensation will be made by the Company's Board of Directors, acting upon the recommendations of the Human Resources Committee. Executive Officers of the Company who are directors will not vote on their own compensation.

INDEMNIFICATION AND LIABILITY OF DIRECTORS

    The Certificate of Incorporation of the Company provides that a director, officer, employee or agent of the Company shall be indemnified by the Company to the fullest extent authorized by the General Corporation Law of the State of Delaware against all expenses, liability and loss reasonably incurred or suffered by such person in connection with his or her activities as a director or officer of the Company or as a director or officer of another company, if the director or officer held such position at the request of the Company. Delaware law requires that such director, officer, employee or agent, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, did not have reasonable cause to believe his or her conduct was unlawful.

    The Certificate of Incorporation of the Company and Delaware law also provide that the indemnification provisions of such certificate and the Delaware General Corporation Law are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the Certificate of Incorporation or Bylaws of the Company, agreement, vote of stockholders or disinterested directors, or otherwise. The Certificate of Incorporation of the Company also provides that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for breaches of the duty of loyalty, acts or omissions in bad faith or involving intentional misconduct or violation of law, liability for the unlawful payment of dividends or unlawful stock purchases or redemptions or transactions where the director derives improper personal benefit.

    These provisions may have the effect of deterring stockholder derivative actions, since the Company may ultimately be responsible for expenses for both parties to the action.

    In addition, the Certificate of Incorporation of the Company and Delaware law also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company has the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Company intends to obtain such insurance.

                             MANAGEMENT OF THE BANK

DIRECTORS


    There are currently ten directors of the Bank, all of whom serve for one year terms, and seven of whom are directors of the Company. The following table sets forth certain information regarding the Board of Directors of the Bank. Ages are as of August 13, 1998.



                                                                                                                  DIRECTOR
NAME                                              AGE      POSITION(S) HELD WITH THE BANK                           SINCE
--------------------------------------------      ---      ----------------------------------------------------  -----------
Wesley D. Stisser, Jr.......................          62   President, Chief Executive Officer and Director             1983
Edward E. Hatter, Jr........................          60   Director                                                    1977
Judith F. Riehlman..........................          57   Director                                                    1987
Terrance D. Stalder.........................          56   Director                                                    1987
Harvey Kaufman..............................          63   Director and Chairman of the Board                          1989
Joseph H. Compagni..........................          55   Director                                                    1990
Donald P. Reed..............................          57   Director                                                    1991
Roland Fragnoli.............................          68   Director                                                    1992
Patrick J. Hayes, M.D.......................          49   Director                                                    1994
Robert S. Kashdin, CPA......................          55   Director                                                    1995



    Three directors of the Bank retired effective June 30, 1998. Among them, they had approximately 97 years of service with the Bank. In recognition of their years of service with the Bank and the goodwill that their continued affiliation with the Bank will engender in the community, the Bank has agreed to provide them with a retirement benefit and consulting arrangement in the amount of $50,000 per director, payable in installments over a period of three years. The full amount payable was accrued as an expense by the Bank during the quarter ended June 30, 1998. In addition, the former Comptroller of the Bank also retired in June 1998. The Bank agreed to pay him one year's salary as a severance benefit. The full amount of the payment was accrued as an expense by the Bank during the quarter ended June 30, 1998.


EXECUTIVE OFFICERS

    The following table sets forth certain information regarding the executive officers of the Bank. Ages are as of August 13, 1998.

NAME                           AGE      POSITION(S) HELD WITH THE BANK
-------------------------      ---      ---------------------------------------------------------------------------
Wesley D. Stisser, Jr....          62   President, Chief Executive Officer and Director
F. Michael Stapleton.....          59   Executive Vice President and Chief Operating Officer
Steven A. Covert.........          36   Executive Vice President and Chief Financial Officer
Kerry D. Meeker..........          45   Senior Vice President and Senior Loan Officer

    Each of the executive officers of the Bank is expected to retain his and her office after the Conversion until the next annual meeting of the Board of Directors of the Bank and their successors are elected and qualified or until they are removed or replaced. Officers are re-elected by the Board of Directors annually and serve at the pleasure of the Board.

BIOGRAPHICAL INFORMATION

    The following biographical information is provided for the directors and executive officers of the Bank. Professional background and employment history are provided for at least the past five years.

DIRECTORS

    WESLEY D. STISSER, JR. serves as President and Chief Executive Officer of the Bank, a position he has held since 1983. Mr. Stisser has been with the Bank for 45 years. He is a graduate of the Graduate School of Savings Banking at Brown University and the School for Executive Development sponsored by the Community Bankers Association. An eagle scout and recipient of the Silver Beaver Award B.S.A., Mr. Stisser is an active member of numerous professional, civic and community service organizations. He is presently a member of the New York Savings Bank Life Insurance Fund's Board of Directors and is Chairman of the Cortland City Police Commission. He is a former member of the Board of Directors for Cortland Memorial Hospital, serving as its Chairman, and is a member of the SUNY Cortland College Foundation.


    EDWARD E. HATTER, JR. was a principal of Hatter Fuel Co., from which he retired in 1987. Mr. Hatter was active in several community organizations, serving as Chairman of the Easter Seals drive and holding various offices in the New York State Jaycees, the Rotary Club and the University Club. He is currently active in the March of Dimes drive, the Town and River Cruise Club and the Royal Palm Yacht Club. He was district chairman of the Tioughnioga-Baden Powell Council, B.S.A. Mr. Hatter resides part time in Florida. Mr. Hatter established Briarwood Estates, a development of upscale homes and continues to control remaining unsold lots.


    JUDITH F. RIEHLMAN is the Cortland County Clerk. Mrs. Riehlman and her husband own and operate a family run farm and Birchlawn Structures, a furniture retailer. Active in numerous community organizations, Mrs. Riehlman currently serves as Chairperson of the Cortland County Republican Committee, President of the American Agricultural Foundation, Inc. and as a Director of Family Counseling Services.

    TERRANCE D. STALDER is the Associate Vice President for Finance and Management at SUNY Cortland. Mr. Stalder is a member of various community organizations and serves on the Village of Homer Planning Board, the Board of Trustees of the Cortland YMCA and is a member of the Cortland Rotary Club.

    HARVEY KAUFMAN retired as Superintendent of the Cortland City Schools District in 1992 and currently provides administrative consulting services in the field of education. He was elected Chairman of the Board of Directors of the Bank in June of 1997. He is a former Cortland City Police Commissioner, past president of the Cortland County Chamber of Commerce, past president of the New York State Association of Small City School Districts, and was a member of the New York State Assembly Task Force on the Regents Action Plan. Mr. Kaufman is also currently the Chairman of the J.M. Murray Center and Cortland Memorial Hospital Services, a for profit affiliate of Cortland Memorial Hospital.

    JOSEPH H. COMPAGNI is President of Economy Paving Co., Inc., which constructs highways and bridges in New York State. He is currently a director of the New York State Associated General Contractors and has been a director of the Cortland Memorial Hospital, J.M. Murray Center, Cortland Family Health Network, Cortland Rotary Club and Cortland YMCA.

    DONALD P. REED is the principal of Reed's Seeds, a business which sells crop seeds, farm seeds, farm chemicals and fertilizer. He is also Chairman of the Board of Dryden Mutual Insurance Company. Mr. Reed is a former director of Key Bank of Central New York, formerly the Homer National Bank.

    ROLAND FRAGNOLI is the President of the Homer Men & Boys clothing stores, a local retailer with which he has been associated for 50 years. He is a member of various service and community clubs and serves on the Tompkins Cortland Community College Foundation Board. Mr. Fragnoli is a former director of Key Bank of Central New York, formerly the Homer National Bank.

    PATRICK J. HAYES, M.D. is a practicing physician in Cortland. He is a past president of the Cortland Memorial Hospital Medical Staff and currently serves as Chief of Staff of Cortland Health Center. Dr. Hayes is a member of the Board of the American Lung Association of Central New York, Inc.

    ROBERT S. KASHDIN, C.P.A. has been a practicing certified public accountant for over 30 years and is the present managing partner of the CPA firm of Port, Kashdin and McSherry located in Cortland.

Mr. Kashdin is a member in numerous community and professional organizations including past chairman of the New York State Society of CPA's Agri Business Committee and District Treasurer of Rotary District 7170. He is a former Board member of the Jewish Homes of Central New York and the United Way of Cortland County.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS


    F. MICHAEL STAPLETON joined the Bank in June 1998. From February 1986 through April 1998, Mr. Stapleton was with OnBank and Trust Co., holding positions of Senior Vice President and Regional President. He then continued with Manufacturers and Traders Trust Company after it acquired OnBank. He is the Chairman of the Loretto Foundation, which provides care for the elderly, and is a director of Meals on Wheels of Syracuse and the Mercy Health and Rehabilitation Center. Mr. Stapleton is also the Chairman of the Cayuga County Economic Development Council, a director of the Industrial Development Foundation of Auburn and Cayuga County, and a member of the Auburn Industrial Development Authority, all of which are involved in fostering economic development in central New York.


    STEVEN A. COVERT joined the Bank in June 1998. From August 1995 to June 1998, he was Executive Vice President and Chief Financial Officer of Success Bancshares, Inc., a bank holding company in Chicago, Illinois. He was Senior Vice President and Chief Financial Officer of Ithaca Bancorp, Inc., a savings and loan holding company in Ithaca, New York, from July 1993 to December 1994 and was Vice President and Chief Financial Officer of Skaneateles Bancorp, Inc., a bank holding company in Skaneateles, New York, from January 1991 to July 1993. Mr. Covert is a certified public accountant and prior to joining the banking industry, he was employed by KPMG Peat Marwick LLP as an auditor. Mr. Covert has been a member of various community organizations including the United Way and an organization that provides food for the homeless.

    KERRY D. MEEKER joined the Bank in 1996 as Senior Vice President and Senior Loan Officer. Prior to joining the Bank, he held the position of Vice President and Chief Loan Officer of Oneida Savings Bank since 1989. He previously served as a Vice President and Commercial Loan Officer of Marine Midland Bank and as a Senior Financial Analyst at Bankers Trust Company. He is a member of the Rotary Club of Cortland; has served as President of the Greater Oneida Chamber of Commerce, Inc.; Treasurer of the Oneida Improvement Committee, Inc.; President of the Oneidas Club; President of the Sherrill-- Kenwood Community Chest, Inc.; and is a past member of the Rotary Club of Oneida.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS OF THE BANK

    The Board of Directors of the Bank meets on a monthly basis and may have additional special meetings from time to time. During 1997, the Board of Directors met 14 times. No current director attended fewer than 75% of the total number of Board meetings and meetings of committees of which such director was a member during 1997.

    The Bank has established the following committees of its Board of Directors:


    THE EXECUTIVE COMMITTEE consists of directors Compagni, Hayes, Kashdin, Kaufman, Reed, Riehlman, Stalder and Stisser. The committee meets quarterly and functions on matters of general policy and strategy. The committee has the power of the Board of Directors with respect to most matters. The committee met 5 times during 1997.



    THE AUDIT COMMITTEE consists of directors Stalder, Kashdin and Hayes. The committee meets periodically with the Bank's independent certified public accountants to arrange for the Bank's annual financial statement audit and to review and evaluate recommendations made during the annual audit. The committee also reviews the regulatory reports of examination and reviews and approves the Bank's internal auditing procedures. The committee met 6 times during 1997.



    THE HUMAN RESOURCES COMMITTEE consists of directors Hayes, Compagni and Kashdin. The committee reviews and makes recommendations to the Board regarding compensation of the executive officers and employees of the Bank. The committee also functions on matters related to the pension and other compensation plans of the Bank. The committee met 6 times during 1997.


    THE LOAN COMMITTEE consists of directors Fragnoli, Kaufman, Reed, Riehlman and Stisser. The committee reviews the allowance for loan losses and approves periodic additions to the allowance. The committee also evaluates the Bank's problem loans and functions on matters related to the Community Reinvestment Act. The committee must also approve all loans which, individually or with other existing loans to the same borrower or related borrowers, exceed $200,000. The committee met 11 times during 1997.



    THE ASSET/LIABILITY COMMITTEE consists of directors Fragnoli, Hatter, Kashdin and Stisser. The committee reviews the Bank's interest rate sensitivity position on a quarterly basis. The committee reviews internally prepared data as well as reports prepared by an outside firm analyzing the interest rate sensitivity of the Bank's assets and liabilities. The committee met 4 times during 1997.


    In addition, the Board has an Operations, Systems and Security Committee and a Marketing and Community Affairs Committee. From time to time, the Board of Directors may appoint other special committees to address specific matters which the Board determines should be considered at the committee level. The Chairman of the Board is an ex officio member of all committees except for those to which he is specifically appointed and the President is an ex officio member of all committees except for the Human Resources Committee and the Examining Committee.

DIRECTORS' COMPENSATION

    The Board of Directors of the Bank has established a revised fee structure for directors to be implemented after the Conversion. Each director of the Bank who is not an employee of the Company or the Bank or any of their subsidiaries will receive an annual retainer of $3,000 plus an attendance fee of $250 for each Board of Directors meeting and $400 for each committee meeting attended. The Chairman of the Board will receive a $12,000 annual retainer plus attendance fees, except that no attendance fees will be paid to the Chairman of the Board for attendance at a committee meeting in an ex officio capacity. The chair of each committee will be receive an additional $100 per committee meeting. It is anticipated that directors will also receive benefits under the Stock Option Plan and the PRRP expected to be implemented by the Company upon receipt of stockholder approval. See "--Benefits--Stock Option Plan" and "--Personnel Recognition and Retention Program."

    Directors may defer the receipt of their fees by making annual elections. The deferred amounts are paid by the Bank to a trust which invests the funds among investment options selected by each director. However, the funds contributed to the trust are subject to the claims of creditors of the Bank and are not taxable to the director until received. The Bank expenses the amount of the deferred fees upon payment to the trust. The director may receive the deferred fees, together with income earned thereon, in either a lump sum or in an annuity upon retirement or reaching age 72 1/2.

EXECUTIVE COMPENSATION

    Decisions regarding the Bank's executive compensation are made by the Bank's Board of Directors, upon the recommendations made by the Human Resources Committee. The President and Chief Executive Officer, who is a director, does not vote on his own compensation.

    The following table sets forth the cash compensation paid by the Bank for services rendered in all capacities during 1997 to the President and Chief Executive Officer and all executive officers of the Bank who received compensation in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION (1)
                                                           --------------------------------------------
                                                                                       OTHER ANNUAL          ALL OTHER
NAME AND PRINCIPAL POSITION                       YEAR     SALARY($)    BONUS($)      COMPENSATION($)    COMPENSATION (2)
----------------------------------------------  ---------  ----------  -----------  -------------------  -----------------
Wesley D. Stisser, Jr., President and Chief
  Executive Officer...........................       1997  $  167,890   $  --            $  --               $   7,336

------------------------

(1) In accordance with SEC policy, summary compensation information is excluded for 1996 and 1995 because neither the Bank nor the Company were public companies during such years. For 1997 there were no: (a) perquisites with an aggregate value in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the year; (b) payments of above-market preferential earnings on deferred compensation; (c) payments of earnings with respect to long-term incentive plans prior to settlement or maturation; or (d) preferential discounts on stock. For 1997, the Bank had no restricted stock or stock related plans in existence.

(2) All other compensation includes life insurance premiums of $211 and matching contributions under the Bank's 401(k) Plan of $7,125.

TRANSACTIONS WITH CERTAIN RELATED PERSONS

    The directors and executive officers of the Bank maintain normal deposit account relationships with the Bank on terms and conditions no more favorable than those available to the general public. The Bank does not make loans to directors. In the ordinary course of business, the Bank makes loans to non-director officers and employees, as well as other related parties. All such loans to executive officers and their related parties are on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable loans to other customers and do not involve more than the normal risk of collectibility or present other unfavorable features.


    Directors Kaufman and Compagni are uncompensated volunteer members of the Board of Directors of the J.M. Murray Center, a not-for-profit corporation providing services to the developmentally disabled. The J.M. Murray Center has a loan in which the Bank is a 50% participant with another local bank. The loan is secured by a mortgage on a light manufacturing facility operated by the borrower as a source of employment for the developmentally disabled.


REPORT OF INDEPENDENT EXECUTIVE COMPENSATION EXPERT

    Pursuant to the Conversion Regulations, the Bank has obtained the opinion of William M. Mercer, Incorporated, an independent executive compensation expert regarding the total compensation for the executive officers and directors of the Bank. The opinion states that the total cash compensation for executive officers and total remuneration for directors of the Bank, viewed as a whole and on an individual basis, is reasonable and proper in comparison to the compensation provided to officers and directors of similarly situated publicly-traded financial institutions. The opinion further states that the amount of shares of Common Stock to be purchased by the ESOP, and expected to be covered by the PRRP and the Stock Option Plan, as a whole, are reasonable in comparison to similar publicly-traded financial institutions. These opinions are based upon published professional survey data of similarly situated publicly-traded financial institutions.

EMPLOYMENT CONTRACTS

    The Bank has recently entered into employment contracts with Mr. Stisser, Mr. Stapleton, Mr. Covert and Mr. Meeker. The contracts with Mr. Stisser and Mr. Stapleton provide for three-year terms and the contracts with Mr. Covert and Mr. Meeker provide for two-year terms. The annual salaries under the four contracts are $175,000 for Mr. Stisser, $110,000 for Mr. Stapleton, $110,000 for Mr. Covert and $80,000 for

Mr. Meeker, subject to such bonuses or increases as may be approved by the Board of Directors. The contracts also provide that each officer will be entitled to participate in all other retirement and fringe benefit plans provided by the Bank to employees generally, except that they are not entitled to participate in the Employee Severance Plan because the contracts separately address the issues covered by that plan. Mr. Covert also received an additional up front payment of $35,000 which is refundable if he is terminated for cause, or resigns other than after certain changes in employment conditions, within the first six months after his employment commences.

    If the Bank terminates the executive officer's employment other than for cause, he will be entitled to a lump sum payment. For Mr. Stisser, Mr. Stapleton and Mr. Covert, the payment is generally equal to the greater of one year's salary or salary for the unexpired term of the contract. For Mr. Meeker, the payment is generally equal to the lesser of one year's salary or his salary for the remainder of the term of the contract. All the contracts provide that the payment will also be made if the officer resigns after material breach by the Bank or after certain adverse changes in the terms and conditions of employment. The contracts for the executive officers further provide that, subject to certain conditions, if employment is terminated within six months after a change in control of the Bank or the Company, or if the executive officer resigns after certain adverse changes in terms and conditions of employment, the officer will be entitled to receive a lump sum payment generally equal to 299% of the annual salary payable to the officer prior to such termination, but in no event more than the maximum amount permitted to be paid without the imposition of an excise tax under Section 280G of the Internal Revenue Code. Under certain circumstances, the amount of the payment to be made to some of the executive officers may be less. For purposes of the contracts, a "change in control" will generally be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security of the Company or the Bank, upon stockholder approval of a merger or consolidation unless certain conditions are met, upon a change of the majority of the Board of Directors of the Company or the Bank or upon liquidation or sale of substantially all the assets of the Company or the Bank. Under certain circumstances, severance benefits payable under the contracts are reduced by the value of Stock Option Plan and PRRP awards, if any, which the officer receives. The aggregate amount payable on account of these change in control provisions cannot be determined at this time because the amount of the payments depend upon future salary levels, average past compensation as of the date of the payment which determines the scope of the excise tax cap on payments, and other factors. However, if the employment of the four executive officers of the Bank were terminated under circumstances in which they would be entitled to receive the entire change in control payments under their contracts at their current salary rates without reduction based upon the application of Section 280G of the Internal Revenue Code or any other contract provision, the aggregate amount payable to them as a result of such provisions would be approximately $1.4 million.

BENEFITS

    PENSION PLAN. The Bank maintains a non-contributory, tax-qualified defined benefit pension plan for eligible employees. All employees and officers with more than 1,000 hours of service per year who have attained age 21 and completed one year of service are eligible to participate in the pension plan. The pension plan provides a benefit for each participant. The annual benefit is equal to 2% of the participant's average annual compensation multiplied by the participant's number of years of service, with an offset for social security. A participant is entitled to a maximum of 30 years of service under the pension plan.

    Average annual compensation is the average annual compensation for the highest three years during the last ten years prior to retirement. A participant is fully vested in his or her pension after five years of service. The pension plan is funded by the Bank on an actuarial basis, and all assets are held in trust by the pension plan trustee. The following table illustrates the annual benefit payable upon normal retirement at age 65 in the normal form of benefit under the pension plan at various levels of average annual compensation and years of service under the pension plan. The amounts in the table are subject to social security benefit offset allowance. For the current plan year, the maximum permitted average annual compensation for determining pension benefits under the Bank's pension plan was $160,000 and the maximum annual pension benefit was $130,000.

                                                                YEARS OF CREDITED SERVICE
AVERAGE ANNUAL                                          ------------------------------------------
COMPENSATION                                               15         20         25         30
------------------------------------------------------  ---------  ---------  ---------  ---------
$ 75,000..............................................  $  22,500  $  30,000  $  37,500  $  45,000
 100,000..............................................     30,000     40,000     50,000     60,000
 125,000..............................................     37,500     50,000     62,500     75,000
 150,000..............................................     45,000     60,000     75,000     90,000
 160,000..............................................     48,000     64,000     80,000     96,000
 175,000..............................................     48,000     64,000     80,000     96,000
 200,000..............................................     48,000     64,000     80,000     96,000
 225,000..............................................     48,000     64,000     80,000     96,000

    At March 31, 1998, Mr. Stisser had 44 years of credited service under the pension plan.


    The Bank is currently evaluating the termination of this pension plan and expects to terminate the plan during the third quarter of 1998. The termination of the plan would result in a one-time expense in an amount estimated to be approximately $330,000, after which the Bank anticipates it would have no further expenses under the pension plan. Upon termination, employees would be fully vested in their existing benefits, which would be settled through the purchase of annuities or other qualified distributions using the assets of the pension plan.


    401(K) PLAN. The Bank maintains a tax-qualified savings and profit sharing plan under Section 401(k) of the Internal Revenue Code. Salaried employees with at least one year of service who are at least age 21 may make pretax salary deferrals and after tax contributions under the 401(k) Plan. Salary deferrals are made by election and are limited to 10% of compensation up to $160,000 (for
1997), or to a limit imposed under the Internal Revenue Code ($10,000 subject to annual adjustment). The Bank makes matching contributions equal to 75% of the amount of salary contributions, up to 6% of salary. Employees are fully vested in their salary deferrals and after tax contributions, and become incrementally vested in the Bank's contribution after one year and fully vested in the Bank's contributions after five years.

    The 401(k) Plan has recently been amended to provide that one of the funds which an employee may choose as an investment vehicle for his or her account is a fund consisting of Common Stock of the Company. In the Conversion, each employee who has subscription rights by virtue of his or her deposits with the Bank will be permitted to exercise those subscription rights through the use of money in his or her 401(k) Plan account. The 401(k) Plan will then submit subscription forms on behalf of the employee who elects to invest in the Common Stock funds. All shares purchased as a result of those subscription forms will be held by the 401(k) Plan but will be voted by the employee. Whether or not a particular employee's subscription is satisfied will depend upon whether that employee qualifies for one of the priority groups with subscription rights.


    The Bank is currently evaluating, and expects to adopt, an amendment of the 401(k) Plan to reduce the maximum amount which an employee may defer to 6% of compensation from 10% and reduce the Bank's matching percentage from 75% to 50% of the first 6% of compensation that the employee defers. The Bank would not be required to recognize any expense in connection with the amendment.



    EMPLOYEE STOCK OWNERSHIP PLAN. The Company has established, and the Bank has adopted, an ESOP and related trust to become effective upon completion of the Conversion. Substantially all employees of the Bank or the Company who have attained age 21 and have completed one year of service are eligible to become participants in the ESOP. The ESOP intends to purchase 8% of the Common Stock issued in the Conversion, including shares contributed to the Foundation, using the proceeds of a loan from the Company. If the ESOP is unable to purchase its shares in the Subscription Offering, the ESOP intends to purchase such shares in the open market after the Conversion. Although future contributions to the ESOP will be discretionary, the Company and the Bank intend to make annual contributions to the ESOP in an aggregate amount at least equal to the payments due on the loan. It is expected that this loan will be for a term of twenty years and will call for level annual principal and interest payments designed to amortize the loan over its term. The loan will permit optional pre-payment. The Company and the Bank may contribute more to the ESOP than is necessary to service the loan.



    Shares purchased by the ESOP will be pledged as collateral for the loan from the Company and will be allocated among participants as the loan is repaid. An equal number of shares per year will be released over the term of the loan. The released shares, and any subsequently acquired shares that are not pledged to secure a loan, will be allocated among ESOP participants generally on the basis of the participant's total taxable compensation for the year of allocation. Benefits generally become vested at the rate of 20% per year beginning after the participant's first year of service, with 100% vesting after five years of service. Employees will not receive credit for service prior to the Conversion for vesting purposes. Participants are immediately vested upon termination of employment due to death, retirement at age 65 or older, permanent disability or upon the occurrence of a change of control. Forfeitures (shares allocated to an employee which are not yet vested when such employee's employment terminates) will be reallocated among remaining participating employees, in the same proportion as contributions. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65 or older, disability or termination of employment.



    A corporate trustee for the ESOP not affiliated with the Bank or the Company, currently expected to be Marine Midland Bank, will be appointed prior to the Conversion and will continue thereafter. The trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with instructions received from the employees to whom the shares have been allocated. Allocated shares for which no instructions have been received and shares not yet allocated are voted generally in the same proportion as allocated shares for which voting instructions are received. The Human Resources Committee of the Company will oversee the Company's activities related to the ESOP.


    The ESOP may purchase additional shares of Common Stock in the future, in the open market or otherwise, and may do so either with borrowed funds or with cash dividends, employer contributions or other cash flow.

    STOCK OPTION PLAN. After the Conversion, the Board of Directors of the Company intends to adopt the Stock Option Plan. If implemented prior to the first anniversary of the Conversion, the Conversion Regulations require that the plan be first approved by stockholders at a meeting held no earlier than six months after the Conversion. The plan is expected to allow for options covering 10% of the Common Stock issued in the Conversion, including Common Stock contributed to the Foundation. No final determinations have been made by the Board of Directors as to the specific terms of the Stock Option Plan or the amount of awards thereunder. However, the Conversion Regulations provide that no officer or employee may receive more than 25% of the options granted and that non-employee directors may not receive more than 5% individually or more than 30% in the aggregate of the options granted, if the plan is implemented within one year after the Conversion.


    The purpose of the Stock Option Plan is to attract and retain qualified personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company as an incentive to contribute to the success of the Company and its subsidiaries and reward directors, officers and key employees for outstanding performance. Although the terms of the Stock Option Plan have not yet been determined, it is expected that the Stock Option Plan will provide for the grant of: (i) options to purchase the Company's Common Stock intended to qualify for special tax benefits under Section 422 of the Internal Revenue Code ; (ii) options that do not qualify for special tax benefits; and (iii) rights exercisable only upon a change of control. The Stock Option Plan is expected to be in effect for 10 years. Stock options granted to non-employee directors will not qualify for the special tax treatment. If Mr Stisser and the non-employee directors are granted the maximum number of options permitted, Mr. Stisser would receive options to purchase from 132,759 to 206,557 shares and each non-employee director would receive options to purchase from 17,701 to 27,541 shares. No final determination regarding the amount of options to be granted to directors, officers and employees has been made and such determination is not currently expected to be made until just prior to, if not after, the solicitation of proxies for the anticipated stockholders' meeting at which the Stock Option Plan is presented for approval.


    The Stock Option Plan will be administered by the Human Resources Committee of the Board of Directors, which will determine which officers and employees will be granted benefits under the plan, the nature and amount of the benefits, the exercise price of any options granted, any vesting conditions in addition to those imposed by the Conversion Regulations, and other conditions which may be imposed. It is expected that the Stock Option Plan will permit options to be granted for terms of up to 10 years (5 years for certain options granted to employees who are 10% stockholders) and at exercise prices no less than the fair market value at date of grant (110% of fair market value for certain options granted to employees who are 10% stockholders).

    The Stock Option Plan is expected to provide for the exercisability and vesting of options granted thereunder in the manner specified by the Human Resources Committee. The Conversion Regulations generally require that options granted under plans implemented within one year after the Conversion begin vesting no earlier than one year from the date of stockholder approval of the plan and thereafter vest at a rate of no more than 20% per year. It is also expected that, in the event of death or disability, grants would be 100% vested, and options granted to officers or employees would terminate upon or within a fixed period after termination of employment.


    The Stock Option Plan, to the extent permitted by the Conversion Regulations and subject to applicable vesting requirements, may provide for rights, either attached to or independent of each option, which, upon a change of control, will allow the holder to exercise the rights and receive a lump sum cash payment instead of being required to exercise a stock option, pay the exercise price, and then receive stock. See "--Employment Contracts" for a discussion of additional amounts which may be payable upon a change in control.


    An employee who receives a stock option that qualifies for special tax benefits will not have taxable income when the option is granted or exercised, unless shares received upon exercise are disposed of within one year after the stock is received or within two years after the grant of the option. Likewise, the Company gets no tax deduction as a result of the grant or exercise of that option unless the employee disposes of the stock in violation of the limits described in the preceding sentence. For options that do not qualify for the special tax treatment, or if an employee with an option that does qualify violates the restrictions on disposition, the employee will be deemed to receive ordinary taxable income when the option is exercised in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price. The amount of ordinary taxable income deemed to be received by an optionee may be a deductible expense for tax purposes for the Company.

    PERSONNEL RECOGNITION AND RETENTION PROGRAM. After the Conversion, the Company also intends to establish the PRRP to provide officers, employees and non-employee directors with a proprietary interest in the Company in a manner designed to encourage such persons to remain with the Bank and the Company at no cost to the recipients of such awards. The plan will provide for the award of shares of Common Stock, the full ownership of which will gradually vest over five years. If implemented prior to the first anniversary of the Conversion, the Conversion Regulations require that the adoption of the plan be subject to stockholder approval obtained at a meeting held at least six months after the Conversion.

    The PRRP is expected to cover 4% of the shares of Common Stock issued in the Conversion, including Common Stock contributed to the Foundation. These shares are expected to be acquired through open market purchases, if permitted, or from authorized but unissued shares. The Conversion Regulations provide that no individual employee may receive more than 25% of the shares of any plan and that non-employee directors may not receive more than 5% of the shares individually or 30% in the aggregate for all directors, in the case of plans implemented within one year after the Conversion. If

Mr. Stisser and the non-employee directors are awarded the maximum number of shares permitted, Mr. Stisser would receive from 53,103 to 82,623 shares and each non-employee director would receive from 7,080 to 11,016 shares. No final determination regarding the amount of shares to be awarded to directors, officers and employees has been made and such determination is not currently expected to be made until just prior to, if not after, the solicitation of proxies for the anticipated stockholders' meeting at which the PRRP is presented for approval.


    The plan will be administered by the Human Resources Committee, which will have similar authority with respect to the plan as it will have for the Stock Option Plan discussed above. The Conversion Regulations require gradual five year vesting of awards, in the same manner as stock option grants.

    When shares under the plan vest, the recipient will recognize income equal to the fair market value of the Common Stock at that time. The amount of income recognized by the participants may be a deductible expense for tax purposes for the Company. For financial reporting purposes, the Company will record compensation expense as and when the awards vest equal to the fair market value of the Common Stock on the date the Company first awarded those shares. This is expected to significantly increase compensation expense for the Company after the plan is approved. Dividends, if any, paid on unvested shares will be held and then distributed to the grantee as and when the shares vest. It is expected that the plan will be structured so that persons awarded shares under the plan will be permitted to vote those shares prior to the vesting of the shares.

    If authorized but unissued shares are used to fund the PRRP after the Conversion, the interests of existing stockholders will be diluted. See "Pro Forma Data."

    EMPLOYEE SEVERANCE PLAN. The Bank has also adopted an employee severance plan which provides for benefits to all employees of the Bank in the event of a change in control, other than employees who have separate contracts providing change-in-control benefits. In general, the plan provides benefits to employees with at least one year of service with the Bank. If the employee's employment is terminated within one year after a change in control of the Bank or the Company, then each covered employee is entitled to a payment equal to one week of salary for each month of service with the Bank, up to a severance payment equal to two years' salary, which would be the amount payable after 8 years and 8 months of service. The employee is not entitled to a benefit under the plan if the termination is for cause.

    OTHER STOCK BENEFIT PLANS. After the Conversion, the Board of Directors may adopt other stock benefit plans for employees, officers or directors. Examples of such plans which the Board may consider are employee stock purchase plans under Section 423 of the Internal Revenue Code and plans for the payment of directors' fees in stock of the Company. Employee stock purchase plans generally involve the grant of options to purchase stock of the employer or its holding company at a price which is as low as 85% of the fair market value of the stock on the date the option is granted or on the date it is exercised. Under an employee stock purchase plan, options are generally granted to all employees who meet certain hours and years of service standards, without discrimination in favor of officers. Employee stock purchase plans, in order to qualify under the Internal Revenue Code, must be approved by stockholders. Directors' fee payment plans generally involve the use of either authorized but unissued stock or stock repurchased on the open market to pay directors' fees, in lieu of cash payments for such fees.

    It is impossible at this time to predict whether any such plans will be adopted and, if they are adopted, what the terms and conditions of the plans will be. If and to the extent required under applicable laws and regulations, the plans will be submitted to stockholders for approval.

            RESTRICTIONS ON ACQUISITION OF THE COMPANY AND THE BANK

GENERAL

    Certain provisions in the Company's Certificate of Incorporation and Bylaws and in its management remuneration provided for in the Conversion, together with provisions of Delaware corporate law, may have anti-takeover effects. In addition, the Bank's Restated Organization Certificate and Bylaws and management remuneration provided for in the Conversion may have anti-takeover effects as described below. Finally, regulatory restrictions may make it difficult for persons or companies to acquire control of either the Company or the Bank.

RESTRICTIONS IN THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS


    GENERAL. The following discussion is a general summary of material provisions of the Company's Certificate of Incorporation and Bylaws and certain other statutory and regulatory provisions relating to stock ownership and transfers, the Board of Directors and business combinations, which might be deemed to have a potential "anti-takeover" effect. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual Company stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. The following description of certain of the provisions of the Certificate of Incorporation and Bylaws of the Company is necessarily general and reference should be made in each case to such Certificate of Incorporation and Bylaws, which are incorporated herein by reference. See "Additional Information" as to how to obtain a copy of these documents.


    LIMITATION ON VOTING RIGHTS. The Certificate of Incorporation of the Company provides that in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who beneficially owns in excess of 10% of the then outstanding shares of Common Stock (the "Limit") be entitled or permitted to any vote in respect of the shares held in excess of the Limit. Beneficial ownership is determined pursuant to Rule 13d-3 of the General Rules and Regulations promulgated pursuant to the Securities Exchange Act of 1934, and includes shares beneficially owned by such person or any of his affiliates (as defined in the Company's Certificate of Incorporation), shares which such person or his affiliates have the right to acquire pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise and shares as to which such person and his affiliates have sole or shared voting or investment power, but shall not include shares that are subject to a publicly solicited revocable proxy and that are not otherwise deemed to be beneficially owned by such person and his affiliates. No director or officer (or any affiliate thereof) of the Company shall, solely by acting in such capacity, be deemed to beneficially own any shares beneficially owned by any other director or officer (or affiliate thereof) nor will the ESOP or any similar plan of the Company or the Bank or any trustee with respect thereto (solely by reason of such trustee's capacity) be deemed to beneficially own any shares held under any such plan. The Certificate of Incorporation of the Company further provides that the provisions limiting voting rights may only be amended upon the vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote thereon (after giving effect to the provision limiting voting rights).

    BOARD OF DIRECTORS. The Board of Directors of the Company is divided into three classes, each of which shall contain approximately one-third of the whole number of the members of the Board. Each class shall serve a staggered term, with approximately one-third of the total number of directors being elected each year. The Company's Certificate of Incorporation and Bylaws provide that the size of the Board shall be determined by a majority of the total number of authorized directorships, whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption (referred to as the "Whole Board"). The Certificate of Incorporation and the Bylaws provide that any vacancy occurring in the Board, including a vacancy created by an increase in the number of directors or resulting from death, resignation, retirement, disqualification, removal from office or other cause, shall be filled for the remainder of the unexpired term exclusively by a majority vote of the directors then in office. The division of the Board into three classes is intended to provide for continuity of the Board of Directors and to make it more difficult and time consuming for a stockholder group to use its voting power to gain control of the Board of Directors without the consent of the incumbent Board of Directors of the Company. Directors may be removed by the stockholders only for cause by the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock entitled to vote thereon.

    In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause, and replace it with persons of such holders' choice.

    CUMULATIVE VOTING, SPECIAL MEETINGS AND ACTION BY WRITTEN CONSENT. The Certificate of Incorporation expressly provides that there shall not be cumulative voting, which makes it more difficult for stockholders with a minority interest in the Company to obtain representation on the Board of Directors. Moreover, special meetings of stockholders of the Company may be called only by a resolution adopted by a majority of the Whole Board of Directors. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting.

    AUTHORIZED SHARES. The Certificate of Incorporation authorizes the issuance of 18,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock. These shares exceed the number to be issued in the Conversion so the Company will have the flexibility to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and employee stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of preferred stock, including voting rights, conversion rights, and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, the Board has the power to the extent consistent with its fiduciary duty to issue a series of preferred stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the issuance of shares in the Conversion and the contribution of Common Stock to the Foundation.

    STOCKHOLDER VOTE REQUIRED TO APPROVE BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS. The Certificate of Incorporation requires the approval of the holders of at least 80% of the Company's outstanding shares of voting stock entitled to vote thereon to approve certain "Business Combinations" with an "Interested Stockholder," each as defined therein, and related transactions. Under Delaware law, absent this provision, business combinations, including mergers, consolidations and sales of all or substantially all of the assets of a corporation must, subject to certain exceptions, be approved by the vote of the holders of only a majority of the outstanding shares of Common Stock of the Company and any other affected class of stock. Under the Certificate of Incorporation, the approval of the holders of at least 80% of the shares of capital stock entitled to vote thereon is required for any business combination involving an Interested Stockholder (as defined below) unless (i) the proposed transaction has been approved by a majority of those members of the Company's Board of Directors who are unaffiliated with the Interested Stockholder and were directors prior to the time when the Interested Stockholder became an Interested Stockholder or (ii) the proposed transaction meets certain conditions which are designed to afford the stockholders a fair price in consideration for their shares. The term "Interested Stockholder" is defined to include, among others, any individual, a group acting in concert, corporation, partnership, association or other entity (other than the Company or its subsidiary) who or which is the beneficial owner, directly or indirectly, of

10% or more of the outstanding shares of voting stock of the Company. This provision of the Certificate of Incorporation applies to any "Business Combination," which is defined to include: (i) any merger or consolidation of the Company or any of its subsidiaries with any Interested Stockholder or Affiliate (as defined in the Certificate of Incorporation) of an Interested Stockholder or any corporation which is, or after such merger or consolidation would be, an Affiliate of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition to or with any Interested Stockholder or Affiliate of 25% or more of the assets of the Company or combined assets of the Company and its subsidiary; (iii) the issuance or transfer to any Interested Stockholder or its Affiliate by the Company (or any subsidiary) of any securities of the Company (or any subsidiary) in exchange for any cash, securities or other property the value of which equals or exceeds 25% of the fair market value of the Common Stock of the Company; (iv) the adoption of any plan for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Stockholder or Affiliate thereof; and (v) any reclassification of securities, recapitalization, merger or consolidation of the Company with any of its subsidiaries which has the effect of increasing the proportionate share of Common Stock or any class of equity or convertible securities of the Company or subsidiary owned directly or indirectly, by an Interested Stockholder or Affiliate thereof.

    EVALUATION OF OFFERS. The Certificate of Incorporation of the Company further provides that the Board of Directors of the Company, when evaluating any offer to (i) make a tender or exchange offer for any equity security of the Company, (ii) merge or consolidate the Company with another corporation or entity or (iii) purchase or otherwise acquire all or substantially all of the properties and assets of the Company, may, in connection with the exercise of its judgment in determining what is in the best interest of the Company and the stockholders of the Company, give due consideration to all relevant factors, including, without limitation, those factors that directors of any subsidiary (including the Bank) may consider in evaluating any action that may result in a change or potential change of control of such subsidiary, and the social and economic effects of acceptance of such offer on: the Company's present and future customers and employees and those of its subsidiaries (including the Bank); the communities in which the Company and the Bank operate or are located; the ability of the Company to fulfill its corporate objectives as a bank holding company; and the ability of the Bank to fulfill the objectives of a stock savings bank under applicable statutes and regulations. By having these standards in the Certificate of Incorporation of the Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Company, even if the price offered is significantly greater than the then market price of any equity security of the Company.

    AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS. Amendments to the Company's Certificate of Incorporation must be approved by a majority vote of its Board of Directors and also by a majority of the outstanding shares of its voting stock, provided, however, that an affirmative vote of the holders of at least 80% of the outstanding voting stock entitled to vote (after giving effect to the provision limiting voting rights) is required to amend or repeal certain provisions of the Certificate of Incorporation of the Company, including the provision limiting voting rights, the provisions relating to approval of certain business combinations, calling special meetings, the number and classification of directors, director and officer indemnification by the Company and amendment of the Company's Bylaws and Certificate of Incorporation. The Company's Bylaws may be amended by a majority of the Whole Board of Directors, or by a vote of the holders of at least 80% (after giving effect to the provision limiting voting rights) of the total votes eligible to be voted at a duly constituted meeting of stockholders.

    CERTAIN BYLAW PROVISIONS. The Bylaws of the Company also require a stockholder who intends to nominate a candidate for election to the Board of Directors, or who intends to bring on any business to be conducted at an annual stockholders' meeting to give at least 90 days advance notice to the Secretary of the Company. The notice provision requires a stockholder who desires to raise such business to provide certain information to the Company concerning the nature of the new business, the stockholder and the stockholder's interest in the business matter. Similarly, a stockholder wishing to nominate any person for election as a director must provide the Company with certain information concerning the nominee and the proposing stockholder.

ANTI-TAKEOVER EFFECTS OF MANAGEMENT COMPENSATION ARRANGEMENTS

    The Company and the Bank have entered into agreements with four officers and the Bank has adopted an Employee Severance Plan which provide payments and benefits in connection with a change in control of the Company or the Bank. See "Management of the Bank--Employment Contracts," and "--Employee Severance Plan." Furthermore, in the future, the Stock Option Plan and the PRRP may provide for accelerated benefits to participants in the event of a change in control of the Company or the Bank or a tender or exchange offer for their stock, but such provisions are currently not permitted. See "Management of the Bank--Benefit Plans--Stock Option Plan," and "--Benefit Plans--Personnel Recognition and Retention Program." These provisions could deter offers to acquire the outstanding shares of the Company which might be viewed by stockholders to be in their best interests.


    The directors and executive officers of the Bank intend to purchase in the aggregate from approximately 1.92% to 3.0% of the shares of Common Stock to be issued in the Conversion, including shares issued to the Foundation. In addition, the ESOP intends to purchase 8% of the Common Stock issued in the Conversion, including Common Stock contributed to the Foundation. The Company anticipates that it will reacquire 4% of the Common Stock issued in the Conversion to fund the PRRP and expects to grant options to purchase shares equal to 10% of the Common Stock issued in the Conversion under the Stock Option Plan to directors and executive officers. As a result, assuming that the PRRP awards and stock options are satisfied out of shares repurchased by the Company, directors, executive officers and employees have the potential to control the voting of from approximately 23.9% to 25.0% of the Company's Common Stock, enabling them to prevent transactions requiring the approval of at least 80% of the Company's outstanding shares of voting stock described above.


    The Company's Board of Directors believes that the provisions of the Certificate of Incorporation and Bylaws are in the best interest of the Company and its stockholders. An unsolicited non-negotiated takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Accordingly, the Board of Directors believes it is in the best interests of the Company and its stockholders to encourage potential acquirors to negotiate directly with management and that these provisions will encourage such negotiations and discourage non-negotiated takeover attempts.

DELAWARE CORPORATE LAW

    BUSINESS COMBINATIONS. In general, Section 203 of the Delaware General Corporation Law ("Section 203") provides that a "Person" (as defined therein) who owns 15% or more of the outstanding voting stock of a Delaware corporation (an "Interested Stockholder") may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" became an Interested Stockholder. The term "business combination" is defined broadly to cover a wide range of corporate transactions including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

    The statute exempts the following transactions from the requirements of
Section 203: (i) any business combination if, prior to the date a person became an Interested Stockholder, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder; (ii) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the transaction in which he became an Interested Stockholder, excluding, for purposes of determining the number of shares outstanding, shares owned by the corporation's directors who are also officers and certain employee stock plans; (iii) any business combination with an Interested Stockholder that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the Interested Stockholder; and (iv) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors. A corporation may exempt itself from the requirements of the statute by adopting an amendment to its Certificate of Incorporation or Bylaws electing not to be governed by Section 203. At the present time, the Board of Directors does not intend to propose any such amendment.

RESTRICTIONS IN THE BANK'S RESTATED ORGANIZATION CERTIFICATE AND NEW BYLAWS

    The Restated Organization Certificate and Bylaws of the Bank include provisions which could have anti-takeover effects which provisions are comparable to the provisions contained in the Company's Certificate of Incorporation and Bylaws. These provisions include, for example, limits on voting of more than 10% of the stock of the Bank held by a single person or groups, super-majority stockholder voting requirement to approve certain business combinations, no cumulative voting and a staggered Board of Directors.

REGULATORY RESTRICTIONS

    The Conversion Regulations prohibit any person, prior to the completion of the Conversion, from transferring, or from entering into any agreement or understanding to transfer, to the account of another, legal or beneficial ownership of the subscription rights issued under the Plan of Conversion or the Common Stock to be issued upon their exercise. The Plan of Conversion also prohibits any person, prior to the completion of the Conversion, from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or Common Stock.

    As permitted by the Conversion Regulations, the Restated Organization Certificate of the Bank prohibits, for three years after the Conversion, any person from acquiring or making an offer to acquire more than 10% of the stock of the Bank. In addition, the Banking Law requires the approval of the New York Banking Board before any person or company acquires the power to vote, directly or indirectly, more than 10% of the voting stock of the Bank.

    In addition, any proposal to acquire 10% of any class of equity security of the Company generally would be subject to approval by the Federal Reserve under the Change in Bank Control Act. Federal law generally provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire "control," as that term is defined in Federal Reserve regulations, of a state bank or its holding company without giving at least 60 days written notice to the Federal Reserve and providing the Federal Reserve an opportunity to disapprove the proposed acquisition. Such acquisitions of control may be disapproved by the Federal Reserve if it is determined, among other things, that (i) the acquisition would substantially lessen competition or result in a monopoly; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings institution or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisition of control by such person. Such change in control restrictions on the acquisition of Company stock are not limited to three years after the Conversion but will apply for as long as the regulations are in effect. Persons holding revocable or irrevocable proxies may be deemed to be beneficial owners of such securities under Federal Reserve regulations and therefore prohibited from voting all or the portion of such proxies in excess of the 10% aggregate beneficial ownership limit. Such regulatory restrictions may prevent or inhibit proxy contests for control of the Company or the Bank which have not received prior regulatory approval.

                  DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

GENERAL


    The Company is authorized to issue 18,000,000 shares of Common Stock having a par value of $.01 per share and 2,000,000 shares of preferred stock having a par value of $.01 per share (the "Preferred Stock"). The Company currently expects to issue up to 8,262,318 shares of Common Stock and no shares of Preferred Stock in the Conversion, including shares contributed to the Foundation. Except for shares issued in connection with the Conversion, the Company presently does not have plans to issue Common Stock, except for shares that may be issued upon the exercise of stock options which may be granted pursuant to the Stock Option Plan. The Company may also elect to fund awards under the PRRP with authorized but unissued Common Stock. Each share of the Company's Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. Upon payment of the purchase price for the Common Stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid and nonassessable.


    The Common Stock of the Company will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any other government agency.

COMMON STOCK

    DIVIDENDS. The Company can pay dividends out of statutory surplus or from certain net profits if, as and when declared by its Board of Directors. The payment of dividends by the Company is subject to limitations which are imposed by law and applicable regulation. See "Dividend Policy" and "Regulation." The holders of Common Stock of the Company will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor. If the Company issues Preferred Stock, the holders of it may have a priority over the holders of the Common Stock with respect to dividends.


    VOTING RIGHTS. Upon the Conversion, the holders of Common Stock of the Company will possess exclusive voting rights in the Company. They will elect the Company's Board of Directors and act on such other matters as are required to be presented to them under Delaware law or as are otherwise presented to them by the Board of Directors. Except as discussed in "Restrictions on Acquisition of the Company and the Bank," each holder of Common Stock will be entitled to one vote per share. Stockholders will not have any right to cumulate votes in the election of directors, which means that a stockholder may not cast more votes for any one nominee than the number of shares owned by that stockholder, even if there is more than one seat up for election. Thus, a stockholder owning 100 shares of Common Stock may cast a total of 300 votes if there are three vacancies being filled, but may not cast more than 100 votes for any one nominee. If the Company issues Preferred Stock, holders of the Preferred Stock may also possess voting rights. Certain matters require an 80% stockholder vote (after giving effect to the provision limiting voting rights). See "Restrictions on Acquisition of the Company and the Bank."


    As a mutual savings bank, corporate powers and control of the Bank are vested in its Board of Directors, who elect the officers of the Bank and who fill any vacancies on the Board of Directors prior to the Conversion. Subsequent to Conversion, voting rights will be vested exclusively in the Company as the sole owner of the shares of capital stock of the Bank, and voting rights will be exercised at the direction of the Company's Board of Directors. Consequently, the holders of the Common Stock will not have direct control of the Bank.

    LIQUIDATION. In the event of any liquidation, dissolution or winding up of the Bank, the Company, as holder of the Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Bank (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the liquidation account (See "The Conversion--Effects of Conversion on Depositors and Borrowers--Liquidation Rights"), all assets of the Bank available for distribution. In the event of liquidation, dissolution or winding up of the Company, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of the Company available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

    PREEMPTIVE RIGHTS; REDEMPTION. Holders of the Common Stock of the Company will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

    INDEMNIFICATION AND LIMIT ON LIABILITY. The Company's Certificate of Incorporation contains provisions which limit the liability of directors, officers and employees of the Company and indemnify such individuals. See "Management of the Company--Indemnification and Liability of Directors."

PREFERRED STOCK

    None of the shares of the Company's authorized Preferred Stock will be issued in the Conversion. Such stock may be issued with such designations, powers, preferences and rights as the Board of Directors may from time to time determine. The Board of Directors can, without stockholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control. The Company presently does not have plans to issue Preferred Stock.

                          TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Registrar and Transfer Company.

                                    EXPERTS

    The consolidated financial statements of Cortland Savings Bank and its subsidiary as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement filed with the SEC in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

    RP Financial, LC. has consented to the publication herein of the summary of its report to the Bank and Company setting forth its opinion as to the estimated pro forma market value of the Common Stock upon Conversion and its opinion with respect to subscription rights.

                             LEGAL AND TAX OPINIONS


    The legality of the Common Stock, the federal income tax consequences of the Conversion and certain matters related to the Foundation will be passed upon for the Bank and Company by Serchuk & Zelermyer, LLP, White Plains, New York, counsel to the Bank and Company. Certain legal matters will be passed upon for CIBC Oppenheimer Corp. and Trident Securities, Inc. by Thacher Proffitt & Wood, New York, New York.


                             ADDITIONAL INFORMATION

    The Company has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the Common Stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information, including the Appraisal, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Company. The Appraisal may also be inspected by Eligible Account Holders and Supplemental Eligible Account Holders at the offices of the Bank during normal business hours. The statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each such statement is qualified by reference to such contract or document.


    The Bank has filed an application for Conversion with the Banking Department. Pursuant to the rules and regulations of the Banking Department, this Prospectus omits certain information contained in that application. The application may be examined at the principal office of the Banking Department, Two Rector Street, New York, New York 10006 and at the principal office of the Bank, One North Main Street, Cortland, New York 13045.


    In connection with the Conversion, the Company will register its Common Stock with the SEC under Section 12(g) of the Securities Exchange Act of 1934 and, upon such registration, the Company and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the Plan of Conversion, the Company has undertaken that it will not terminate such registration for a period of at least three years following the Conversion.

    Copies of the Certificate of Incorporation and the Bylaws of the Company and the Restated Organization Certificate and Bylaws of the Bank are available without charge from the Bank upon written or oral request.

                             CORTLAND SAVINGS BANK
                         INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report..........................................................        F-2

Consolidated Balance Sheets at December 31, 1997 and 1996 and at March 31, 1998
  (unaudited).........................................................................        F-3

Consolidated Statements of Income for the Years Ended December 31, 1997, 1996 and 1995
  and for the three months ended March 31, 1998 and 1997 (unaudited)..................         51

Consolidated Statements of Net Worth for the Years Ended December 31, 1997, 1996 and
  1995 and the three months ended March 31, 1998 (unaudited)..........................        F-4

Consolidated Statements of Cash Flows for the Years Ended December 31, 1997, 1996 and
  1995 and the three months ended March 31, 1998 and 1997 (unaudited).................        F-5

Notes to Financial Statements.........................................................        F-7

    All data as of and for the three month periods ended March 31, 1998 and 1997 are unaudited

    All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements or related Notes.

    The Financial Statements of the Company have been omitted because the Company has not yet issued any stock, has no assets, no liabilities and has not conducted any business other than of an organizational nature.

KPMG Peat Marwick LLP
113 South Salina Street
Syracuse, NY 13202

                          INDEPENDENT AUDITORS' REPORT

The Board of Trustees
Cortland Savings Bank:

    We have audited the accompanying consolidated balance sheets of Cortland Savings Bank and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of income, net worth and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cortland Savings Bank and subsidiary at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

/s/ KPMG Peat Marwick LLP

March 19, 1998

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                 MARCH 31, 1998 AND DECEMBER 31, 1997 AND 1996

                                 (IN THOUSANDS)

                                                                         DECEMBER 31,
                                                                  ---------------------------
                                                                      1997          1996
                                                     MARCH 31,    ------------  -------------
                                                        1998
                                                    ------------
                                                    (UNAUDITED)
                                           ASSETS

Cash and due from banks...........................  $     4,613   $      4,679  $       9,736
Federal funds sold................................        5,200          3,400          2,800
Securities available-for-sale, at fair value......       45,475         44,140         45,594
Securities held-to-maturity (fair value of $12,489
  (unaudited), $12,569 and $11,633 at March 31,
  1998 and December 31, 1997 and 1996,
  respectively)...................................       12,479         12,550         11,757
Loans held for sale...............................      --               2,541       --
Loans receivable, net of deferred fees............      156,430        157,565        160,563
Less allowance for loan losses....................        2,230          2,143          1,952
                                                    ------------  ------------  -------------
      Net loans...................................      154,200        155,422        158,611

Premises and equipment, net.......................        3,446          3,447          3,655
Federal Home Loan Bank stock, at cost.............        1,303          1,291          1,228
Accrued interest receivable.......................        1,660          1,679          1,912
Deferred income taxes.............................        1,086          1,908          1,245
Real estate owned.................................          760            964            563
Other assets......................................        2,166          1,708            999
                                                    ------------  ------------  -------------
                                                    $   232,388   $    233,729  $     238,100
                                                    ------------  ------------  -------------
                                                    ------------  ------------  -------------

                                  LIABILITIES AND NET WORTH

Liabilities:
  Deposits:
    Demand accounts...............................  $     9,128   $     10,604  $       9,563
    Passbook, statement savings and club
      accounts....................................       63,658         62,769         63,003
    Savings certificates..........................      107,854        108,258        112,642
    Money market accounts.........................        8,314          8,435          9,343
    NOW accounts..................................        9,280          9,704         10,089
                                                    ------------  ------------  -------------
      Total deposits..............................      198,234        199,770        204,640
  Advance payments by borrowers for property taxes
    and insurance.................................          705          1,329          1,373
  Other liabilities...............................        2,055          1,890          1,742
                                                    ------------  ------------  -------------
      Total liabilities...........................      200,994        202,989        207,755
                                                    ------------  ------------  -------------
Commitments and contingencies (note 12)

Net worth:
  Surplus fund....................................        5,541          5,541          5,541
  Retained earnings...............................       25,121         24,628         24,556
  Accumulated other comprehensive income..........          732            571            248
                                                    ------------  ------------  -------------
      Total net worth.............................       31,394         30,740         30,345
                                                    ------------  ------------  -------------
                                                    $   232,388   $    233,729  $     238,100
                                                    ------------  ------------  -------------
                                                    ------------  ------------  -------------

          See accompanying notes to consolidated financial statements.

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF NET WORTH

                     THREE-MONTHS ENDED MARCH 31, 1998 AND
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                                                                             ACCUMULATED
                                                                                                OTHER
                                                                     SURPLUS   RETAINED     COMPREHENSIVE
                                                                      FUND     EARNINGS        INCOME          TOTAL
                                                                    ---------  ---------  -----------------  ---------
Balance at December 31, 1994......................................  $   5,541  $  21,267      $      68      $  26,876
Comprehensive income:
  Change in net unrealized gain (loss) on securities, net of tax
    and reclassification adjustment...............................     --         --                230            230
  Net income......................................................     --          1,924         --              1,924
                                                                    ---------  ---------          -----      ---------
Comprehensive income..............................................     --          1,924            230          2,154
                                                                    ---------  ---------          -----      ---------
Balance at December 31, 1995......................................      5,541     23,191            298         29,030

Comprehensive income:
  Change in net unrealized gain (loss) on securities, net of tax
    and reclassification adjustment...............................     --         --                (50)           (50)
  Net income......................................................     --          1,365         --              1,365
                                                                    ---------  ---------          -----      ---------
Comprehensive income..............................................     --          1,365            (50)         1,315
                                                                    ---------  ---------          -----      ---------
Balance at December 31, 1996......................................      5,541     24,556            248         30,345

Comprehensive income:
  Change in net unrealized gain (loss) on securities, net of tax
    and reclassification adjustment...............................     --         --                323            323
  Net income......................................................     --             72         --                 72
                                                                    ---------  ---------          -----      ---------
Comprehensive income..............................................     --             72            323            395
                                                                    ---------  ---------          -----      ---------
Balance at December 31, 1997......................................      5,541     24,628            571         30,740

Comprehensive income:
  Change in net unrealized gain (loss) on securities, net of tax
    and reclassification adjustment (unaudited)...................     --         --                161            161
  Net income (unaudited)..........................................     --            493         --                493
                                                                    ---------  ---------          -----      ---------
Comprehensive income (unaudited)..................................     --            493            161            654
                                                                    ---------  ---------          -----      ---------
Balance at March 31, 1998 (unaudited).............................  $   5,541  $  25,121      $     732      $  31,394
                                                                    ---------  ---------          -----      ---------
                                                                    ---------  ---------          -----      ---------

          See accompanying notes to consolidated financial statements.

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                 THREE-MONTHS ENDED MARCH 31, 1998 AND 1997 AND
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                                                    THREE MONTHS
                                                                       ENDED
                                                                     MARCH 31,           YEARS ENDED DECEMBER 31,
                                                                --------------------  -------------------------------
                                                                  1998       1997       1997       1996       1995
                                                                ---------  ---------  ---------  ---------  ---------
                                                                    (UNAUDITED)
Cash flows from operating activities:
  Net income..................................................  $     493  $     411  $      72  $   1,365  $   1,924
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.............................        118        146        579        507        497
    Decrease (increase) in accrued interest receivable........         19        (41)       233        431         23
    Provision for loan losses.................................         75        225      3,300      1,380        600
    Write-down of real estate owned...........................         50     --            365         59     --
    Net (gains) losses on sales of securities.................         (6)        (7)       (46)       (15)       (16)
    Nationar (recovery) provision.............................     --         --            (45)    --            100
    Net losses (gains) on sale of real estate owned...........        (44)    --            (11)        37        (47)
    Net amortization of premiums and discounts................          1        (55)       104        251        566
    Net gain on sale of loans held for sale...................        (30)    --         --         --         --
    Proceeds from sale of loans held for sale.................      3,131     --         --         --         --
    Increase (decrease) in other liabilities..................        165          6        148        (70)       426
    Deferred income taxes.....................................        706         (9)      (869)      (342)      (323)
    (Increase) decrease in other assets.......................       (458)        91       (709)     1,597     (1,715)
                                                                ---------  ---------  ---------  ---------  ---------
        Net cash provided by operating activities.............      4,220        767      3,121      5,200      2,035
                                                                ---------  ---------  ---------  ---------  ---------
Cash flows from investing activities:
  Net decrease (increase) in loans............................        542        683     (3,746)    (2,064)    (6,654)
  Proceeds from recovery of Nationar..........................     --         --             45     --         --
  Proceeds from sales of securities available-for-sale........      2,006      1,533      3,121      1,057      3,412
  Proceeds from maturities and principle reductions of
    securities available-for-sale.............................      5,155      4,695     18,040     21,959      1,692
  Purchases of securities available-for-sale..................     (8,214)    (8,254)   (19,237)   (27,139)   (12,985)
  Purchases of securities held-to-maturity....................     (1,522)    --         (3,847)    (2,964)    (2,991)
  Proceeds from maturities and principle reductions of
    securities held-to-maturity...............................      1,593        434      3,054      2,382     21,883
  Proceeds from sale of real estate owned.....................        243         39        340        274        372
  Additions to premises and equipment.........................       (117)      (215)      (371)      (291)      (255)
  Purchase of FHLB stock......................................        (12)    --            (63)    (1,228)    --
                                                                ---------  ---------  ---------  ---------  ---------
        Net cash provided (used) by investing activities......       (326)    (1,085)    (2,664)    (8,014)     4,474
                                                                ---------  ---------  ---------  ---------  ---------
Cash flows from financing activities:
  (Decrease) increase in deposits.............................     (1,536)    (1,648)    (4,870)     1,530      2,800
  Decrease in advance payments by borrowers for property taxes
    and insurance.............................................       (624)      (684)       (44)      (356)       (45)
                                                                ---------  ---------  ---------  ---------  ---------
        Net cash (used) provided by financing activities......     (2,160)    (2,332)    (4,914)     1,174      2,755
                                                                ---------  ---------  ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents..........      1,734     (2,650)    (4,457)    (1,640)     9,264
Cash and cash equivalents at beginning of period..............      8,079     12,536     12,536     14,176      4,912
                                                                ---------  ---------  ---------  ---------  ---------
Cash and cash equivalents at end of period....................  $   9,813  $   9,886  $   8,079  $  12,536  $  14,176
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

                 THREE-MONTHS ENDED MARCH 31, 1998 AND 1997 AND
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                                                    THREE MONTHS
                                                                       ENDED
                                                                     MARCH 31,           YEARS ENDED DECEMBER 31,
                                                                --------------------  -------------------------------
                                                                  1998       1997       1997       1996       1995
                                                                ---------  ---------  ---------  ---------  ---------
                                                                    (UNAUDITED)
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Non-cash investing activities:
    Transfer of securities held-to-maturity to securities
      available-for-sale......................................  $  --      $  --      $  --      $  --      $  31,053
    Transfer of loans held-to-maturity to loans
      held-for-sale...........................................        661     --          2,541     --         --
    Transfer of loans held-for-sale to loans
      held-to-maturity........................................        101     --         --         --         --
    Additions to real estate owned............................         45         33      1,095        711        645
  Cash paid during the three-months and year for:
    Interest..................................................      2,021      2,062      8,321      8,761      8,588
    Income taxes..............................................     --             54      1,125      1,644      1,420
                                                                ---------  ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(1) BUSINESS

    Cortland Savings Bank and subsidiary (the "Bank") are organized under the laws of New York. The Bank is subject to regulation by the New York State Banking Department and the Federal Deposit Insurance Corporation (FDIC) and is a mutual savings bank. The financial services subsidiary has been inactive since its formation in 1986. The Bank's lending activity is concentrated in Cortland County and surrounding areas.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (A) BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Cortland Savings Bank and its wholly-owned subsidiary, Cortland Financial Services, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

    The balance sheet as of March 31, 1998 and the related statements of income and cash flows for the three month periods ended March 31, 1998 and 1997 and changes in net worth for the three month period ended March 31, 1998 are unaudited and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation as of March 31, 1998 and for the results for the unaudited periods have been made.

    The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. Certain prior year amounts have been reclassified to conform to the current year's classifications. A description of the significant accounting policies is presented below. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates.

    (B) CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include vault cash, amounts due from banks and Federal funds sold which represents short-term highly liquid investments.

    (C) SECURITIES

    The Bank classifies its debt securities as either available-for-sale or held-to-maturity as the Bank does not hold any securities considered to be trading. Equity securities are classified as available-for-sale. Held-to-maturity securities are those debt securities the Bank has the ability and intent to hold until maturity. All other debt securities are classified as available-for-sale.

    Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as a separate component of net worth until realized. Transfers of securities between categories are recorded at fair value at the date of transfer.

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    A decline in the fair value of an available-for-sale or held-to-maturity security that is deemed to be other than temporary results in a charge to earnings resulting in the establishment of a new cost basis for the security.

    Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividend and interest income are recognized when earned. Realized gains and losses on securities are included in earnings and are calculated using the specific identification method, for determining the cost of the securities sold.

    (D) LOANS

    Loans are reported at the principal amount outstanding, net of deferred fees. Fees and certain direct origination costs related to lending activities are recognized using the interest method over the lives of the loans. Management has the ability and intent to hold its loans to maturity except for education loans which are sold to a third party upon reaching repayment status.

    The accrual of interest on loans (including impaired loans) is generally discontinued and previously accrued interest is reversed when loan payments are 90 days or more past due or when, by the judgment of management, collectibility becomes uncertain. Subsequent recognition of income occurs only to the extent that payment is received. Loans are returned to an accrual status when both principal and interest are current and the loan is determined to be performing in accordance with the applicable loan terms.

    (E) ALLOWANCE FOR LOAN LOSSES


    The allowance for loan losses consists of the provision charged to operations based upon past loan loss experience, management's evaluation of the loan portfolio under current economic conditions and such other factors that require current recognition in estimating loan losses. Loan losses and recoveries of loans previously written-off are charged or credited to the allowance as incurred or realized, respectively.


    Management believes that the allowance for loan losses is adequate. Management uses presently available information to recognize losses on loans; however, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

    The Bank estimates losses on impaired loans based on the present value of expected future cash flows (discounted at the loan's effective interest rate) or the fair value of the underlying collateral if the loan is collateral dependent. An impairment loss exists if the recorded investment in a loan exceeds the value of the loan as measured by the aforementioned methods. A loan is considered impaired when it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. Generally, all commercial mortgage loans and commercial loans in a delinquent payment status (90 days or more delinquent) are considered impaired. Residential mortgage loans, consumer loans, home equity lines of credit and education loans are evaluated collectively since they are homogenous and generally carry smaller individual balances. Impairment losses are included as a component of the allowance for loan losses. The Bank recognizes interest income on impaired loans using the cash basis of

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) income recognition. Cash receipts on impaired loans are generally applied according to the terms of the loan agreement, or as a reduction of principal, based upon management judgment and the related factors discussed above.

    (F) REAL ESTATE OWNED

    Real estate acquired in settlement of loans is carried at the lower of the unpaid loan balance or fair value less estimated costs to sell. Write-downs from the unpaid loan balance to fair value at the time of foreclosure are charged to the allowance for loan losses. Subsequent write-downs to fair value, net of disposal costs, are charged to other expenses.

    (G) PREMISES AND EQUIPMENT

    Land is carried at cost and buildings and improvements and furniture and equipment are carried at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets (3-39 years for building and improvements; 3-7 years for furniture and equipment.)

    (H) EMPLOYEE BENEFIT PLANS

    The Bank maintains a non-contributory defined benefit pension plan that covers substantially all employees. The benefits under the pension plan are based on the employee's years of service and compensation. The Bank also has a defined contribution 401(k) Savings Plan for all full time salaried employees. Employees are permitted to contribute up to 10% of base pay to the Savings Plan, subject to certain limitations. The Bank matches 75% of each employee's contribution up to 6%.

    (I) POSTRETIREMENT BENEFITS

    The Bank maintains a non-contributory health and life insurance plan that provides postretirement benefits to current and retired employees and certain eligible dependents who meet minimum age and service requirements. The estimated costs of providing benefits are accrued over the years the employees render services necessary to earn those benefits.

    (J) INCOME TAXES

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

    (K) COMPREHENSIVE INCOME

    On January 1, 1998, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 130, REPORTING COMPREHENSIVE INCOME. This statement establishes standards for reporting and display

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of comprehensive income and its components. Comprehensive income includes the reported net income of a bank adjusted for items that are currently accounted for as direct entries to net worth, such as the mark to market adjustment on securities available for sale, foreign currency items and minimum pension liability adjustments. At the Bank, comprehensive income represents net income plus other comprehensive income, which consists of the net change in unrealized gains or losses on securities available for sale for the period. Accumulated other comprehensive income represents the net unrealized gains or losses on securities available for sale as of the balance sheet dates. Comprehensive income for the three-month periods ended March 31, 1998 and 1997 (unaudited) was $654,000 and $242,000, respectively.

    The following summarizes the components of other comprehensive income (in thousands):

                                                                                THREE-MONTHS
                                                                                   ENDED             YEARS ENDED DECEMBER 31,
                                                                                 MARCH 31,
                                                                            --------------------  -------------------------------
                                                                              1998       1997       1997       1996       1995
                                                                            ---------  ---------  ---------  ---------  ---------
                                                                                (UNAUDITED)
Other comprehensive income, before tax:
  Net unrealized holding gain on securities...............................  $     283  $    (275) $     575  $     (68) $     398
  Reclassification adjustment for (gains) losses included in net income...         (6)        (7)       (46)       (15)       (16)
                                                                            ---------  ---------  ---------        ---  ---------
Other comprehensive income, before tax....................................        277       (282)       529        (83)       382
Income tax expense related to items of other comprehensive income.........        116       (114)       206        (33)       152
                                                                            ---------  ---------  ---------        ---  ---------
Other comprehensive income, net of tax....................................  $     161  $    (168) $     323  $     (50) $     230
                                                                            ---------  ---------  ---------        ---  ---------
                                                                            ---------  ---------  ---------        ---  ---------

    (L) FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

    The Bank does not engage in the use of derivative financial instruments. The Bank's off-balance sheet financial instruments are limited to commitments to extend credit.

    (M) NEW ACCOUNTING STANDARDS

    Effective January 1, 1998, the Bank adopted the remaining provisions of Statement of Financial Accounting Standards ("SFAS") No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which relate to the accounting for securities lending, repurchase agreements, and other secured financing activities. These provisions, which were delayed for implementation by SFAS No. 127, are not expected to have a material impact on the Bank. In addition, the FASB is considering certain amendments and interpretations of SFAS No. 125 which, if enacted in the future, could affect the accounting for transactions within their scope.

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(3) SECURITIES

    Securities are summarized as follows (in thousands):

                                                                                       MARCH 31, 1998
                                                                     --------------------------------------------------
                                                                                     GROSS         GROSS
                                                                      AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                                                        COST         GAINS        LOSSES        VALUE
                                                                     -----------  -----------  -------------  ---------
                                                                                        (UNAUDITED)
Available-for-sale:
  U.S. Government securities.......................................   $  16,543    $      97     $      18    $  16,622
  Mortgage-backed securities.......................................      11,886          123            28       11,981
  Corporate debt securities........................................      14,485           45            18       14,512
                                                                     -----------  -----------          ---    ---------
    Total debt securities..........................................      42,914          265            64       43,115
  Equity securities................................................       1,340        1,031            11        2,360
                                                                     -----------  -----------          ---    ---------
                                                                      $  44,254    $   1,296     $      75    $  45,475
                                                                     -----------  -----------          ---    ---------
                                                                     -----------  -----------          ---    ---------
Held-to-maturity:
  U.S. Government securities.......................................       2,001            1             5        1,997
  Mortgage-backed securities.......................................       7,835           82            89        7,828
  Corporate debt securities........................................       2,359           18             1        2,376
  State and municipal sub-divisions................................         284            4        --              288
                                                                     -----------  -----------          ---    ---------
                                                                      $  12,479    $     105     $      95    $  12,489
                                                                     -----------  -----------          ---    ---------
                                                                     -----------  -----------          ---    ---------

                                                                                     DECEMBER 31, 1997
                                                                     --------------------------------------------------
                                                                                     GROSS         GROSS
                                                                      AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                                                        COST         GAINS        LOSSES        VALUE
                                                                     -----------  -----------  -------------  ---------
Available-for-sale:
  U.S. Government securities.......................................   $  16,041    $     105     $  --        $  16,146
  Mortgage-backed securities.......................................      12,144          120            53       12,211
  Corporate debt securities........................................      13,819           46             4       13,861
                                                                     -----------  -----------          ---    ---------
    Total debt securities..........................................      42,004          271            57       42,218
  Equity securities................................................       1,192          748            18        1,922
                                                                     -----------  -----------          ---    ---------
                                                                      $  43,196    $   1,019     $      75    $  44,140
                                                                     -----------  -----------          ---    ---------
                                                                     -----------  -----------          ---    ---------
Held-to-maturity:
  U.S. Government securities.......................................   $   1,992    $       3     $  --        $   1,995
  Mortgage-backed securities.......................................       8,279           87            92        8,274
  Corporate debt securities........................................       1,854           16        --            1,870
  State and municipal sub-divisions................................         425            5        --              430
                                                                     -----------  -----------          ---    ---------
                                                                      $  12,550    $     111     $      92    $  12,569
                                                                     -----------  -----------          ---    ---------
                                                                     -----------  -----------          ---    ---------

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(3) SECURITIES (CONTINUED)


                                                                                     DECEMBER 31, 1996
                                                                     --------------------------------------------------
                                                                                     GROSS         GROSS
                                                                      AMORTIZED   UNREALIZED    UNREALIZED      FAIR
                                                                        COST         GAINS        LOSSES        VALUE
                                                                     -----------  -----------  -------------  ---------
Available-for-sale:
  U.S. Government securities.......................................   $  19,485    $      63     $       5    $  19,543
  Mortgage-backed securities.......................................      11,833           56           167       11,722
  Corporate debt securities........................................      13,233           44            25       13,252
                                                                     -----------  -----------        -----    ---------
    Total debt securities..........................................      44,551          163           197       44,517
  Equity securities................................................         628          452             3        1,077
                                                                     -----------  -----------        -----    ---------
                                                                      $  45,179    $     615     $     200    $  45,594
                                                                     -----------  -----------        -----    ---------
                                                                     -----------  -----------        -----    ---------
Held-to-maturity:
  Mortgage-backed securities.......................................   $  10,899    $      64     $     197    $  10,766
  State and municipal sub-divisions................................         858            9        --              867
                                                                     -----------  -----------        -----    ---------
                                                                      $  11,757    $      73     $     197    $  11,633
                                                                     -----------  -----------        -----    ---------
                                                                     -----------  -----------        -----    ---------


    The following table presents the carrying value and fair value of debt securities at March 31, 1998 (unaudited), based on the earlier of call or maturity date (in thousands):

                                                                          AMORTIZED     FAIR
                                                                            COST        VALUE
                                                                         -----------  ---------
Available-for-sale:
  Due within one year..................................................   $   7,731   $   7,752
  Due after one year through five years................................      22,300      22,392
  Due after five years through ten years...............................         997         990
  Due after ten years..................................................      --          --
                                                                         -----------  ---------
                                                                             31,028      31,134
    Mortgage-backed securities.........................................      11,886      11,981
                                                                         -----------  ---------
                                                                          $  42,914   $  43,115
                                                                         -----------  ---------
                                                                         -----------  ---------
Held-to-maturity:
  Due within one year..................................................   $  --       $  --
  Due after one year through five years................................       4,644       4,661
  Due after five years through ten years...............................      --          --
  Due after ten years..................................................      --          --
                                                                         -----------  ---------
                                                                              4,644       4,661
    Mortgage-backed securities.........................................       7,835       7,828
                                                                         -----------  ---------
                                                                          $  12,479   $  12,489
                                                                         -----------  ---------
                                                                         -----------  ---------

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(3) SECURITIES (CONTINUED)
    The following table presents the carrying value and fair value of debt securities at December 31, 1997, based on the earlier of call or maturity date (in thousands):

                                                                          AMORTIZED     FAIR
                                                                            COST        VALUE
                                                                         -----------  ---------
Available-for-sale:
  Due within one year..................................................   $  11,075   $  11,096
  Due after one year through five years................................      17,784      17,908
  Due after five years through ten years...............................       1,001       1,003
  Due after ten years..................................................      --          --
                                                                         -----------  ---------
                                                                             29,860      30,007
    Mortgage-backed securities.........................................      12,144      12,211
                                                                         -----------  ---------
                                                                          $  42,004   $  42,218
                                                                         -----------  ---------
                                                                         -----------  ---------
Held-to-maturity:
  Due within one year..................................................   $   1,638   $   1,639
  Due after one year through five years................................       2,633       2,656
  Due after five years through ten years...............................      --          --
  Due after ten years..................................................      --          --
                                                                         -----------  ---------
                                                                              4,271       4,295
    Mortgage-backed securities.........................................       8,279       8,274
                                                                         -----------  ---------
                                                                          $  12,550   $  12,569
                                                                         -----------  ---------
                                                                         -----------  ---------

    Gross gains of $6,000 and $7,000 were realized on sales of securities during the three months ended March 31, 1998 and 1997 (unaudited), respectively. There were no gross losses realized on sales of securities during the three months ended March 31, 1998 and 1997 (unaudited). Gross gains of $46,000 and $15,000 were realized on sales of securities in 1997 and 1996, respectively. There were no gross losses realized on sales of securities in 1997 and 1996. Gross gains and losses of $47,000 and $31,000, respectively, were realized on sales of securities in 1995.

    In February 1995, the Superintendent of Banks for the State of New York seized Nationar, a check-clearing and trust company, freezing all of Nationar's assets. The Bank held $100,000 of Nationar capital debentures. Based on information set forth in certain publicly available documents, at that time, management believed that there was a reasonable likelihood that the Bank would not recover all amounts owed by Nationar. Accordingly, management established a reserve of $100,000 for the Nationar capital debentures as of December 31, 1995. During 1997, the Bank recovered $45,000 on the Nationar capital debenture.

    Securities carried at $511,000 at March 31, 1998 (unaudited) and December 31, 1997 were pledged for other purposes required by law.

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(4) LOANS RECEIVABLE

    Loans receivable are summarized as follows (in thousands):

                                                                            DECEMBER 31,
                                                                       ----------------------
                                                                          1997        1996
                                                       MARCH 31, 1998  ----------  ----------
                                                       --------------
                                                        (UNAUDITED)
Mortgage loans:
  Residential........................................    $   96,218    $   96,328  $   94,994
  Partially guaranteed by VA.........................           384           444         590
  Insured by FHA.....................................           829           847       1,041
  Commercial.........................................        30,560        30,867      35,119
                                                       --------------  ----------  ----------
                                                            127,991       128,486     131,744
                                                       --------------  ----------  ----------
Other loans:
  Commercial.........................................         6,528         7,049       8,020
  Automobile.........................................         9,050         8,902       6,378
  Home equity line of credit.........................         6,139         5,924       5,882
  Property improvement...............................           828           907       1,031
  Guaranteed student.................................         1,708         1,507       1,552
  Other consumer.....................................         4,391         5,031       6,289
                                                       --------------  ----------  ----------
                                                             28,644        29,320      29,152
                                                       --------------  ----------  ----------
    Total loans......................................       156,635       157,806     160,896
Less:
  Net deferred fees..................................           205           241         333
                                                       --------------  ----------  ----------
                                                         $  156,430    $  157,565  $  160,563
                                                       --------------  ----------  ----------
                                                       --------------  ----------  ----------

    In an effort to accelerate resolution of certain of its problem assets, in December 1997 the Bank identified certain loans for bulk sale. Prior to December 31, 1997 the carrying value of the loans anticipated to be sold was approximately $4,247,000, of which approximately $3,484,000 were then non-performing and approximately $763,000 were then performing.

    In anticipation of the bulk sale, the loans to be sold in such transaction have been included on the Bank's consolidated balance sheet as of December 31, 1997 as loans held for sale at their fair value, based on an estimated sales price. The Bank charged-off $1,698,000 against the allowance for loan losses to reflect the fair value of the loans. In February 1998, the Bank transferred an additional $661,000 (unaudited) of loans to loans held for sale and completed the bulk transaction in March 1998. The proceeds of the sale approximated the carrying value of the loans.

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(4) LOANS RECEIVABLE (CONTINUED)
    Changes in the allowance for loan losses are summarized as follows (in thousands):

                                              THREE MONTHS ENDED
                                                  MARCH 31,           YEARS ENDED DECEMBER 31,
                                             --------------------  -------------------------------
                                               1998       1997       1997       1996       1995
                                             ---------  ---------  ---------  ---------  ---------
                                                 (UNAUDITED)
Balance at beginning of period.............  $   2,143  $   1,952  $   1,952  $   2,002  $   1,752
Provision charged to operations............         75        225      3,300      1,380        600
Recoveries.................................         51        105        170        283        255
Loans charged off..........................        (39)      (202)    (3,279)    (1,713)      (605)
                                             ---------  ---------  ---------  ---------  ---------
Balance at end of period...................  $   2,230  $   2,080  $   2,143  $   1,952  $   2,002
                                             ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------

    At March 31, 1998, December 31, 1997 and 1996, impaired loans totaled $756,000 (unaudited), $2,742,000 (of which $1,208,000 were loans held for sale) and $3,381,000, respectively. At March 31, 1998, impaired loans included $756,000 (unaudited) of loans for which the related allowance for loan losses was $181,000 (unaudited). At December 31, 1997, impaired loans included $895,000 of loans for which the related allowance for loan losses was $234,000 and $1,847,000 of impaired loans (of which $1,208,000 were loans held for sale) with no related allowance for loan losses. At December 31, 1996, impaired loans included $920,000 of loans for which the related allowance for loan losses was $289,000 and $2,461,000 of impaired loans with no related allowance for loan losses as a result of the adequacy of collateral values and cash flow analysis. The average recorded investment in impaired loans was $1,749,000 and $3,131,000 during the three months ended March 31, 1998 and 1997 (unaudited), respectively and $2,699,000, $3,514,000 and $3,334,000 during the years ended December 31,
1997, 1996 and 1995, respectively. Interest income recognized on impaired loans was $52,000 and $33,000 during the three months ended March 31, 1998 and 1997 (unaudited), respectively and $290,000, $223,000 and $250,000 during the years ended December 31, 1997, 1996 and 1995, respectively, all of which was recognized using the cash basis of income recognition.

    The principal balances of loans not accruing interest amounted to approximately $1,458,000 (unaudited), $3,785,000 (of which $2,276,000 were loans held for sale) and $3,633,000 at March 31, 1998, December 31, 1997 and 1996, respectively. Interest income that would have been recorded if the non-accruing loans had been performing in accordance with their original terms was approximately $37,000 and $110,000 during the three month periods ended March 31, 1998 and 1997 (unaudited), respectively, and $402,000, $307,000 and $107,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

    In the ordinary course of business, the Bank makes loans to non-trustee officers and employees, as well as to other related parties on substantially the same terms, including interest rate and collateral, as those prevailing at the same time for comparable transactions with other customers and do not involve more than normal risk of collectibility or present other unfavorable features.

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(4) LOANS RECEIVABLE (CONTINUED)
    A summary of the changes in these outstanding loans is as follows (in thousands):

                                                                             YEARS ENDED DECEMBER
                                                                                     31,
                                                                             --------------------
                                                                               1997       1996
                                                             THREE MONTHS    ---------  ---------
                                                            ENDED MARCH 31,
                                                                 1998
                                                            ---------------
                                                              (UNAUDITED)
Balance at beginning of period............................     $   2,207     $   2,459  $   2,248
New loans and increase in existing loans..................           269           459        587
Loan principal repayments.................................          (409)         (711)      (376)
                                                                  ------     ---------  ---------
Balance at end of period..................................     $   2,067     $   2,207  $   2,459
                                                                  ------     ---------  ---------
                                                                  ------     ---------  ---------

(5) PREMISES AND EQUIPMENT

    Premises and equipment are summarized as follows (in thousands):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1997       1996
                                                             THREE MONTHS    ---------  ---------
                                                            ENDED MARCH 31,
                                                                 1998
                                                            ---------------
                                                              (UNAUDITED)
Land......................................................     $     886     $     836  $     836
Buildings and improvements................................         2,772         2,937      2,914
Furniture and equipment...................................         1,924         2,825      2,495
                                                                  ------     ---------  ---------
                                                                   5,582         6,598      6,245
Less accumulated depreciation.............................         2,136         3,151      2,590
                                                                  ------     ---------  ---------
                                                               $   3,446     $   3,447  $   3,655
                                                                  ------     ---------  ---------
                                                                  ------     ---------  ---------

    Depreciation and amortization expense amounted to $118,000 and $146,000 during the three months ended March 31, 1998 and 1997 (unaudited), respectively and $579,000, $507,000 and $497,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

(6) ACCRUED INTEREST RECEIVABLE

    Accrued interest receivable is summarized as follows (in thousands):

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1997       1996
                                                            MARCH 31, 1998   ---------  ---------
                                                            ---------------
                                                              (UNAUDITED)
Loans.....................................................     $   1,010     $   1,081  $   1,248
Securities................................................           650           598        664
                                                                  ------     ---------  ---------
                                                               $   1,660     $   1,679  $   1,912
                                                                  ------     ---------  ---------
                                                                  ------     ---------  ---------

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(7) DEPOSITS

    At March 31, 1998 and December 31, 1997 and 1996, the aggregate amounts of time deposits in denominations of $100,000 or more were approximately $13,744,000 (unaudited), $10,164,000 and $15,459,000, respectively.

    Contractual maturities of savings certificates are summarized as follows (in thousands):

                                                                            DECEMBER 31, 1997
                                                            MARCH 31, 1998  -----------------
                                                            --------------
                                                             (UNAUDITED)
Within one year...........................................    $   64,010       $    66,304
One through two years.....................................        17,843            17,125
Two through three years...................................        14,481            12,895
Three through four years..................................         4,461             5,321
Four through five years...................................         7,059             6,530
Five years and over.......................................        --                    83
                                                            --------------        --------
Total savings certificates................................    $  107,854       $   108,258
                                                            --------------        --------
                                                            --------------        --------

    Interest expense on deposits is summarized as follows (in thousands):

                                                THREE MONTHS ENDED
                                                    MARCH 31,           YEARS ENDED DECEMBER 31,
                                               --------------------  -------------------------------
                                                 1998       1997       1997       1996       1995
                                               ---------  ---------  ---------  ---------  ---------
                                                   (UNAUDITED)
Passbook, statement savings and club
  accounts...................................  $     474  $     467  $   1,936  $   1,922  $   1,991
Savings certificates.........................      1,439      1,494      5,983      6,354      6,005
Money market accounts........................         57         63        243        288        339
NOW accounts.................................         40         40        166        194        227
                                               ---------  ---------  ---------  ---------  ---------
                                               $   2,010  $   2,064  $   8,328  $   8,758  $   8,562
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------

(8) BORROWINGS

    During 1996, the Bank became a member of the Federal Home Loan Bank (FHLB). As a member, the Bank is required to own capital stock in the FHLB and is authorized to apply for advances from the FHLB. At March 31, 1998 and December 31, 1997 the Bank may borrow up to $26,058,000 (unaudited) and $24,558,000, respectively from the FHLB.

    During the three-month period ended March 31, 1998 (unaudited), 1997 and 1996, the Bank did not hold borrowings with the FHLB.

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(9) INCOME TAXES

    Income taxes were allocated as follows (in thousands):

                                                        THREE MONTHS ENDED
                                                                                YEARS ENDED DECEMBER 31,
                                                            MARCH 31,
                                                       --------------------  -------------------------------
                                                         1998       1997       1997       1996       1995
                                                       ---------  ---------  ---------  ---------  ---------
                                                           (UNAUDITED)
Income before income tax expense (benefit)...........  $     333  $     311  $     (16) $     853  $   1,400
Changes in net worth, for changes in unrealized gains
  on securities......................................        116        112        206        (33)       153
                                                       ---------  ---------  ---------  ---------  ---------
                                                       $     449  $     423  $     190  $     820  $   1,553
                                                       ---------  ---------  ---------  ---------  ---------
                                                       ---------  ---------  ---------  ---------  ---------

    The components of income tax expense (benefit) attributable to income from operations are (in thousands):

                                                    THREE MONTHS ENDED
                                                        MARCH 31,           YEARS ENDED DECEMBER 31,
                                                   --------------------  -------------------------------
                                                     1998       1997       1997       1996       1995
                                                   ---------  ---------  ---------  ---------  ---------
                                                       (UNAUDITED)
Current:
  Federal........................................  $    (283) $     254  $     672  $     989  $   1,247
  State..........................................        (90)        66        181        206        476
                                                   ---------  ---------  ---------  ---------  ---------
                                                        (373)       320        853      1,195      1,723
                                                   ---------  ---------  ---------  ---------  ---------
Deferred:
  Federal........................................        546        (41)      (698)      (298)      (237)
  State..........................................        160         32       (171)       (44)       (86)
                                                   ---------  ---------  ---------  ---------  ---------
                                                         706         (9)      (869)      (342)      (323)
                                                   ---------  ---------  ---------  ---------  ---------
                                                   $     333  $     311  $     (16) $     853  $   1,400
                                                   ---------  ---------  ---------  ---------  ---------
                                                   ---------  ---------  ---------  ---------  ---------

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(9) INCOME TAXES (CONTINUED)
    Actual tax expense (benefit) attributable to income before income taxes differed from "expected" tax expense (benefit), computed by applying the U.S. Federal statutory tax rate of 34% to income before income tax as follows (in thousands):

                                                                            THREE MONTHS ENDED
                                                                                                    YEARS ENDED DECEMBER 31,
                                                                                MARCH 31,
                                                                           --------------------  -------------------------------
                                                                             1998       1997       1997       1996       1995
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
Computed "expected" tax expense (benefit)................................  $     281  $     245  $      19  $     754  $   1,130
  Increase (decrease) in income taxes resulting from:
    State taxes, net of Federal tax benefits.............................         47         61          7        107        257
    Non-taxable interest income..........................................         (7)       (10)       (35)       (48)       (37)
    Non-deductible expenses..............................................          4          4         16         20     --
    Other items, net.....................................................          8         11        (23)        20         50
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                           $     333  $     311  $     (16) $     853  $   1,400
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------  ---------

    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are (in thousands):

                                                                                                    DECEMBER 31,
                                                                                                --------------------
                                                                                                  1997       1996
                                                                                MARCH 31, 1998  ---------  ---------
                                                                                --------------
                                                                                 (UNAUDITED)
Deferred tax assets:
  Non-deductible reserves.....................................................    $       25    $      25  $      44
  Non-accrual interest........................................................            27          126         53
  Losses on real estate owned.................................................           119          124         87
  Loan bulk sale..............................................................        --              666     --
  Allowance for loan losses...................................................         1,153        1,118      1,047
  Net deferred loan fees......................................................           115          127        135
  Postretirement benefit obligation...........................................           648          638        619
  Deferred trustee fees.......................................................            38           30     --
  Other.......................................................................            31           31         31
                                                                                     -------    ---------  ---------
    Total gross deferred tax assets...........................................         2,156        2,885      2,016
                                                                                     -------    ---------  ---------
Deferred tax liabilities:
  Accumulated depreciation on premises and equipment..........................           (96)         (97)      (122)
  Prepaid pension cost........................................................          (322)        (321)      (292)
  Unrealized gains on securities..............................................          (489)        (373)      (167)
  Securities discount accretion...............................................           (45)         (62)       (31)
  Tax allowance for loan losses in excess of base year amount.................          (118)        (124)      (159)
                                                                                     -------    ---------  ---------
    Total gross deferred tax liabilities......................................        (1,070)        (977)      (771)
                                                                                     -------    ---------  ---------
    Net deferred tax assets...................................................    $    1,086    $   1,908  $   1,245
                                                                                     -------    ---------  ---------
                                                                                     -------    ---------  ---------

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(9) INCOME TAXES (CONTINUED)
    Realization of deferred tax assets is dependent upon the generation of future taxable income or the existence of sufficient taxable income within the carryback period. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax assets will not be realized. In assessing the need for a valuation allowance, management considers the scheduled reversal of the deferred tax liabilities, the level of historical taxable income and projected future taxable income over the periods in which the temporary differences comprising the deferred tax assets will be deductible. Management believes that no valuation allowance is necessary.

    Included in the surplus fund at December 31, 1997 is approximately $3,700,000 representing aggregate provisions for loan losses taken under the Internal Revenue Code. Use of these reserves to pay dividends in excess of earnings and profits or to redeem stock, or if the institution fails to qualify as a bank for Federal income tax purposes, would result in taxable income to the Bank.

(10) EMPLOYEE BENEFITS

    The status of the pension plan at the latest valuation dates of October 1, is as follows (in thousands):

                                                                                                   1997       1996
                                                                                                 ---------  ---------
Actuarial present value of accumulated benefit obligation:
  Vested.......................................................................................  $   2,951  $   2,492
  Non-vested...................................................................................         16        113
                                                                                                 ---------  ---------
    Total accumulated benefit obligation.......................................................  $   2,967  $   2,605
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Actuarial present value of projected benefit obligation for service rendered to date...........      3,490      3,296
Plan assets at fair value; primarily listed stocks, cash and short-term investments............      5,068      4,194
                                                                                                 ---------  ---------
Plan assets in excess of projected benefit obligation..........................................      1,578        898
Unrecognized transition asset..................................................................         16        (25)
Unrecognized net gain resulting from past experience different from that assumed...............       (788)      (152)
                                                                                                 ---------  ---------
  Prepaid pension cost (included in other assets)..............................................  $     806  $     721
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

    Net pension expense for the years ended December 31, included in salaries and employee benefits, is detailed as follows (in thousands):

                                                                        1997       1996       1995
                                                                      ---------  ---------  ---------
Service cost--benefits earned during the period.....................  $      87  $      84  $      75
Interest cost on projected benefit obligation.......................        242        236        223
Actual return on plan assets........................................       (970)      (497)      (638)
Net amortization and deferral.......................................        620        176        371
                                                                      ---------  ---------  ---------
  Net pension (benefit) expense.....................................  $     (21) $      (1) $      31
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(10) EMPLOYEE BENEFITS (CONTINUED)
    Assumptions used to develop the net periodic pension information were:

                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Discount rate....................................................      7.75%      7.50%      8.25%
Expected long-term rate of return on plan assets.................      8.00%      8.00%      8.00%
Rate of increase in compensation levels..........................      5.00%      5.50%      6.00%

    Contributions to the defined contribution 401(k) Savings Plan were approximately $16,000 and $17,000 during the three months ended March 31, 1998 and 1997 (unaudited), respectively and $64,000, $63,000 and $68,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

(11) OTHER POSTRETIREMENT BENEFIT PLANS

    The following table presents the plan's funded status as of October 1, the date of the most recent valuation (in thousands):

                                                                             1997       1996
                                                                           ---------  ---------
Accumulated postretirement benefit obligation:
  Retirees and dependents................................................  $     786  $     567
  Fully eligible active plan participants and dependents.................        137        283
  Other active plan participants.........................................        674        657
                                                                           ---------  ---------
    Total accumulated postretirement benefit obligation..................  $   1,597  $   1,507
                                                                           ---------  ---------
                                                                           ---------  ---------
Accumulated postretirement benefit obligation............................     (1,597)    (1,507)
Plan assets at fair value................................................     --         --
                                                                           ---------  ---------
Funded status............................................................     (1,597)    (1,507)
Unrecognized gain........................................................         (2)       (19)
                                                                           ---------  ---------
    Accrued postretirement benefit cost included in other liabilities....  $  (1,599) $  (1,526)
                                                                           ---------  ---------
                                                                           ---------  ---------

    Net periodic postretirement benefit cost includes the following components (in thousands):

                                                                          1997       1996       1995
                                                                        ---------  ---------  ---------
Service cost--benefits earned during the period.......................  $      37  $      41  $      34
Interest cost.........................................................        107        111        103
                                                                        ---------  ---------  ---------
  Net periodic postretirement benefit cost............................  $     144  $     152  $     137
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    The assumptions are as follows:

                                                                   1997       1996       1995
                                                                 ---------  ---------  ---------
Discount rate..................................................      7.75%      7.50%      8.25%
Average health care cost trend rate............................      8.00%     10.00%     10.50%
First year ultimate trend rate (year 2005).....................      5.00%      5.50%      5.50%
Salary increase................................................      5.50%      5.50%      6.00%

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(11) OTHER POSTRETIREMENT BENEFIT PLANS (CONTINUED)

    The effect of a one percentage point increase in the assumed health care cost trend rates for each future year on the aggregate of the service and interest cost components of net periodic postretirement health care benefit cost and the accumulated postretirement benefit obligation for health care benefits would increase these amounts for 1997 by approximately 18%, to $170,000, and by approximately 16%, to $1,853,000, respectively.

(12) COMMITMENTS AND CONTINGENCIES

    The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and involve, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts recognized in the consolidated balance sheet. Credit risk represents the accounting loss that would be recognized at the reporting date if obligated counterparties failed completely to perform as contracted. Market risk represents risk that future changes in market prices make financial instruments less valuable.

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's evaluation of the customer's financial position. Collateral held varies, but may include real estate, accounts receivable, inventory, property, plant and equipment and income-producing commercial properties. Substantially all commitments to extend credit, if exercised, will represent loans secured by real estate.

    The Bank was committed to originate fixed and adjustable rate mortgages of approximately $3,809,000 (unaudited), $3,667,000 and $1,440,000 at March 31,
1998, December 31, 1997 and 1996, respectively. Unused lines of credit, which includes home equity, consumer, commercial and credit cards, amounted to $9,600,000 (unaudited) and $9,155,000 at March 31, 1998 and December 31, 1997,
respectively.

    The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments is represented by the contractual or notional amount of these instruments. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. The Bank controls its credit risk through credit approvals, limits, and monitoring procedures.

    In the normal course of business, there are various outstanding legal proceedings. In the opinion of management, the aggregate amount involved in such proceedings is not material to the financial condition or results of operations of the Bank.

(13) CONCENTRATIONS OF CREDIT

    A substantial portion of the Bank's loans are mortgage and consumer loans in Central New York State. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(13) CONCENTRATIONS OF CREDIT (CONTINUED) susceptible to changes in market conditions in this area. A majority of the Bank's loan portfolio is secured by real estate.

    The Bank's concentrations of credit risk are disclosed in the schedule of loan classifications. Other than general economic risks, management is not aware of any material concentrations of credit risk to any industry or individual borrower.

(14) REGULATORY MATTERS

    The Bank is regulated by the Federal Deposit Insurance Corporation (FDIC) and the State of New York Banking Department and is subject to the capital adequacy requirements of the FDIC.

    Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts are also subject to qualitative judgments by the FDIC about components, risk weightings, and other factors. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by the FDIC that, if undertaken, could have a direct material effect on the Bank's financial statement.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), established capital levels for which insured institutions are categorized as well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, or critically undercapitalized.

    As of December 31, 1997 and 1996, the most recent notification from the FDIC categorized the bank as well capitalized under the regulatory framework for prompt corrective actions. To be categorized as well capitalized, the Bank must meet the minimum ratios as set forth in the table. There have been no conditions or events since that notification that management believes have changed the Bank's category. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(14) REGULATORY MATTERS (CONTINUED)
    The following is a summary of the Bank's actual capital amounts and ratios compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well capitalized institution under prompt corrective action provisions (in thousands):

                                                                                                       TO BE CLASSIFIED AS
                                                                                  MINIMUM CAPITAL     WELL-CAPITALIZED UNDER
                                                                               ADEQUACY REQUIREMENTS    PROMPT CORRECTIVE
                                                                ACTUAL                                  ACTION PROVISIONS
                                                         --------------------  ---------------------  ----------------------
                                                          AMOUNT      RATIO     AMOUNT      RATIO      AMOUNT       RATIO
                                                         ---------  ---------  ---------  ----------  ---------  -----------
AS OF MARCH 31, 1998 (UNAUDITED)
Total capital (to risk weighted assets)................  $  32,408     23.19%  $  11,181      a8.00%  $  13,976      a10.00%
Tier 1 Capital (to risk weighted assets)...............     30,662     21.94%      5,590      a4.00%      8,385       a6.00%
Tier 1 Capital (to average assets).....................     30,662     13.26%      9,246      a4.00%     11,558       a5.00%

AS OF DECEMBER 31, 1997
Total capital (to risk weighted assets)................  $  31,938     22.56%  $  11,325      a8.00%  $  14,156      a10.00%
Tier 1 Capital (to risk weighted assets)...............     30,169     21.31%      5,662      a4.00%      8,493       a6.00%
Tier 1 Capital (to average assets).....................     30,169     12.89%      9,363      a4.00%     11,704       a5.00%

AS OF DECEMBER 31, 1996
Total capital (to risk weighted assets)................  $  31,813     23.17%  $  10,982      a8.00%  $  13,728      a10.00%
Tier 1 Capital (to risk weighted assets)...............     30,097     21.92%      5,491      a4.00%      8,237       a6.00%
Tier 1 Capital (to average assets).....................     30,097     12.73%      9,457      a4.00%     11,822       a5.00%

    On August 14, 1995, the FDIC performed a review of the Bank's compliance with governing consumer and civil rights laws, the Community Reinvestment Act
(CRA) and the Bank Secrecy Act. The review encompassed: Truth in Lending; Truth in Savings; Real Estate Settlement Procedures; Fair Credit Reporting; Electronic Fund Transfers; Right to Financial Privacy; Expedited Funds Availability; Equal Credit Opportunity; Credit Practices Rule, Preservation of Consumer Claims and Defenses; Flood Insurance; Interest on Deposits; and Fair Housing. On December 26, 1995, the Bank received the FDIC's written report on the examination and a related Memorandum of Understanding.

    As recommended in the Memorandum of Understanding, the Board of Trustees of the Bank developed a written compliance policy which included appropriate training of personnel in all Bank functions related to compliance, implementing internal review procedures to ensure ongoing compliance, providing financial training for the compliance officer, and instituting a formal review process whereby loan disclosure statements are reviewed prior to issuance. As a result of the examination, the Bank is required to submit progress reports describing specific actions taken with regard to each violation on a quarterly basis, until further notice. No enforcement action by the FDIC is contemplated, however, nothing contained in the Memorandum of Understanding prevents the FDIC from taking further supervisory action it deems appropriate. The Memorandum of Understanding did not have a material impact on the Bank's consolidated financial statements.

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS

    The following methods and assumptions were used by the Bank in estimating fair values of financial instruments:

       CASH AND CASH EQUIVALENTS: The fair values are considered to approximate the carrying values, as reported in the balance sheet.

       SECURITIES: Fair values of securities are based on exchange quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of similar instruments.

       LOANS AVAILABLE FOR SALE: The fair value of loans available for sale on an aggregate basis, are based on quoted market prices.

       LOANS RECEIVABLE: For variable rate loans that reprice frequently and loans due on demand with no significant change in credit risk, fair values are considered to approximate carrying values. The fair values for certain mortgage loans (e.g., one-to-four family residential) and other consumer loans are based on quoted market prices of similar loans sold on the secondary market, adjusted for differences in loan characteristics. The fair values for other loans (e.g., commercial real estate and rental property mortgage loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit rating. The carrying amount of accrued interest approximates its fair value.

       FHLB STOCK: The carrying value of this instrument, which is redeemable at par, approximates fair value.

       OFF-BALANCE-SHEET INSTRUMENTS: Fair values for the Bank's off-balance-sheet instruments (lines of credit and commitments to fund loans) are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. The fair value of these financial instruments is immaterial and has therefore been excluded from the table below.

       DEPOSITS: The fair values of demand deposits (interest and non-interest checking), passbook, statement savings, club and money market accounts are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposits and individual retirement accounts are estimated using a discounted cash flow calculation that applies interest rates currently being offered on these products to a schedule of aggregated expected monthly maturities on time deposits.

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
    The estimated carrying values and fair values of the Bank's financial instruments are as follows (in thousands):

                                                                                   DECEMBER 31,
                                                                  ----------------------------------------------
                                              MARCH 31, 1998               1997                    1996
                                          ----------------------  ----------------------  ----------------------
                                           CARRYING      FAIR      CARRYING      FAIR      CARRYING      FAIR
                                            AMOUNT      VALUE       AMOUNT      VALUE       AMOUNT      VALUE
                                          ----------  ----------  ----------  ----------  ----------  ----------
                                               (UNAUDITED)
                                                                      (IN THOUSANDS)
Financial assets:
  Cash and cash equivalents.............  $    9,813  $    9,813  $    8,079  $    8,079  $   12,536  $   12,536
  Securities............................      57,954      57,964      56,690      56,709      57,351      57,227
  Loans held for sale...................      --          --           2,541       2,541      --          --
  Loans receivable, net.................     154,200     154,440     155,422     155,657     158,611     158,954
  FHLB stock............................       1,303       1,303       1,291       1,291       1,228       1,228

Financial liabilities:
  Deposits:
    Demand accounts.....................       9,128       9,128      10,604      10,604       9,563       9,563
    Passbook, statement savings and club
      accounts..........................      63,658      63,658      62,679      62,679      63,003      63,003
    Savings certificates................     107,854     107,683     108,258     108,099     112,642     112,520
    Money market accounts...............       8,314       8,314       8,435       8,435       9,343       9,343
    NOW accounts........................       9,280       9,280       9,704       9,704      10,089      10,089

    Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

(16) SUBSEQUENT EVENTS--ADOPTION OF PLAN OF CONVERSION (UNAUDITED)

    On March 23, 1998, the Board of Trustees of the Bank, subject to regulatory approval and approval by the depositors of the Bank, unanimously adopted a Plan of Conversion (the Plan) to convert from a New York State chartered mutual savings bank to a New York State chartered stock savings bank with the concurrent formation of a holding company. The transaction is expected to be accomplished through the sale of the holding company's common stock in an amount equal to the pro forma market value of the Bank after giving effect to the conversion. A subscription offering of the sale of the Holding Company's common stock will be offered initially to the Bank's depositors and employee benefit plans of the Bank. At the time of the conversion, the Bank will establish a liquidation account in an amount equal to its total net worth as of the date of the latest balance sheet appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to receive a distribution from the liquidation account in an amount proportionate to the

                      CORTLAND SAVINGS BANK AND SUBSIDIARY

             THREE MONTHS ENDED MARCH 31, 1998 AND 1997 (UNAUDITED)
                AND YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

(16) SUBSEQUENT EVENTS--ADOPTION OF PLAN OF CONVERSION (UNAUDITED) (CONTINUED) current adjusted qualifying balances for accounts then held. The Bank may not pay dividends that would reduce stockholders' equity below the required liquidation account balance.

    In connection with the conversion, the Bank proposes to create a charitable foundation to be funded by the Holding Company by contributing a number of authorized but unissued shares of common stock or grants of cash to the charitable foundation, immediately following the conversion. Such contribution, once made, will not be recoverable by the Bank or the Holding Company. The Holding Company will recognize expense equal to the fair value of the stock in the quarter in which the contribution occurs, which is expected to be the third or fourth quarter of 1998. Such expense will reduce earnings and could have a material impact on the Bank's earnings for such quarter and for 1998.

    The cost of conversion and offering will be deferred and reduce the proceeds from the shares sold in the offering. If the conversion and offering are not completed, all costs will be charged to expense.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CNY FINANCIAL CORPORATION OR CORTLAND SAVINGS BANK. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CNY FINANCIAL CORPORATION OR CORTLAND SAVINGS BANK SINCE ANY OF THE DATES AS OF WHICH INFORMATION IS FURNISHED HEREIN OR SINCE THE DATE HEREOF.

                                 CNY FINANCIAL
                                  CORPORATION

              (PROPOSED HOLDING COMPANY FOR CORTLAND SAVINGS BANK)

                                7,043,750 SHARES

                                  COMMON STOCK

                                   PROSPECTUS


                                CIBC OPPENHEIMER
                            TRIDENT SECURITIES, INC.


 THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS AND ARE NOT FEDERALLY INSURED OR
                                   GUARANTEED

                                AUGUST   , 1998

UNTIL THE LATER OF             , 1998, OR 25 DAYS AFTER THE COMMENCEMENT OF THE
SUBSCRIPTION OFFERING, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee............................................................  $     24,374
NASD filing fee(1)..............................................................  $      8,767
NASDAQ National Market Listing Fee(1)...........................................  $     80,000
Banking Department Conversion Application Fee...................................  $      5,000
Printing, postage and mailing...................................................  $    175,000
Legal fees and expenses.........................................................  $    150,000
Special Conversion Consultant Fees and expenses.................................  $    200,000
Financial advisor management fee and expenses...................................  $    865,000
Accounting fees and expenses....................................................  $    100,000
Appraiser's fees and expenses (including business plan).........................  $     27,500
Transfer agent and registrar fees and expenses..................................  $      8,000
Conversion agent fees and expenses..............................................  $     25,000
Stock Certificate printing......................................................  $      3,000
Underwriter's legal fees and expenses...........................................  $     80,000
Blue Sky fees and expenses (including fees of counsel)..........................  $      3,000
Executive compensation consultant fees and expenses.............................  $     30,000
Miscellaneous...................................................................  $     52,364
                                                                                  ------------
    TOTAL.......................................................................  $  1,837,000
                                                                                  ------------
                                                                                  ------------

------------------------

(1) Actual expenses based upon the registration of 82,623,182 shares at $10.00 per share. All other expenses are estimated.

(2) Estimated based upon the sale of 8,100,312 shares at $10.00 per share, with no commission payable on 8% of the shares purchased by the ESOP and $1,700,000 estimated to be purchased by directors, officers and employees.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 11 and 12 of the Registrant's Certificate of Incorporation provide as follows:

                                 ARTICLE ELEVEN
                                INDEMNIFICATION


    A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or, while a Director or Officer of the Corporation, is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity or in any other capacity while serving shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C of this Article the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

    B. The right to indemnification conferred in Section A of this Article shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the General Corporation Law of the State of Delaware requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

    C. If a claim under Section A or B of this Article is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the General Corporation Law of the State of Delaware. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article or otherwise shall be on the Corporation.

    D. The rights to indemnification and to the advancement of expenses conferred in this Article shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

    E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

    F. To the extent that any person who is or was or has agreed to become a Director or officer of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become a Director or Officer of the Corporation, or, while a Director or Officer of the Corporation, is or was serving or has agreed to serve as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, such person shall be indemnified against all costs, charges and expenses actually and reasonable incurred by such person or on such person(1)s behalf in connection therewith. To the extent that any person who is or was or has agreed to become an employee or agent of the Corporation is made a witness to any action, suit or proceeding to which he or she is not a party by reason of the fact that he or she was, is or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, at the request of the Corporation, such person may be indemnified against all costs, charges and expenses actually and reasonable incurred by such person or on such person's behalf in connection therewith.

    G. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.


    H. If this Article or any portion shall be invalidated on any ground by any court of competent jurisdiction, the Corporation shall nevertheless indemnify each Director or Officer, and may indemnify each employee or agent, of the Corporation as to any costs, charges, expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action by or in the right of the Corporation), to the full extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.


                                 ARTICLE TWELVE
                             LIABILITY OF DIRECTORS

    A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the Director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The exhibits filed as part of this Registration Statement are as follows:

    (a) List of Exhibits. (Filed herewith unless otherwise noted.)


  EXHIBIT
    NO.      DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------------
       1.1   Engagement Letter (proposal for marketing agent services), dated January 8, 1998 between Cortland
               Savings Bank and CIBC Oppenheimer Corp. and Trident Securities, Inc.*
       1.2   Form of Agency Agreement
       2.1   Amended Plan of Conversion of Cortland Savings Bank
       3.1   Certificate of Incorporation of CNY Financial Corporation*
       3.2   Bylaws of CNY Financial Corporation*
       3.3   Proposed Amended Restated Organization Certificate of Cortland Savings Bank
       3.4   Proposed Stock Bylaws of Cortland Savings Bank*
       4.1   Form of Stock Certificate of CNY Financial Corporation*
       5.1   Opinion of Serchuk & Zelermyer, LLP regarding legality
       8.1   Opinion of Serchuk & Zelermyer, LLP regarding federal and state taxation
       8.2   Letter of RP Financial L.C. regarding Subscription Rights*
       8.3   Opinion of Serchuk & Zelemyer regarding establishment of the Foundation
      10.1   Employment Agreement between Cortland Savings Bank and Wesley D. Stisser, Jr.*
      10.2   Employment Agreement between Cortland Savings Bank and F. Michael Stapleton*
      10.3   Employment Agreement between Cortland Savings Bank and Steven A. Covert*
      10.4   Employment Agreement between Cortland Savings Bank and Kerry D. Meeker*
      10.5   Form of Employee Severance Plan*
      10.6   Employee Stock Ownership Plan of CNY Financial Corporation
      10.7   Cortland Savings Bank 401(k) Savings Plan
      23.1   Consent of KPMG Peat Marwick LLP
      23.2   Consent of Serchuk & Zelermyer, LLP
      23.3   Consent of RP Financial, L.C.*
      24.1   Powers of Attorney*
      27.1   Financial Data Schedule*
      99.1   Appraisal Report of RP Financial, L.C.*
      99.2   Form of Marketing Materials to be used in connection with the Offerings
      99.3   Form of the Cortland Savings Foundation Gift Instrument


------------------------


* Previously filed


    (b) Financial Statement Schedules

    All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change int he maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (3) To remove from registration by means of a post-effective amendment any of the securities registered which remain unsold at the termination of the Offering.

    The undersigned Registrant hereby undertakes to provide to the agent at the closing specified in the Agency Agreement, certificates in such denominations and registered in such names as required by the agent to permit prompt delivery to each purchaser.


    Insofar as indemnification by the Registrant for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Cortland, State of New York, on July 20, 1998.


                                       CNY FINANCIAL CORPORATION

                                By:    /s/ WESLEY D. STISSER, JR.
                                      -----------------------------------------
                                           Wesley D. Stisser, Jr.
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                             (duly authorized officer)


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

                                President, Chief Executive
  /s/ WESLEY D. STISSER, JR.      Officer and Director
------------------------------    (Principal Executive         July 20, 1998
      Wesley D. Stisser, Jr.       Officer)

                                Executive Vice President
     /s/ STEVEN A. COVERT         and Chief Financial
------------------------------    Officer                      July 20, 1998
         Steven A. Covert          (Principal Financial and
                                  Accounting Officer)

      /s/ DONALD P. REED
------------------------------  Director                       July 20, 1998
          Donald P. Reed

  /s/ PATRICK J. HAYES, M.D
------------------------------  Director                       July 20, 1998
      Patrick J. Hayes, M.D

      /s/ HARVEY KAUFMAN
------------------------------  Director                       July 20, 1998
          Harvey Kaufman


             NAME                         TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ JOSEPH H. COMPAGNI
------------------------------  Director                       July 20, 1998
        Joseph H. Compagni

    /s/ ROBERT S. KASHDIN
------------------------------  Director                       July 20, 1998
        Robert S. Kashdin

   /s/ TERRANCE D. STALDER
------------------------------  Director                       July 20, 1998
       Terrance D. Stalder


                               INDEX TO EXHIBITS


  EXHIBIT
    NO.                                                DESCRIPTION
-----------  ------------------------------------------------------------------------------------------------
       1.1   Engagement Letter (proposal for marketing agent services), dated January 8, 1998 between
               Cortland Savings Bank and CIBC Oppenheimer Corp. and Trident Securities, Inc.*
       1.2   Form of Agency Agreement
       2.1   Amended Plan of Conversion of Cortland Savings Bank
       3.1   Certificate of Incorporation of CNY Financial Corporation*
       3.2   Bylaws of CNY Financial Corporation*
       3.3   Proposed Amended Restated Organization Certificate of Cortland Savings Bank
       3.4   Proposed Stock Bylaws of Cortland Savings Bank*
       4.1   Form of Stock Certificate of CNY Financial Corporation*
       5.1   Opinion of Serchuk & Zelermyer, LLP regarding legality
       8.1   Opinion of Serchuk & Zelermyer, LLP regarding federal and state taxation
       8.2   Letter of RP Financial L.C. regarding Subscription Rights*
       8.3   Opinion of Serchuk & Zelemyer regarding establishment of the Foundation
      10.1   Employment Agreement between Cortland Savings Bank and Wesley D. Stisser, Jr.*
      10.2   Employment Agreement between Cortland Savings Bank and F. Michael Stapleton*
      10.3   Employment Agreement between Cortland Savings Bank and Steven A. Covert*
      10.4   Employment Agreement between Cortland Savings Bank and Kerry D. Meeker*
      10.5   Form of Employee Severance Plan*
      10.6   Employee Stock Ownership Plan of CNY Financial Corporation
      10.7   Cortland Savings Bank 401(k) Savings Plan
      23.1   Consent of KPMG Peat Marwick LLP
      23.2   Consent of Serchuk & Zelermyer, LLP
      23.3   Consent of RP Financial, L.C.*
      24.1   Powers of Attorney*
      27.1   Financial Data Schedule*
      99.1   Appraisal Report of RP Financial, L.C.*
      99.2   Form of Marketing Materials to be used in connection with the Offerings
      99.3   Form of the Cortland Savings Foundation Gift Instrument


------------------------


* Previously filed